As filed with the Securities and Exchange Commission on July 1, 2021.

Registration No. 333-257208

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Spark Education Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Block A, No.101 Wangjing Lize

Zhongyuan, Chaoyang District, Beijing,

People’s Republic of China

+86 010-8414-8552

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor New York, NY

10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Li He, Esq. James C. Lin, Esq. Davis Polk & Wardwell LLP c/o 18th Floor, The Hong Kong Club Building 3A Chater Road, Central Hong Kong +852 2533-3300	Benjamin Su, Esq. Tingfei Fan, Esq. Latham & Watkins LLP 18th Floor, One Exchange Square 8 Connaught Place, Central Hong Kong +852 2912-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee
Class A Ordinary shares, par value US$0.0001 per share(1)(2)	US$100,000,000	US$10,910

(1)

American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-257357). Each American depositary share represents                     Class A ordinary shares.

(2)

Includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Dated                     , 2021

American Depositary Shares

Spark Education Limited

Representing                      Class A Ordinary Shares

This is an initial public offering of American depositary shares, or ADSs, representing Class A ordinary shares of Spark Education Limited. We are offering a total of                      ADSs, each representing                      of our Class A ordinary shares, par value US$0.0001 per share. The underwriters may also purchase up to an additional                      Class A ordinary shares within 30 days to cover over-allotments, if any.

Prior to this offering, there has been no public market for the ADSs. We expect the initial public offering price will be between US$            and US$            per ADS. We intend to apply to list the ADSs representing our Class A ordinary shares on the Nasdaq Global Market under the symbol “SPRK.”

Following the completion of this offering, our issued and outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. Mr. Jian (Mark) Luo, our founder, chairman of the Board and Chief Executive Officer, and Mr. Zebing Shan, our co-founder, director and Chief Technology Officer, will collectively beneficially own all of our issued Class B ordinary shares and will collectively be able to exercise             % of the total voting power of our issued and outstanding share capital immediately following the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to 12 votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by a holder thereof to any non-affiliate to such holder, each of such Class B ordinary share will be automatically and immediately converted into one Class A ordinary share. See “Description of Share Capital.”

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” under the US federal securities laws and will be subject to reduced public company reporting requirements. Investing in our Class  A ordinary shares and ADSs involves risks. See “Risk Factors” beginning on page 21 of this prospectus.

	Per ADS	Total
Public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	For a description of the compensation payable to the underwriters, see “Underwriting.”

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on                     , 2021.

Credit Suisse	Citigroup	CICC

FUTU	Tiger Brokers

(in alphabetical order)

The date of this prospectus is                    , 2021.

火花思维
SPARK EDUCATION

We are an Innovator in China's K-12 AST Market

A **Pioneer** in Foundational Learning

No.1
Online Small-class Education Company in China[1]

370K+	**Highest**	**6.0x**
Students as of March 31, 2021[2]	NPS among China's Online K-12 AST Companies[3]	Net Revenues YoY Growth in 2020

Notes: 1 In terms of gross billings in 2020, according to CIC. 2 Referring to the total number of students who have valid course units as of March 31, 2021. 3 According to a March 2021 survey conducted by CIC.

火花思维
SPARK EDUCATION
Spark Passion For Learning
Ignite Lifelong Growth

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Spark Education Limited” or the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Spark Education Limited, together with its subsidiaries and, in the context of describing its operations and consolidated financial information, its consolidated variable interest entity, or VIE.

We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters have not authorized any other person to provide you with different or additional information. Neither we nor the underwriters are making an offer to sell the Class A ordinary shares in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs representing our Class A ordinary shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

i

Until                    , 2021 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade the ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors,” “Business,” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy the ADSs. This prospectus contains certain estimates and information from four industry reports commissioned by us and prepared respectively by China Insights Industry Consultancy Limited, or CIC, an independent market research firm, regarding our industries and our market positions in China. We refer to this report as the “CIC Report” and the survey as the “CIC Consumer Survey.”

Mission

Spark passion for learning, ignite lifelong growth.

Vision

To become a global pioneer and industry leader in foundational learning.

Overview

Who We Are

We are a pioneer and innovator in China’s K-12 after-school tutoring, or AST, market, offering foundational learning services, with a current focus on students aged from 3 to 12. According to CIC, we are the first online education company to develop and offer online small-class foundational learning courses on a large scale. As a result of our unique approach to learning, we have become China’s largest online small-class education company in terms of gross billings in 2020 and the number of students as of December 31, 2020, according to CIC.

We named our company “Huohua,” which means “Spark” in English, because we aspire to spark students’ passion for learning. Our foundational learning approach is designed to help students not only learn subject knowledge but also develop a comprehensive set of lifelong skills and capabilities, such as creativity, critical thinking and problem solving, in an engaging, interactive environment. This innovative approach is fundamentally different from the exam-oriented rote learning approach that is common in China. There is a large and rapidly increasing demand for foundational learning in China, as more families come to appreciate its benefits for students of all ages. According to CIC, parents of young children today are generally better educated and more cognizant of the importance of a well-rounded education, which, combined with greater spending power, has created a large, rapidly increasing demand for foundational learning. We believe we are fulfilling an important market need that has not been effectively addressed by existing K-12 AST offerings.

We deliver our courses primarily through online small classes with four to eight students per class. According to CIC, online small-class is the most effective format for providing students with an engaging, interactive and personalized learning experience. We currently offer online small-class courses to students in three main subjects: mathematical thinking, which is our flagship course, Chinese, and English. We also offer AI-enhanced courses to supplement our offerings. Our business is powered by technology. We have invested extensively in research and development, which supports each and every aspect of our operation and enables us to build a strong brand with high satisfaction among students and parents while in the meantime achieving significant operational efficiency. In terms of NPS, a widely known survey methodology used to measure overall customer satisfaction, we achieved the highest score among China’s online K-12 AST companies, according to a March 2021 survey conducted by CIC.

We have experienced rapid growth within a relatively short period of time. We had 370,530 students as of March 31, 2021, representing a significant increase from 133,902 as of March 31, 2020. Our net revenues increased by 501.0% from RMB195.4 million in 2019 to RMB1,174.4 million (US$179.2 million) in 2020, and increased by 203.3% from RMB149.6 million in the three months ended March 31, 2020 to RMB453.7 million (US$69.2 million) in the three months ended March 31, 2021. Our gross billings almost quadrupled from RMB513.5 million in 2019 to RMB1,908.1 million (US$291.2 million) in 2020, and increased by 142.2% from RMB269.8 million in the three months ended March 31, 2020 to RMB653.5 million (US$99.7 million) in the three months ended March 31, 2021. We recorded a gross profit of RMB322.0 million (US$49.2 million) and a net loss of RMB951.7 million (US$145.3 million) in 2020, as compared to a gross loss of RMB166.5 million and a net loss of RMB771.1 million in 2019. We recorded a gross profit of RMB169.2 million (US$25.8 million) and a net loss of RMB373.7million (US$57.0 million) in the three months ended March 31, 2021, as compared to a gross loss of RMB0.7 million and a net loss of RMB209.2 million in the three months ended March 31, 2020. For a reconciliation of gross billings to net revenues, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

Challenges Facing China’s K-12 AST Market

We believe China’s K-12 AST market is faced with the following major challenges:

•

Limitations of the rote learning approach. The exam-oriented rote learning approach that is common in China relies heavily on memorization and repetitive drills, and is generally one-size-fits-all as it uses test scores as the primary criteria to evaluate students. This approach may inhibit them from developing core skillsets, such as critical thinking, creativity and problem solving.

•

Disparity of access to quality education resources. The distribution of quality education resources varies widely across different regions in China. Access to quality teachers and K-12 AST services remains limited, especially in less economically developed regions.

•

Lack of effective online education products. While there has been a rapid increase in the adoption of online K-12 AST courses, many of the products currently on the market do not provide a high quality student experience or effective learning outcomes. According to CIC, many companies have simply ported an offline learning offering to an online format through live webcasting platforms and online class platforms provided by educational SaaS providers without considering the real needs of students and parents, and have not fully taken advantage of the power of technology to deliver a differentiated, enhanced learning experience. Furthermore, according to CIC, many online K-12 AST companies spend a significant amount of their capital on promotion and advertising activities, rather than investing in developing quality products.

Our Solutions

Dedication to Foundational Learning

We are dedicated to foundational learning as it provides students the foundation for future success. Unlike the one-size-fits-all exam-oriented rote learning model that simply focuses on standardized tests, foundational learning teaches students subject knowledge while also sparking students’ overall interest in learning and helping them develop fundamental capabilities, such as critical thinking, creativity and problem solving, and social competencies, such as self-confidence and teamwork, that they need to excel in school and become well-rounded human beings. In order to deliver the best foundational learning experiences for students, we have invested heavily in technology and pedagogical research. These investments enable us to provide our students with an engaging and effective learning experience that will have a significant impact on their academic and overall development.

An increasing number of parents, particularly those of a younger age demographic who have experienced the frustration of the exam-oriented rote learning approach themselves, are recognizing the power of foundational learning. These young parents want their children to develop a comprehensive set of skills that will benefit them throughout their lives, while also helping them succeed academically. They are also increasingly willing to invest in quality education. We believe this increased demand for foundational learning is just the beginning of a major long-term trend, and that, given our existing leadership and dedicated focus, we are well positioned to capture the tremendous and fast-growing market that it creates.

Focus on Online Small-class

We are China’s largest online small-class education company in terms of gross billings in 2020 and number of students as of December 31, 2020, according to CIC. According to the same source, online small-class is generally defined in China’s K-12 AST industry as an online course delivered live with a class size of anywhere between 2 and 25 students. We distinguish our small-class courses from competing offerings with technology-driven innovations, including animated interactive courseware, multi-dimensional in-class interactions and optimized learning experiences.

According to CIC, the online small-class format is the most effective format for providing students with an engaging, interactive and personalized learning experience. Compared to one-on-one tutoring, the small-class format offers students better opportunities to socialize with their peers and develop intrinsic motivation to learn. In contrast to the large-class format, the small-class format provides students with significantly higher level of personalization and interaction and therefore delivers better learning results. According to a March 2021 survey conducted by CIC, over 75% of the parents interviewed ranked online small-class format as their top choice when choosing online K-12 AST options for their children.

The online small-class format is known for certain inherent operational challenges, including course scheduling and the recruitment, empowerment and retention of a large number of qualified teachers. Through our focused research and development efforts, extensive operational know-how and deep insights from learning data, we have developed the operational sophistication and technologies needed to overcome these challenges and deliver quality online small-class courses at scale.

Commitment to “Back-End Driven” Operating Model

Unlike many of our peers who spend aggressively on student acquisition, we have instead invested extensively in pedagogical research, technology, product development and operational infrastructure—which we collectively refer to as our “back-end”—to drive our long-term success. This “back-end driven” operating model enables us to deliver a better learning experience while maintaining high operational efficiencies. Through our investments, we have developed a rich set of technology-enabled, interactive courseware and educational content and have greatly improved our teaching quality in an effort to provide the best possible experience for our students. As a result, we have built a strong brand with high satisfaction among students and parents, according to CIC, which enables us to boost sales through word-of-mouth referrals and organic traffic and achieve high renewal rates. In addition, our “back-end driven” model improves our operating efficiency and allows us to scale up our course offerings without compromising teaching quality. We support our teachers, tutors and course consultants with proprietary technology-driven operating systems to provide effective teaching, tutoring and services efficiently. We believe our early adoption and relentless focus on this “back-end driven” approach gives us a significant competitive advantage that is hard for our peers to replicate.

Our Technology Platform

Our Competitive Strengths

We believe the following competitive strengths contribute to our success and differentiate us from our competitors:

•	Pioneer and innovator of foundational learning;

•	Industry-leading online small-class offerings;

•	Innovative, state-of-the-art pedagogy, courseware and educational content;

•	High-quality teaching at scale;

•	Operational digitalization driven by cutting-edge technology;

•	Strong brand recognition; and

•	Visionary, entrepreneurial and seasoned management team with diverse expertise.

Our Growth Strategies

We intend to focus on the following key strategies to solidify our market leadership and achieve sustainable growth:

•	Continue to invest in our pedagogy, courseware and educational content;

•	Enrich our course offerings;

•	Expand our student base;

•	Further invest in technology and data capabilities; and

•	Enhance our brand recognition and awareness.

Market Opportunities

China’s K-12 AST market has experienced remarkable growth in recent years and has become the largest in the world in terms of gross billings in 2020, according to CIC. According to the same source, China’s K-12 AST market will reach RMB1,454.2 billion (US$222.0 billion) in 2025, representing a CAGR of 13.1% between 2020 and 2025. In recent years, China’s K-12 AST market has seen a large and rapidly growing demand for foundational learning. According to a March 2021 survey conducted by CIC, over 95% of parents interviewed believe that foundational learning can better prepare their children to become lifelong learners.

The small-class format is gaining popularity partly due to its advantages in terms of personalization, interaction and affordability. It is also particularly effective in delivering foundational learning for K-12 students. According to CIC, China’s online small-class K-12 AST market has reached RMB11.9 billion (US$1.8 billion) in terms of gross billings in 2020, and is expected to reach RMB101.2 billion (US$15.4 billion) by 2025, representing a CAGR of 53.3% between 2020 and 2025.

Despite the advantages of the format, there are a number of barriers to entry in providing small-class courses at scale, including operational complexity, content development, data and technology capabilities, teacher training and management, and brand recognition. We believe these factors make it very difficult for other companies to enter and successfully compete with the early movers in the online small-class course segment.

Our History and Corporate Structure

We launched our first online course through Beijing Xingengyuan Technology Ltd., or Xingengyuan, in March 2018. Our ultimate holding company, previously named Wan Duoduo Limited, was incorporated in July 2016 in the Cayman Islands to facilitate financing and offshore listing. In November 2019, Wan Duoduo Limited was renamed as Spark Education Limited.

In July 2016, Spark Education (Hongkong) Limited, or Spark Hong Kong, our wholly-owned subsidiary, was incorporated in Hong Kong. In December 2016, Beijing Spark Education and

Technology Co., Ltd., or Beijing Spark Education, our wholly-owned subsidiary, was incorporated in the PRC. Between January 2017 and February 2021, Beijing Spark Education entered into a series of contractual arrangements with Xingengyuan and its shareholders, through which Beijing Spark Education, our wholly owned subsidiary, effectively controls Xingengyuan.

As part of our business expansion, in 2020, a number of wholly-owned subsidiaries, including Tianjin Spark Education and Technology Co., Ltd., or Tianjin Spark Education, Chengdu Spark Education and Technology Co., Ltd., or Chengdu Spark Education, and Chengdu Juli Education Consulting Co., Ltd., or Chengdu Juli, were incorporated in the PRC. In January 2021, Wuhan Spark Education and Technology Co., Ltd. was incorporated as our wholly-owned subsidiary in the PRC.

Our Corporate Structure

The following chart illustrates our corporate structure, including our significant subsidiaries as that term is defined under Section 1-02 of Regulation S-X under the Securities Act, our VIE and certain other subsidiaries, as of the date of this prospectus:

Equity interest

Contractual arrangements, including the exclusive business cooperation agreement, the equity pledge agreement, the exclusive purchase option agreement, the powers of attorney and the spousal consent letters. See “Our History and Corporate Structure—Contractual Arrangements with Our VIE and Its Shareholders.”

Note:

(1)

Shareholders of Xingengyuan are Mr. Luo, our founder, chairman of the board and chief executive officer, and Mr. Shan, our co-founder, director and chief technology officer, holding 86.9% and 13.1% of Xingengyuan’s equity interests, respectively.

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services and certain other businesses.

We are a company registered in the Cayman Islands. Beijing Spark Education, our PRC subsidiary, is considered a foreign-invested enterprise. To comply with PRC laws and regulations, we primarily conduct our business in China through Xingengyuan, our VIE in the PRC, based on a series of contractual arrangements. As a result of these contractual arrangements, we exert effective control over, and are considered the primary beneficiary of, Xingengyuan, our VIE and consolidate its and its subsidiaries’ operating results in our financial statements prepared under U.S. GAAP. For more details and risks related to our VIE structure, please see “Our History and Corporate Structure—Contractual Arrangements with Our VIE and Its Shareholders” and “Risk Factors—Risks Related to Our Corporate Structure.”

Summary of Risk Factors

Investing in the ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in the ADSs. Below please find a summary of the principal risks and uncertainties we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk factors.”

Risks Related to Our Business and Industry

Risks and uncertainties relating to our business and industry include, but are not limited to, the following:

•	We have a limited history in operating our foundational learning services. This may make it difficult to evaluate our future prospects and the risks and uncertainties associated with our services;

•	The success and future growth of our business will be affected by the acceptance of foundational learning;

•	If we are not able to continue to attract and retain students, our business and prospects will be materially and adversely affected;

•	We may not be able to continue to successfully address the risks and challenges in running a small-class model;

•	Our business depends on the continued success of our brand, and if we fail to maintain and enhance recognition of our brand, our reputation and operating results may be harmed;

•	We face intense competition, which could lead to a loss of market share and materially and adversely affect our business, financial condition and results of operations;

•	We may not be able to continue to recruit, train and retain a sufficient number of qualified faculty members and content development employees; and

•

We are subject to the risks relating to significant uncertainties in the interpretation and implementation of, or proposed changes to, the PRC laws and regulations regarding the private education industry in general, and the online K-12 AST market in particular. Additionally, certain aspects of our current business operations may be deemed not to be in full compliance with these laws and regulations.

Risks Related to Our Corporate Structure

Risks and uncertainties relating to our corporate structure include, but are not limited to, the following:

•

If the PRC government finds that the agreements that establish the structure for operating certain of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations;

•	We rely on contractual arrangements with Xingengyuan and its shareholders for our business operations, which may not be as effective as direct ownership in providing operational control; and

•	Any failure by Xingengyuan or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

Risks Related to Doing Business in China

We are also subject to risks and uncertainties relating to doing business in China in general, including, but not limited to, the following:

•	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations;

•	Uncertainties with respect to the PRC legal system could adversely affect us;

•

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws; and

•

The ADSs may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.

Risks Related to the ADS and this Offering

In addition to the risks described above, we are subject to risks relating to the ADS and this offering, including, but not limited to, the following:

•	An active trading market for our ordinary shares or the ADSs may not develop and the trading price for the ADSs may fluctuate significantly;

•	The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors;

•

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline; and

•

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

See “Risk Factors” and other information included in this prospectus for a discussion of these and other risks and uncertainties that we face.

OUR CORPORATE INFORMATION

Our principal executive offices are located at Block A, No.101 Wangjing Lizezhongyuan, Chaoyang District, Beijing, the People’s Republic China. Our telephone number at this address is +86 010-8414-8552. Our registered office in the Cayman Islands is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor New York, NY, the United States.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is www.huohua.cn. The information contained on our website is not a part of this prospectus.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than US$1.07 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012 (as amended by the Fixing America’s Surface Transportation Act of 2015), or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. See “Risk Factors—Risks Related to the ADSs and This Offering—We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.”

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

Unless we indicate otherwise, all information in this prospectus reflects the following:

•	no exercise by the underwriters of their over-allotment option to purchase up to additional ADSs representing Class A ordinary shares from us; and

Except where the context otherwise requires and for purposes of this prospectus only:

•	”ADSs” refers to the American depositary shares, each representing Class A ordinary shares;

•	“AST” refers to after-school tutoring;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau;

•	“Class A ordinary share” refers to our Class A ordinary shares, par value US$0.0001 per share;

•	“Class B ordinary share” refers to our Class B ordinary shares, par value US$0.0001 per share;

•

“course units” refers to the units in each course package, which are consumed when students take classes with us. The tuition fee we charge for our online courses is calculated on a per-course-package basis.

•

“gross billings” for a specific period refers to the total amount of cash received in respect of sales of courses in such period, net of the total amount of refunds in such period. Gross billings is a widely used measurement in China’s K-12 AST industry;

•

“Huohua,” “we,” “us,” “our company,” and “our” refer to Spark Education Limited, a Cayman Islands company and its subsidiaries and, in the context of describing our operations and consolidated financial information, its consolidated variable interest entity, or VIE;

•	“K-12 education” generally refers to the education provided to students aged between 3 and 18;

•	“K-12 AST” refers to tutoring covering academic subjects such as mathematics, Chinese and English, and other interest-based subjects;

•	“RMB” or “Renminbi” refers to the legal currency of the People’s Republic of China;

•	“average voluntary attrition rate” of employees for a specific period refers to the proportion of our employees who voluntarily terminated the employment during such period;

•

“new tier-1 cities” refers to the relatively developed cities following the tier-1 cities, namely Chengdu, Hangzhou, Nanjing, Qingdao, Kunming, Shenyang, Tianjin, Wuhan, Xi’an, Changsha, Chongqing, Suzhou, Ningbo, Zhengzhou, and Dongguan;

•	“NPS” or “Net Promoter Score,” refers to a widely known survey methodology used to measure overall customer satisfaction;

•

“number of students” at a given date refers to the total number of students who have valid course units as of that date; a student who takes multiple courses is counted as one student. Number of students is a widely used measurement in China’s K-12 AST industry;

•	“ordinary share” refers to our Class A ordinary shares and Class B ordinary shares;

•	“Spark Coins” refers to digital points that can be redeemed for course units, merchandise and cash vouchers for third-party e-commerce platforms;

•	“tier-1 cities” refers to the most developed cities in the PRC, namely Beijing, Shanghai, Guangzhou and Shenzhen;

•	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States; and

•

“variable interest entity” or “VIE” refers to the PRC entity of which we have power to control the management, and financial and operating policies and have the right to recognize and receive substantially all the economic benefits and in which we have an exclusive option to purchase all or part of the equity interests at the minimum price possible to the extent permitted by PRC law.

Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at RMB6.5518 to US1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 31, 2021. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all.

This prospectus contains information derived from various public sources and certain information from an industry report commissioned by us and prepared by China Insights Industry Consultancy Limited, or CIC, a third-party industry research firm, to provide information regarding our industry and market position. Such information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

Due to rounding, numbers presented throughout this prospectus may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

THE OFFERING

Offering price range	We currently estimate that the initial public offering price will be between US$ and US$ per ADS.

ADSs offered by us	ADSs (or ADSs if the underwriters exercise their over-allotment option in full).

The ADSs	Each ADS represents Class A ordinary shares, par value US$0.0001 per share. The depositary will hold the Class A ordinary shares underlying the ADSs. You will have rights as provided in the deposit agreement.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may turn in the ADSs to the depositary in exchange for our Class A ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold the ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Ordinary shares	We will issue Class A ordinary shares represented by the ADSs in this offering (assuming the underwriters do not exercise their option to purchase additional ADSs).

Our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares immediately prior to the completion of this offering. Holders of Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each Class A ordinary share will be entitled to one vote, and each Class B ordinary share will be entitled to 12 votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any non-affiliate to such holder, each of such Class B ordinary shares will be automatically and immediately converted into one Class A ordinary share.

All options, regardless of grant dates, will entitle holders to the equivalent number of Class A ordinary shares once the vesting and exercising conditions on such share-based compensation awards are met.

See “Description of Share Capital.”

Class A Ordinary shares outstanding immediately after this offering	Class A ordinary shares, par value US$0.0001 per share (or Class A ordinary shares if the underwriters exercise their option to purchase additional ADSs in full).

Over-allotment option	We have granted the underwriters the right to purchase up to an additional Class A ordinary shares from us within 30 days of the date of this prospectus, to cover over-allotments, if any, in connection with the offering.

Listing	We intend to apply to list the ADSs representing our Class A ordinary shares on the Nasdaq Global Market, or Nasdaq under the symbol “SPRK”.

Use of proceeds	We estimate that the net proceeds to us from the offering will be approximately US$ (or approximately US$ million if the underwriters exercise their over-allotment option to purchase additional ADSs in full), assuming an initial public offering price of US$ per ADS, which is the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We plan to use the net proceeds from this offering to (i) improve our pedagogy, courseware and educational content and further broaden our course offerings; (ii) improve our technology and infrastructure; (iii) expand our marketing and brand efforts; and (iv) fund working capital and for other general corporate purposes. See “Use of Proceeds.”

Lock-up

We, our directors, executive officers and existing shareholders have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the

[180]-day period following the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of The Depository Trust Company on , 2021.

Depositary	Citibank, N.A.

[Directed share program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of ADSs offered in this offering to our directors, officers, employees, business associates and related persons.]

Taxation	For Cayman, PRC and U.S. federal income tax considerations with respect to the ownership and disposition of the ADSs, see “Taxation.”

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the option granted to the underwriters to purchase up to                      additional Class A ordinary shares to cover over-allotments, if any, in connection with the offering.

OUR SUMMARY CONSOLIDATED FINANCIAL DATA AND OPERATING DATA

The following summary consolidated statements of operations and comprehensive loss for the years ended December 31, 2019 and 2020, summary consolidated balance sheet data as of December 31, 2019 and 2020 and summary consolidated statements of cash flows data for the years ended December 31, 2019 and 2020 have been derived from audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of operations and comprehensive loss for the three months ended March 31, 2020 and 2021, summary consolidated balance sheet data as of March 31, 2021 and summary consolidated statements of cash flows data for the three months ended March 31, 2020 and 2021 have been derived from unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data and Operating Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2019		2020			2020		2021
	RMB	% of total net revenues	RMB	US$	% of total net revenues	RMB	% of total net revenues	RMB	US$	% of total net revenues
	(in thousands, except for share, per share data and percentage)
Summary Consolidated Statements of Operations:
Net revenues	195,412	100.0	1,174,359	179,242	100.0	149,644	100.0	453,661	69,242	100.0
Cost of revenues(1)	(361,873)	(185.2)	(852,332)	(130,091)	(72.6)	(150,340)	(100.5)	(284,509)	(43,425)	(62.7)

Gross (loss)/profit	(166,461)	(85.2)	322,027	49,151	27.4	(696)	(0.5)	169,152	25,817	37.3

Operating expenses
Sales and marketing expenses(1)	(235,769)	(120.7)	(798,356)	(121,853)	(68.0)	(112,940)	(75.5)	(342,552)	(52,284)	(75.5)
Research and development expenses(1)	(239,941)	(122.8)	(327,349)	(49,963)	(27.9)	(69,083)	(46.2)	(143,533)	(21,907)	(31.6)
General and administrative expenses(1)	(128,203)	(65.6)	(177,960)	(27,162)	(15.2)	(34,378)	(23.0)	(72,442)	(11,057)	(16.0)

Total operating expenses	(603,913)	(309.1)	(1,303,665)	(198,978)	(111.1)	(216,401)	(144.7)	(558,527)	(85,248)	(123.1)

Other income	2,163	1.1	21,866	3,337	1.9	7,154	4.8	11,530	1,760	2.5

Loss from operations	(768,211)	(393.2)	(959,772)	(146,490)	(81.8)	(209,943)	(140.4)	(377,845)	(57,671)	(83.3)
Interest income	1,953	1.0	11,749	1,793	1.0	1,246	0.8	3,259	499	0.7
Interest expenses	(926)	(0.5)	(822)	(125)	(0.1)	(241)	(0.2)	(187)	(29)	(0.0)
Others, net	(3,939)	(2.0)	(2,850)	(435)	(0.2)	(305)	(0.2)	1,064	162	0.2

Loss before income tax expense	(771,123)	(394.7)	(951,695)	(145,257)	(81.1)	(209,243)	(140.0)	(373,709)	(57,039)	(82.4)
Income tax expense	—	—	—	—	—	—	—	—	—	—

Net loss	(771,123)	(394.7)	(951,695)	(145,257)	(81.1)	(209,243)	(140.0)	(373,709)	(57,039)	(82.4)
Accretion of convertible redeemable preferred shares to redemption value	(40,788)	(20.9)	(100,895)	(15,400)	(8.6)	(15,858)	(10.6)	(51,929)	(7,925)	(11.4)
Deemed dividends due to extinguishment of preferred shares	—	—	(13,415)	(2,047)	(1.1)	—	—	—	—	—

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2019		2020			2020		2021
	RMB	% of total net revenues	RMB	US$	% of total net revenues	RMB	% of total net revenues	RMB	US$	% of total net revenues
	(in thousands, except for share, per share data and percentage)
Net loss attributable to ordinary shareholders of Spark Education Limited	(811,911)	(415.6)	(1,066,005)	(162,704)	(90.8)	(225,101)	(150.6)	(425,638)	(64,964)	(93.8)

Weighted average number of ordinary shares used in computing net loss per share
Basic and diluted	24,770,658		29,605,885	29,605,885		24,475,239		37,153,734	37,153,734
Net loss per share attributable to ordinary shareholders
Basic and diluted	(32.78)		(36.01)	(5.50)		(9.20)		(11.46)	(1.75)
Unaudited Pro Forma Data(2):
Pro forma effect of conversion of preferred shares			285,694,432	285,694,432				285,694,432	285,694,432
Pro forma effect of vesting of founders’ restricted shares			33,942,041	33,942,041				26,277,709	26,277,709
Pro forma weighted average number of shares used in computing net loss per share:
Basic and diluted			349,242,358	349,242,358				349,125,875	349,125,875
Pro forma net loss per share:
Basic and diluted			(2.90)	(0.44)				(1.17)	(0.18)

Notes:

(1)	Share-based compensation expenses included in:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Cost of revenues	774	1,873	286	267	819	125
Sales and marketing expenses	1,150	3,338	509	380	1,632	249
Research and development expenses	3,318	10,761	1,642	1,769	5,164	788
General and administrative expenses	51,514	30,838	4,708	6,689	11,844	1,808

(2)

Pro forma basic and diluted net loss per share gives effect to the assumption that all preferred shares have been converted into ordinary shares as of January 1, 2020, at the conversion ratio of one for one, and that all of our founders’ unvested restricted shares have been vested as of the beginning of the period. See Note 11(b) to the Consolidated Financial Statements for more information regarding our founders’ restricted shares.

The following table presents our summary consolidated balance sheet data as of December 31, 2019 and 2020 and March 31, 2021.

	As of December 31,			As of March 31,
	2019	2020		2021
				Actual		Pro forma(1)
	RMB	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	506,145	1,926,289	294,009	2,542,140	388,006	2,542,140	388,006
Total current assets	567,422	2,086,550	318,470	3,017,938	460,628	3,017,938	460,628
Total assets	784,581	2,462,056	375,783	3,417,567	521,623	3,417,567	521,623
Deferred revenues	410,930	1,216,756	185,713	1,423,142	217,214	1,423,142	217,214
Total current liabilities	680,973	1,815,463	277,094	2,075,006	316,708	2,075,006	316,708
Total liabilities	749,345	1,860,430	283,958	2,119,671	323,525	2,119,671	323,525
Total mezzanine equity	992,021	2,722,314	415,505	3,800,746	580,107	—	—
Total shareholders’ deficit	(956,785)	(2,120,688)	(323,680)	(2,502,850)	(382,009)	1,297,896	198,098
Total liabilities, mezzanine equity and shareholders’ deficit	784,581	2,462,056	375,783	3,417,567	521,623	3,417,567	521,623

(1)	On a pro forma basis to reflect the conversion of all of our outstanding preferred shares on a one-for-one basis into ordinary shares, as if such conversion had occurred as of March 31, 2021.

The following table presents our summary consolidated statement of cash flows data for the year ended December 31, 2019 and 2020 and for the three months ended March 31, 2020 and 2021.

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Statement of Cash Flows Data:
Net cash (used in) / provided by operating activities	(228,999)	204,359	31,191	(9,853)	(75,613)	(11,541)
Net cash used in investing activities	(79,564)	(213,840)	(32,638)	(20,696)	(354,348)	(54,084)
Net cash provided by / (used in) financing activities	475,800	1,542,945	235,499	(4,157)	1,021,471	155,907
Effect of exchange rate changes on cash and cash equivalents	26,726	(113,320)	(17,296)	2,694	24,341	3,715

Net increase / (decrease) in cash and cash equivalents	193,963	1,420,144	216,756	(32,012)	615,851	93,997
Cash and cash equivalents at beginning of the period	312,182	506,145	77,253	506,145	1,926,289	294,009

Cash and cash equivalents at end of the period	506,145	1,926,289	294,009	474,133	2,542,140	388,006

Non-GAAP Financial Measures

In evaluating our business, we consider and use gross billings and adjusted net loss, both non-GAAP measures, as supplemental measures to review and assess our operating performance. We present these non-GAAP measures because they are used by our management to evaluate our operating performance and formulate business plans.

We define gross billings for a specific period as the total amount of cash received in respect of sales of courses in such period, net of the total amount of refunds in such period. For a more detailed discussion of our refund policy, see “Business—Pricing and Refund Policy.”

We generally charge tuition fees for the online small-class courses we sell to students upfront. Upon payment of the tuition fees, students are given a specified number of course units that they can consume to attend our course sessions. The tuition fees for our online small-class courses are initially recorded as deferred revenues. Because our students generally attend online small-class courses on pre-determined schedules and deferred revenues are recognized proportionally as course units are consumed, we have better visibility into our future revenues. We collect the tuition fees upfront for our AI-enhanced courses which are initially recorded as deferred revenues and recognized proportionally as these courses are “unlocked,” i.e. become available for viewing by students, on pre-determined schedules. We believe gross billings provide valuable insights into the sales of our online courses and the performance of our business.

This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, its most directly comparable financial measure prepared in accordance with GAAP. A reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP measure has been provided in the tables included below. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP financial measure. As gross billings have material limitations as an analytical metric and may not be calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies. In light of the foregoing limitations, you should not consider gross billings as a substitute for, or superior to, net revenues prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

We compensate for these limitations by relying primarily on our GAAP results and using gross billings only as a supplemental measure. The table below sets forth a reconciliation of our gross billings to net revenues for the periods indicated:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net revenues	195,412	1,174,359	179,242	149,644	453,661	69,242
Add: tax and surcharges	11,764	70,787	10,804	9,025	27,582	4,210
Add: ending deferred revenues	410,930	1,216,756	185,713	560,152	1,423,142	217,214
Less: beginning deferred revenues	(43,418)	(410,930)	(62,720)	(410,930)	(1,216,756)	(185,713)
Less: Nonmonetary consideration awarded for promotion services(1)	(61,194)	(142,859)	(21,805)	(38,074)	(34,143)	(5,211)

Gross billings (non-GAAP)	513,494	1,908,113	291,234	269,817	653,486	99,742

Note:
(1)

Represent the Spark Coins and free course units awarded to parents of our students in return for the distinct promotion services they perform for us; for more information, see “Business—Branding, Sales and Marketing—Channels—Referrals and Organic Traffic.”

Adjusted net loss represents net loss before share-based compensation expenses. Although share-based compensation is an important aspect of the compensation of our employees, we exclude share-based compensation expenses from adjusted net loss primarily because they are non-cash expenses and are partially discretionary in nature. Further, share-based compensation expenses are based on valuations with many underlying assumptions beyond our control that vary over time. Share-based compensation expenses may also include modifications that may not occur on a predictable cycle. Neither such assumptions nor modifications are necessarily indicative of our ongoing business performance. We believe that it would be useful to exclude share-based compensation expense for investors to better understand the long-term underlying performance of our core operations and to facilitate comparison of our results to our prior periods and to our peer companies, which may use share-based compensation to a greater or less degree than us. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, its most directly comparable financial measure prepared in accordance with GAAP. As adjusted net loss has limitations as an analytical metric and may not be calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies. In light of the foregoing limitations, you should not consider adjusted net loss as a substitute for, or superior to, net loss prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure. The table below sets forth a reconciliation of our net loss and adjusted net loss for the periods indicated:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(771,123)	(951,695)	(145,257)	(209,243)	(373,709)	(57,039)
Add: Share-based compensation expenses	56,756	46,810	7,145	9,105	19,459	2,970

Adjusted net loss (non-GAAP)	(714,367)	(904,885)	(138,112)	(200,138)	(354,250)	(54,069)

Key Performance Metrics

The following table presents certain operating metrics of our online small-class courses for the periods indicated. Our management continually reviews these metrics to evaluate the overall performance and growth trends of our business, since we have historically generated the vast majority of our net revenues through online small-class courses.

	For the Year Ended December 31,		For the Three Months Ended March 31,
	2019	2020	2020	2021
Number of course units consumed (in thousands)	2,844	15,168	2,071	5,465
Average net revenues per course unit consumed (in RMB)	68.2	74.1	70.5	76.6

See “—Conventions Which Apply to This Prospectus” for the definition of course units.

RISK FACTORS

An investment in the ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in the ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have a limited history in operating our foundational learning services. This may make it difficult to evaluate our future prospects and risks and uncertainties associated with our services.

We have a limited history of operating our foundational learning services. We introduced our mathematical thinking courses, which currently account for a significant majority of our gross billings, in early 2018. We introduced our Chinese and English courses in 2019 and 2020, respectively. Our AI-enhanced courses were launched as a standalone product in July 2020. Our limited history of operating these and potential new offerings may make it difficult for us to evaluate our future prospects and risks and uncertainties associated with our business. We have encountered, and may continue to encounter in the future, risks, challenges and uncertainties associated with operating our foundational learning services, as well as those typically encountered by companies in their early stage of development. These include, for example, the risks and difficulties relating to our ability to recruit, support and retain a sufficient number of qualified faculty members; continuously provide effective foundational learning products and service offerings; to build and manage reliable and secure IT systems and infrastructure; and to address regulatory and compliance uncertainties, among other things. Our experience in tackling these risks and uncertainties is limited. If we are unable to successfully address these risks and uncertainties, our business, financial condition and results of operations could be materially and adversely affected.

As a result of our limited operating history, our ability to forecast our future operating results, including our ability to plan for future growth, is limited and subject to a number of uncertainties. In particular, we may not be able to accurately predict demand for our offerings given the rapidly evolving market for online K-12 AST services and other factors. We operate a “back-end driven” operating model that we believe benefits us in the long run. However, our ability to achieve profits in the future may be lower than it would be if our strategy was to maximize short-term profitability. Significant expenditures on course and content development efforts, and expenditures on growing our technology and portfolio of course offerings, each of which we intend to continue to invest in, may not ultimately grow our business or contribute to long-term profitability. If we are not able to manage our growth or execute our strategies effectively, our expansion may not be successful and our business, financial condition and results of operations may be materially and adversely affected.

The success and future growth of our business will be affected by the acceptance of foundational learning.

We are dedicated to foundational learning. Unlike the exam-oriented one-size-fits-all educational model that relies heavily on memorization and repetitive drills and uses test scores as the primary measurement, foundational learning is designed to inspire students to develop an overall interest in learning and critical lifelong skills and capabilities, in addition to learning the subject knowledge, in an engaging and interactive environment. Foundational learning product offerings are relatively new to the market, and there are limited proven methods to project market demand or preference or available industry standards on which we can rely. Additionally, there is considerable uncertainty over the size and rate at which the market for foundational learning services will grow, as well as whether foundational learning as an emerging approach to education will be widely adopted. While we believe foundational learning delivers long-term benefits to students, some students and their parents may be inclined to choose the traditional, exam-oriented courses over foundational learning courses as they may find the former to be more effective in improving the students’ performance in standardized tests and for other reasons. In addition, while we intend to continue to expand our course offerings to cover more subjects and age groups, there is no guarantee that the foundational learning approach is suitable and is able to deliver effective outcomes for these courses. We cannot assure you that our offerings will continue to be attractive to our students and their parents in the future. If our foundational learning courses become less appealing to students and their parents, our business, financial condition and results of operations could be materially and adversely affected.

If we are not able to continue to attract and retain students, our business and prospects will be materially and adversely affected.

We generate revenues primarily from students paying for our online foundational learning courses. Our ability to continue to attract and retain students to purchase our online foundational learning courses is critical to the continued success and growth of our business. This in turn will depend on several factors, including our ability to recruit, train and retain high-quality faculty members; develop, adapt or enhance the quality of our course offerings; and effectively engage in branding, sales and marketing activities, among other things. Developing an enduring business model to serve this population is particularly challenging. Attracting new students depends not only on investment in our brand and our marketing efforts, but also on the perceived value of our offerings versus alternatives. If our efforts to satisfy our existing student base are not successful or become less effective, or if the cost of such efforts were to significantly increase, we may not be able to retain existing students as successfully or efficiently and, as a result, our business, results of operations, and financial condition could be adversely affected. The success of our business also depends on our ability to deliver tangible results to our students which, in turn, depends on a number of factors that are beyond our control, such as the time and resource commitments of the students themselves, as well as their parents. Our offerings may not be able to meet the expectation of all of our students and parents from time to time. For example, they may believe that our course offerings do not efficiently help students achieve their goals. If students or their parents feel that we are not providing them with the learning experience they expect, they may choose to drop out from or not to renew our courses. These factors may, in turn, contribute to reduced student satisfaction and increased challenges in attracting prospective students, all of which may materially and adversely affect our business, financial condition and results of operations. If we are unable to continue to attract and retain students, our gross billings and revenues may decline, which may have a material adverse effect on our business, financial condition and results of operations.

We may not be able to continue to successfully address the risks and challenges in running a small-class model.

We deliver a significant majority of our courses in an online small-class format. While we believe that the online small-class format is the most effective format for delivering foundational learning and for providing students with a personalized, interactive and engaging learning experience, it also comes with a set of inherent operational challenges. To provide consistently high-quality courses to our growing student base, we need to manage a large number of teachers and tutors, assess and assign students into the most suitable class levels with a high degree of accuracy and timeliness, and closely track each student’s learning process. While we have developed robust operational workflows and technological capabilities needed to ensure smooth operation of our online small-class model, we may not be able to continue to operate these courses smoothly and efficiently as our student base and course offerings continue to grow. If we fail to address any of the inherent operational challenges discussed above, the quality of our courses and student satisfaction rate may drop, which may in turn cause our business, financial condition and results of operations to suffer.

Our business depends on the continued success of our brand, and if we fail to maintain and enhance recognition of our brand, our reputation and operating results may be materially and adversely affected.

We believe that market awareness of our “Huohua” brand has contributed significantly to our success. Maintaining and enhancing our brand are critical to our efforts to scale our business and attract and retain students. Failure to maintain and enhance our brand recognition could have a material and adverse effect on our business, financial condition and results of operations. We have devoted significant resources to maintaining and promoting our brand through quality foundational learning services, but we cannot assure you that our efforts will be successful. If we are unable to further enhance our brand recognition, or if our brand image is negatively impacted by any negative publicity relating to our company, products, courses or faculties, regardless of its veracity, we may not be able to maintain and enhance recognition of our brand or attract students and parents to our online foundational learning courses successfully or efficiently, and our business and results of operations may be materially and adversely affected.

We face intense competition, which could lead to a loss of market share and materially and adversely affect our business, financial condition and results of operations.

We operate in the competitive online education industry and are faced with intense competition in every aspect of our business, including competition for students, licenses, technology and talents. For example, we face competition from online and offline providers of K-12 AST services, especially those offering foundational learning services and courses in online small-class format. We compete with these companies across a range of factors, including, among others, teaching quality, the ability to deliver an interactive, engaging learning experience through technology, and the effectiveness of sales and marketing efforts. Our competitors may adopt similar teaching approaches and courses, with different pricing and packages that may have greater appeal than our offerings. In addition, some of our current and future competitors may have more resources than we do and may be able to devote greater resources than we do to the development and promotion of their product and services, and respond more quickly than we do to the changes in the rapidly evolving student preferences, market dynamics and the regulatory landscape. They may also have greater brand recognition and financial and other resources than we do, which may make it harder for us to maintain or gain market share. If we are not able to effectively compete against current or future competitors, our business, financial condition and results of operations could suffer. Increased competition may result in pricing pressure, reducing our ability to charge higher prices for our foundational learning services. The increasingly competitive landscape may also result in longer and more complex sales cycles and cause us to lose market share to our competitors, any of which could materially and negatively affect our business, financial condition and results of operations.

We may not be able to continue to recruit, train and retain a sufficient number of qualified faculty members and content development employees.

Our faculty members, including teachers and tutors, and our content development employees are key factors that affect the quality of the student-centric learning experience that we deliver for our students. If we lose any of our high-quality faculty members and content development employees to our competitors, the attractiveness of our offerings may be adversely affected, which could have a material adverse effect on our business, financial condition and results of operations.

Given the interactive nature of our online courses, we tend to attract teachers and tutors with strong education backgrounds and good communication skills. Our students’ learning experiences are also affected by the quality of our course content and design, which relies heavily on our ability to recruit, train and retain skilled content development employees. The market for qualified teachers, tutors and content development employees in China is competitive. In order to attract and retain qualified teachers, tutors and content development employees, we should provide candidates with competitive compensation packages and offer attractive career development opportunities. Although we have not experienced major difficulties in attracting and retaining qualified teachers, tutors and content development employees in the past, we cannot guarantee we will be able to continue to attract, train and retain a sufficient number of qualified teachers, tutors and content development employees in the future as our business grows, which may have a material adverse effect on our business, financial condition and results of operations.

We are subject to the risks relating to significant uncertainties in the interpretation and implementation of, or proposed changes to, the PRC laws and regulations regarding the private education industry in general, and the online K-12 AST market in particular. Additionally, certain aspects of our current business operations may be deemed not to be in full compliance with these laws and regulations.

The private education industry in general, and the online K-12 AST market in particular, in the PRC are subject to various laws and regulations that are relatively new and rapidly evolving.

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Pursuant to the amended Law for Promoting Private Education of the PRC, or the amended Private Education Law, a private school must obtain a private school operating permit. On April 7, 2021, the State Council promulgated the amended Regulations on the Implementation of the Law for Promoting Private Education of the PRC, or the Implementation Regulations of Private Education Law, which will become effective on September 1, 2021. The Implementation Regulations of Private Education Law provide that a private school engaging in online education activities using internet technology will be required to obtain an appropriate private school operating permit. The Implementation Regulations of Private Education Law, however, do not specify the requirements that an online tutoring service provider like us need to satisfy in order to obtain a private school operating permit, nor do they specify which level of government authority has the authority to accept and review our application for the private school operating permit. The Implementation Regulations of Private Education Law also requires that private schools using internet technology to provide online educational courses will need to establish and implement internet security management systems and adopt technical security measures. See “Regulations—Regulation Relating to Private Education.” According to our consultation with relevant government authorities, they are in the process of promulgating detailed rules that will specify standards and procedures for the online tutoring service providers to apply for the private school operating permits, as well as the level of government authorities that will be in charge of reviewing and issuing such permits. The foregoing detailed rules may not come into force before the effectiveness of the Implementation Regulations of Private Education Law in September 2021, and, according to our consultation with relevant government authorities, we may continue our current operation until the effectiveness of the detailed rules since we have made relevant required filings under the Opinions on Educational Apps. We intend to apply for the private school operating permit once the government authorities start to accept applications. However, since the Implementation Regulations of Private Education Law are newly published and have not become effective, the interpretation and implementation of these regulations still remain uncertain. We cannot assure you that we will be able to obtain a private school operating permit and comply with other regulatory requirements under the Implementation Regulations of Private Education Law and its related rules, if any, in a timely manner, or at all. If we fail to meet these requirements in a timely manner, or at all, we may be subject to fines, confiscation of the gains derived from our non-compliant operations, mandatory modifications to our business practices, suspension of our non-compliant operations or claims for compensation of any economic loss suffered by our students or other relevant parties.

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In addition, certain official media in the PRC has reported recently that the Comprehensive Deepening Reform Committee of the PRC government had approved the Opinions on Alleviating the Burden of Homework and After-School Training for Primary and Secondary School Students, or the Opinions, the full context of which is yet to be published. According to these reports, the most recent meeting held by the Comprehensive Deepening Reform Committee discussed measures needed to reduce the after-school academic burden on primary and secondary school students. Such proposed measures include (i) strictly enforcing regulations against AST institutions that fail to meet the relevant qualifications or requirements, operate under disorganized management systems, utilize unscrupulous tactics to make profits, publish false or misleading advertisement or collude with schools for inappropriate profit; (ii) establishing appropriate fees standards to be followed by AST institutions and strengthening the supervision of pre-payments by students; (iv) prohibiting inappropriate capital activities and profiteering in the AST industry; and (iv) improving legislation to regulate the AST institutions.

On June 2, 2021, the PRC government issued an article, which provides that Double Burden Reduction Special Work Office of the Ministry of Education will work with relevant government authorities to implement the Opinions in various aspects, including (i) improving the teaching quality in schools and controlling the total amount of written homework; (ii) increasing the quantity and quality of after-school services and enriching the content of such after-school services provided by schools to meet market demands; and (iii) strengthening the governance of AST institutions by reviewing and approving the required qualifications of AST institutions before they can be established, strengthening the supervision of training content, innovating methods of tuition fee management, standardizing the after-school training activities, investigating and penalizing illegal after-school training activities and safeguarding the rights and interests of parents and students.

Furthermore, the Minors Protection Law, as amended in October 2020, which took effect on June 1, 2021, provides, among others, that (i) schools may not organize collective remedial lessons for primary and secondary school students during national statutory holidays, weekends, winter and summer vacations to aggravate their academic burden; and (ii) after-school training institutions may not provide primary school curriculum education to minors who are not yet school age. See “Regulation—Regulation—Regulation Relating to After-School Tutoring.”

As the Minors Protection Law is relatively new and the full context of the Opinions have not yet been published, there is significant uncertainty with respect to its interpretation and implementation, as well as its potential impact on AST service providers like us. We cannot preclude the risk that our tutoring services, including services to primary school students and students who are not yet school age, may be considered by the regulatory authorities as aggravating the after-school academic burden on students, nor can we assure you that our services to students who are not yet school age will not be deemed as providing primary school curriculum education to such students. Regulatory uncertainty may also dampen parents’ and students’ interest in our services or their commitment to a long-term relationship with us. Failure to comply with these laws, regulations and administrative measures may subject us to fines, penalties or regulatory orders, including orders to suspend our operations or to adjust or substantially limit our operations in various aspects (including course schedules and content, advertising or fee standards), we may also incur additional costs in complying with such laws, regulations or administrative measures, which may materially and adversely affect our business, financial conditions and results of operations.

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Moreover, the Ministry of Education, or MOE, jointly with certain other PRC government authorities, promulgated the Implementation Opinions on Regulating Online After-School Tutoring, or the Online Academic AST Opinions, effective on July 12, 2019. The Online Academic AST Opinions are intended to regulate the provision of “academic” AST services through the internet to students in primary and secondary schools. Among other things, the Online Academic AST Opinions require that providers of online academic AST services shall make filings with the competent provincial education regulatory authorities with respect to such services. The Online Academic AST Opinions also impose a number of requirements and restrictions, including, among other things, that (i) each class shall not last longer than 40 minutes and the intervals between classes shall not be less than 10 minutes; (ii) tuition fees shall not be collected in a lump sum for more than 60 course sessions when charged based on the number of classes, or for a course length of more than three months when charged based on the length of the course; (iii) live streaming courses provided to students receiving compulsory education shall not end later than 9:00 p.m.; and (iv) teachers are required to obtain the necessary teacher qualification licenses. Additionally, on March 23, 2021, the State Council’s Office of Education Steering Committee released an article warning parents of K-12 students about AST service providers’ collection of tuition fees in ways that are in violation of the Online Academic AST Opinions.

The Online Academic AST Opinions do not explicitly define the term “academic after-school tutoring services.” Additionally, in October 2019, Beijing Municipal Education Commission, the competent education regulatory authority in Beijing, the city where our headquarters is located, published a Q&A on its official website in which it takes the position that “logical thinking tutoring” is not subject to the filing requirements under the Online Academic AST Opinions, without giving a clear definition of “logical thinking tutoring”. We have made anonymous inquiries with the competent education authorities and were informed that there are currently no specific, bright-line rules as to the definition of “academic after-school tutoring services” or “logical thinking tutoring” and the determination of whether an online course would fall within the scope of these terms is subject to the discretion of the competent education regulatory authorities. We believe our foundational learning courses which are focused on cultivating students’ thinking and other skills, differ from the “academic after-school tutoring services” designed to improve students’ academic performance that the Online Academic AST Opinions are intended to regulate. However, given the aforesaid regulatory uncertainties, we cannot assure you that the regulatory authorities would not take a view that our online courses fall within the scope of “academic after-school tutoring services” and thus subject us to the various requirements, such as the teacher qualification license requirement, under the Online Academic AST Opinions. There is also no assurance that the government authorities will not promulgate additional regulations, guidance or interpretations to bring our foundational learning courses under the jurisdiction of Online Academic AST Opinions. If the government authorities take the position that we will be required to comply with the Online Academic AST Opinions, we cannot assure you that we are in full compliance with the requirements thereunder, or that we will be able to timely complete or maintain all the filings required by the Online Academic AST Opinions. For example, currently some of our teachers have not obtained teacher qualification licenses, and we collect fees for some of our AI-enhanced courses in a lump sum for more than 60 classes. If the Online Academic AST Opinions were determined to be applicable to us and we were not able to meet any of those requirements thereunder in time, or at all, we may be subject to fines, regulatory orders to suspend our operations or other regulatory and disciplinary sanctions. See “Regulation—Regulation Relating to the Online After-School Training and Educational Apps.”

•	Moreover, the MOE, jointly with certain other PRC government authorities, issued the Opinions on Guiding and Regulating the Orderly and Healthy Development of Educational

Mobile Apps on August 10, 2019, or the Opinions on Educational Apps, which require, among others, mobile apps that offer services for school teaching and management, student learning and student life, or home-school interactions, with school faculty, students or parents as the main users, and with education or learning as the main application scenarios, be filed with the competent provincial regulatory authorities for education. As of the date of this prospectus, we have completed the filings for all of our online tutoring apps as required under the Opinions on Educational Apps. As the Opinions on Educational Apps are relatively new and evolving, we cannot assure you that we are in full compliance with all relevant rules and will be able to complete or maintain all necessary filings and comply with other regulatory requirements under the Opinions on Educational Apps and their related rules and regulations in a timely manner, or at all. If we fail to promptly complete or maintain any such filings and comply with other applicable regulatory requirements, we may be subject to fines, regulatory orders to suspend our apps or other regulatory and disciplinary sanctions.

In addition to the existing regulatory regime, it is uncertain whether and how the PRC government would promulgate additional laws and regulations regarding the private education industry, particularly the online K-12 AST industry, and there is no assurance that we can comply with any such newly promulgated laws and regulations in a timely manner, or at all. In recent years, the PRC regulatory authorities have taken steps to strengthen the regulation on K-12 AST services including by promulgating new rules, guidance and interpretations relating to various aspects including, among others, licensing requirements, protection of children, collection of tuition fees, prepaid tuitions under supervision, prohibition of teaching courses ahead of curriculum, myopia prevention. See “Regulation—Regulation Relating to After-School Tutoring” and “Regulation—Regulation Relating to the Online After-School Training and Educational Apps.” In addition, MOE has recently decided to set up a new supervising department which is specialized in regulating K-12 AST services. Since the PRC regulatory authorities have significant discretion in interpreting and implementing laws and regulations, it may be difficult to evaluate with certainty whether our business operations will fully comply with existing and future applicable laws and regulations. Our failure to fully comply with these existing and future laws and regulations on K-12 AST services may materially and adversely affect our business, financial condition and results of operations. As we continue to grow in scale and significance, we expect to face increased scrutiny from regulators, which may require us to increase our investment in regulatory compliance and related capabilities. As we continue to grow we could be subject to regulatory risks, including increased compliance costs and potential liabilities such as governmental fines and penalties, restrictions on our business, and we could be forced to cease conducting certain aspects of our business or be forced to change our business practices. We might also be required to obtain certain licenses or regulatory approvals which we may have difficulty to obtain, or may not be able to obtain at all, or to meet other compliance requirements. There can be no assurance that we will be able to obtain all the required licenses, permits and approvals, and, even if we were able to do so, there could be substantial costs and potential changes to our business involved in maintaining such licenses, which could have a material and adverse effect on our business. All of the above may affect market demand for our course offerings, and thus adversely affect our business, financial condition and results of operations.

If we fail to protect our intellectual property rights, our brand and business may suffer.

We rely on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions on disclosure to protect our intellectual property rights. Although we seek to obtain copyright, patent or other appropriate protection for our intellectual property when applicable, it is possible that we may not be able to do so successfully or that the protections we have obtained may not be sufficient to protect all of our intellectual property rights. Currently, substantially all of the courses and other educational content, such as the courseware and textbooks, that we offer are developed in-house. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy or duplicate our intellectual property or otherwise use our intellectual properties without obtaining our consent. Monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot be certain that the steps we have taken will effectively prevent misappropriation of our intellectual properties. If we are not successful in protecting our intellectual property rights, our business and results of operations may be adversely affected.

We may from time to time be subject to infringement claims relating to intellectual properties of third parties.

We cannot assure you that our course and other educational content offerings, our technologies and other aspects of our operations do not or will not infringe upon copyrights or other intellectual property rights (including but not limited to trademarks, patents and know-how) held by third parties. We have encountered, and may encounter in the future, disputes over rights and obligations concerning intellectual properties, and we cannot guarantee that we will prevail in those disputes.

We have adopted policies and procedures to prohibit our students and faculty members and other employees from infringing upon third-party copyright or other intellectual property rights. However, we cannot assure you that they will not, against our policies, use third-party copyrighted materials or intellectual property without proper authorization in our online courses or via any medium through which we deliver our services. To the extent that our students and faculty members and other employees use intellectual property rights or copyrights owned by others, disputes may arise as to the rights in related know-how and inventions and other proprietary assets. In addition, we may incur liability for unauthorized duplication or distribution of materials used as part of the delivery of our online courses. Although we have in place rules and procedures designed to enable copyright owners to provide us with notice of alleged infringement, given the scale of our business operations and the volume of educational content that we offer, it is extremely challenging for us to identify and remove or disable all potentially infringing content that may exist, and we may encounter intellectual property claims. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, or may be prohibited from using such intellectual property or relevant contents, and we may incur licensing or usage fees or be forced to develop alternatives of our own. As a result, our reputation may be harmed and our business and financial performance may be materially and adversely affected.

We may not be able to improve or expand our offerings in a timely and cost-effective manner.

We currently offer courses in mathematical thinking, Chinese and English. We regularly and constantly update our existing offerings and develop new courses in more subjects or delivery formats and for more age groups. New courses may not be accepted by our students and their parents as we expect, and we may not be able to introduce them as quickly as our competitors introduce competing offerings. The development of new courses could be costly and time-consuming and requires us to make significant investments in research and course development, developing new technologies, and attracting, training and retaining a sufficient number of faculty members and content development employees, all of which may not be successful. If we are unsuccessful in improving or expanding our offerings due to these reasons, our business, financial condition and results of operations could suffer.

We require a significant amount of capital to fund our operations and respond to business opportunities. If we cannot obtain sufficient capital on acceptable terms, or at all, our business, financial condition and results of operations may be materially and adversely affected.

We may make investments from time to time in content and product development, technologies, branding, sales and marketing to remain competitive. Our ability to obtain additional financing in the future is subject to a number of uncertainties, including those relating to, among other things, (i) our future business development, financial condition and results of operations; (ii) general market conditions for financing activities; and (iii) macro-economic and other conditions in China and elsewhere. Although we expect to rely increasingly on net cash provided by operating activities and financing through capital markets for our liquidity needs as our business continues to grow, we cannot assure you that we will be successful in our efforts to diversify our sources of capital. If we cannot obtain sufficient capital, we may not be able to implement our growth strategies, and our business, financial condition and results of operations may be materially and adversely affected.

We have significant working capital requirements and have historically experienced working capital deficits. If we continue to experience working capital deficits in the future, our business, liquidity, financial condition and results of operations may be materially and adversely affected.

We had negative working capital (which is the difference between current assets and current liabilities) of RMB113.6 million as of December 31, 2019. The major factor for our negative working capital position was attributable to net cash outflows from operating activities. There is no assurance that we will generate sufficient net income or operating cash flows to meet our working capital requirements and repay our liabilities as they become due, due to a variety of factors. We intend to take a number of actions in order to address our working capital deficit, including prudently managing our working capital or raising additional equity or debt financing on terms that are acceptable to us. However, there can be no assurance that we will be able to successfully take any of these actions in a timely manner, or at all. Our inability to take these actions as and when necessary could materially adversely affect our liquidity, results of operations, financial condition and ability to operate.

We have a history of net losses and we may not achieve profitability in the future.

We incurred net losses of RMB771.1 million, RMB951.7 million (US$145.3 million) and RMB373.7 million (US$57.0 million), respectively, in 2019, 2020 and the three months ended March 31, 2021. We cannot assure you that we will be able to generate net profits in the future. We intend to continue to invest heavily in the foreseeable future in enhancing our course offerings, improving our technologies, and hiring qualified faculty and course and content development personnel. These efforts may be more costly than we expect and our net revenues may not increase sufficiently to offset the expenses. We may continue to take actions and make investments that do not generate optimal financial results and may even result in significantly increased operating and net losses in the short term with no assurance that we will eventually achieve our intended long-term benefits or profitability.

Any change, disruption, discontinuity in the features and functions of our major marketing channels could severely limit our ability to continue growing our student base, and our business may be materially and adversely affected.

Our success depends on our ability to attract new students and retain existing students. We leverage a variety of marketing channels, including social networks in China, as a tool to acquire leads and convert them into student enrollments. For example, we leverage Weixin/WeChat to enable students and their parents to browse our course offerings, share their experience with our courses, and communicate with our course consultants. To the extent that we fail to leverage such channels, our ability to attract or retain students may be severely harmed. If any of these channels makes changes to its functions or support unfavorable to us, or stops offering its functions or support to us, we may not be able to locate alternative platforms of similar scale to provide similar functions or support on commercially reasonable terms in a timely manner, or at all. Furthermore, we may fail to establish or maintain relationships with additional channels to support the growth of our business on economically viable terms, or at all. Any interruption to or discontinuation of our relationships with major channels may severely and negatively impact our ability to continue growing our student base, and any occurrence of the circumstances mentioned above may have a material adverse effect on our business, financial condition and results of operations.

We face uncertainties with respect to the development of regulatory requirements on our businesses. Our failure to obtain, maintain or renew other licenses, approvals, permits, registrations or filings necessary to conduct our operations in China could have a material adverse impact on our business, financial condition and results of operations.

Due to the uncertainties as to the interpretation of certain laws and regulations, we may be required to obtain and maintain necessary licenses, approvals, permits, registrations and filings that are applicable to our business operations in China, and we may be required to apply for and obtain additional licenses or permits for our current operations as the interpretation and implementation of current PRC laws and regulations are still evolving, and new laws and regulations may also be promulgated.

We print physical teaching materials and hand-outs, and distribute them to our students as part of their course packages. If the government authorities deem our printing and provision to students of such physical education materials as “publication of books” under Administrative Regulations on Publishing, we may be required to entrust qualified publishers to publish such physical education materials, failure of which may subject us to penalties, including orders to cease illegal activities, discontinuation of operations, correction order, fines and other regulatory, civil or criminal liabilities, and we may be ordered by the competent government authorities to cease to distribute printed materials to our students, which could materially and adversely affect our business operations. See “Regulation—Regulation Relating to Publishing.”

We may be required to apply for and obtain additional licenses, permits or recordation, given the significant uncertainties of the interpretation and implementation of certain regulatory requirements applicable to the online education business. As of the date of this prospectus, online education institutions are not explicitly required to obtain the License for Online Transmission of Audio-Visual Programs or to complete filings as an internet live-streaming platform primarily because there are no implementation rules, explicit interpretation from government authorities or prevailing enforcement practice deeming online education services to be “internet audio-visual programs” and “internet live-streaming services” as defined in relevant rules and regulations promulgated by relevant government authorities. In addition, as of the date of this prospectus, there are no implementation rules, explicit interpretation from government authorities or prevailing enforcement practice deeming the provision of our educational content to students and teachers through our apps and online platforms as “online publishing” which requires an Online Publishing Service Permit. See “Regulation—Regulation Relating to Online Publishing.” However, there is no assurance that local government authorities will not adopt different enforcement practices, or that any government authorities will not issue more explicit interpretation and rules or promulgate new laws and regulations from time to time to further regulate the online education industry, which may subject us to additional licensing requirements to continue to operate our business. Failure to obtain or maintain such licenses may subject us to fines, confiscation of relevant gains, suspension of the operations of our apps and online platforms and other liabilities. As of the date of this prospectus, no material fines or other penalties have been imposed on us for failure to obtain such additional licenses, permits or filings.

In addition, there can be no assurance that we will be able to maintain our existing licenses, approvals, registrations or permits necessary to provide our current online services in China, renew any of them when their current term expires, or update existing licenses or obtain additional licenses, approvals, permits, registrations or filings necessary for our business expansion from time to time. If we fail to do so, our business, financial condition and operational results may be materially and adversely affected.

We may not be able to maintain or increase our tuition fee levels without adversely affecting the demand for our offerings.

Our results of operations are affected by the pricing of our online course offerings. We determine the tuition fees for our online courses primarily based on the market demand for our course offerings, the cost of our operations, the pricing charged by our competitors, and the general economic conditions, among other things. We cannot guarantee that we will be able to maintain or increase our tuition fee levels in the future without adversely affecting the demand for our online course offerings.

Refunds or potential refund disputes of our tuition fees may negatively affect our business, financial condition and results of operations.

For our online small-class courses and AI-enhanced courses, we offer students a full and unconditional refund within a certain number of course units. After the expiration of the full-refund period, students may still receive a pro-rata unconditional refund for the course units that have not been taken. For more information, see “Business—Pricing and Refund Policy.” The number of refund requests and the amount of refunds could be affected by a number of factors, many of which are beyond our control. These factors include without limitation, student dissatisfaction with the quality of our online course offerings, a perceived decline in our teaching quality, privacy concerns relating to our services, negative publicity regarding us or online course providers in general, and any change or development in PRC laws and regulations with respect to fees and tuitions charged by online courses providers like us. Any refund payments that we may be required to make to our students, as well as the expenses we could incur for processing refunds and resolving refund disputes, could be substantial and could materially and adversely affect our business, financial condition and results of operations. A high volume of refunds and refund disputes may also generate negative publicity that could harm our reputation.

If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

Our business has grown substantially in recent years. We had 370,530 students as of March 31, 2021, representing a significant increase from 133,902 as of March 31, 2020. Our net revenues increased by 501.0% from RMB195.4 million in 2019 to RMB1,174.4 million (US$179.2 million) in 2020 and increased by 203.3% from RMB149.6 million in the three months ended March 31, 2020 to RMB453.7 million (US$69.2 million) in the three months ended March 31, 2021. Our gross billings almost quadrupled from RMB513.5 million in 2019 to RMB1,908.1 million (US$291.2 million) in 2020, and increased by 142.2% from RMB269.8 million in the three months ended March 31, 2020 to RMB653.5 million (US$99.7 million) in the three months ended March 31, 2021. We recorded a gross profit of RMB322.0 million (US$49.2 million) in 2020, compared to a gross loss of RMB166.5 million 2019. We recorded a gross profit of RMB169.2 million (US$25.8 million) and a net loss of RMB373.7 million (US$57.0 million) in the three months ended March 31, 2021, as compared to a gross loss of RMB0.7 million and a net loss of RMB209.2 million in the three months ended March 31, 2020. For a reconciliation of gross billings to net revenues, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.” However, our historical performance may not be indicative of our future growth or financial results. We cannot assure you that we will be able to manage our growth at the same rate as we did in the past, or avoid any decline in the future. Additionally, as a result of our limited operating history, our ability to forecast our future operating results is limited and subject to a number of uncertainties. If we are not able to manage our growth or execute our strategies effectively, our expansion may not be successful and our business, financial condition and results of operations may be materially and adversely affected. See “—We have a limited history in operating our foundational learning services. This may make it difficult to evaluate our future prospects and the risks and uncertainties associated with our services.”

Any significant disruption in our technology infrastructure or our failure to maintain the satisfactory performance, security and integrity of our technology infrastructure would hurt our students’ learning experiences and may materially and adversely affect our business, reputation, financial condition and results of operations.

The proper functioning of our technology infrastructure is essential to our business. We may encounter problems when upgrading our technology infrastructure including our online platform, mobile apps, systems and software. The development, upgrades and implementation of our technology infrastructure are complex processes. Issues not identified during pre-launch testing of new services may only become evident when such services are made available to our entire student base. Therefore, our technology infrastructure may not function properly if we fail to detect or solve technical errors in a timely manner. In addition, our systems are potentially vulnerable to damage or interruption as a result of natural disasters, power or telecommunications failures, environmental conditions, computer viruses or attempts to harm our systems, criminal acts and similar events. These and other events may lead to the interruption of our online course delivery and the unavailability of our mobile apps, or other events which would affect our operations. We have experienced system failure and downtime in the past, and there is no assurance that we will not experience similar events in the future to the extent they cause disruption to our business operations. If we experience frequent or persistent service disruptions, our reputation may be damaged and our students and their parents may switch to our competitors, which may have a material adverse effect on our business, financial condition and results of operations.

If we fail to develop and apply our technologies to support our business or if we fail to timely respond to the rapid changes in industry and technology trends, we may lose market share and our business may be materially and adversely affected.

We believe our technologies are critical to our business. The online education industry is subject to rapid technological changes and innovations and could be affected by unpredictable product lifecycles and user preferences. If we fail to develop new products that satisfy students and their parents and provide enhancements and new features for existing products that keep pace with rapid technological and industry change, our business, operating results and financial condition could be adversely affected. If new technologies emerge that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely impact our ability to compete effectively. Our technologies may become obsolete or insufficient, and we may have difficulties in following and adapting to technological changes in a timely and cost-effective manner. New technologies and solutions developed and introduced by our competitors could render our offerings less attractive or obsolete thus materially affecting our business and prospects. In addition, our substantial investments in technology may not produce expected results. If we fail to continue to develop, innovate and utilize our technologies or if our competitors develop or apply more advanced technologies, our business, financial condition and results of operations could be materially and adversely affected.

If our data analytics algorithms, especially those relating to the use of student and learning data, are flawed or ineffective, our business and reputation could be harmed.

We rely on our proprietary algorithms to analyze massive amounts of students’ learning data to deliver a more personalized learning experience, and generate insights to inform our course development efforts. Although we have invested substantially in the development and continued improvement of our algorithms, we cannot assure you that our algorithms do not and will not carry any flaw or defect that could compromise our data analysis results. Particularly, some of these flaws or defects may not become evident until the algorithm is put to actual usage or after its continued failure to accurately generate insights with the anticipated level of relevance. Even if the algorithm is properly designed, its performance may be affected by the quality and volume of data we aggregated. We also expect to experience significant growth in the amount of data we need to process as we continue to develop our business and enlarge our student base. As the amount of data increases, the likelihood of any defect or error may increase accordingly. We may incur significant expenses to remediate any defects in our algorithms, or may not be able to correct them at all. Although we have not experienced any material defects to date, we cannot assure you that our algorithms are flawless. If any incidents of material defects took place, our students’ learning experiences would be significantly compromised, which, in turn, harms our brand and may have a negative impact on our business operations.

The COVID-19 pandemic has caused interruptions to our business and operations and it, or any future health epidemic or other adverse public health developments, may continue to do so.

During the COVID-19 pandemic, government authorities in China and around the world have ordered businesses to close and people to stay at home while imposing stringent restrictions on traveling and social gatherings. The COVID-19 pandemic has affected our business in both negative and positive ways. On one hand, COVID-19 has caused temporary interruptions to our business operations in the first quarter of 2020 as we implemented internal protocols to keep our faculty members and other employees safe by closing our offices in Beijing and several other cities in China. During the same period, COVID-19 has caused us to incur additional costs and expenses to modify our business practices (including employee travel, mandatory work-from-home policies and cancellation and rescheduling of physical interviews with teacher and tutor candidates). On the other hand, as K-12 students continued to learn from home, the market acceptance of virtual learning and online education has also rapidly increased, which is expected to drive demand for online AST services, including ours, in the long run. While we do not consider our business to have been materially and adversely affected by the COVID-19 pandemic to date, the COVID-19 pandemic may still have a material adverse impact on our business and result of operations in the near future. There continues to be significant uncertainties associated with the COVID-19 pandemic, including with respect to the ultimate spread of the virus, the severity of the disease, the duration of the outbreak, the possibility of successive waves of outbreaks, further actions that may be taken by governmental authorities around the world to contain the virus or to treat its impact, and the scope and length of the resulting economic downturn. Failure to contain the further spread of COVID-19 will prolong and exacerbate the general economic downturn. In addition, the continuing pandemic may further impact our ability to maintain and expand our network infrastructure, which could severely interrupt our business and operations and adversely affect our operating results and financial condition. Any future health epidemic or other adverse public health developments may have similar negative effects. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also heighten other risks described in this “Risk Factors” section, such as our ability to raise additional capital as needed on acceptable terms.

We may be adversely affected by any negative publicity concerning us and our shareholders, affiliates, directors, officers, faculty members and other employees and business partners, and the industry in which we operate, regardless of its accuracy, that could harm our reputation and business.

Negative publicity about us and our shareholders, affiliates, directors, officers, faculty members and other employees, business partners, as well as the industry in which we operate, can harm our brand and reputation. Negative publicity concerning these parties could be related to a wide variety of matters, including, but are not limited to:

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alleged misconduct or other improper activities committed by our directors, officers and faculty member and other employees, including misrepresentations made by our employees to prospective students during sales and marketing activities;

•	false or malicious allegations or rumors about us or our directors, shareholders, affiliates, officers and faculty members and other employees;

•	complaints by our students and their parents about our products and services;

•	security breaches of data;

•	employment-related claims relating to alleged employment discrimination, and wage and hour violations; and

•	government and regulatory investigations or penalties resulting from our failure to comply with applicable laws and regulations.

In addition to traditional media, there has been an increasing use of social media platforms and similar devices in China, including instant messaging applications, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience. The availability of information on instant messaging applications and social media platforms is virtually immediate as is its impact without affording us an opportunity for redress or correction. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning our company, shareholders, directors, officers, faculty members and other employees may be posted on such platforms at any time. The risks associated with any such negative publicity or false information cannot be completely eliminated or mitigated and may materially harm our reputation, business, financial condition and results of operations.

Our reputation and business may be adversely impacted by our students’, faculty members’ and other employees’ misconduct, improper activities and misuse of our content and services, many of which are beyond our control.

Our courses undergo multiple rounds of internal review before being broadly released. We regularly and actively monitor our live courses and other content and communications to ensure that we are able to identify content that may be deemed inappropriate or violation of laws, regulations and government policies. However, since we have limited control over the real-time and offline behavior of our students, faculty members and other employees, to the extent any improper behavior is associated with our content and services, our ability to protect our reputation may be limited. In addition, if any of our students and faculty members suffer or allege to have suffered financial or emotional harm following contact initiated through our offerings, we may face civil lawsuits or other liabilities. In response to allegations of illegal or inappropriate activities, PRC government authorities may intervene and hold us liable for non-compliance with PRC laws and regulations concerning the dissemination of information on the internet and subject us to administrative penalties or other sanctions, such as requiring us to restrict or discontinue our content, products or services. As a result, our business may suffer and our reputation, business, financial condition and results of operations may be materially and adversely affected.

We are also exposed to the risk of other types of fraud or other misconduct committed by our faculty members and other employees, and other third parties. Such misconduct includes intentionally failing to comply with government regulations; engaging in unauthorized activities and misrepresentation to our prospective students during sales and marketing activities; unauthorized use or misuse of our systems, mobile apps and websites to disseminate illegal or inappropriate information; or sharing their users’ data with us without such users’ authorization, among other things. It is not always possible to deter such misconduct, and the precautions we take to prevent and detect these activities may not be effective in controlling unknown or unmanaged risks or losses, which could harm our business, financial condition and results of operations.

We track, process, and store significant amounts of data, and the improper use, collection or disclosure of such data could subject us to significant reputational, financial, legal and operational consequences.

We track, process, and store significant amounts of data, including personal and learning data involving our students, and generate insights to inform our teaching and content development activities. To ensure the confidentiality and integrity of our data, we maintain a comprehensive and rigorous data security program and have implemented data encryption measures to ensure secured storage and transmission of data and prevent any unauthorized access or use of such data. Despite our continued efforts in confidentiality and data protection, techniques used to gain unauthorized access to data and systems, disable or degrade service, or sabotage systems, are constantly evolving, and we may be unable to anticipate, deter, or prevent such techniques or otherwise implement adequate preventative measures to avoid unauthorized access to such data or our systems. Like all internet services, our services are vulnerable to software bugs, computer viruses, internet worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service, and similar attacks and disruptions from the unauthorized use of our and third-party computer systems, any of which could lead to system interruptions, delays, or shutdowns and cause the loss of critical data or the unauthorized access to our data. Computer malware, viruses, and computer hacking and phishing attacks are becoming increasingly prevalent. Any functions that we use to facilitate interactivity with other internet platforms have the potential to increase the scope of access that hackers may have to our data systems. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, our failure to maintain performance, reliability, security and availability of our foundational learning services and technical infrastructure to the satisfaction of our students may harm our reputation and ability to retain existing students and attract new students. We may incur significant costs in protecting against cyber-attacks, and if an actual or perceived breach of security occurs to our systems or a third party’s systems, we could be required to expend significant resources to mitigate the breach of security and to address matters related to any such breach, including notifying students or regulators.

We are subject to a variety of laws and other obligations regarding data protection, any failure to comply with applicable laws and obligations or any compromise of our cybersecurity could have a material adverse effect on our business, financial condition and results of operations.

We are subject to various regulatory requirements relating to the security and privacy of data, including restrictions on the collection, storage and use of personal information and requirements to take steps to prevent personal data from being divulged, stolen, or tampered with. See “Regulation—Regulation Relating to Internet Information Security and Privacy Protection.” Regulatory requirements regarding the protection of data are constantly evolving and can be subject to differing interpretations or significant change, making the extent of our responsibilities in that regard uncertain. For example, the Cybersecurity Law of the PRC became effective in June 2017, but there are significant uncertainties as to the interpretation and application of the law. It is possible that those regulatory requirements may be interpreted and applied in a manner that is inconsistent with our practices. In addition, the Office of the Central Cyberspace Affairs Commission, the Ministry of Industry and Information Technology, or the MIIT, the Ministry of Public Security, and the State Administration for Market Regulation, or SAMR, jointly issued an announcement on January 23, 2019 regarding carrying out special campaigns against mobile internet application programs collecting and using personal information in violation of applicable laws and regulations, which prohibits business operators from collecting personal information irrelevant to their services, or forcing users to give authorization in disguised manner. Further, the Cyberspace Administration of China issued the Provisions on the Cyber Protection of Children’s Personal Information on August 22, 2019, which took effect on October 1, 2019. The Provisions on the Cyber Protection of Children’s Personal Information requires, among others, that network operators who collect, store, use, transfer and disclose personal information of children under the age of 14 shall establish special rules and user agreements for the protection of children’s personal information, inform the children’s guardians in a noticeable and clear manner, and shall obtain the consent of the children’s guardians. In addition, the PRC regulatory authorities have recently taken steps to strengthen the regulation on data protection and conducted several rounds of relevant inspections. We have been taking and will continue to take reasonable measures to comply with such announcements, provisions and inspection requirements. However, as these announcements and provisions are relatively new, and the related implementation rules have yet been promulgated, it remains uncertain how these announcements and provisions will be implemented. We cannot assure you we can adapt our operations to it in a timely manner.

Any failure, or perceived failure by us to maintain the security of our students’ data and other confidential information or to comply with applicable privacy, data security and personal information protection laws, regulations, policies, contractual provisions, industry standards, and other requirements, may result in civil or regulatory liability, including governmental or data protection authority enforcement actions and investigations, fines, penalties, enforcement orders requiring us to cease operating in a certain way, litigation, or adverse publicity, and may require us to expend significant resources in responding to and defending allegations and claims. Furthermore, PRC regulatory and enforcement regime with regard to privacy, data security and personal information protection is still evolving. PRC regulators have been increasingly focused on regulation in the areas of data security and data protection. We cannot assure you that relevant regulators will not interpret or implement these laws or regulations in ways that negatively affect us. It is possible that we may become subject to additional or new laws and regulations, which may result in additional expenses to us and subject us to potential liability and negative publicity. We expect that these areas will receive greater attention and focus from regulators, and attract continued or greater public scrutiny and attention going forward, which could increase our compliance costs and subject us to heightened risks and challenges associated with data security and protection. If we are unable to manage these risks, we could become subject to penalties, fines, suspension of business and revocation of required licenses, and our reputation business, financial condition and results of operations could be materially and adversely affected.

Our offerings involve the storage and analysis of data from our students, and security breaches or vulnerabilities affecting our or our vendors’ technology, services and systems could expose us to a risk of loss of the data, litigation and potential liability. We cannot assure you that we will not experience cyber-attacks in the future. We use third-party technologies and systems for a variety of reasons, such as data storage and transmission, cloud services and other functions. We cannot assure you that these technologies and systems will not experience security breaches in the future.

Our business may be subject to the risks of international operations.

We may expand our presence in overseas markets and regions. We may have to adapt our business models to the local market due to various legal requirements and market conditions. Our international operations and expansion efforts may result in increased costs and be subject to a variety of risks, including increased competition, uncertain enforcement of our intellectual property rights, changes and evolutions in overseas market conditions and user preferences, the complexity of compliance with foreign laws and regulations and political or social unrest or economic instability.

Our future international operations may also be negatively affected by any deterioration of the political and economic relations between China and other countries and sanctions and export controls administered by the government authorities in the foreign countries in which we operate, and other geopolitical challenges. In addition, compliance with applicable Chinese and foreign laws and regulations, such as import and export requirements, anti-corruption laws, tax laws, foreign exchange controls and cash repatriation restrictions, cyber security, data privacy and protection, labor laws, restrictions on foreign investment, and anti-competition regulations, increases the costs and risk exposure of doing business in foreign jurisdictions. Although we intend to implement policies and procedures to comply with these laws and regulations, a violation of these laws and regulations by us or our employees, contractors or agents could nevertheless occur. In some cases, compliance with the laws and regulations of one country could result in violations of the laws and regulations of another country. Violations of these laws and regulations could materially and adversely affect our brand, international growth efforts and business.

We may not be successful in developing or maintaining relationships with key participants in the mobile industry or in developing or offering products and services that operate effectively with these operating systems, networks, devices and standards.

We make our mobile apps available on both iOS and Android systems across a variety of mobile devices. We depend on the interoperability of our mobile apps with popular devices and mobile operating systems that we do not control. Any changes in devices or their systems that degrade the functionality of our mobile apps or give preferential treatment to competitive mobile apps could adversely affect usage of our mobile apps. We may not be successful in developing relationships with key participants in the mobile industry or in developing products and services that operate effectively with their operating systems, networks, devices and standards. If we cannot maintain such relationships at reasonable costs or at all, we may not get sufficient exposure on their respective platforms, which will impair our ability to acquire traffic. Moreover, we are subject to the terms, policies and conditions of the app stores. If any of the key participants finds us to be in violation of the terms, policies and conditions of its app store, it may seek economic damages from us or remove our mobile apps from its app store. Such incident would also harm our relationship with the key participant. Further, if the number of systems, networks and devices for which we develop our mobile apps increases, it will result in an increase in our costs and expenses, and adversely affect our net margin and results of operations.

We use the streaming technology from a third-party provider to deliver courses to our students. Any interruption to or discontinuities of our cooperative relationship with the provider may severely and negatively impact our ability to deliver our course content to students.

We use the technology of a leading audio and video streaming service provider in China to deliver course to our students. Their technology is important to our ongoing ability to operate our online small-class courses. Licensed technology and intellectual property rights from third parties, including the streaming service provider with whom we are working, may not continue to be available on commercially reasonable terms, or at all. Our agreement with the streaming service provider is terminable and provide limited recourse for service interruptions. Any loss of the right to use any of this technology could result in delays in delivering our lessons until equivalent technology is identified and integrated, which could harm our business. Any interruption to or discontinuation of our cooperative relationship with our streaming service provider, despite our in-house technology development efforts, may severely and adversely impact our ability to deliver our courses to students. In this situation we would be required to either redesign our solutions to function with technology available from other parties or to develop these components ourselves more quickly, which would result in increased costs or interruption of our platform, which could harm our students’ learning experiences and our reputation. If we fail to maintain or renegotiate any of these technology or intellectual property licenses, we could face significant delays and the diversion of resources in attempting to develop similar or replacement technology, or to license and integrate a functional equivalent of the technology we use from our current streaming service provider.

The use of third-party manufacturers to manufacture products and the cooperation with other business partners present risks to our business. Failure to maintain product quality control or business relationships may adversely affect our business.

We use third-party manufacturers to manufacture the physical learning kits that we distribute to our students, and the loss or unavailability of these manufacturers, even temporarily, could have a negative impact on our business, financial condition and results of operations. We have implemented quality control over these manufacturers in relation to the raw materials and production process, and require them to be responsible for the manufacturing process to satisfy our selection criteria. However, we may not have effective control over whether our suppliers would strictly follow our specifications. Additionally, the use of third-party manufacturers may expose us to product liability claims, penalties, confiscation or destruction of certain products and their revenue, the revocation of business license, or the imposition of other administrative or the criminal liabilities. If defective products are manufactured and sold, it would result in damage to our reputation, product recall, consumer litigation and others that could materially and adversely affect our business. We also cooperate with various other business partners in the ordinary course of our business. For example, we partner with leading cloud service providers in China to host our servers. Maintaining strong relationships with these cloud service providers is critical to the results of operations and prospects of business. There can be no assurance that the business partners we currently cooperate with will continue to cooperate with us on commercially acceptable terms, or at all, after the terms of our current agreements with them expire. If we are unable to maintain our relationships with existing business partners or develop relationships with new business partners, our operations may be materially and adversely affected.

If we are unable to conduct sales and marketing activities cost-effectively, our business, financial condition and results of operations may be materially and adversely affected.

Our sales and marketing efforts help drive the growth of our student base. Our sales and marketing activities may not be well received by the market and may not result in the levels of sales that we anticipate. We also may not be able to retain or recruit a sufficient number of experienced sales and marketing personnel, or to train newly hired sales and marketing personnel, which we believe is critical to implementing our sales and marketing strategies cost-effectively. Further, sales and marketing approaches and tools in China’s online education industry are evolving rapidly. This requires us to continually enhance our sales and marketing approaches and experiment with new methods to keep pace with industry developments and student and parent preferences. Failure to engage in sales and marketing activities in a cost-effective manner may reduce our market share, cause our revenues to decline, negatively impact our profitability, and materially harm our business, financial condition and results of operations.

Our success depends on the continuing efforts of our senior management team and other key employees.

We depend on the continued contributions of our senior management and other key employees. The loss of the services of any of our senior management or other key employees could harm our business. Competition for qualified talents in China is intense. If one or more of our senior management or other key employees are unable or unwilling to continue in their present positions, we may not be able to find replacements in a timely manner, or at all, and our business may be disrupted. Moreover, if any member of our senior management team or any of our other key personnel joins a competitor or forms or invests in a competing business, we may lose know-how, key professionals and other valuable resources, which in turn may cause our customers to choose to use the products or services of that competitor instead of ours. Our future success is also dependent on our ability to attract a significant number of qualified employees and retain existing key employees. If we are unable to do so, our business and growth may be materially and adversely affected. Our need to significantly increase the number of our qualified employees and retain key employees may cause us to materially increase compensation-related costs, including share-based compensation.

We may be the subject of detrimental conduct by third parties such as our competitors, including complaints to regulatory agencies and the public dissemination of malicious assessments of our business, which could have a negative impact on our reputation.

We have been, and in the future may be, the target of anti-competitive, harassing or other detrimental conduct by third parties including our competitors. Such conduct may include complaints, anonymous or otherwise, to regulatory agencies regarding our operations, accounting, business relationships, business prospects and business ethics. Additionally, allegations, directly or indirectly against us, may be posted online by anyone, whether or not related to us, on an anonymous basis. We may be subject to government or regulatory investigation as a result of such third-party conduct and may be required to expend significant time and incur substantial costs to address such third-party conduct, and there is no assurance that we will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Our reputation may also be materially negatively affected as a result of the public dissemination of anonymous allegations or malicious statements about our business.

We may be subject to litigations, allegations, complains and investigations from time to time arising out of our operations, and our reputation and operations may be adversely affected.

We have been and may continue to be involved in legal and other disputes in the ordinary course of our business, including allegations against us for potential infringement of third party’s copyrights or other intellectual property rights, as well as customer complaints in relation to our refund policy, course content and data security and other dissatisfactions. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our management’s attention and resources or harm our brand equity. If a lawsuit or governmental proceeding against us is successful, we may be required to pay substantial damages or fines and/or enter into royalty or license agreements that may not be based upon commercially reasonable terms, or we may be unable to enter into such agreements at all. We may also lose, or be limited in, the rights to offer some of our content, products and services or be required to make changes to our course offerings or business model. As a result, the scope of our content, product and service offerings could be reduced, which could adversely affect our ability to attract new students and parents, harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

Our advertising content may subject us to penalties and other administrative actions.

Under PRC advertising laws and regulations, we are obligated to monitor our advertising content to ensure that such content is true and accurate and in full compliance with applicable laws and regulations. In addition, education or training advertisement are further prohibited from containing content such as guarantee for passing of examination or the effect of education or training, recommendation and/or endorsement by scientific research institutes, academic institutions, educational organizations, industry associations, professionals or beneficiaries using their name or image. Violation of these laws and regulations may subject us to penalties, including fines, orders to cease dissemination of the advertisements and orders to publish an announcement correcting the misleading information. In circumstances involving serious violations by us, PRC government authorities may force us to terminate our advertising operations or revoke our licenses.

While we have made significant efforts to ensure that our advertisements are in full compliance with applicable PRC laws and regulations, we cannot assure you that all the content contained in our advertisements is true and accurate as required by, and complies in all aspects with, the advertising laws and regulations, especially given the uncertainty in the interpretation of these PRC laws and regulations. If we are found to be in violation of applicable PRC advertising laws and regulations, we may be subject to penalties and our reputation may be harmed, which may negatively affect our business, financial condition, results of operations and prospects.

If we fail to implement and maintain an effective system of internal controls over financial reporting to remediate our material weakness, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of preparing and auditing our consolidated financial statements as of and for the years ended December 31, 2019 and 2020, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. According to the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weakness identified relates to the lack of sufficient financial reporting and accounting personnel with sufficient knowledge and experience to (i) address complex technical U.S. GAAP accounting issues, and (ii) establish and implement formal period end reporting policies and procedures for the purposes of U.S. GAAP and SEC reporting requirements. We have taken measures and plan to continue to take measures to remedy this material weakness. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting.” The implementation of these measures may not fully address the material weakness in our internal control over financial reporting, and we cannot conclude that it has been fully remedied. Our failure to correct this material weakness or our failure to discover and address any other material weaknesses could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2022. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of the ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

We have granted, and may continue to grant, share incentives, which may result in increased share-based compensation expenses.

We adopted an equity incentive plan in November 2019, or the 2019 Plan, for the purpose of granting share-based compensation awards to management executives, employees, officers, directors and consultants to incentivize their performance and promote the success of our business. We account for compensation costs for share-based awards granted under the 2019 Plan using a fair-value based method and recognize expenses in our consolidated statements of operations and comprehensive loss in accordance with U.S. GAAP. As of the date of this prospectus, options to purchase a total of 42,131,429 ordinary shares are outstanding under the 2019 Plan. In addition, we have recorded share-based compensation expenses of RMB6.6 million and RMB23.8 million (US$3.6 million), respectively, allocated to us based on equity awards granted to our employees under the 2019 Plan, in 2019 and 2020. We believe the granting of share-based awards is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based awards in the future. As a result, our expenses associated with share-based compensation may increase. Any increase in our share-based compensation may have an adverse effect on our results of operations.

Enforcement of stricter labor laws and regulations and increases in labor costs in the PRC may materially and adversely affect our business and results of operations.

The PRC Labor Contract Law has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to have written employment contracts, to enter into employment contracts with no fixed term under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. Furthermore, the PRC Labor Contract Law sets forth additional restrictions and increases the costs involved with dismissing employees. We expect that our labor costs, including wages and employee benefits, will continue to increase, and unless we are able to pass on these increased labor costs to our customers by increasing the prices of our products and services, our financial condition and results of operations would be materially and adversely affected. Additionally, to the extent that we need to significantly reduce our workforce, the PRC Labor Contract Law could adversely affect our ability to do so in a timely and cost-effective manner, and our results of operations could be adversely affected. In addition, for employees whose employment contracts include non-competition terms, the PRC Labor Contract Law requires us to pay economic compensation to the laborer on a monthly basis during the term of non-competition after such employment is terminated, which will increase our operating expenses.

In addition, we are required by PRC laws and regulations to make social insurance registration and open housing fund account with relevant governmental authorities and pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. Certain of our PRC subsidiaries have historically failed to make social insurance and housing fund contributions in full for their employees. Our VIE and certain of our PRC subsidiaries engage third-party service providers to make social insurance and housing fund contributions for some of their employees. They also engage third-party service providers to help us recruit, manage and settle service fees with teachers. There is no assurance that such third-party service providers make necessary contributions in full in a timely manner, or at all. If the relevant PRC authorities determine that we shall be responsible for making up for social insurance and housing fund contributions, or that we are subject to fines and legal sanctions in relation to our failure to make social insurance and housing fund contributions in full for our employees, our business, financial condition and results of operations may be adversely affected. The PRC authorities have not made such determination and have not imposed any penalty on us as of the date of the prospectus.

There remains uncertainty as to whether the relevant PRC authorities will promulgate new laws and regulations or change their interpretation of existing laws and regulations regarding the engagement of third-party service providers for making social insurance and housing fund contributions. If we cannot timely comply with new laws and regulations like this, our business, financial condition and results of operations could be materially and adversely affected.

We cannot assure you that our employment practices will be deemed to be in compliance with labor-related laws and regulations in China due to interpretation and implementation uncertainties related to the evolving labor laws and regulations, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

We face certain risks relating to the real properties that we lease.

We lease real properties from third parties primarily for our office use in China, and the lease agreements for most of these leased properties have not been registered with the PRC government authorities as required by PRC law. Although the failure to do so does not in itself invalidate the leases, we may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance were not rectified within a given period of time, we may be subject to fines imposed by the PRC government authorities ranging from RMB1,000 and RMB10,000 for those of our lease agreements that have not been registered with the relevant PRC government authorities

As of the date of this prospectus, we are not aware of any regulatory or governmental actions, claims or investigations being contemplated or any challenges by third parties to our use of our leased properties the lease agreements of which have not been registered with the government authorities. However, we cannot assure you that the government authorities will not impose fines on us due to our failure to register any of our lease agreements, which may negatively impact our financial condition.

In addition, some of the ownership certificates or other similar proof of certain leased properties have not been provided to us by the relevant lessors. Therefore, we cannot assure you that such lessors are entitled to lease the relevant real properties to us. If the lessors are not entitled to lease the real properties to us and the owners of such real properties decline to ratify the lease agreements between us and the respective lessors, we may not be able to enforce our rights to lease such properties under the respective lease agreements against the owners. As of the date of this prospectus, we are not aware of any claim or challenge brought by any third parties concerning the use of our leased properties without obtaining proper ownership proof. If our lease agreements are claimed as null and void by third parties who are the real owners of such leased real properties, we could be required to vacate the properties, in the event of which we could only initiate the claim against the lessors under relevant lease agreements for indemnities for their breach of the relevant leasing agreements. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we are unable to relocate our operations in a timely manner, our operations may be interrupted.

Our operations depend on the performance of the internet infrastructure and telecommunications networks in China.

As we deliver courses online, the successful operation of our business depends on the performance of the internet infrastructure and telecommunications networks in China. Almost all access to the internet is maintained through state-owned telecommunications operators under the administrative control and regulatory supervision of the MIIT. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or the telecommunications networks provided by telecommunications service providers. Our platform regularly serves a large number of students, parents and teachers. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the increasing traffic on our platform. However, we have no control over the costs of the services provided by telecommunications service providers. If the prices we pay for telecommunications and internet services rise significantly, our results of operations may be materially and adversely affected. If internet access fees or other charges to internet users increase, our user traffic may decline and our business may be harmed.

We are subject to third-party payment processing-related risks.

We accept payments through major third-party online payment channels in China, as well as bank transfers and credit cards. We may be susceptible to fraud, student data leakage and other illegal activities in connection with the various payment methods we offer. In addition, our business depends on the billing, payment and escrow systems of the third-party payment service providers to maintain accurate records of payments by customers and collect such payments. If the quality, utility, convenience or attractiveness of these payment processing and escrow services declines, or if we have to change the pattern of using these payment services for any reason, our business may be disrupted, and we may incur additional costs and expenses that could adversely affect our business operations. We are also subject to various rules, regulations and requirements, regulatory or otherwise, governing electronic funds transfers which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and become unable to accept the current online payments solutions from our students, and our business, financial condition and results of operations could be materially and adversely affected.

We currently do not have any business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

We face risks related to natural disasters, extreme weather conditions, health epidemics, such as the outbreak of COVID-19, and other catastrophic incidents, which could significantly disrupt our operations.

China has in the past experienced significant natural disasters, including earthquakes, extreme weather conditions, as well as health scares related to epidemic diseases, and any similar event could materially impact our business in the future. If a disaster or other disruption were to occur in the future that affects the regions where we operate our business, our operations could be materially and adversely affected due to loss of personnel and damages to property. Even if we are not directly affected, such a disaster or disruption could affect our operations or financial condition. In addition, our business could be affected by public health epidemics, such as the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, Zika virus, Ebola virus, coronavirus or other disease. If any of our employees is suspected of having contracted a contagious disease, we may be required to apply quarantines or suspend our operations. Furthermore, any future outbreak may restrict economic activities in affected regions, resulting in reduced business volume, temporary closure of our offices or otherwise disrupt our business operations and adversely affect our results of operations. Also see “—The COVID-19 pandemic has disrupted our business and operations and it, or any future health epidemic or other adverse public health developments, may continue to do so.”

We rely on certain key operating metrics to evaluate the performance of our business, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

We continually review the number of students, number of course units consumed by our students for our online small-class courses and certain other metrics to evaluate growth trends, measure our performance and make strategic decisions. These metrics are calculated using internal data and are not independently verified by any third party. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring such key metrics, and the methodologies used to measure these metrics may be susceptible to technical errors. If investors do not perceive our operating metrics to accurately represent our operating performance, or if we discover material inaccuracies in our operating metrics, our business, financial condition and results of operations may be materially and adversely affected.

Our business and results of operations may be subject to seasonal fluctuations.

Our business and results of operations may be subject to seasonal fluctuations. Historically, we have not experienced significant seasonality as we have grown rapidly. However, in the future our business may be affected by factors such as public holidays and school schedules. Therefore, our historical performance may not be indicative of our future operating results. The trading price of our ADSs may fluctuate from time to time due to seasonality.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating certain of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Foreign ownership in entities that provide value-added telecommunication services (except for e-commerce, domestic multi-party communications, store-and-forward and call center), such as provision of online course content, is subject to restrictions under current PRC laws and regulations.

Specifically, foreign ownership of a value-added telecommunication service provider may not exceed 50%, and the major foreign investor is required to have a record of good performance and operating experience in managing value-added telecommunications business. We are a company registered in the Cayman Islands. Beijing Spark Education and Technology Co., Ltd., or Beijing Spark Education, is one of our PRC subsidiaries and a foreign-invested enterprises under the PRC laws. To comply with PRC laws and regulations, we conduct such business activities in China primarily through Beijing Xingengyuan Technology Ltd., or Xingengyuan. Beijing Spark Education has entered into a series of contractual arrangements with Xingengyuan and its shareholders. For a description of these contractual arrangements, see “Our History and Corporate Structure.” As a result of these contractual arrangements, we exert control over Xingengyuan and consolidate financial results of Xingengyuan and its subsidiaries in our financial statements under U.S. GAAP. Xingengyuan holds the licenses, approvals and key assets that are essential for our operations.

In the opinion of our PRC legal counsel, Tian Yuan Law Firm, (i) the ownership structure of Xingengyuan and Beijing Spark Education does not result in any violation of PRC laws and regulations currently in effect; and (ii) the contractual arrangements among Beijing Spark Education, Xingengyuan and its shareholders governed by PRC law will not result in any violation of PRC laws or regulations currently in effect. However, we have been further advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Thus, the PRC government may ultimately take a view contrary to the opinion of our PRC legal counsel. If the PRC government otherwise finds that we are in violation of any existing or future PRC laws or regulations or lack the necessary permits or licenses to operate our business, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation:

•	revoking the business licenses and/or operating licenses of such entities;

•	imposing fines on us;

•	confiscating any of our income that they deem to be obtained through illegal operations;

•	discontinuing or placing restrictions or onerous conditions on our operations;

•	placing restrictions on our right to collect revenues; and

•	shutting down our servers or blocking our application/software.

Any of these events could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. If occurrences of any of these events result in our inability to direct the activities of Xingengyuan in China that most significantly impact its economic performance, and/or our failure to receive the economic benefits from our consolidated variable interest entities, we may not be able to consolidate their financial results in our consolidated financial statements in accordance with U.S. GAAP.

We rely on contractual arrangements with Xingengyuan and its shareholders for our business operations, which may not be as effective as direct ownership in providing operational control.

We have relied and expect to continue to rely on contractual arrangements with Xingengyuan, and its shareholders to operate our business in China. These contractual arrangements may not be as effective as direct ownership in providing us with control over Xingengyuan. For example, Xingengyuan and their shareholders could breach their contractual arrangements with us by, among other things, failing to conduct the operations of Xingengyuan in an acceptable manner or taking other actions that are detrimental to our interests.

If we had direct ownership of Xingengyuan in China, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Xingengyuan, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by Xingengyuan and its shareholders of their obligations under the contracts to exercise control over Xingengyuan. The shareholders of Xingengyuan may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portion of our business through the contractual arrangements with Xingengyuan. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See “—Any failure by Xingengyuan or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.” Therefore, our contractual arrangements with Xingengyuan may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.

Any failure by Xingengyuan or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

If Xingengyuan or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and contractual remedies, which we cannot assure you will be sufficient or effective under PRC law. For example, if the shareholders of Xingengyuan were to refuse to transfer their equity interests in Xingengyuan to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

Our contractual arrangements are governed by PRC law. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures.

All the agreements under our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over Xingengyuan, and our ability to conduct our business may be negatively affected. See “—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us.”

The shareholders of Xingengyuan may have actual or potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The shareholders of Xingengyuan may have actual or potential conflicts of interest with us. These shareholders may breach, or cause Xingengyuan to breach, or refuse to renew, the existing contractual arrangements we have with them and Xingengyuan, which would have a material and adverse effect on our ability to effectively control Xingengyuan and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with Xingengyuan to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we could exercise our purchase option under the exclusive option agreements with these shareholders to request them to transfer all of their equity interests in the VIE to a PRC entity or individual designated by us, to the extent permitted by PRC law. For individuals who are also our directors and officers, we rely on them to abide by the laws of the Cayman Islands, which provide that directors and officers owe a fiduciary duty to the company that requires them to act in good faith and in what they believe to be the best interests of the company and not to use their position for personal gains. The shareholders of Xingengyuan have executed powers of attorney to appoint Beijing Spark Education or a person designated by Beijing Spark Education to vote on their behalf and exercise voting rights as shareholders of Xingengyuan. If we cannot resolve any conflict of interest or dispute between us and the shareholders of Xingengyuan, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements in relation to Xingengyuan may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC consolidated variable interest entities owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements in relation to Xingengyuan were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust income of Xingengyuan in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by Xingengyuan for PRC tax purposes, which could in turn increase their tax liabilities without reducing our PRC subsidiaries’ tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on Xingengyuan for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if Xingengyuan’ tax liabilities increase or if they are required to pay late payment fees and other penalties.

Our current corporate structure and business operations may be affected by the newly enacted Foreign Investment Law.

On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, which took effect on January 1, 2020. Since it is relatively new, uncertainties exist in relation to its interpretation and implementation. The Foreign Investment Law does not explicitly classify whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign invested enterprises if they are ultimately “controlled” by foreign investors. However, it has a catch-all provision under definition of “foreign investment” that includes investments made by foreign investors in China through other means as provided by laws, administrative regulations or the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions of the State Council to provide for contractual arrangements as a form of foreign investment, and it remains uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment in the PRC and if yes, how our contractual arrangements should be dealt with.

The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in the Special Administrative Measures (Negative List) for Foreign Investment Access jointly promulgated by Ministry of Commerce, or MOFCOM, and the National Development and Reform Commission, or NDRC, as amended from time to time. The Foreign Investment Law provides that foreign-invested entities are barred from operating in “prohibited” industries and will require market entry clearance and other approvals from relevant PRC government authorities if operating in “restricted” industries. On December 26, 2019, the Supreme People’s Court issued the Interpretations on Certain Issues Regarding the Application of Foreign Investment Law, or the FIL Interpretations, which came into effect on January 1, 2020. In accordance with the FIL Interpretations, any claim to invalidate an investment agreement will be supported by courts if such agreement is found to be entered into for purposes of making investments in the “prohibited industries” under the negative list or for purposes of investing in “restricted industries” while failing to satisfy the conditions set out in the Negative List. If our control over Xingengyuan through contractual arrangements are deemed as foreign investment in the future, and any business of Xingengyuan is “restricted” or “prohibited” from foreign investment under the “negative list” effective at the time, we may be deemed to be in violation of the Foreign Investment Law, the contractual arrangements that allow us to have control over Xingengyuan may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or restructure our business operations, any of which may have a material adverse effect on business, financial condition and our business operation.

Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

We may lose the ability to use and enjoy assets held by Xingengyuan that are material to the operation of a certain portion of our business if the entities go bankrupt or become subject to a dissolution or liquidation proceeding.

As part of our contractual arrangements with Xingengyuan, Xingengyuan holds certain assets that are material to the operation of certain portion of our business, including licenses, permits, domain names and most of our IP rights. If Xingengyuan goes bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. Under the contractual arrangements, Xingengyuan may not, in any manner, sell, transfer, mortgage or dispose of their assets or legal or beneficial interests in the business without our prior consent. If Xingengyuan undergoes a voluntary or involuntary liquidation proceeding, the independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to a reduction in demand for our services and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. While Chinese economy has experienced significant growth in the past decades, that growth may not continue, at least at the same rate. In addition, there are uncertainties around the COVID-19 pandemic, including the unknown duration and extent of negative impact on Chinese economy. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

Uncertainties with respect to the PRC legal system could adversely affect us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are a company incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time and all are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism. No organization or individual may provide the documents and materials relating to securities business activities to overseas parties arbitrarily without the consent of the competent securities regulatory authority in China according to the PRC Securities Law. See “—Risks Related to the ADSs and This Offering—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.”

We may rely on dividends and other distributions of equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company and we rely principally on dividends and other distributions on equity from our PRC subsidiaries for our cash requirements, including for services of any debt we may incur. The ability of our PRC subsidiaries to pay dividends and other distributions on equity, in turn, depends on the payment they receive from Xingengyuan as service fees pursuant to certain contractual arrangements among our PRC subsidiaries, Xingengyuan and Xingengyuan’s shareholders entered into to comply with certain restriction under PRC law on foreign investment. For more information about such contractual arrangements, see “Our History and Corporate Structure—Contractual Arrangements with Our VIE and Its Shareholders.”

Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries and Xingengyuan are required to set aside at least 10% of their after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of their registered capital. These reserves are not distributable as cash dividends. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

To address the persistent capital outflow and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, or SAFE Circular 3, issued on January 26, 2017, provides that the banks shall, when dealing with dividend remittance transactions from domestic enterprise to its offshore shareholders of more than US$50,000, review the relevant board resolutions, original tax filing form and audited financial statements of such domestic enterprise based on the principal of genuine transaction. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are tax residents.

The custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

Under the PRC law, legal documents for corporate transactions, including agreements and contracts that are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the local branches of the SAMR.

In order to secure the use of our chops and seals, we have established internal control procedures and rules for using these chops and seals. In any event that the chops and seals are intended to be used, the responsible personnel will submit the application which will then be verified and approved by authorized employees in accordance with our internal control procedures and rules. In addition, in order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to authorized employees. Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees could abuse their authority, for example, by entering into a contract not approved by us or seeking to gain control of one of our subsidiaries or VIE. If any employee obtains and misuses or misappropriates our chops and seals or other controlling non-tangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve and divert management from our operations.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from making loans or additional capital contributions to our PRC subsidiaries and to make loans to Xingengyuan, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, as well as any loans we provide to Xingengyuan, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises, or FIEs, in China, capital contributions to our PRC subsidiaries are subject to the reporting with the MOFCOM, or its local branches and registration with a local bank authorized by SAFE. In addition, (i) any foreign loan procured by our PRC subsidiaries is required to be registered with SAFE or its local branches and (ii) any of our PRC subsidiaries may not procure loans which exceed the difference between its total investment amount and registered capital or, as an alternative, only procure loans subject to the calculation approach and limitation as provided in the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Notice No. 9. Additionally, any medium or long-term loans to be provided by us to Xingengyuan must be registered with the NDRC and SAFE or its local branches. We may not be able to obtain these government approvals or complete such registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries or loans by us to Xingengyuan. If we fail to receive such approvals or complete such reporting, registration or filing, our ability to use the proceeds of our initial public offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. See “Our History and Corporate Structure—Our Corporate History.”

On March 30, 2015, SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect as of June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capital of FIEs and allows FIEs to settle foreign exchange capital at their discretion, but continues to prohibit FIEs from using Renminbi funds converted from foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, which became effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debt) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. On October 23, 2019, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Convenience of Cross-Border Trade and Investment, or SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since SAFE Circular 28 is relatively new, it is unclear how SAFE and competent banks will carry this out in practice. SAFE Circular 19, SAFE Circular 16 and SAFE Circular 28 may significantly limit our ability to use Renminbi converted from the net proceeds of our initial public offering to fund the establishment of new entities in China by Xingengyuan, to invest in or acquire any other PRC companies through our PRC subsidiaries, or to establish new VIEs in China, which may adversely affect our business, financial condition and results of operations.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

The COVID-19 pandemic had a severe and negative impact on the Chinese and the global economy in 2020. Even before the outbreak of COVID-19, the global macroeconomic environment presented challenges, including the economic slowdown in the eurozone since 2014 and uncertainties over the impact of Brexit. The growth of the Chinese economy has slowed down since 2012 compared to the previous decade and the trend may continue or even deteriorate, with the added disruption caused by COVID-19. There is considerable uncertainty regarding the effectiveness or the long-term effects of the massive expansionary monetary and fiscal policies adopted in response to COVID-19 by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa. There have also been concerns about the relationship between China and the United States and other countries, particularly with respect to the increasingly tense political and economic relationship between the United States and China. Economic conditions in China are sensitive to global economic conditions as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any prolonged slowdown in the global or Chinese economy may have a negative impact on our business, results of operations and financial condition. Our students and users may reduce or delay spending with us, while we may have difficulty expanding our user base fast enough, or at all, to offset the impact of decreased spending by our existing users.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. In July 2005, the PRC government changed its decades-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation subsided and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. While appreciating approximately by 7% against the U.S. dollar in 2017, the Renminbi in 2018 and 2019 depreciated approximately by 5% and 1% against the U.S. dollar, respectively. Since October 1, 2016, the RMB has joined the International Monetary Fund’s basket of currencies that make up the Special Drawing Right, along with the U.S. dollar, the euro, the Japanese yen and the British pound. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and there is no guarantee that the RMB will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Substantially all of our revenue and costs are denominated in Renminbi. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable on, the ADSs in U.S. dollars.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries and VIE to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the ADSs.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council in 2008 and amended in 2018, are triggered. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress, which became effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the relevant governmental authorities before they can be completed. On February 7, 2021, the Anti-monopoly Commission of the State Council published the Anti-Monopoly Guidelines for the Internet Platform Economy Sector, which aims at specifying some of the circumstances under which an activity of internet platforms may be identified as monopolistic act as well as setting out merger controlling filing procedures involving variable interest entities. In addition, PRC national security review rules which became effective in September 2011 require acquisitions by foreign investors of PRC companies engaged in military related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. The Measures for the Security Review of Foreign Investments promulgated by the NDRC and MOFCOM, which became effective from January 2021, further requires that security review by relevant governmental authorities shall be conducted in accordance with the provisions of such measures for foreign investments that affect or may affect national security. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

SAFE Circular 37 requires registration with, and approval from, Chinese government authorities in connection with direct or indirect control of an offshore entity by PRC residents. The term “control” under SAFE Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by PRC residents in the offshore special purpose vehicles by means of acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. In addition, any PRC resident who is a direct or indirect shareholder of a special purpose vehicle, or SPV, is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge its PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder of such SPV fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiary in China. On February 13, 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE. SAFE Notice 13 further provides that annual inspection of inbound foreign direct investments and outbound overseas direct investments is canceled. Instead, relevant entities or individuals, as the case may be, shall register data and information with respect to their inbound foreign direct investments and outbound overseas direct investment interests with SAFE.

These regulations may have a significant impact on our present and future structuring and investment. We have requested our shareholders who to our knowledge are PRC residents to make the necessary applications, filings and amendments as required under these regulations. We intend to take all necessary measures to ensure that all required applications and filings will be duly made and all other requirements will be met. We further intend to structure and execute our future offshore acquisitions in a manner consistent with these regulations and any other relevant legislation. However, because it is presently uncertain how SAFE regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted and implemented by the relevant government authorities in connection with restructuring by PRC beneficial owners of our company, our future offshore financings or acquisitions, we cannot provide any assurances that we will be able to comply with, qualify under, or obtain any approvals required by the regulations or other legislation. Furthermore, we cannot assure you that any PRC beneficial owners of our company or any PRC company into which we invest is or will in the future be able to comply with those requirements. Any failure or inability by such individuals to comply with SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiaries’ ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options are subject to these regulations. Failure to complete SAFE registrations may subject them to fines and legal sanctions, there may be additional restrictions on the ability of them to exercise their stock options or remit proceeds gained from sale of their stock into the PRC. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See “Regulation—Regulation on Stock Incentive Plans.”

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe our company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we will be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, we will be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or ordinary shares, if such gains are treated as derived from a PRC source. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including our ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would, in practice, be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs or ordinary shares.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity securities through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure for withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The ADSs may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over the counter trading market in the U.S.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, our auditor is currently not inspected by the PCAOB.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition the requirements of the HFCA Act are uncertain. Such uncertainty could cause the market price of the ADSs to be materially and adversely affected, and our securities could be delisted or prohibited from being traded “over-the-counter” earlier than would be required by the HFCA Act. If our securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our ADSs when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of the ADSs.

The PCAOB’s inability to conduct inspections in China prevents it from fully evaluating the audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB in the PRC or by the CSRC or the PRC Ministry of Finance in the United States. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges.

Proceedings instituted by the SEC against Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

In December 2012, the SEC instituted administrative proceedings against the Big Four PRC-based accounting firms, including our independent registered public accounting firm, alleging that these firms had violated U.S. securities laws and the SEC’s rules and regulations thereunder by failing to provide to the SEC the firms’ audit work papers with respect to certain PRC-based companies that are publicly traded in the United States.

On January 22, 2014, the administrative law judge, or the ALJ, presiding over the matter rendered an initial decision that each of the firms had violated the SEC’s rules of practice by failing to produce audit papers and other documents to the SEC. The initial decision censured each of the firms and barred them from practicing before the SEC for a period of six months.

On February 6, 2015, the four China-based accounting firms each agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and audit U.S.-listed companies. The settlement required the firms to follow detailed procedures and to seek to provide the SEC with access to Chinese firms’ audit documents via the CSRC. Under the terms of the settlement, the underlying proceeding against the four China-based accounting firms was deemed dismissed with prejudice four years after entry of the settlement. The four-year mark occurred on February 6, 2019. While we cannot predict if the SEC will further challenge the four China-based accounting firms’ compliance with U.S. law in connection with U.S. regulatory requests for audit work papers or if the results of such a challenge would result in the SEC imposing penalties such as suspensions, if the accounting firms are subject to additional remedial measures, our ability to file our financial statements in compliance with SEC requirements could be impacted. A determination that we have not timely filed financial statements in compliance with the SEC requirements could ultimately lead to the delisting of our ADSs from Nasdaq or the termination of the registration of our ordinary shares under the Securities Exchange Act of 1934, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Regulation and censorship of information disseminated over the internet in China may adversely affect our business and reputation and subject us to liability for information displayed on our website.

The PRC government has adopted regulations governing internet access and the distribution of news and other information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses, and the closure of the concerned websites. The website operator may also be held liable for such censored information displayed on or linked to the websites. If our platform or content is found to be in violation of any such requirements, we may be penalized by relevant authorities, and our operations or reputation could be adversely affected.

It may be difficult for overseas regulators to conduct an investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, Article 177, which became effective in March 2020, prohibits, without the approval of the securities regulatory authority in China, (i) foreign securities regulators from engaging in any inspection activities within China, and (ii) anyone from providing any documents or materials relating to capital markets activities to foreign parties. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

The current tension in international trade, particularly with regard to U.S. and China trade policies, may adversely impact our business, financial condition, and results of operations.

To the extent we plan to expand our business internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products and services, impact our competitive position, or prevent us from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect our business, financial condition, and results of operations. Recently, there have been heightened tensions in international economic relations, such as the one between the United States and China. The U.S. government has recently imposed, and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on January 15, 2020, the United States and China entered into the Economic and Trade Agreement Between the United States of America and the People’s Republic of China as a phase one trade deal, effective on February 14, 2020. It remains unclear what additional actions, if any, will be taken by the U.S. or other governments with respect to international trade, tax policy related to international commerce, or other trade matters.

The situation is further complicated by the political tensions between the United States and China that escalated during the COVID-19 pandemic and in the wake of the PRC National People’s Congress’ decision on Hong Kong national security legislation, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the central government of the PRC and the executive orders issued by the U.S. president in August 2020 that prohibit certain transactions with certain China-based companies and their respective subsidiaries. Rising trade and political tensions could reduce levels of trade, investments, technological exchanges and other economic activities between China and other countries, which would have an adverse effect on global economic conditions, the stability of global financial markets, and international trade policies.

Although the direct impact of the current international trade and political tension, and any escalation of such tension, on the online education industry in China is uncertain, the negative impact on general, economic, political and social conditions may adversely impact our business, financial condition and results of operations.

Risks Related to the ADSs and This Offering

An active trading market for our ordinary shares or the ADSs may not develop and the trading price for the ADSs may fluctuate significantly.

We will apply to list our ADSs on Nasdaq. We have no current intention to seek a listing for our ordinary shares on any stock exchange. Prior to the completion of this offering, there has been no public market for the ADSs or our ordinary shares, and we cannot assure you that a liquid public market for the ADSs will develop. If an active public market for the ADSs does not develop following the completion of this offering, the market price and liquidity of the ADSs may be materially and adversely affected. The initial public offering price for the ADSs was determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of the ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

•	variations in our net revenues, earnings and cash flows;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new offerings, solutions and expansions by us or our competitors;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us, our services or our industry;

•	announcements of new regulations, rules or policies relevant to our business;

•	additions or departures of key personnel;

•	our controlling shareholder’s business performance and reputation;

•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$             per ADS, representing the difference between the initial public offering price of US$             per ADS, and our net tangible book value per ADS as of March 31, 2021, after giving effect to the net proceeds we receive from this offering. See “Dilution” for a more complete description of how the value of your investment in the ADSs will be diluted upon the completion of this offering.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the ADSs to decline.

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Our authorized and issued ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares immediately prior the completion of this offering (with certain shares remaining undesignated, with power for our directors to designate and issue such classes of shares as they think fit). Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to 12 votes per share. We will issue Class A ordinary shares represented by our ADSs in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Immediately prior to the completion of this offering, Mr. Jian (Mark) Luo, our founder, chairman of the Board and Chief Executive Officer, and Mr. Zebing Shan, our co-founder, director and Chief Technology Officer, will beneficially own         % of our issued Class B ordinary shares. These Class B ordinary shares will constitute approximately         % of our total issued and outstanding share capital immediately after the completion of this offering and         % of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering due to the disparate voting powers associated with our dual-class share structure, assuming the underwriters do not exercise their over-allotment option. As a result of the dual-class share structure and the concentration of ownership, holders of Class B ordinary shares will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors, and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay, or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover, or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

The sale or availability for sale of substantial amounts of ADSs could adversely affect their market price.

Sales of substantial amounts of ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be                      ADSs (representing                      Class A ordinary shares) issued and outstanding immediately after this offering, or                      ADSs (representing                      Class A ordinary shares) if the underwriters exercise their option to purchase additional ADSs in full. In connection with this offering, we, our directors, executive officers, existing shareholders and holders of share-based awards have agreed, subject to certain exceptions, not to sell any ordinary shares or ADSs for 180 days. The underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Techniques employed by short sellers may drive down the market price of the ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in the ADSs could be greatly reduced or even rendered worthless.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the ADSs for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in the ADSs.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law.

The M&A Rules purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Tian Yuan Law Firm, our PRC legal counsel, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of this offering and the listing and trading of our ADSs on Nasdaq because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation, (ii) we established the WFOE by means of direct investment and not through a merger or acquisition of the equity interests or assets of a “PRC domestic company” as such term is defined under the M&A Rules; and (iii) no provision in the M&A Rules classifies the contractual arrangements under the VIE Agreements as a type of acquisition transaction falling under the M&A Rules.

However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering and the concurrent private placements to Orbis into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of the ADSs.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (as Revised) of the Cayman Islands, or the Companies Act, and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. In addition, while under Delaware law, controlling shareholders owe fiduciary duties to the companies they control and their minority shareholders, under Cayman Islands law, our controlling shareholders do not owe any such fiduciary duties to our company or to our minority shareholders. Accordingly, our controlling shareholders may exercise their powers as shareholders, including the exercise of voting rights in respect of their shares, in such manner as they think fit, subject only to very limited equitable constraints, including that the exercise of voting rights to amend the memorandum or articles of association of a Cayman company must be exercised in good faith for the benefit of the company as a whole.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, the register of mortgages and charges and any special resolutions passed by the shareholders) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. If we choose to follow home country practice, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

The deposit agreement provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) is the exclusive judicial forum within the U.S. for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, and any suit, action or proceeding arising out of or relating in any way to the ADSs or the deposit agreement, which could limit the ability of holders of our ordinary shares, the ADSs or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, the depositary, and potentially others.

The deposit agreement governing the ADSs representing our Class A ordinary shares provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, in the state courts in New York County, New York) shall have exclusive jurisdiction to hear and determine claims arising out of or relating in any way to the deposit agreement (including claims arising under the Exchange Act or the Securities Act). The enforceability of similar federal court choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable or unenforceable. If a court were to find the federal choice of forum provision contained in the deposit agreement to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection provision in the deposit agreement may limit a security-holder’s ability to bring a claim against us, our directors and officers, the depositary, and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits. Holders of our shares or the ADSs will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder pursuant to the exclusive forum provision in the deposit agreement.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.” However, the deposit agreement gives you the right to submit claims against us to binding arbitration, and arbitration awards may be enforceable against us and our assets in China even when court judgments are not.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial for any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial based on this waiver, the court would have to determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, or by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this would be the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including outcomes that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or the ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of the Class A ordinary shares underlying your ADSs.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) each year hold a general meeting as our annual general meeting. As a holder of ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights which attach to the Class A ordinary shares underlying your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary, as holder of the Class A ordinary shares underlying your ADSs. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with those instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise any right to vote with respect to the underlying Class A ordinary shares unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to enable you to withdraw the shares underlying your ADSs and become the registered holder of such shares prior to the record date for the general meeting to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the ordinary shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, the depositary will notify you of the upcoming vote and to deliver our voting materials to you, if we ask it to. We cannot assure you that you will receive the voting material in time to ensure you can direct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the shares underlying your ADSs are voted and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

You may experience dilution of your holdings due to the inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. However, we cannot make such rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of the ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on the transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems it expedient in connection with the performance of its duties. The depositary may close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We are a “controlled company” within the meaning of the rules of Nasdaq and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are a “controlled company” as defined under the rules of the Nasdaq since Mr. Luo beneficially owns more than 50% of our total voting power. For so long as we remain a controlled company under this definition, we are permitted to elect to rely, and currently we intend to rely, on certain exemptions from corporate governance rules, including the exemption from the rule that a majority of our board of directors must be independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

As a Cayman Islands exempted company listed on Nasdaq, we are subject to corporate governance listing standards of Nasdaq. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. We currently intend to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of Nasdaq that listed companies must have a majority of independent directors and that the audit committee consist of at least three members. To the extent that we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for the current or any future taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our ADSs or ordinary shares.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, investment gains and certain rents and royalties. Cash is generally a passive asset for these purposes. The goodwill value is generally treated as an active asset if it is associated with business activities that produce active income.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of the ADSs in this offering, we do not expect to be a PFIC for our current taxable year. However, our PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of our income and assets and the value of our assets from time to time. The value of our goodwill may be determined, in large part, by reference to the market price of the ADSs, which could be volatile. Therefore, because we hold, and will continue to hold after this offering, a substantial amount of cash, our risk of being or becoming a PFIC will increase if our market capitalization declines. Moreover, it is not entirely clear how the contractual arrangements among us and our VIE will be treated for purposes of the PFIC rules, and we may be or become a PFIC if our VIE is not treated as owned by us for these purposes. Accordingly, there can be no assurance that we will not be a PFIC for our current or any future taxable year. If we are a PFIC for any taxable year during which a U.S. taxpayer owns ADSs or Class A ordinary shares, the U.S. taxpayer generally will be subject to adverse U.S. federal income tax consequences, including increased tax liability on disposition gains and “excess distributions” and additional reporting requirements. See “Taxation—Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to of various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus. These risks and uncertainties include factors relating to:

•	general economic, political, demographic and business conditions in China and globally;

•	our ability to implement our growth strategy;

•	the success of operating initiatives, including advertising and promotional efforts and new product and service development by us and our competitors;

•	our ability to develop and apply our technologies to support and expand our foundational learning offerings;

•	the expected growth of the K-12 AST industry in China and globally;

•	the availability of qualified personnel and the ability to retain such personnel;

•	competition in the K-12 AST industry;

•	changes in government policies and regulation;

•	other factors that may affect our business development, financial condition, liquidity and results of operations; and

•	other risk factors discussed under “Risk Factors.”

You should not rely upon forward-looking statements as predictions of future events. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We expect to receive total estimated net proceeds from this offering of approximately US$                million, or approximately US$                million if the underwriters exercise their option to purchase additional ADSs in full, based on the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for the following purposes:

•	approximately 40% to improve our pedagogy, courseware and educational content, and further broaden our course offerings;

•	approximately 30% to improve our technology infrastructure;

•	approximately 15% to expand our marketing and branding efforts; and

•	the balance to fund working capital and for other general corporate purposes.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management will have significant flexibility in applying and discretion to apply the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. We currently do not intend to use any net proceeds from this offering, either directly or indirectly, to acquire assets other than in the ordinary course of business. In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and to our consolidated VIE only through loans, and only if we satisfy the applicable government registration and approval requirements. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. In addition to government registration and approval requirements, the amount of loans that we can provide to our PRC subsidiaries or our VIE is subject to certain limitations prescribed by PRC laws and regulations, which may restrict our ability to fund and expand our business in a timely manner. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from making loans or additional capital contributions to our PRC subsidiaries and to make loans to Xingengyuan, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

We have not previously declared or paid any cash dividend or dividend in kind and we have no plan to declare or pay any dividends in the near future on our shares or the ADSs representing our Class A ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Regulation—Regulation Relating to Foreign Exchange—Regulation on Dividend Distribution.”

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our Class A ordinary shares, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.”

CAPITALIZATION

The table below sets forth our capitalization as of March 31, 2021:

•	on an actual basis;

•

on a pro forma basis to give effect to (i) the automatic conversion or redesignation, as the case may be, of all of the issued and outstanding preferred shares, into Class A ordinary shares, on a one-for-one basis, immediately prior to the completion of this offering; and (ii) the immediate vesting of our founders’ unvested restricted shares as of March 31, 2021 upon the completion of this offering; and

•

on a pro forma as adjusted basis to give effect to (i) the automatic conversion or re-designation, as the case may be, of issued and outstanding preferred shares, into Class A ordinary shares, on a one-for-one basis, immediately prior to the completion of this offering, (ii) the immediate vesting of our founders’ unvested restricted shares as of March 31, 2021 upon the completion of this offering; and (iii) the issuance and sale of                Class A ordinary shares in this offering, and the receipt of approximately US$                million in estimated net proceeds, considering an offering price of US$                per ADS (the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus), after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2021
	Actual		Pro forma		Pro forma as adjusted(1)
	RMB	US$	RMB	US$	RMB	US$
MEZZANINE EQUITY
Series A preferred shares (US$0.0001 par value; 22,973,381shares authorized, 22,973,381 shares issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis) .	60,922	9,298	—	—
Series B preferred shares (US$0.0001 par value; 30,162,301shares authorized, 30,162,301 shares issued and outstanding on an actual basis, and none outstanding on a pro forma or apro forma as adjusted basis)	77,830	11,879	—	—
Series B+ preferred shares (US$0.0001 par value; 33,367,574shares authorized, 33,367,574 shares issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis) .	117,491	17,933	—	—

	As of March 31, 2021
	Actual		Pro forma		Pro forma as adjusted(1)
	RMB	US$	RMB	US$	RMB	US$
Series C preferred shares (US$0.0001 par value; 29,167,458 shares authorized, 29,167,458 shares issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis) .	234,587	35,805	—	—
Series D preferred shares (US$0.0001 par value; 45,613,502shares authorized, 45,613,502 shares issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	576,481	87,988	—	—
Series D+ preferred shares (US$0.0001 par value; 8,411,895shares authorized, 8,411,895 shares issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	146,817	22,409	—	—
Series E-1 preferred shares (US$0.0001 par value; 43,868,754shares authorized, 43,868,754 shares issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	917,766	140,078	—	—
Series E-2 preferred shares (US$0.0001 par value; 30,845,218 shares authorized, 30,845,218 shares issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	630,165	96,182	—	—
Series E-3 convertible redeemable preferred shares (US$0.0001 par value; 41,284,349 shares authorized, issued and outstanding on an actual basis; and none outstanding on a pro forma or a pro forma as adjusted basis)	1,038,687	158,535	—	—

Total mezzanine equity	3,800,746	580,107	—	—

Class A ordinary shares (US$0.0001 par value; 463,897,187 shares authorized, 7,755,662 shares issued and outstanding on an actual basis, and 293,450,094 shares issued and outstanding on a pro forma or pro forma as adjusted basis)	5	1	192	29

	As of March 31, 2021
	Actual		Pro forma		Pro forma as adjusted(1)
	RMB	US$	RMB	US$	RMB	US$
Class B ordinary shares (US$0.0001 par value; 50,408,381 shares authorized, 50,408,381 shares issued, 24,130,672 shares outstanding on an actual basis, and 50,408,381 shares issued and outstanding on a pro forma or pro forma as adjusted basis)	33	5	33	5
Treasury stock	(19)	(3)	—	—
Additional paid-in capital	—	—	3,831,165	584,751
Accumulated deficit	(2,443,630)	(372,970)	(2,474,255)	(377,645)
Accumulated other comprehensive income/(loss)	(59,239)	(9,042)	(59,239)	(9,042)

Total shareholders’ (deficit)/equity	(2,502,850)	(382,009)	1,297,896	198,098

Total mezzanine equity and shareholders’ (deficit)/equity	1,297,896	198,098	1,297,896	198,098

Total capitalization	1,297,896	198,098	1,297,896	198,098

Note:

(1)

The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ (deficit)/equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)

Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a US$1.00 change in the assumed initial public offering price of US$                per ADS (the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus) would, in the case of an increase, increase and, in the case of a decrease, decrease each of additional paid-in capital, total shareholders’ (deficit)/equity and total capitalization by US$                million.

DILUTION

If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per Class A ordinary share is substantially in excess of the book value per Class A ordinary share attributable to the existing shareholders for our presently outstanding Class A ordinary shares on an as-converted basis.

Our net tangible book value as of March 31, 2021 was US$(382) million, or US$(12.00) per Class A ordinary share and US$                per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities and mezzanine equity. Dilution is determined by subtracting net tangible book value per Class A ordinary share, on an as-converted basis, as adjusted from the initial public offering price per Class A ordinary share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in such net tangible book value after March 31, 2021, other than to give effect to (i) the conversion of all of our preferred shares into Class A ordinary shares on a one-to-one basis which will occur automatically immediately prior to the completion of this offering; (ii) the immediate vesting of our founders’ unvested restricted shares as of March 31, 2021 up on the completion of this offering; and (iii) our issuance and sale of Class A ordinary shares represented by the                 ADSs offered in this offering at an assumed initial public offering price of US$                per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2021 would have been US$                million, or US$                per Class A ordinary share and US$                per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$                per Class A ordinary share, or US$                per ADS, to purchasers of ADSs in this offering. The following table illustrates such dilution:

	Per Class A Ordinary Share		Per ADS
Assumed initial public offering price	US$		US$
Net tangible book value as of March 31, 2021	US$	(12.00)	US$
Pro forma net tangible book value after giving effect to the automatic conversion of all of our outstanding preferred shares and the immediate vesting of our founders’ restricted shares	US$	0.58	US$

Pro forma as adjusted net tangible book value as adjusted to give effect to the automatic conversion of all of our outstanding preferred shares, the immediate vesting of our founders’ restricted shares and this offering

	US$		US$
Amount of dilution in net tangible book value to new investors in this offering	US$		US$

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

A US$1.00 increase (decrease) in the assumed initial public offering price of US$                 per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$                 , the pro forma as adjusted net tangible book value per Class A ordinary share and per ADS after giving effect to this offering by US$                 per Class A ordinary share and

US$                 per ADS, and the dilution in pro forma as adjusted net tangible book value per Class A ordinary share and per ADS to new investors in this offering by US$                 per Class A ordinary share and US$                 per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on a pro forma basis as of March 31, 2021, the differences between the existing shareholders and the new investors with respect to the number of Class A ordinary shares purchased from us in this offering, the total consideration paid and the average price per Class A ordinary share paid at the initial public offering price of US$                 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses. The total number of Class A ordinary shares does not include the Class A ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Class A Ordinary Shares Purchased		Total Consideration		Average Price Per Class A Ordinary Share	Average Price Per ADS
			Amount (in thousands of US$)	Percent
	Number	Percent			US$	US$
Existing shareholders
New investors
Total

The discussion and tables above also assume no exercise of any stock options outstanding as of the date of this prospectus. As of the date of this prospectus, there are 42,131,429 Class A ordinary shares issuable upon exercise of outstanding stock options, and there are a total of 43,198,157 Class A ordinary shares available for future issuance upon the exercise of grants under our 2019 Incentive Compensation Plan. To the extent that any of these options are exercised, there will be further dilution to new investors.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•

the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. All of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Tian Yuan Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign monetary judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

PRC

We have been advised by Tian Yuan Law Firm, our PRC legal counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Tian Yuan Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding the ADSs or Class A ordinary shares.

OUR HISTORY AND CORPORATE STRUCTURE

Our Corporate History

We launched our first online course through Xingengyuan, in March 2018. Our ultimate holding company, previously named Wan Duoduo Limited, was incorporated in July 2016 in the Cayman Islands to facilitate financing and offshore listing. In November 2019, Wan Duoduo Limited was renamed as Spark Education Limited.

In July 2016, Spark Hong Kong, our wholly-owned subsidiary, was incorporated in Hong Kong. In December 2016, Beijing Spark Education, our wholly-owned subsidiary, was incorporated in the PRC. Between January 2017 and February 2021, Beijing Spark Education entered into a series of contractual arrangements with Xingengyuan and its shareholders, through which Beijing Spark Education, our wholly owned subsidiary, effectively controls Xingengyuan.

As part of our business expansion, in 2020, a number of wholly-owned subsidiaries, including Tianjin Spark Education and Technology Co., Ltd., or Tianjin Spark Education, Chengdu Spark Education and Technology Co., Ltd., or Chengdu Spark Education, and Chengdu Juli Education Consulting Co., Ltd., or Chengdu Juli, were incorporated in the PRC. In January 2021, Wuhan Spark Education and Technology Co., Ltd. was incorporated as our wholly-owned subsidiary in the PRC.

Our Corporate Structure

The following chart illustrates our corporate structure, including our significant subsidiaries as that term is defined under Section 1-02 of Regulation S-X under the Securities Act, our VIE and certain other subsidiaries, as of the date of this prospectus:

Equity interest
Contractual arrangements, including the exclusive business cooperation agreement, the equity pledge agreement, the exclusive purchase option agreement, the powers of attorney and the spousal consent letters. See “—Contractual Arrangements with Our VIE and Its Shareholders.”

Note:

(1)

Shareholders of Xingengyuan are Mr. Luo, our founder, chairman of the board and chief executive officer, and Mr. Shan, our co-founder, director and chief technology officer, holding 86.9% and 13.1% of Xingengyuan’s equity interests, respectively.

Contractual Arrangements with Our VIE and Its Shareholders

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services and certain other businesses. We are a company registered in the Cayman Islands. Beijing Spark Education, our PRC subsidiary, is considered foreign-invested enterprise. To comply with PRC laws and regulations, we primarily conduct our business in China through Xingengyuan, our VIE in the PRC, based on a series of contractual arrangements. These contractual arrangements allow us to exercise effective control over our VIE, receive substantially all of the economic benefits of our VIE and have an exclusive call option to purchase all or part of the equity interests in and/or assets of our VIE when and to the extent permitted by the relevant laws. As a result of these contractual arrangements, we exert effective control over, and are considered the primary beneficiary of Xingengyuan, our VIE and therefore consolidate the operating results of our VIE and its subsidiaries in our financial statements under the U.S. GAAP.

The following is a summary of the contractual arrangements by and among Beijing Spark Education, Xingengyuan and the shareholders of Xingengyuan. For the complete text of these contractual arrangements, please see the copies filed as exhibits to the registration statement filed with the SEC of which this prospectus forms a part.

In the opinion of Tian Yuan Law Firm, our PRC legal counsel, the contractual arrangements described below among Beijing Spark Education, Xingengyuan and the shareholders of Xingengyuan governed by PRC law are valid, binding and enforceable under current PRC laws. However, these contractual arrangements may not be as effective in providing control as direct ownership. There are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Accordingly, the PRC regulatory authorities may take a view that is contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or our VIE are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. For a description of the risks related to these contractual arrangements and our corporate structure, please see “Risk Factors—Risks Related to Our Corporate Structure.”

Exclusive Business Cooperation Agreement

Beijing Spark Education and Xingengyuan entered into an exclusive business cooperation agreement on January 3, 2017.

Pursuant to the exclusive business cooperation agreement, Beijing Spark Education has the exclusive right to provide or designate any third-party to provide, among other things, management consultancy services, software licensing services, technological support and other services to Xingengyuan. In exchange, Xingengyuan pay monthly management fees and service fees to Beijing Spark Education in an amount determined by Beijing Spark Education and Xingengyuan based on certain factors as specified in the exclusive business cooperation agreement. Without the prior written consent of Beijing Spark Education, Xingengyuan cannot accept similar services provided by, or establish similar cooperation relationship with, any third-party. Beijing Spark Education has the exclusive ownership of all intellectual property rights created as a result of the performance of this agreement unless otherwise provided by PRC laws or regulations, which remain effective whether or not the agreement is amended or terminated.

The exclusive business cooperation agreement was effective from January 3, 2017 and will continue to be effective unless it is terminated. Beijing Spark Education may terminate the agreement unilaterally if Xingengyuan materially breaches any provisions under the agreement, whereas under no circumstances can Xingengyuan terminate the agreement unless otherwise provided by PRC laws or regulations.

Equity Pledge Agreement

Each of Xingengyuan’s shareholders entered into an equity pledge agreement with Beijing Spark Education and Xingengyuan on January 3, 2017, among which the equity pledge agreement among Mr. Luo, Beijing Spark Education and Xingengyuan was last amended and restated on February 24, 2021 and the equity pledge agreement among Mr. Shan, Beijing Spark Education and Xingengyuan was last amended and restated on November 12, 2018. Under such equity pledge agreements, each of Mr. Luo and Mr. Shan pledged his respective equity interest in Xingengyuan to Beijing Spark Education to secure his and Xingengyuan’s obligations under the exclusive business cooperation agreement, exclusive purchase option agreement, spousal consent letter, power of attorney and the equity pledge agreement. Each of Mr. Luo and Mr. Shan further agreed not to transfer or pledge his respective equity interest in Xingengyuan without the prior written consent of Beijing Spark Education. Each of the equity pledge agreements will remain binding until the respective pledger and Xingengyuan discharge all their obligations under the above-mentioned agreements.

We have completed the registration of the equity pledge relating to Xingengyuan with the competent branch of the SAMR in accordance with the Civil Code of the PRC.

Exclusive Purchase Option Agreement

Each of Xingengyuan’s shareholders entered into an exclusive purchase option agreement with Beijing Spark Education and Xingengyuan on January 3, 2017, among which the exclusive purchase option agreement among Mr. Luo, Beijing Spark Education and Xingengyuan was last amended and restated on July 24, 2020 and the exclusive purchase option agreement among Mr. Shan, Beijing Spark Education and Xingengyuan was last amended and restated on November 12, 2018. Under the exclusive purchase option agreements, each of Mr. Luo and Mr. Shan granted Beijing Spark Education an exclusive and irrevocable option to purchase, or designate a third party to purchase, all or a portion of his respective equity interest in Xingengyuan at the higher price between RMB10 and the lowest price permissible by the then-applicable PRC laws. In addition, without Beijing Spark Education’s prior written consent, the shareholders of Xingengyuan shall not, individually or collectively, make or procure Xingengyuan to engage in any transaction or conduct that has a material adverse effect on the assets, liabilities, operations, equity and other legal rights of Xingengyuan. Without Beijing Spark Education’s prior written consent, Xingengyuan shall not enter into any contract with a price exceeding RMB500,000, except for contracts in the ordinary course of business. Xingengyuan shall not be dissolved or liquidated without prior written consent by Beijing Spark Education, unless otherwise provided by PRC laws or regulations. Each exclusive purchase option agreement shall remain in effect until all of the equity interests in Xingengyuan have been acquired by Beijing Spark Education or its designee.

Powers of Attorney

Pursuant to the powers of attorney executed by each of Mr. Luo and Mr. Shan, which was last amended and executed respectively on July 24, 2020 and November 12, 2018, each of Mr. Luo and

Mr. Shan irrevocably authorized Beijing Spark Education to act on their respective behalf as exclusive agent and attorney, to the extent permitted by law, with respect to all rights of shareholders concerning all equity interests held by each of them in Xingengyuan, including but not limited to the right to attend shareholder meetings, exercise all the shareholder’s rights (including but not limited to voting rights and right to sell, transfer, pledge or dispose of all or part equity interests held in part or in whole) and designate and appoint on their respective behalf the legal representative, directors, supervisors, general managers and other senior management members of Xingengyuan.

Spousal Consent Letters

Pursuant to the spousal consent letters executed by the spouses of each of Mr. Luo and Mr. Shan which was last amended and executed respectively on July 24, 2020 and November 5, 2018, respectively, the signing spouses unconditionally and irrevocably agreed that the equity interest in Xingengyuan held by and registered in the name of Mr. Luo and Mr. Shan be disposed of in accordance with the equity pledge agreements, the exclusive purchase option agreements and the powers of attorney described above, and that Mr. Luo and Mr. Shan may perform, amend or terminate such agreements without their additional consent.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statements of operations and comprehensive loss for the years ended December 31, 2019 and 2020, selected consolidated balance sheet data as of December 31, 2019 and 2020 and selected consolidated statements of cash flows data for the years ended December 31, 2019 and 2020 have been derived from audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of operations and comprehensive loss for the three months ended March 31, 2020 and 2021, summary consolidated balance sheet data as of March 31, 2021 and summary consolidated statements of cash flows data for the three months ended March 31, 2020 and 2021 have been derived from unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2019		2020			2020		2021
	RMB	% of total net revenues	RMB	US$	% of total net revenues	RMB	% of total net revenues	RMB	US$	% of total net revenues
	(in thousands, except for share, per share data and percentage)
Selected Consolidated Statements of Operations and Comprehensive Loss:
Net revenues	195,412	100.0	1,174,359	179,242	100.0	149,644	100.0	453,661	69,242	100.0
Cost of revenues(1)	(361,873)	(185.2)	(852,332)	(130,091)	(72.6)	(150,340)	(100.5)	(284,509)	(43,425)	(62.7)

Gross (loss)/profit	(166,461)	(85.2)	322,027	49,151	27.4	(696)	(0.5)	169,152	25,817	37.3

Operating expenses
Sales and marketing expenses(1)	(235,769)	(120.7)	(798,356)	(121,853)	(68.0)	(112,940)	(75.5)	(342,552)	(52,284)	(75.5)
Research and development expenses(1)	(239,941)	(122.8)	(327,349)	(49,963)	(27.9)	(69,083)	(46.2)	(143,533)	(21,907)	(31.6)
General and administrative expenses(1)	(128,203)	(65.6)	(177,960)	(27,162)	(15.2)	(34,378)	(23.0)	(72,442)	(11,057)	(16.0)

Total operating expenses	(603,913)	(309.1)	(1,303,665)	(198,978)	(111.1)	(216,401)	(144.7)	(558,527)	(85,248)	(123.1)

Other income	2,163	1.1	21,866	3,337	1.9	7,154	4.8	11,530	1,760	2.5

Loss from operations	(768,211)	(393.2)	(959,772)	(146,490)	(81.8)	(209,943)	(140.4)	(377,845)	(57,671)	(83.3)
Interest income	1,953	1.0	11,749	1,793	1.0	1,246	0.8	3,259	499	0.7
Interest expenses	(926)	(0.5)	(822)	(125)	(0.1)	(241)	(0.2)	(187)	(29)	(0.0)
Others, net	(3,939)	(2.0)	(2,850)	(435)	(0.2)	(305)	(0.2)	1,064	162	0.2

Loss before income tax expense	(771,123)	(394.7)	(951,695)	(145,257)	(81.1)	(209,243)	(140.0)	(373,709)	(57,039)	(82.4)
Income tax expense	—	—	—	—	—	—	—	—	—	—

Net loss	(771,123)	(394.7)	(951,695)	(145,257)	(81.1)	(209,243)	(140.0)	(373,709)	(57,039)	(82.4)
Accretion of convertible redeemable preferred shares to redemption value	(40,788)	(20.9)	(100,895)	(15,400)	(8.6)	(15,858)	(10.6)	(51,929)	(7,925)	(11.4)
Deemed dividends due to extinguishment of preferred shares	—	—	(13,415)	(2,047)	(1.1)	—	—	—	—	—

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2019		2020			2020		2021
	RMB	% of total net revenues	RMB	US$	% of total net revenues	RMB	% of total net revenues	RMB	US$	% of total net revenues
	(in thousands, except for share, per share data and percentage)
Net loss attributable to ordinary shareholders of Spark Education Limited	(811,911)	(415.6)	(1,066,005)	(162,704)	(90.8)	(225,101)	(150.6)	(425,638)	(64,964)	(93.8)

Weighted average number of ordinary shares used in computing net loss per share
Basic and diluted	24,770,658		29,605,885	29,605,885		24,475,239		37,153,734	37,153,734
Net loss per share attributable to ordinary shareholders
Basic and diluted	(32.78)		(36.01)	(5.50)		(9.20)		(11.46)	(1.75)
Unaudited Pro Forma Data(2):
Pro forma effect of conversion of preferred shares			285,694,432	285,694,432				285,694,432	285,694,432
Pro forma effect of vesting of founders’ restricted shares			33,942,041	33,942,041				26,277,709	26,277,709
Pro forma weighted average number of shares used in computing net loss per share:
Basic and diluted			349,242,358	349,242,358				349,125,875	349,125,875
Pro forma net loss per share:
Basic and diluted			(2.90)	(0.44)				(1.17)	(0.18)

Notes:

(1)	Share-based compensation expenses included in:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Cost of revenues	774	1,873	286	267	819	125
Sales and marketing expenses	1,150	3,338	509	380	1,632	249
Research and development expenses	3,318	10,761	1,642	1,769	5,164	788
General and administrative expenses	51,514	30,838	4,708	6,689	11,844	1,808

(2)

Pro forma basic and diluted net loss per share gives effect to the assumption that all preferred shares have been converted into ordinary shares as of January 1, 2020, at the conversion ratio of one for one, and that all of our founders’ unvested restricted shares have been vested as of January 1, 2020. See Note 11(b) to the Consolidated Financial Statements for more information regarding our founders’ restricted shares.

The following table presents our selected consolidated balance sheet data as of December 31, 2019 and 2020 and March 31, 2021.

	As of December 31,			As of March 31,
	2019	2020		2021
				Actual		Pro forma(1)
	RMB	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	506,145	1,926,289	294,009	2,542,140	388,006	2,542,140	388,006
Total current assets	567,422	2,086,550	318,470	3,017,938	460,628	3,017,938	460,628
Total assets	784,581	2,462,056	375,783	3,417,567	521,623	3,417,567	521,623
Deferred revenues	410,930	1,216,756	185,713	1,423,142	217,214	1,423,142	217,214
Total current liabilities	680,973	1,815,463	277,094	2,075,006	316,708	2,075,006	316,708
Total liabilities	749,345	1,860,430	283,958	2,119,671	323,525	2,119,671	323,525
Total mezzanine equity	992,021	2,722,314	415,505	3,800,746	580,107	—	—
Total shareholders’ deficit	(956,785)	(2,120,688)	(323,680)	(2,502,850)	(382,009)	1,297,896	198,098
Total liabilities, mezzanine equity and shareholders’ deficit	784,581	2,462,056	375,783	3,417,567	521,623	3,417,567	521,623

(1) On a pro forma basis to reflect the conversion of all of our outstanding preferred shares on a one-for-one basis into ordinary shares, as if such conversion had occurred as of March 31, 2021.

The following table presents our selected consolidated statement of cash flows data for the year ended December 31, 2019 and 2020 and for the three months ended March 31, 2020 and 2021.

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Selected Consolidated Statement of Cash Flows Data:
Net cash (used in) / provided by operating activities	(228,999)	204,359	31,191	(9,853)	(75,613)	(11,541)
Net cash used in investing activities	(79,564)	(213,840)	(32,638)	(20,696)	(354,348)	(54,084)
Net cash provided by / (used in) financing activities	475,800	1,542,945	235,499	(4,157)	1,021,471	155,907
Effect of exchange rate changes on cash and cash equivalents	26,726	(113,320)	(17,296)	2,694	24,341	3,715

Net increase / (decrease) in cash and cash equivalents	193,963	1,420,144	216,756	(32,012)	615,851	93,997
Cash and cash equivalents at beginning of the period	312,182	506,145	77,253	506,145	1,926,289	294,009

Cash and cash equivalents at end of the period	506,145	1,926,289	294,009	474,133	2,542,140	388,006

Non-GAAP Financial Measures

In evaluating our business, we consider and use gross billings and adjusted net loss, both non-GAAP measures, as supplemental measures to review and assess our operating performance. We present these non-GAAP measures because they are used by our management to evaluate our operating performance and formulate business plans.

We define gross billings for a specific period as the total amount of cash received in respect of sales of courses in such period, net of the total amount of refunds in such period. For a more detailed discussion of our refund policy, see “Business—Pricing and Refund Policy.”

We generally charge tuition fees for the online small-class courses we sell to students upfront. Upon payment of the tuition fees, students are given a specified number of course units that they can consume to attend our course sessions. The tuition fees for our online small-class courses are initially recorded as deferred revenues. Because our students generally attend online small-class courses on pre-determined schedules and deferred revenues are recognized proportionally as course units are consumed, we have better visibility into our future revenues. We collect the tuition fees upfront for our AI-enhanced courses which are initially recorded as deferred revenues and recognized proportionally as these courses are “unlocked,” i.e. become available for viewing by students, on pre-determined schedules. We believe gross billings provide valuable insights into the sales of our online courses and the performance of our business.

This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, its most directly comparable financial measure prepared in accordance with GAAP. A reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP measure has been provided in the tables included below. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP financial measure. As gross billings has material limitations as an analytical metric and may not be calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies. In light of the foregoing limitations, you should not consider gross billings as a substitute for, or superior to, net revenues prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

We compensate for these limitations by relying primarily on our GAAP results and using gross billings only as a supplemental measure. The table below sets forth a reconciliation of our gross billings to net revenues for the periods indicated:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net revenues	195,412	1,174,359	179,242	149,644	453,661	69,242
Add: tax and surcharges	11,764	70,787	10,804	9,025	27,582	4,210
Add: ending deferred revenues	410,930	1,216,756	185,713	560,152	1,423,142	217,214
Less: beginning deferred revenues	(43,418)	(410,930)	(62,720)	(410,930)	(1,216,756)	(185,713)
Less: Nonmonetary consideration awarded for promotion services(1)	(61,194)	(142,859)	(21,805)	(38,074)	(34,143)	(5,211)

Gross billings (non-GAAP)	513,494	1,908,113	291,234	269,817	653,486	99,742

Note:

(1)

Represent the Spark Coins and free course units awarded to parents of our students in return for the distinct promotion services they perform for us; for more information, see “Business—Branding, Sales and Marketing—Channels—Referrals and Organic Traffic.”

Adjusted net loss represents net loss before share-based compensation expenses. Although share-based compensation is an important aspect of the compensation of our employees, we exclude share-based compensation expenses from adjusted net loss primarily because they are non-cash expenses and are partially discretionary in nature. Further, share-based compensation expenses are based on valuations with many underlying assumptions beyond our control that vary over time. Share-based compensation expenses may also include modifications that may not occur on a predictable cycle. Neither such assumptions nor modifications are necessarily indicative of our ongoing business performance. We believe that it would be useful to exclude share-based compensation expense for investors to better understand the long-term underlying performance of our core operations and to facilitate comparison of our results to our prior periods and to our peer companies, which may use share-based compensation to a greater or less degree than us. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, its most directly comparable financial measure prepared in accordance with GAAP. As adjusted net loss has limitations as an analytical metric and may not be calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies. In light of the foregoing limitations, you should not consider adjusted net loss as a substitute for, or superior to, net loss prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure. The table below sets forth a reconciliation of our net loss and adjusted net loss for the periods indicated:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(771,123)	(951,695)	(145,257)	(209,243)	(373,709)	(57,039)
Add: Share-based compensation expenses	56,756	46,810	7,145	9,105	19,459	2,970

Adjusted net loss (non-GAAP)	(714,367)	(904,885)	(138,112)	(200,138)	(354,250)	(54,069)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a pioneer and innovator in China’s K-12 after-school tutoring, or AST, market, offering foundational learning services, with a current focus on students aged from 3 to 12. According to CIC, we are the first online education company to develop and offer online small-class foundational learning courses on a large scale. As a result of our unique approach to learning, we have become China’s largest online small-class education company in terms of gross billings in 2020 and the number of students as of December 31, 2020, according to CIC.

We deliver our courses primarily through online small classes with four to eight students per class. According to CIC, online small-class is the most effective format for providing students with an engaging, interactive and personalized learning experience. We currently offer online courses to students in three main subjects: mathematical thinking, which is our flagship course, Chinese, and English. We also offer AI-enhanced courses to supplement our offerings.

We have experienced rapid growth within a relatively short period of time. We had 370,530 students as of March 31, 2021, representing a significant increase from 133,902 as of March 31, 2020. Our net revenues increased by 501.0% from RMB195.4 million in 2019 to RMB1,174.4 million (US$179.2 million) in 2020, and increased by 203.3% from RMB149.6 million in the three months ended March 31, 2020 to RMB453.7 million (US$69.2 million) in the three months ended March 31, 2021. Our gross billings almost quadrupled from RMB513.5 million in 2019 to RMB1,908.1 million (US$291.2 million) in 2020, and increased by 142.2% from RMB269.8 million in the three months ended March 31, 2020 to RMB653.5 million (US$99.7 million) in the three months ended March 31, 2021. We recorded a gross profit of RMB322.0 million (US$49.2 million) and a net loss of RMB951.7 million (US$145.3 million) in 2020, as compared to a gross loss of RMB166.5 million and a net loss of RMB771.1 million in 2019. We recorded a gross profit of RMB169.2 million (US$25.8 million) and a net loss of RMB373.7million (US$57.0 million) in the three months ended March 31, 2021, as compared to a gross loss of RMB0.7 million and a net loss of RMB209.2 million in the three months ended March 31, 2020. For a reconciliation of gross billings to net revenues, see “—Non-GAAP Financial Measures.”

Major Factors Affecting Our Results of Operations

We operate in China’s K-12 AST market. As a result, our business, results of operations and financial condition are affected by the general factors affecting this market, including China’s continued economic growth, increasing disposable income per capita, rapidly growing demand for quality education resources, and growing K-12 student population, among other things. Additionally, we benefit significantly from the large and rapidly growing demand for foundational learning, and a number of other key trends that are reshaping China’s K-12 AST market. These trends include the growing online penetration, as well as the emergence of online small-class format. We believe these trends will continue to drive our long-term growth. Our results of operations, financial condition and prospects will depend significantly on our ability to capitalize on the growth opportunities that these trends have presented. Our results of operations, financial condition and prospects are also affected by evolving competition and regulatory landscapes in China’s K-12 AST market.

The COVID-19 pandemic has affected us in both negative and positive ways. The pandemic has caused temporary interruptions to our business operations in the first quarter of 2020 as we implemented internal protocols to keep our faculty members and other employees safe by closing our offices in Beijing and several other cities in China. As K-12 students continued to learn from home, the market acceptance of virtual learning and online education has also rapidly increased, which is expected to drive demand for online AST services, including ours, in the long run. See “Risk Factors—Risks Related to Our Business and Industry—Risks Related to Our Business and Industry—The COVID-19 pandemic has caused interruptions to our business and operations and it, or any future health epidemic or other adverse public health developments, may continue to do so.”

Additionally, we believe that our results of operations and financial condition are also affected by company-specific factors, including the factors discussed below.

Our Ability to Increase Course Units Consumed by Students

We currently generate our net revenues primarily from the tuition fees paid by students to purchase online small-class course packages. Each of these course packages contains a certain number of course units that our students can consume to attend our course sessions. We typically receive the full amount of the tuition fees upfront and recognize net revenues proportionally as these course units are consumed. Because our students attend a given online small-class course generally on pre-determined schedules, the deferred revenues are recognized at a fixed rate over the duration of the course. As a result, the net revenues from our online small-class courses for a given period are directly affected by the number of course units consumed by our students during that period which, in turn, is mainly affected by the number of our students. In 2020, our students consumed a total of 15,168 thousand course units, which more than quadrupled from 2,844 thousand in 2019. In the three months ended March 31, 2021, our students consumed a total of 5,465 thousand course units, which more than doubled from 2,071 thousand in the three months ended March 31, 2020. We had a total of 370,530 students as of March 31, 2021, representing a significant increase from 133,902 as of March 31, 2020. Our ability to attract and retain students is driven by a variety of factors, including our ability to offer an engaging, interactive and personalized learning experience; our ability to deliver a satisfactory learning outcome; our ability to deliver consistent, high-quality teaching; the effectiveness of our sales and marketing efforts; and our brand recognition, among other things. Our course units consumed for a given period are also affected by our ability to expand our courses to cover more subjects and age groups to meet students’ diverse learning needs and preferences.

Our Ability to Increase Our Tuition Fees

Our results of operations and financial condition are affected by the level of tuition fees we charge for our online courses. We use average net revenues per course unit consumed as a proxy to measure our ability to price our online courses. Our average net revenues per course unit consumed of our online small-class courses increased from RMB68.2 in 2019 to RMB74.1 (US$11.3) in 2020, and from RMB70.5 in the three months ended March 31, 2020 to RMB76.6 (US$11.7) in the three months ended March 31, 2021. Our pricing depends on a variety of factors, including the acceptance of foundational learning; the market demand of online K-12 AST courses; our brand recognition; students’ and their families’ perception of the quality and effectiveness of our courses; our ability to deliver consistent, high-quality teaching and course offerings; and the prices and availability of competing offerings, among other things. We will continue to monitor developments associated with these factors with a view to optimize pricing for our courses while ensuring our competitiveness.

Our Ability to Effectively Manage Our Costs and Operating Expenses

Our results of operations and financial condition are affected by our ability to effectively manage our costs and operating expenses.

A substantial portion of our cost of revenues currently consist of faculty costs, as we continue to attract, train and retain a large number of full-time teachers and tutors to support our rapidly growing student base. Our ability to manage these costs depends significantly on whether we are able to cost-effectively attract qualified teachers and tutors. It also depends on our ability to leverage our operational sophistication and technologies to maximize our class attendance and increase teacher utilization. Additionally, we expect that we will be able to better manage our course material costs and other costs, as our economies of scale increase. Our improving cost efficiency and our ability to benefit from economies of scale are evidenced by our gross margin of 27.4% in 2020, as compared to a negative gross margin of 85.2% in 2019, as well as our gross margin of 37.3% in the three months ended March 31, 2021, as compared to a negative gross margin of 0.5% in the three months ended March 31, 2020.

Since sales and marketing expenses have been a major component of our operating expenses, our results of operations and financial position are affected by our ability to cost-effectively sell and market our courses. We have historically benefited from our strong brand reputation and the resulting significant word-of-mouth referrals and organic traffic. Our ability to control our sales and marketing expenses depends in large part on our ability to continue to leverage brand recognition to generate organic growth in our student base. Currently, a substantial majority of our sales and marketing expenses consist of spending on promotion and referral programs and other marketing and branding activities and compensation paid to our sales and marketing personnel. As a result, the cost-effectiveness of our sales and marketing depends heavily on our ability to continue to generate significant word-of-mouth referrals and enhance returns from marketing and promotional channels, and enable our sales and marketing personnel to sell our courses more efficiently.

We have also incurred substantial research and development expenses as we invested heavily in developing and improving our proprietary pedagogy, courseware and other educational content and enhancing our technology systems and infrastructure. While we will continue to invest in these areas, we expect to benefit from our increased economies of scale as we leverage our existing experience and expertise to expand our course offerings more cost-effectively in the long term. We expect our continued investments in research and development efforts to affect our results of operations and financial condition.

Our Ability to Continue to Upgrade Our Content Development and Technology Capabilities

We have a proven capability to develop consistent, high-quality courses and educational content and deliver an engaging, interactive and personalized learning experience through technology. We believe this has been instrumental to our ability to attract and retain students and build our brand recognition. We have built robust technology systems and infrastructure, to drive our productivity and operational efficiencies. We believe our dedicated focus on content development and technology capabilities to optimize the learning experiences for students and drive operational efficiency will have a long-term positive impact on our business and results of operations.

Key Components of Results of Operations

Net Revenues

We derive substantially all of our net revenues from providing online small-class courses. In 2019, 2020 and the three months ended March 31, 2020 and 2021, the net revenues generated from online small-class courses accounted for 99.2%, 95.6%, 97.6% and 92.3%, respectively, of our total net revenues. Mathematical thinking courses accounted for a substantial majority of our online small-class course revenues in each of 2019, 2020 and the three months ended March 31, 2020 and 2021. We also generated 0.8%, 4.4%, 2.4% and 7.7% of our total net revenues from AI-enhanced courses and others in 2019, 2020 and the three months ended March 31, 2020 and 2021, respectively. The following table sets forth a breakdown of our net revenues for the periods indicated:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2019		2020			2020		2021
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Online small-class courses	193,863	99.2	1,123,243	171,440	95.6	146,086	97.6	418,634	63,896	92.3
AI-enhanced courses and others	1,549	0.8	51,116	7,802	4.4	3,558	2.4	35,027	5,346	7.7

Total net revenues	195,412	100.0	1,174,359	179,242	100.0	149,644	100.0	453,661	69,242	100.0

We generally charge tuition fees for the online small-class courses we sell to students upfront. Upon payment of the tuition fees, students are given a specified number of course units that they can consume to attend our course sessions. The tuition fees for our online small-class courses are initially recorded as deferred revenues. Because our students generally attend online small-class courses on pre-determined schedules and deferred revenues are recognized proportionally as course units are consumed, we have better visibility into our future revenues. We collect the tuition fees upfront for our AI-enhanced courses which are initially recorded as deferred revenues and recognized proportionally as these courses are “unlocked,” i.e. become available for viewing by students, on pre-determined schedules. We believe gross billings provide valuable insights into the sales of our online courses and the performance of our business.

Cost of Revenues

The following table sets forth a breakdown of our cost of revenues, in absolute amounts and as percentages of total net revenues, for the periods indicated:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2019		2020			2020		2021
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Faculty costs(1)	243,997	124.9	623,540	95,171	53.1	109,667	73.3	216,567	33,055	47.7
Course material costs	23,912	12.2	75,159	11,471	6.4	10,738	7.2	17,409	2,656	3.8
Others	93,964	48.1	153,633	23,449	13.1	29,935	20.0	50,533	7,714	11.2

Total cost of revenues	361,873	185.2	852,332	130,091	72.6	150,340	100.5	284,509	43,425	62.7

Note:

(1)

Includes share-based compensation of RMB774 thousand in 2019, RMB1,873 thousand (US$286 thousand) in 2020, RMB267 thousand in the three months ended March 31, 2020 and RMB819 thousand (US$125 thousand) in the three months ended March 31, 2021.

Our cost of revenues primarily consists of faculty costs, mainly representing the compensation paid to our teachers, tutors and customer services personnel, and service fees for delivering course units. In 2019, 2020 and the three months ended March 31, 2020 and 2021, faculty costs classified as cost of revenues were RMB244.0 million, RMB623.5 million (US$95.2 million), RMB109.7 million and

RMB216.6 million (US$33.1 million), respectively, accounting for 124.9%, 53.1%, 73.3% and 47.7%, respectively, of our net revenues for the same periods.

Our cost of revenues also includes (i) course material costs, mainly consisting of the cost of the physical learning kits that we offer students as part of the course packages; and (ii) others, including rental, facility and utilities costs associated with the office spaces used by our faculty members and the live-stream studios where our teachers broadcast courses live to students, transportation and warehousing costs and the costs for the bandwidth and streaming services for our online courses.

Operating Expenses

The following table sets forth our operating expenses, in absolute amounts and as percentages of our total net revenues, for the periods indicated:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2019		2020			2020		2021
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Sales and marketing expenses(1)	235,769	120.7	798,356	121,853	68.0	112,940	75.5	342,552	52,284	75.5
Research and development expenses(2)	239,941	122.8	327,349	49,963	27.9	69,083	46.2	143,533	21,907	31.6
General and administrative expenses(3)	128,203	65.6	177,960	27,162	15.2	34,378	23.0	72,442	11,057	16.0

Total operating expenses	603,913	309.1	1,303,665	198,978	111.1	216,401	144.7	558,527	85,248	123.1

Note:

(1)

Includes share-based compensation of RMB1,150 thousand in 2019, RMB3,338 thousand (US$509 thousand) in 2020, RMB380 thousand in the three months ended March 31, 2020 and RMB1,632 thousand (US$249 thousand) in the three months ended March 31, 2021.

(2)

Includes share-based compensation of RMB3,318 thousand in 2019, RMB10,761 thousand (US$1,642 thousand) in 2020, RMB1,769 thousand in the three months ended March 31, 2020 and RMB5,164 thousand (US$788 thousand) in the three months ended March 31, 2021.

(3)

Includes share-based compensation of RMB51,514 thousand in 2019, RMB30,838 thousand (US$4,708 thousand) in 2020, RMB6,689 thousand in the three months ended March 31, 2020 and RMB11,844 thousand (US$1,808 thousand) in the three months ended March 31, 2021.

Sales and marketing expenses. Our sales and marketing expenses primarily consist of (i) marketing expenses, which primarily consist of spending on marketing and branding activities and the promotion and referral programs; (ii) personnel expenses, which primarily consist of the compensation paid to our sales and marketing personnel; and (iii) others, including rental, facility and utilities costs associated with our sales and marketing activities. We expect our sales and marketing expenses to increase in the foreseeable future, driven by our continued investment in our sales, branding and marketing efforts to increase our student base and strengthen our brand recognition.

The following table sets forth a breakdown of our sales and marketing expenses, in absolute amounts and as percentages of total net revenues, for the periods indicated:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2019		2020			2020		2021
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Marketing expenses	135,681	69.5	530,089	80,907	45.1	59,916	40.1	246,668	37,648	54.4
Personnel expenses	84,879	43.4	247,387	37,759	21.1	49,977	33.4	87,860	13,410	19.4
Others	15,209	7.8	20,880	3,187	1.8	3,047	2.0	8,024	1,226	1.7

Total sales and marketing expenses	235,769	120.7	798,356	121,853	68.0	112,940	75.5	342,552	52,284	75.5

Research and development expenses. Our research and development expenses primarily consist of (i) the salaries and other benefits paid to our pedagogical research, product development and technology personnel; and (ii) rental, facility and utilities costs associated with our pedagogical research, product development and technology activities. We expect our research and development expenses to increase in the foreseeable future, as we continue to invest substantially in pedagogical research, product development and technology efforts to optimize learning experiences for students and drive operational efficiency.

General and administrative expenses. Our general and administrative expenses primarily consist of (i) the salaries and other benefits paid to our management and administrative personnel; and (ii) rental, facility and utilities costs associated with our management and administrative personnel. We expect our general and administrative expenses to increase as we incur additional costs as a result of operating as a public company.

Other Income

Other income mainly consists of government concessions and subsidies. As part of the Chinese government’s efforts to ease the burden of businesses affected by the COVID-19 outbreak, the Ministry of Finance and the State Taxation Administration jointly announced on February 6, 2020, that paying output VAT related to specific consumer services could be waived, effective from January 2020 and valid until March 2021. In particular, income obtained by taxpayers from providing consumer services shall be exempted from value added tax. We recorded a tax relief of zero, RMB11.1 million (US$1.7 million), RMB6.9 million and zero, for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, respectively. On September 30, 2019, the Ministry of Finance and the State Taxation Administration announced that from October 1, 2019 to December 31, 2021, taxpayers engaging in providing consumer services are allowed to deduct an extra 15% of the deductible input VAT for the then current period from the payable tax. For the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, we recorded a tax deduction of RMB0.8 million, RMB5.7 million (US$0.9 million), RMB0.3 million and RMB11.5 million (US$1.8 million), respectively, due to such additional value-added tax credit policy for income generated from providing consumer services.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

Hong Kong

Our wholly owned subsidiary in Hong Kong, Spark Hong Kong, was subject to Hong Kong profits tax on their activities conducted in Hong Kong at a uniform tax rate of 16.5% before April 1, 2018. Starting from the financial year commencing on April 1, 2018, the two-tiered profits tax regime took effect, under which the tax rate is 8.25% for assessable profits on the first HK$2 million and 16.5% for any assessable profits in excess of HK$2 million. Payments of dividends by our subsidiaries to us are not subject to withholding tax in Hong Kong.

PRC

Our subsidiaries and our consolidated VIE and its subsidiaries in China are companies incorporated under PRC law and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the PRC Enterprise Income Tax Law (the “EIT Law”), which became effective on January 1, 2008 and last amended on December 29, 2018, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. For example, enterprises qualified as High and New Technology Enterprises, or HNTE, are entitled to a 15% enterprise income tax rate rather than the 25% uniform statutory tax rate. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. Xingengyuan obtained HNTE status to enjoy a preferential tax rate of 15% in 2018, to the extent they have taxable income under the PRC EIT Law, as long as they re-apply for HNTE status every three years and meet the HNTE criteria during this three-year period. If an HNTE fails to meet the criteria for qualification as an HNTE in any year, (i) the enterprise cannot enjoy the 15% preferential tax rate in that year and must instead use the uniform 25% enterprise income tax rate and (ii) they will need to re-apply for HNTE status in 2021.

Our educational services are subject to VAT at the rate of 3% for small-scale-VAT-payer entities or at the rate of 6% for general-VAT-payer entities in accordance with PRC tax rules.

As a holding company with no material operations of our own, we conduct our operations primarily through our PRC subsidiaries and our consolidated VIE in China. We are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries in China through capital contributions or loans, subject to the approval, filings or registration of government authorities and limits on the amount of capital contributions and loans. In addition, our subsidiaries in China may provide Renminbi funding to our consolidated VIE only through entrusted loans. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from making loans or additional capital contributions to our PRC subsidiaries and to make loans to Xingengyuan, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” The ability of our subsidiaries in China to make dividends or other cash payments to us is subject to various restrictions under PRC laws and regulations. See “Risk Factors—Risks Related to Doing Business in China—We may rely on dividends and other distributions of equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” and “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.”

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors—Risks Related to Doing Business in

China—If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.”

Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires our management to make estimates that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the balance sheet dates, as well as the reported amounts of revenues and expenses during the reporting periods. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates on our own historical experience and other assumptions that we believe are reasonable after taking account of our circumstances and expectations for the future based on available information. We evaluate these estimates on an ongoing basis.

The selection of critical accounting policies, and the determination of critical accounting estimates affecting the application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements.

We consider an accounting estimate to be critical if: (1) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (2) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. There are other items within our financial statements that require estimation but are not deemed critical, as defined above. Changes in estimates used in these and other items could have a material impact on our financial statements.

For a detailed discussion of our significant accounting policies and related judgments, please refer to “Notes to Consolidated Financial Statements – Note 2 Summary of Significant Accounting Policies”. You should read the following description of critical accounting estimates in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue Recognition

Standalone selling price of Spark Coins

Nature of estimate: We identify performance obligations associated with the online small-class courses and AI-enhanced courses that we sell to customers in order to allocate the transaction price across the separate obligations based on the estimated stand-alone selling price of each performance obligation. The performance obligations identified by us were the delivery of course sessions to students included in the package and the Spark Coins awarded to students upon the successful purchase of a package. Spark Coins can be redeemed for online course units, branded merchandise, or cash vouchers for third-party e-commerce platforms. The standalone selling price of Spark Coins is not directly observable, and so when estimating the standalone selling price of the Spark Coins we consider the standalone selling price of the services and goods that can be redeemed using the Spark Coins, and the likelihood that the Spark Coins will be redeemed.

Assumptions: The key assumptions underpinning the estimate are the respective likelihood that the Spark Coins will be redeemed to online course units, branded merchandise, or cash vouchers for third-party e-commerce platforms, as well as the level of anticipated forfeiture of Spark Coins. We use historical redemption and forfeiture data in order to form the basis for our assumptions, before assessing their reasonableness against any known recent events. Based on this data, we update our estimates on a regular basis.

Should the standalone selling price of the services and goods that can be redeemed change significantly, and/or the redemption pattern of the Spark Coins change significantly, then the estimated standalone selling price of Spark Coins will also change. This would directly impact the pattern of future revenue recognition for online courses and redemption of Spark Coins.

The Group’s estimate of the standalone value of Spark Coins did not change significantly throughout the periods presented and there is no indication that this estimate will change significantly in the near future.

See Note 2 (p) of the Notes to the Consolidated Financial Statements for more information regarding revenue recognition.

Fair value of promotion services received in exchange for Spark Coins or free course units

Nature of estimate: In order to encourage parents to promote our course packages, customers can also earn Spark Coins by sharing posters that recommend our online courses on certain social media platforms (the “promotion program”) and can earn free online small-class course units by successfully referring new customers for online small-class courses (the “referral program”). Revenue from such exchange is measured based on the fair value of the promotion service provided by the customers.

Assumptions: Where applicable, we have estimated the fair value of the promotion service from the customer to be the amount that the customer could have received if they redeemed the Spark Coins for cash vouchers. This effective cash-out value is similar to the amount that we are willing to pay for the promotion service. If we had determined the fair value of the promotion service received from the customer to have a different basis, then our revenue and sales and marketing expenses could have been recorded at different values.

Our estimates with regards to the fair value of promotion services received from customers did not change throughout the periods presented and there is no indication that these estimates will change in the near future. Any change to the fair value associated with these promotion services would directly impact the value of the revenue and sales and marketing expenses recorded.

See Note 2 (p) of the Notes to the Consolidated Financial Statements for more information regarding revenue recognition.

Share-based Compensation

Fair value of options

Nature of estimate: For share options for the purchase of ordinary shares granted to employees classified as equity awards, the related share-based compensation expenses are recognized in the consolidated financial statements based on the fair value of the awards on the grant date, which is calculated using the binomial option pricing model.

Assumptions: The determination of the fair value is affected by the share price as well as assumptions regarding several complex and subjective variables, including the expected share price volatility, actual and projected employee share option exercise behavior, risk-free interest rates and expected dividends. The fair value of the ordinary shares is assessed using the income approach/discounted cash flow method, with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant.

We adopted an employee incentive compensation plan, or the 2019 Plan, in November 2019 and amended the plan in March 2021. For key terms of the 2019 Plan, see “Management—Equity Incentive Plan.” The fair value of the options granted under the 2019 Plan is estimated on the dates of grant using the binomial option pricing model with the following assumptions used.

	For the Year Ended December 31,				For the Three Months Ended March 31,
	2019		2020		2021
Risk-free interest rate(1)		1.9%~2.1%		0.6%~0.9%		1.68%~2.31%
Expected volatility(2)		51.2%~53.0%		53.6%~58.0%		59.3%
Expected dividend yield(3)		—		—		—
Fair value of underlying ordinary share(4)	US$	0.50~0.86	US$	1.15~2.47	US$	3.09~4.11
Expected Term (in years)(5)		19.8~20.2		19.8~20.0		19.9~20.0

Notes:

(1)	We estimate risk-free interest rate based on the daily treasury long-term rate of U.S. Department of the Treasury with a maturity period close to the contract term of the options.
(2)

We estimate expected volatility based on the annualized standard deviation of the daily return embedded in historical share prices of comparable companies with a time horizon close to the expected expiry of the term.

(3)	We have never declared or paid any cash dividends on our capital stock, and we do not anticipate any dividend payments on our ordinary shares in the foreseeable future.
(4)	We determined fair value of underlying ordinary shares with the assistance of a third-party appraiser.
(5)	The expected term is the contract life of the option.

Assumptions are updated at each grant date of new stock options.

See Note 11 (a) of the Notes to the Consolidated Financial Statements for more information regarding accounting for Share-based compensation.

Fair value of ordinary shares

Nature of estimate: In determining our equity value, we applied the discounted cash flow analysis based on our projected cash flows using our best estimate as of the valuation date. The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation.

The following table sets forth the fair value of our ordinary shares estimated at the grant dates of share options with the assistance from an independent valuation firm.

Date of Valuation	Fair Value Per Share (US$)	Discount for Lack Of Marketability	Discount Rate
May 31, 2019	0.499	20%	27%
July 30, 2019	0.813	20%	26%
December 31, 2019	0.862	20%	25%
April 14, 2020	1.151	20%	23%
July 21, 2020	1.807	20%	21%
September 22, 2020	1.967	20%	20%
December 31, 2020	2.472	15%	19%
January 31, 2021	3.085	10%	18%
March 31, 2021	4.105	10%	18%

The income approach involves applying appropriate weighted average costs of capital (“WACCs”) to estimated cash flows that are based on earnings forecasts. Our revenues and earnings growth rates, as well as major milestones that we have achieved, contributed to the increase in the fair value of our ordinary shares from 2019 to March 31, 2021. The assumptions used in deriving the fair values are consistent with our business plan. These assumptions include: no material changes in the existing political, legal and economic conditions in China; our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts. These assumptions are inherently uncertain. The risk associated with achieving our forecasts were assessed in selecting the appropriate WACCs, which ranged from 27% to 18%.

The hybrid method, comprising of the probability-weighted expected return method and the option pricing method, was used to allocate equity value of our company to preferred and ordinary shares, considering the guidance prescribed by the AICPA Audit and Accounting Practice Aid. This method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of our company or an initial public offering and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board of directors and management. The higher the volatility, the greater the potential change in the fair value of ordinary shares.

The major assumptions used in calculating the fair value of ordinary shares include:

•	WACCs: The WACCs were determined based on a consideration of the factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systematic risk factors.

•

Comparable companies. In deriving the weighted average cost of capital used as the discount rates under the income approach, certain publicly traded companies were selected for reference as our guideline companies. The guideline companies were selected based on the following criteria: (i) they operate in the online education service industry and (ii) their shares are publicly traded in the United States.

•

Discount for lack of marketability, or DLOM: DLOM was quantified by the Finnerty’s Average-Strike put options mode. Under this option-pricing method, which assumed that the put option is struck at the average price of the stock before the privately held shares can be sold, the cost of the put option was considered as a basis to determine the DLOM.

Assumptions are updated at each valuation date if required.

The fair value of our ordinary shares was US$0.862 per share on December 31, 2019, US$2.472 per share on December 31, 2020, US$3.085 per share on January 31, 2021, and US$4.105 per share on March 31, 2021. This increase was primarily attributed to (i) the continuing rapid growth of our business; (ii) our successful completion of financing which provided us with the funding needed for our expansion, and (iii) our increasing estimated probability of a successful initial public offering. As our preferred shares would be automatically converted into ordinary shares upon the completion of a qualified offering, the increase in estimated probability of initial public offering success results in allocation of a higher portion of our business enterprise value to ordinary shares. The DLOM also decreased from 20% as of December 31, 2019 to 15% as of December 31, 2020, and further decreased to 10% as of March 31, 2021, and as a result of events described above, the discount rate is decreased from 25% as of December 31, 2019 to 19% as of December 31, 2020, and further decreased to 18% as of March 31, 2021.

Once a public trading market of the ADSs has been established in connection with the completion of this offering, it will no longer be necessary for us to estimate the fair value of our ordinary shares in connection with our accounting for granted share options.

Results of Operations

The following table sets forth our consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of total net revenues. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any periods are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2019		2020			2020		2021
	RMB	% of total net revenues	RMB	US$	% of total net revenues	RMB	% of total net revenues	RMB	US$	% of total net revenues
	(in thousands, except for percentages)
Net revenues	195,412	100.0	1,174,359	179,242	100.0	149,644	100.0	453,661	69,242	100.0
Cost of revenues(1)	(361,873)	(185.2)	(852,332)	(130,091)	(72.6)	(150,340)	(100.5)	(284,509)	(43,425)	(62.7)

Gross (loss)/profit	(166,461)	(85.2)	322,027	49,151	27.4	(696)	(0.5)	169,152	25,817	37.3

Operating expenses
Sales and marketing expenses(1)	(235,769)	(120.7)	(798,356)	(121,853)	(68.0)	(112,940)	(75.5)	(342,552)	(52,284)	(75.5)
Research and development expenses(1)	(239,941)	(122.8)	(327,349)	(49,963)	(27.9)	(69,083)	(46.2)	(143,533)	(21,907)	(31.6)
General and administrative expenses(1)	(128,203)	(65.6)	(177,960)	(27,162)	(15.2)	(34,378)	(23.0)	(72,442)	(11,057)	(16.0)

Total operating expenses	(603,913)	(309.1)	(1,303,665)	(198,978)	(111.1)	(216,401)	(144.7)	(558,527)	(85,248)	(123.1)

Other income	2,163	1.1	21,866	3,337	1.9	7,154	4.8	11,530	1,760	2.5

Loss from operations	(768,211)	(393.2)	(959,772)	(146,490)	(81.8)	(209,943)	(140.4)	(377,845)	(57,671)	(83.3)
Interest income	1,953	1.0	11,749	1,793	1.0	1,246	0.8	3,259	499	0.7
Interest expenses	(926)	(0.5)	(822)	(125)	(0.1)	(241)	(0.2)	(187)	(29)	(0.0)
Others, net	(3,939)	(2.0)	(2,850)	(435)	(0.2)	(305)	(0.2)	1,064	162	0.2

Loss before income tax expense	(771,123)	(394.7)	(951,695)	(145,257)	(81.1)	(209,243)	(140.0)	(373,709)	(57,039)	(82.4)
Income tax expense	—	—	—	—	—	—	—	—	—	—

Net loss	(771,123)	(394.7)	(951,695)	(145,257)	(81.1)	(209,243)	(140.0)	(373,709)	(57,039)	(82.4)
Accretion of convertible redeemable preferred shares to redemption value	(40,788)	(20.9)	(100,895)	(15,400)	(8.6)	(15,858)	(10.6)	(51,929)	(7,925)	(11.4)
Deemed dividends due to extinguishment of preferred shares	—	—	(13,415)	(2,047)	(1.1)	—	—	—	—	—

Net loss attributable to ordinary shareholders of Spark Education Limited	(811,911)	(415.6)	(1,066,005)	(162,704)	(90.8)	(225,101)	(150.6)	(425,638)	(64,964)	(93.8)

Notes:

(1)	Share-based compensation expenses included in:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Cost of revenues	774	1,873	286	267	819	125
Sales and marketing expenses	1,150	3,338	509	380	1,632	249
Research and development expenses	3,318	10,761	1,642	1,769	5,164	788
General and administrative expenses	51,514	30,838	4,708	6,689	11,844	1,808

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

Net Revenues

Our net revenues increased by 203.3% from RMB149.6 million for the three months ended March 31, 2020 to RMB453.7 million (US$69.2 million) for the three months ended March 31, 2021, driven primarily by an increase in online small-class course revenues, which increased by 186.6% from RMB146.1 million for the three months ended March 31, 2020 to RMB418.6 million (US$63.9 million) for the three months ended March 31, 2021. The increase of our online small-class course revenues was primarily due to the number of course units of online small-class courses consumed by our students and, to a lesser extent, an increase in the average net revenues per course unit of online small-class courses consumed.

In the three months ended March 31, 2021, our students consumed a total of 5,465 thousand course units of our online small-class courses, a 163.9% increase from 2,071 thousand in the three months ended March 31, 2020, which was primarily driven by an increase in the number of our students during the same period. We had a total of 370,530 students as of March 31, 2021, representing a significant increase from 133,902 as of March 31, 2020. The rapid increase in the number of our students was primarily driven by our increased popularity among students and families as the quality of our offerings continued to improve and the expansion of our course offerings. Our average net revenues per course unit consumed of our online small-class courses grew from RMB70.5 for the three months ended March 31, 2020 to RMB76.6 (US$11.7) for the three month ended March 31, 2021, driven by our ability to charge premium tuition fees which, in turn, was due to the improved quality of our course offerings and our enhanced brand recognition.

Cost of Revenues

Our cost of revenues increased by 89.3% from RMB150.3 million for the three months ended March 31, 2020 to RMB284.5 million (US$43.4 million) for the three months ended March 31, 2021. The increase was primarily due to the increase in faculty costs and, to a lesser extent, increases in other cost of revenues and course material costs.

•

Faculty costs. Our faculty costs increased by 97.4% from RMB109.7 million for the three months ended March 31, 2020 to RMB216.6 million (US$33.1 million) for the three months ended March 31, 2021. The increase was primarily due to (i) an increase in the numbers of our teachers and tutors as we continued to attract and retain a large number of faculty members to meet the needs of our rapidly growing student base; (ii) an increase in the level of faculty compensation as we offered more competitive compensation packages to attract and retain qualified candidates; and (iii) an increase in the service fees for delivering course units which, in turn, was due to an increase in the number of online small-class course units consumed. As of March 31, 2021, we had 5,511 teachers, tutors and customer services personnel, compared to 2,497 teachers, tutors and customer services personnel, as of March 31, 2020. In the three months ended March 31, 2021, our students consumed a total of 5,465 thousand course units of our online small-class courses, a 163.9% increase from 2,071 thousand in the three months ended March 31, 2020. Our faculty costs as a percentage of our total net revenues has decreased from 73.3% for the three months ended March 31, 2020 to 47.7% for the three months ended March 31, 2021, which was primarily due to our efforts to leverage our operational sophistication and technologies to maximize our class attendance and increase teacher utilization.

•

Course material costs. Our course material costs increased by 62.6% from RMB10.7 million for the three months ended March 31, 2020 to RMB17.4 million (US$2.7 million) for the three months ended March 31, 2021, primarily due to the increase in the total number of course units of online small-class courses consumed over the same period. The course material costs as a percentage of our net revenues has decreased from 7.2% for the three months ended March 31, 2020 to 3.8% for the three months ended March 31, 2021, which was mainly due to our enhanced supply chain efficiency and bargaining power with suppliers of course materials in line with our improved economies of scale.

•

Others. Other cost of revenues increased by 68.9% from RMB29.9 million for the three months ended March 31, 2020 to RMB50.5 million (US$7.7 million) for the three months ended March 31, 2021, primarily due to (i) an increase in bandwidth costs as a result of an increase in the total number of course units consumed; and (ii) an increase in rental and depreciation costs.

Gross Profit/(Loss)

As a result of the foregoing, we recorded a gross profit of RMB169.2 million (US$25.8 million) for the three months ended March 31, 2021, compared to a gross loss of RMB0.7 million for the three months ended March 31, 2020. We recorded a gross margin of 37.3% for the three months ended March 31, 2021, as compared to a negative gross margin of 0.5% for the three months ended March 31, 2020, which was primarily due to our improved teaching, course scheduling and course delivery efficiency through operational sophistication and technologies, as well as our increased economies of scale. We expect our gross margin to improve in the foreseeable future as we continue to invest in these efforts.

Operating Expenses

Our operating expenses increased by 158.1% from RMB216.4 million for the three months ended March 31, 2020 to RMB558.5 million (US$85.2 million) for the three months ended March 31, 2021, which was primarily driven by an increase in our sales and marketing expenses and, to a lesser extent, increases in our research and development expenses and general and administrative expenses.

Sales and marketing expenses. Our sales and marketing expenses increased by 203.4% from RMB112.9 million for the three months ended March 31, 2020 to RMB342.6 million (US$52.3 million) for the three months ended March 31, 2021, driven by increases in both marketing expenses and personnel expenses.

•

Marketing expenses. Our marketing expenses increased by 311.9% from RMB59.9 million for the three months ended March 31, 2020 to RMB246.7 million (US$37.6 million) for the three months ended March 31, 2021, primarily driven by our increased spending on marketing and branding activities.

•

Personnel expenses. Personnel expenses increased by 75.8% from RMB50.0 million for the three months ended March 31, 2020 to RMB87.9 million (US$13.4 million) for the three months ended March 31, 2021, primarily as a result of the increase in the number of sales and marketing personnel. As of March 31, 2021, we had 960 sales and marketing personnel, compared to 405 sales and marketing personnel as of March 31, 2020.

Research and development expenses. Our research and development expenses increased by 107.7% from RMB69.1 million for the three months ended March 31, 2020 to RMB143.5 million (US$21.9 million) for the three months ended March 31, 2021, which was primarily attributable to a 108.7% increase in personnel expenses from RMB62.2 million for the three months ended March 31, 2020 to RMB129.8 million (US$19.8 million) for the three months ended March 31, 2021. The increase was mainly driven by an increased number of our pedagogical research, product development and technology personnel as we continued to focus on content and technology development. The number of our pedagogical research, product development and technology personnel increased from 660 as of March 31, 2020 to 1,393 as of March 31, 2021.

General and administrative expenses. Our general and administrative expenses increased by 110.5% from RMB34.4 million for the three months ended March 31, 2020 to RMB72.4 million (US$11.1 million) for the three months ended March 31, 2021, which was mainly due to a 111.4% increase in personnel expenses as we hired additional management and administrative personnel in the three months ended March 31, 2021. The number of our management and administrative personnel increased from 414 as of March 31, 2020 to 879 as of March 31, 2021.

Other Income

Our other income increased from RMB7.2 million for the three months ended March 31, 2020 to RMB11.5 million (US$1.8 million) for the three months ended March 31, 2021, due to the increase of utilization of additional value-added tax credit.

Interest Income

Our interest income increased from RMB1.2 million for the three months ended March 31, 2020 to RMB3.3 million (US$0.5 million) for the three months ended March 31, 2021, primarily due to increased investment of excess cash in short-term investments.

Net Loss

As a result of the foregoing, our net loss increased by 78.6% from RMB209.2 million for the three months ended March 31, 2020 to RMB373.7 million (US$57.0 million) for the three months ended March 31, 2021.

Accretion of convertible redeemable preferred shares to redemption value

Our accretion of convertible redeemable preferred shares increased by 226.4% from RMB15.9 million for the three months ended March 31, 2020 to RMB51.9 million (US$7.9 million) for the three months ended March 31, 2021, primarily due to the issuance of Series D+, E-1, E-2 and E-3 preferred shares during April 2020 to March 2021.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Net Revenues

Our net revenues increased by 501.0% from RMB195.4 million in 2019 to RMB1,174.4 million (US$179.2 million) in 2020, driven primarily by an increase in the number of course units of online small-class courses consumed by our students and, to a lesser extent, an increase in the average net revenues per course unit of online small-class courses consumed.

In 2020, our students consumed a total of 15,168 thousand course units of our online small-class courses, more than quadrupling from 2,844 thousand in 2019, which was primarily driven by an increase in the number of our students during the same period. We had a total of 321,282 students as of December 31, 2020, representing a significant increase from 87,578 as of December 31, 2019. The rapid increase in the number of our students was primarily driven by the popularity we gained among students and families based on the quality of our offerings and the expansion of our courses. We launched our AI-enhanced mathematical thinking and Chinese courses as standalone products in July 2020 and AI-enhanced English courses in August 2020. Our average net revenues per course unit consumed of our online small-class courses grew from RMB68.2 in 2019 to RMB74.1 (US$11.3) in 2020, driven by our ability to charge premium tuition fees which, in turn, was due to the improved quality of our course offerings and our enhanced brand recognition.

The COVID-19 pandemic also accelerated the shift from offline to online education, which in turn partially contributed to the growth of our net revenues in 2020. As many schools were closed temporarily during the COVID-19 pandemic, more students and parents resorted to virtual learning and online education programs. We believe that this trend not only led to an immediate increase in consumer demands for online AST programs, but will also have a long-term impact on consumer perception and learning behavior. We believe that greater exposure to online AST programs during the COVID-19 pandemic will continue to improve consumer perception of online AST programs and build a broader recognition among consumers of the convenience and effectiveness of online AST programs. We expect that such improved consumer perception and recognition will have a continuing positive impact on our business. Meanwhile, our net revenues were, and will continue to be, driven by a number of fundamental industry trends that were already underway before the COVID-19 pandemic. See “Industry Overview—Trends In China’s K-12 AST Market.”

Cost of Revenues

Our cost of revenues increased by 135.5% from RMB361.9 million in 2019 to RMB852.3 million (US$130.1 million) in 2020. The increase was primarily due to the increase in faculty costs and, to a lesser extent, increases in other cost of revenues and course material costs.

•

Faculty costs. Our faculty costs increased by 155.5% from RMB244.0 million in 2019 to RMB623.5 million (US$95.2 million) in 2020. The increase was primarily due to (i) an increase in the numbers of our teachers and tutors as we continued to attract and retain a large number of faculty members to meet the needs of our rapidly growing student base; (ii) an increase in the level of faculty compensation as we offered more competitive compensation packages to attract and retain qualified candidates; and (iii) an increase in the service fees for delivering course units which, in turn, was due to an increase in online small-class course units consumed. As of December 31, 2020, we had 5,256 teachers, tutors and customer services personnel, compared to 2,242 teachers, tutors and customer services personnel, as of December 31, 2019. In 2020, our students consumed a total of 15,168 thousand course units of our online small-class courses, more than quadrupling from 2,844 thousand in 2019. Our faculty costs as a percentage of our total net revenues has decreased from 124.9% in 2019 to 53.1% in 2020, which was primarily due to our efforts to leverage our operational sophistication and technologies to maximize our class attendance and increase teacher utilization.

•

Course material costs. Our course material costs increased by 214.3% from RMB23.9 million in the 2019 to RMB75.2 million (US$11.5 million) in 2020, primarily due to the increase in the total number of course units of online small-class courses consumed over the same period. The course material costs as a percentage of our net revenues has decreased from 12.2% in 2019 to 6.4% in 2020, which was mainly due to our enhanced supply chain efficiency and bargaining powers with suppliers of course materials in line with our improved economies of scale.

•

Others. Other cost of revenues increased by 63.5% from RMB94.0 million in 2019 to RMB153.6 million (US$23.4 million) in 2020, primarily due to (i) an increase in bandwidth costs as a result of an increase in the total number of course units consumed; and (ii) an increase in rental and depreciation costs.

The COVID-19 pandemic caused temporary interruptions to our business operations in the first quarter of 2020 as we implemented internal protocols to keep our faculty members and other employees safe by closing our offices in Beijing and several other cities in China. However, we did not experience any material negative impact on our cost of revenues in 2020 as a direct result of the COVID-19 pandemic. As part of the Chinese government’s effort to ease the burden of businesses affected by the COVID-19 pandemic, the Ministry of Human Resources and Social Security, the Ministry of Finance and the State Taxation Administration temporarily reduced and exempted employer obligations for social security contributions from February 2020. As a result of these COVID-19 relief policies, we enjoyed a saving of RMB26.8 million (US$4.1 million) in cost of revenues for the year ended December 31, 2020. Such relief is temporary in nature, and we may not be able to enjoy similar relief in the future.

Gross Profit/(Loss)

As a result of the foregoing, we recorded a gross profit of RMB322.0 million (US$49.2 million) in 2020, compared to a gross loss of RMB166.5 million in 2019. We recorded a gross margin of 27.4% in 2020, as compared to a negative gross margin of 85.2% in 2019, which was primarily due to our efforts in improving our teaching, course scheduling and course delivery efficiency through operational sophistication and technologies, as well as our increased economies of scale. We expect our gross margin to improve in the foreseeable future as we continue to invest in these efforts.

Operating Expenses

Our operating expenses increased by 115.9% from RMB603.9 million in 2019 to RMB1,303.7 million (US$199.0 million) in 2020, which was primarily driven by an increase in our sales and marketing expenses and, to a lesser extent, increases in our research and development expenses and general and administrative expenses.

Sales and marketing expenses. Our sales and marketing expenses increased by 238.6% from RMB235.8 million in 2019 to RMB798.4 million (US$121.9 million) in 2020, mainly driven by an increase in marketing expenses and an increase in personnel expenses.

•

Marketing expenses. Our marketing expenses increased by 290.6% from RMB135.7 million in 2019 to RMB530.1 million (US$80.9 million) in 2020, primarily driven by our increased spending on marketing and branding activities as well as cost of our promotion and referral programs.

•

Personnel expenses. Personnel expenses increased by 191.4% from RMB84.9 million in 2019 to RMB247.4 million (US$37.8 million) in 2020, primarily as a result of the increase in the number of sales and marketing personnel. As of December 31, 2020, we had 765 sales and marketing personnel, as compared to 375 sales and marketing personnel as of December 31, 2019.

Research and development expenses. Our research and development expenses increased by 36.4% from RMB239.9 million in 2019 to RMB327.3 million (US$50.0 million) in 2020, which was primarily attributable to a 41.0% increase in personnel expenses from RMB207.1 million in 2019 to RMB292.0 million (US$44.6 million) in 2020. The increase was mainly driven by an increased number of our pedagogical research, product development and technology personnel as we continued to focus on content and technology development efforts. The number of our pedagogical research, product development and technology personnel increased from 754 as of December 31, 2019 to 1,060 as of December 31, 2020.

General and administrative expenses. Our general and administrative expenses increased by 38.8% from RMB128.2 million in 2019 to RMB178.0 million (US$27.2 million) in 2020, which was mainly due to a 21.2% increase in personnel expenses as we hired additional management and administrative personnel in 2020. The number of our management and administrative personnel increased from 246 as of December 31, 2019 to 604 as of December 31, 2020.

The COVID-19 pandemic caused temporary interruptions to our business operations in the first quarter of 2020 as we implemented internal protocols to keep our employees safe by closing our offices in Beijing and several other cities in China. However, we did not experience any material negative impact on our operating expenses in 2020 as a direct result of COVID-19 pandemic. As part of the Chinese government’s effort to ease the burden of businesses affected by the COVID-19 pandemic, the Ministry of Human Resources and Social Security, the Ministry of Finance and the State Taxation Administration temporarily reduced and exempted employer obligations for social security contributions from February 2020. As a result of these COVID-19 relief, we enjoyed a saving of RMB19.2 million (US$2.9 million) in operating expenses for the year ended December 31, 2020. Such relief is temporary in nature, and we may not be able to enjoy similar relief in the future.

Other Income

Our other income increased from RMB2.2 million in 2019 to RMB21.9 million (US$3.3 million) in 2020, primarily due to value-added tax concessions as part of COVID-19 relief and, to a lesser extent, government subsidies.

Interest Income

Our interest income increased from RMB2.0 million in 2019 to RMB11.7 million (US$1.8 million) in 2020, primarily due to our increased average excess cash balance.

Net Loss

As a result of the foregoing, our net loss increased by 23.4% from RMB771.1 million in 2019 to RMB951.7 million (US$145.3 million) in 2020.

Accretion of convertible redeemable preferred shares to redemption value

Our accretion of convertible redeemable preferred shares increased by 147.3% from RMB40.8 million in 2019 to RMB100.9 million (US$15.4 million) in 2020, primarily due to the issuance of Series D+, E-1 and E-2 preferred shares during 2020.

Selected Quarterly Results of Operations

The following table sets forth our unaudited condensed consolidated quarterly results of operations for the periods indicated. You should read the following table in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated quarterly financial information on the same basis as our consolidated financial statements. The unaudited condensed consolidated quarterly financial data includes all adjustments, consisting only of normal and recurring adjustments that our management considered necessary for a fair statement of our financial position and results of operation for the quarters presented. Our historical results for any particular quarter are not necessarily indicative of our future results.

	For the Three Months Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
	(RMB in thousands)
Net revenues	149,644	253,492	338,405	432,818	453,661
Cost of revenues	(150,340)	(194,502)	(230,448)	(277,042)	(284,509)
Gross (loss) / profit	(696)	58,990	107,957	155,776	169,152
Operating expenses
Sales and marketing expenses(1)	(112,940)	(126,309)	(179,618)	(379,489)	(342,552)
Research and development expenses(1)	(69,083)	(68,058)	(86,390)	(103,818)	(143,533)
General and administrative expenses(1)	(34,378)	(42,997)	(41,060)	(59,525)	(72,442)
Total operating expenses	(216,401)	(237,364)	(307,068)	(542,832)	(558,527)
Other income	7,154	4,529	210	9,973	11,530
Loss from operations	(209,943)	(173,845)	(198,901)	(377,083)	(377,845)
Interest income	1,246	1,464	2,932	6,107	3,259
Interest expenses	(241)	(196)	(221)	(164)	(187)
Others, net	(305)	234	(98)	(2,681)	1,064
Loss before income tax expenses	(209,243)	(172,343)	(196,288)	(373,821)	(373,709)
Income tax expenses	—	—	—	—	—
Net loss	(209,243)	(172,343)	(196,288)	(373,821)	(373,709)
Accretion on convertible redeemable preferred shares to redemption value	(15,858)	(17,698)	(29,020)	(38,319)	(51,929)
Deemed dividends due to extinguishment of preferred shares	—	—	(13,415)	—	—
Net loss attributable to ordinary shareholders of Spark Education Limited	(225,101)	(190,041)	(238,723)	(412,140)	(425,638)

Notes:

(1)	Share-based compensation expenses included in:

	For the Three Months Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
	(RMB in thousands)
Cost of revenues	267	399	407	800	819
Sales and marketing expenses	380	589	759	1,610	1,632
Research and development expenses	1,769	2,134	2,572	4,286	5,164
General and administrative expenses	6,689	6,715	6,617	10,817	11,844

Our net revenues generally continued to increase over the five quarters from January 1, 2020 to March 31, 2021. The increase was mainly attributable to increased online small-class course revenues, driven by an increase in the number of our students. The increased number of students was, in turn, primarily due to our increased popularity among students and families as the quality of our offerings continued to improve and the expansion of our course offerings. Our net revenues increased significantly in the second quarter of 2020 due to an increase in the number of course units consumed by our students as the number of our students increased. The rate of increase in our net revenues slowed down in the first quarter of 2021, mainly due to the seasonal effect associated with Chinese New Year holidays.

During the quarters presented, we also experienced generally continuing increases in cost of revenues and operating expenses, which were largely in line with our net revenue growth during the same periods. Nonetheless, our sales and marketing expenses increased significantly in the fourth quarter of 2020 primarily because we engaged in several new marketing campaigns and then decreased slightly in the first quarter of 2021 mainly because we strategically reduced marketing spending for AI-enhanced courses due to market dynamics.

We expect to experience seasonal fluctuations, which may be affected by factors such as public holidays and school schedules, although our historical growth has masked these seasonal fluctuations. Our growth has made, and may in the future make, seasonal fluctuations difficult to detect. We expect these seasonal trends to become more pronounced over time.

Non-GAAP Financial Measures

In evaluating our business, we consider and use gross billings and adjusted net loss, both non-GAAP measures, as supplemental measures to review and assess our operating performance. We present these non-GAAP measures because they are used by our management to evaluate our operating performance and formulate business plans.

We define gross billings for a specific period as the total amount of cash received in respect of sales of courses in such period, net of the total amount of refunds in such period. For a more detailed discussion of our refund policy, see “Business—Pricing and Refund Policy.”

We generally charge tuition fees for online small-class courses we sell to students upfront. Upon payment of the tuition fees, students are given a specified number of course units that they can consume to attend our course sessions. The tuition fees for our online small-class courses are initially recorded as deferred revenues. Because our students generally attend online small-class courses on pre-determined schedules and deferred revenues are recognized proportionally as course units are consumed, we have better visibility into our future revenues. We collect the tuition fees upfront for our AI-enhanced courses which are initially recorded as deferred revenues and recognized proportionally as these courses are “unlocked,” i.e. become available for viewing by students, on pre-determined schedules. We believe gross billings provide valuable insights into the sales of our online courses and the performance of our business.

This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, its most directly comparable financial measure prepared in accordance with GAAP. A reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP measure has been provided in the tables included below. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP financial measure. As gross billings has material limitations as an analytical metric and may not be calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies. In light of the foregoing limitations, you should not consider gross billings as a substitute for, or superior to, net revenues prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

We compensate for these limitations by relying primarily on our GAAP results and using gross billings only as a supplemental measure. The table below sets forth a reconciliation of our gross billings to net revenues for the periods indicated:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net revenues	195,412	1,174,359	179,242	149,644	453,661	69,242
Add: tax and surcharges	11,764	70,787	10,804	9,025	27,582	4,210
Add: ending deferred revenues	410,930	1,216,756	185,713	560,152	1,423,142	217,214
Less: beginning deferred revenues	(43,418)	(410,930)	(62,720)	(410,930)	(1,216,756)	(185,713)
Less: Nonmonetary consideration awarded for promotion services(1)	(61,194)	(142,859)	(21,805)	(38,074)	(34,143)	(5,211)

Gross billings (non-GAAP)	513,494	1,908,113	291,234	269,817	653,486	99,742

Note:

(1)

Represent the Spark Coins and free course units awarded to parents of our students in return for the distinct promotion services they perform for us; for more information, see “Business—Branding, Sales and Marketing—Channels—Referrals and Organic Traffic.”

Adjusted net loss represents net loss before share-based compensation expenses. Although share-based compensation is an important aspect of the compensation of our employees, we exclude share-based compensation expenses from adjusted net loss primarily because they are non-cash expenses and are partially discretionary in nature. Further, share-based compensation expenses are based on valuations with many underlying assumptions beyond our control that vary over time. Share-based compensation expenses may also include modifications that may not occur on a predictable cycle. Neither such assumptions nor modifications are necessarily indicative of our ongoing business performance. We believe that it would be useful to exclude share-based compensation expense for investors to better understand the long-term underlying performance of our core operations and to facilitate comparison of our results to our prior periods and to our peer companies, which may use share-based compensation to a greater or less degree than us. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, its most directly comparable financial measure prepared in accordance with GAAP. As adjusted net loss has limitations as an analytical metric and may not be calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies. In light of the foregoing limitations, you should not consider adjusted net loss as a substitute for, or superior to, net loss prepared in accordance with

GAAP. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure. The table below sets forth a reconciliation of our net loss and adjusted net loss for the periods indicated:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(771,123)	(951,695)	(145,257)	(209,243)	(373,709)	(57,039)
Add: Share-based compensation expenses	56,756	46,810	7,145	9,105	19,459	2,970

Adjusted net loss (non-GAAP)	(714,367)	(904,885)	(138,112)	(200,138)	(354,250)	(54,069)

Liquidity and Capital Resources

Cash Flows and Working Capital

Our principal sources of liquidity have been cash generated from operating activities and proceeds from private placements of our equity securities to investors. As of March 31, 2021, 30.6% and 10.6% of our cash and cash equivalents were held in mainland China and Hong Kong, respectively, of which 34.0% were denominated in Renminbi and 66.0% were denominated in U.S. dollars. As of March 31, 2021, 8.7% of cash and cash equivalents were held by our VIE and its subsidiaries. We believe that our current cash and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures, for at least the next 12 months.

We incurred net losses of RMB771.1 million, RMB951.7 million (US$145.3 million), RMB373.7 million (US$57.0 million), respectively, in 2019 and 2020 and for the three months ended March 31, 2021. We had a negative working capital (which is the difference between current assets and current liabilities) of RMB113.6 million as of December 31, 2019. The major factor for our negative working capital position was attributable to net cash outflows from operating activities. We had a positive working capital of RMB942.9 million (US$143.9 million) as of March 31, 2021.

We intend to finance our future working capital requirements and capital expenditures from cash generated from operating activities, funds raised from financing activities, including the net proceeds we will receive from this offering. We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may seek to issue debt or equity securities or obtain additional credit facilities. Financing may be unavailable in the amounts we need or on terms acceptable to us, if at all. Issuance of additional equity securities, including convertible debt securities, would dilute our earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer.

As a holding company with no material operations of our own, we conduct our operations primarily through our PRC subsidiaries and our consolidated VIE in China. We are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries in China through capital contributions or loans, subject to the approval of government authorities and limits on the amount of capital contributions and loans. In addition, our subsidiaries in China may provide Renminbi funding to our consolidated VIE only through entrusted loans. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from making loans or additional capital contributions to our PRC subsidiaries and to make loans to Xingengyuan, which could materially and adversely affect our liquidity and our ability to fund and expand our business” and “—Holding Company Structure.”

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash (used in) / provided by operating activities	(228,999)	204,359	31,191	(9,853)	(75,613)	(11,541)
Net cash used in investing activities	(79,564)	(213,840)	(32,638)	(20,696)	(354,348)	(54,084)
Net cash provided by / (used in) financing activities	475,800	1,542,945	235,499	(4,157)	1,021,471	155,907
Effect of exchange rate changes on cash and cash equivalents	26,726	(113,320)	(17,296)	2,694	24,341	3,715
Net increase / (decrease) in cash and cash equivalents	193,963	1,420,144	216,756	(32,012)	615,851	93,997
Cash and cash equivalents at beginning of the period	312,182	506,145	77,253	506,145	1,926,289	294,009

Cash and cash equivalents at end of the period	506,145	1,926,289	294,009	474,133	2,542,140	388,006

Operating Activities

Net cash used in operating activities was RMB75.6 million (US$11.5 million) in the three months ended March 31, 2021. The difference between our net loss of RMB373.7 million (US$57.0 million) and the net cash used in operating activities was due to adjustments for non-cash items, including share-based compensation of RMB19.5 million (US$3.0 million) and depreciation and amortization of RMB15.4 million (US$2.3 million), and changes in working capital that mainly resulted from (i) an increase in deferred revenues of RMB206.4 million (US$31.5 million); and (ii) an increase in accrued expenses and other current liabilities of RMB55.1 million (US$8.4 million) mainly due to our rapid business expansion, partially offset by a decrease in accounts payable as we settled a significant amount of accounts payable associated with our purchase of physical learning kits in January 2021. Our deferred revenues consist primarily of tuition fees paid upfront by our students at the time of purchase of course packages, and the aforementioned increase in deferred revenues was mainly driven by our increased number of our students.

Net cash provided by operating activities was RMB204.4 million (US$31.2 million) in 2020. The difference between our net loss of RMB951.7 million (US$145.3 million) and the net cash provided by operating activities was due to adjustments for non-cash items, including share-based compensation of RMB46.8 million (US$7.1 million) and depreciation and amortization of RMB52.1 million (US$8.0 million), and changes in working capital that mainly resulted from (i) an increase in deferred revenues of RMB805.8 million (US$123.0 million); and (ii) an increase in accrued expenses and other current liabilities of RMB292.6 million (US$44.7 million), partially offset by an increase in prepaid expenses and other current assets which was mainly attributable to our rapid business expansion. Our deferred revenues consist primarily of tuition fees paid upfront by our students at the time of purchase of course packages, and the aforementioned increase in deferred revenues was mainly driven by our increased number of our students.

Net cash used in operating activities was RMB229.0 million in 2019. The difference between our net loss of RMB771.1 million and the net cash used in operating activities was mainly due to adjustments for non-cash items, including share-based compensation of RMB56.8 million, and changes in working capital that mainly resulted from (i) an increase in deferred revenues of RMB367.5 million, and (ii) an increase in accrued expenses and other current liabilities of RMB112.8 million, partially offset by an increase of operating lease right-of-use assets of RMB85.7 million attributable to additional leased properties to support our business expansion. Our deferred revenues consist primarily of tuition paid upfront by our students at the time of purchase of course packages, and the aforementioned increase in deferred revenues was mainly driven by our increased number of our students.

Investing Activities

Net cash used in investing activities was RMB354.3 million (US$54.1 million) in the three months ended March 31, 2021, which was primarily attributable to the purchase of short-term investments of RMB452.4 million (US$69.1 million) and time deposits of RMB20.0 million (US$3.1 million) as part of our liquidity management strategy and the purchase of property and equipment of RMB18.6 million (US$2.8 million), partially offset by proceeds from maturities of short-term investment of RMB137.0 million (US$20.9 million).

Net cash used in investing activities was RMB213.8 million (US$32.6 million) in 2020, which was primarily attributable to the purchase of time deposits of RMB320.0 million (US$48.8 million) and short-term investments of RMB152.1 million (US$23.2 million) as part of our liquidity management strategy and the purchase of property and equipment of RMB37.5 million (US$5.7 million), partially offset by proceeds from maturities of time deposits of RMB170.0 million (US$25.9 million) and short-term investments of RMB128.5 million (US$19.6 million).

Net cash used in investing activities was RMB79.6 million in 2019, which was primarily attributable to the purchase of property and equipment of RMB69.1 million to support our business expansion and short-term investments of RMB17.5 million, partially offset by the maturity of short-term investments of RMB7.0 million.

Financing Activities

Net cash provided by financing activities in the three months ended March 31, 2021 was RMB1,021.5 million (US$155.9 million), which mainly resulted from the capital contribution from our Series E-3 preferred shareholders of RMB1,035.5 million (US$158.0 million), partially offset by payment of convertible redeemable preferred shares issuance costs of RMB9.0 million (US$1.4 million).

Net cash provided by financing activities in 2020 was RMB1,542.9 million (US$235.5 million), which mainly resulted from the capital contribution from our Series E and E+ preferred shareholders of RMB1,506.2 million (US$229.9 million) and our Series D+ preferred shareholders of RMB140.8 million (US$21.5 million), partially offset by repurchase of ordinary shares of RMB54.4 million (US$8.3 million) from existing shareholders in exchange for preferred shares as part of the foregoing private placement. The foregoing Series E and E+ preferred shares were subsequently re-designated as E1 and E2 preferred shares, respectively.

Net cash provided by financing activities in 2019 was RMB475.8 million, which was primarily attributable to capital contributions from our Series D preferred shareholders of RMB529.6 million, partially offset by a repurchase of ordinary shares of RMB77.7 million from existing shareholders in exchange for preferred shares as part of the foregoing private placement.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting and financial reporting personnel and other resources to address our internal controls and procedures. In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2019 and 2020, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified is the lack of sufficient financial reporting and accounting personnel with sufficient knowledge and experience (i) to address complex technical U.S. GAAP accounting issues, and (ii) to establish and implement formal period-end reporting policies and procedures for the purposes of U.S. GAAP and SEC reporting requirements. To remedy our identified material weakness, we have started to undertake steps to strengthen our internal control over financial reporting, including:

•

hiring additional resources to develop and implement a comprehensive set of period-end financial reporting policies and procedures, especially for non-recurring and complex transactions to ensure that consolidated financial statements and related disclosures are in compliance with U.S. GAAP and SEC reporting requirements;

•	hiring additional qualified financial and accounting personnel with in-depth experience of U.S. GAAP and SEC accounting and reporting requirements to address complex issues on a timely basis;

•	implementing regular U.S. GAAP and SEC financial reporting training programs for our accounting and financial personnel including attending external U.S. GAAP training; and

•	subscribing to external reference sources for U.S. GAAP and SEC accounting and reporting requirements and updates.

The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. See “Risk Factors—Risks Related to Our Business and Industry—If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable. However, pursuant to Section 404 and the related rules adopted by the SEC, we, as a public company after being listed, are required to maintain adequate internal control over financial reporting and include our management’s assessment of the effectiveness of our company’s internal control over financial reporting in our annual report for the fiscal year ending December 31, 2022.

Capital Expenditures

Our capital expenditures are incurred primarily in connection with purchases of IT infrastructure equipment necessary to support our business operations. Our capital expenditures were RMB69.1 million, RMB40.3 million (US$6.2 million), and RMB18.9 million (US$2.9 million), respectively, in 2019 and 2020 and for the three months ended March 31, 2021.

Contractual Obligations

The following table sets forth our contractual obligations and commitments as of March 31, 2021.

	Payments Due by
	Less than One Year	One to Three Years	More than Five Years	Total
	(RMB in thousands)
Purchase commitments(1)	51,247	—	—	51,247

Total contractual obligations	51,247	—	—	51,247

(1)	Purchase commitments mainly include minimum commitments for non-cancellable advertising service contracts and inventory purchase contracts.

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of March 31, 2021.

Holding Company Structure

Spark Education Limited is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiaries and our consolidated VIE incorporated in the PRC. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries which, in turn, depends on the payment of the service fees to our PRC subsidiaries by our consolidated VIE in the PRC pursuant to certain contractual arrangements. See “Corporate History and Structure—Contractual Arrangements with Our VIE and Its Shareholders.” In 2019 and 2020, the amount of such services fees paid to our PRC subsidiaries from our VIE was RMB172.1 million and RMB888.4 million (US$136 million), respectively. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

In addition, our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance, or PRC GAAP. In accordance with PRC company laws, each of our PRC subsidiaries and our consolidated VIE in the PRC is required to set aside at least 10% of its after-tax profit each year, if any, to fund a statutory surplus fund until the statutory surplus fund has reached 50% of its registered capital and to further set aside a portion of its after-tax profit to fund the reserve fund at the discretion of its board of directors. Although the statutory funds can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserved funds are not distributable as cash dividends except in the event of liquidation.

As an offshore holding company, we are permitted under PRC laws and regulations to provide funding from the proceeds of our offshore fund raising activities to our PRC subsidiaries only through loans or capital contributions, and to our consolidated affiliated entity only through loans, in each case subject to the satisfaction of the applicable government registration, reporting, filing and approval requirements. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from making loans or additional capital contributions to our PRC subsidiaries and to make loans to Xingengyuan, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” As a result, there is uncertainty with respect to our ability to provide prompt financial support to our PRC subsidiaries and consolidated VIE when needed. Notwithstanding the foregoing, our PRC subsidiaries may use their own retained earnings (rather than Renminbi converted from foreign currency denominated capital) to provide financial support to our consolidated affiliated entity either through entrustment loans from our PRC subsidiaries to our consolidated VIE or direct loans to such consolidated affiliated entity’s nominee shareholders, which would be contributed to the consolidated variable entity as capital injections. Such direct loans to the nominee shareholders would be eliminated in our consolidated financial statements against the consolidated affiliated entity’s share capital.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. We have not used any derivative financial instruments to manage our interest risk exposure. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed, nor do we anticipate being exposed, to material risks due to changes in interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.

Foreign Exchange Risk

Substantially all of our revenues, costs and expenses are denominated in Renminbi. The Renminbi is not freely convertible into foreign currencies for capital account transactions. The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk.

We estimate that we will receive net proceeds of approximately US$                million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on an assumed initial offering price of US$                per ADS, being the mid-point of the price range set forth on the cover page of this prospectus. Assuming that we convert the full amount of the net proceeds from this offering into RMB, a 10% appreciation of the U.S. dollar against RMB, from a rate of RMB6.5518 to US$1.00, the rate in effect as of March 31, 2021, to a rate of RMB7.2070 to US$1.00, will result in an increase of RMB                million in our net proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the RMB, from a rate of RMB6.5518 to US$1.00, the rate in effect as of March 31, 2021, to a rate of RMB5.8966 to US$1.00, will result in a decrease of RMB                million in our net proceeds from this offering.

Inflation Risk

Since our inception, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2019 and 2020 were increases of 4.5% and 0.2%, respectively. Although we have not in the past been materially affected by inflation since our inception, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments–Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments”. The guidance replaced the incurred loss impairment methodology with an expected credit loss model for which an entity recognizes an allowance based on the estimate of expected credit losses. For public companies, the amendments were effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We early adopted this guidance on January 1, 2019, and the adoption did not have a material impact on our consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation–Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting to simplify the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. Under the guidance, the measurement of equity-classified nonemployee awards will be fixed at the grant date, which may lower cost and reduce volatility in the income statement. The guidance was effective for public business entities in annual periods beginning after December 15, 2018, and interim periods within those years. We adopted such pronouncement on January 1, 2019. The adoption did not have a material impact to our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework–to the Disclosure Requirements for Fair Value Measurement, which was effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted from the date of issuance. We elected to early adopt this guidance on January 1, 2019, and the adoption did not have a material impact on our consolidated financial statements.

INDUSTRY OVERVIEW

Certain information, including statistics and estimates, set forth in this section and elsewhere in this prospectus has been derived from an industry report commissioned by us and independently prepared by CIC in connection with this offering. We believe that the sources of such information are appropriate, and we have taken reasonable care in extracting and reproducing such information. We have no reason to believe that such information is false or misleading in any material respect or that any fact has been omitted that would render such information false or misleading in any material respect. However, neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Therefore, investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

OVERVIEW OF CHINA’S K-12 AFTER-SCHOOL TUTORING MARKET

China has one of the largest K-12 education student bases in the world. As of December 31, 2020, China had approximately 229.5 million K-12 students. In contrast to the large number of students, high-quality education resources in China remain scarce. Students have to compete through standardized entrance exams to gain admission into the top high schools and universities. According to CIC, in 2019, less than 60% of the students who graduated from junior secondary school were admitted to high schools and approximately 30% of junior secondary school graduates were further admitted to universities; the rate drops to around 1% when it comes to admission to the top 40 Chinese universities. Such fierce competition has led to a strong demand for after-school tutoring, or AST, services for subjects taught in K-12 schools.

China’s K-12 AST market has witnessed remarkable growth and has become the largest in the world in terms of gross billings, reaching approximately RMB784.5 billion (US$119.7 billion) in 2020, according to CIC. This market expansion has been driven by various factors including the increasing demand for high-quality education resources, a large K-12 population, and increasing disposable income per capita. According to CIC, China’s K-12 AST market will reach RMB1,454.2 billion (US$222.0 billion) in 2025, representing a CAGR of 13.1% between 2020 and 2025.

In terms of subjects, mathematics, Chinese and English are the main focuses of China’s K-12 AST programs because they are considered the core subjects throughout K-12 education. In 2020, programs designed for these three subjects accounted for 68.7% of China’s K-12 AST market in terms of gross billings, according to CIC. As the single largest subject in China’s K-12 AST market in terms of gross billings, mathematics programs alone took up 33.7% of that market in 2020. This heavy focus on mathematics programs is due to the significant emphasis on the subject during the in-school teaching throughout K-12 education and mathematics programs help children develop a variety of logical thinking skills, which benefit children’s lifelong growth.

AREAS FOR IMPROVEMENT IN CHINA’S AFTER-SCHOOL TUTORING MARKET

Amid the rapid growth of China’s K-12 AST market, there have emerged some key areas for improvement in order to achieve better educational outcome and experiences for K-12 students.

Limitations of the rote learning approach. In an attempt to improve students’ exam performance within a relatively short period of time, many K-12 AST programs have traditionally used a rigid one-size-fits-all educational approach. These programs typically use test scores as the primary criteria to evaluate students, and heavily rely on memorization and repetitive drills. This rote learning approach inhibits students from developing lifelong fundamental skills, such as creativity, logical thinking and problem-solving, as well as the inter-personal and social communication skills that a student needs to grow as a well-rounded person.

Disparity of access to quality education resources. The distribution of quality education resources varies widely across different regions in China. Less economically developed regions tend to have fewer high-quality teachers and educational institutions. Furthering the imbalance, K-12 AST service providers, who could potentially offset the lack of access to high-quality education, are less attracted to these markets given the relatively lower household income and weaker spending power in these regions.

Lack of effective online education products. To develop a sophisticated online educational program requires continued, heavy investment in content development and technology over a relatively long period of time. However, many newcomers to the online K-12 AST industry sought to quickly boost market shares mainly through aggressive student acquisition strategies. Furthermore, such companies may not fully take advantage of the power of technology to deliver a differentiated, enhanced learning experience.

TRENDS IN CHINA’S K-12 AST MARKET

China’s K-12 AST market is fast growing not just in size but also in other ways. The following are a few key trends that we believe will fundamentally transform the market.

Expansion of Foundational Learning

As an alternative to the rigid one-size-fits-all rote learning approach, foundational learning has gained popularity among parents and students. Foundational learning teaches students subject knowledge while also sparking students’ overall interest in learning and helping them develop fundamental capabilities, such as critical thinking, creativity and problem solving, and social competencies, such as self-confidence and teamwork, that they need to excel in school and become well-rounded human beings. There have been more and more foundational learning programs targeting the key K-12 subjects taught at schools in China such as mathematics, Chinese and English. With these programs, students learn subject knowledge through a fun, interactive and engaging learning experience. Parents of today’s K-12 students in China were mainly born in the 1980s and the 1990s. They are generally better educated and are more open-minded than earlier generations and expect their children to grow as well-rounded human beings, instead of just succeeding in exams. According to a March 2021 survey conducted by CIC, over 95% of parents interviewed believe that foundational learning can better prepare their children to become lifelong learners. Over the past decade, the Chinese government has also voiced its support for and adopted policies that promote foundational learning.

Acceleration of Online Penetration

In recent years, the online education market has flourished due to increased usage of mobile devices, growing acceptance of online services, as well as increased accessibility and comprehensiveness of education products. The convenience of virtual learning was also highlighted during the COVID-19 pandemic which further contributed to the market acceptance of online education products. According to CIC, the penetration rate of online programs in the K-12 AST market has reached 14.9% in terms of gross billings in 2020 and is expected to reach 32.4% in 2025.

Growing Popularity of Online Small-Class Format

Amid the increasing variety of online education programs, small-class courses have become more popular. The relatively small class size enables students to receive more personalized guidance and attention from teachers throughout the learning process. Meanwhile, the small-class format preserves the social elements of a typical classroom and allows students to interact with not just their teachers but also their peers.

The following chart sets forth the format evolution of China’s offline and online K-12 AST market.

Over the past 20 years, small-class has been the most popular course delivery format in the offline K-12 AST market, consistently accounted for a dominant market share in terms of gross billings, according to CIC. It is widely believed that the online K-12 AST market will follow a similar trend where the small-class format will become increasingly popular. According to CIC, the small-class format accounted for only 1% of China’s online K-12 AST market in terms of gross billings in 2015 and grew to 10% in 2020; the figure is expected to grow significantly to approximately 22% in 2025.

OVERVIEW OF CHINA’S ONLINE K-12 AST MARKET

According to CIC, the online K-12 AST market reached RMB117.1 billion (US$17.9 billion) in terms of gross billings in 2020 and is expected to reach RMB470.6 billion (US$71.8 billion) in 2025, representing a CAGR of 32.1% between 2020 and 2025.

In terms of age groups, the segment for students aged from 3 to 12 is the largest and the fastest growing segment within the online K-12 AST market. According to CIC, there were approximately 155.4 million students between the age of 3 and 12 in China as of December 31, 2020, accounting for 67.7% of China’s entire K-12 student base. In 2020, this segment reached a market size of RMB77.0 billion (US$11.8 billion), accounting for 65.8% of the total online K-12 AST market. It has grown at a CAGR of 122.9% from 2016 to 2020 and is expected to reach a market size of RMB325.9 billion (US$49.7 billion) in 2025 representing a CAGR of 33.4% between 2020 and 2025. The following chart sets forth the historical and expected size of China’s online K-12 AST market, by age groups.

Source: CIC

In terms of subjects, mathematics, Chinese, and English were the three largest segments within online K-12 AST market, representing 83.6% of the entire market in terms of gross billings in 2020. These three subjects are expected to continue to play an important role in the online K-12 AST market going forward. In particular, the mathematics segment of the online K-12 AST market has reached the size of RMB41.8 billion (US$6.4 billion) in 2020 and is expected to maintain a CAGR of 32.6% between 2020 and 2025. In addition, coding is also one of the fastest growing segments of the online K-12 AST market.

The following chart sets forth the historical and expected size of China’s online K-12 AST market, by subjects.

Note: Others refer to arts and sciences classes other than mathematics, English, Chinese and coding

Source: CIC

OVERVIEW OF CHINA’S ONLINE K-12 SMALL CLASS AST MARKET

China’s online K-12 AST courses are generally offered through the formats including small-class, one-on-one, large-class and AI courses. Large-class courses generally have more than 25 students per class while small-class courses typically have between 2 to 25 students per class.

According to CIC, China’s online small-class K-12 AST market has reached RMB11.9 billion (US$1.8 billion) in terms of gross billings in 2020, and is expected to reach RMB101.2 billion (US$15.4 billion) by 2025, representing a CAGR of 53.3% between 2020 and 2025. According to CIC, there are approximately 15 online small-class K-12 AST companies with gross billings of over RMB500 million in 2020. The following chart sets forth the historical and expected size of China’s online small-class K-12 AST market.

Source: CIC

According to CIC, online small class is the most effective format for delivering foundational learning for K-12 students who generally need an engaging learning environment to stay focused. While the one-on-one class format technically allows a teacher to focus on the only student during each course session, it cannot offer students the opportunities to socialize and interact with their peers. The large number of teachers required for one-on-one classes makes it difficult to ensure the consistency of teaching quality. The lack of economy of scale also results in higher price of one-on-one courses compared to other formats. Online large class format, on the other hand, usually has relatively higher cost-efficiency but cannot provide a personalized learning experience. According to a March 2021 survey conducted by CIC, online small classes received the highest ratings from parents interviewed in terms of enhancement of children’s foundational learning ability, well developed proprietary curriculum, vivid animation, children’s interest and ongoing feedback from tutors. Over 75% of the parents participating in the survey ranked the small-class format as their top choice for online K-12 AST, which offers their children personalized and interactive learning experiences. The following chart compares the three online course delivery formats across different dimensions.

Source: CIC

ENTRY BARRIERS FOR ONLINE SMALL-CLASS EDUCATION COMPANIES

While there are significant advantages to the online-small class format, running a small-class model at scale presents a number of significant challenges, which include:

Operational Complexity. To effectively and sustainably operate online small-class programs at scale requires accurate and dynamic matching of teacher supply with specific demands from students and parents. This presents various operational challenges to providers of online small-class programs. Course scheduling is one example. Unlike the typical online large-class course providers, online small-class course providers generally accept new students on a daily basis and need to adjust schedules as students enroll in new subjects, change classes and move on to different levels. It is crucial to fill each class with a sufficient number of students and optimize teacher utilization while accommodating the personalized learning needs of each student. Besides course scheduling, effective teacher recruitment, training, and management are also required to ensure the capacity to offer a large number of live-streamed classes simultaneously and consistent quality of students’ learning experiences.

Content Development, Data and Technology Capabilities. The small-class format is designed to provide students with a personalized and interactive learning experience. To achieve this goal, an online small-class education service provider must develop rich educational content and sophisticated technologies to meet the varying needs of students and to deliver the most suitable content to each student. It is time consuming and requires substantial operational experience to achieve such capabilities. Significant investments in recruiting and managing teams of education and technology experts and in establishing the necessary technology infrastructure are crucial to the success of an online small-class education service provider. Frequent iterations based on student’s learning data and feedback also help to improve the quality of education content and technology capabilities. In light of the above, it will be challenging for a newcomer with limited education content, technology know-how and learning data insights to compete in the online small-class education market.

Teacher Training and Management. Offering small-class courses on a large scale requires a large number of full-time qualified teachers. Given the large number of teachers and classes involved, it is critical to have an effective systematic approach for recruiting, training, evaluating and retaining high-quality teachers to ensure a consistent learning experience for students. Such an approach also relies on advanced technology infrastructure and operational sophistication that enable standardization and digitalization of the teacher management process and the course delivery process.

Brand Recognition. Brand recognition is essential to the success of education companies, especially those focusing on small-class courses. In contrast to large-class course providers, which rely heavily on the reputation of star teachers, small-class course providers depend on the reputation of the overall brand of the education company. According to CIC, parents and students prefer well-recognized brands with high quality education products and service offerings that cater to their personalized needs with a track record of effective learning outcomes. Strong brand and reputation are crucial drivers for cost-effective student acquisition and retention for education companies. It will take new entrants tremendous time and capital to build an established brand and reputation among parents and students.

LETTER FROM OUR FOUNDER

Dear Investors,

Thank you for taking the time to learn about Spark’s story.

We are an education technology company that pioneers foundational learning courses. We bring our students fun and effective learning experience, which improves both their fundamental capabilities and subject knowledge.

We call ourselves “Spark” for two reasons：

For one, as the recent film “Soul” put it nicely, spark is about finding the calling in one’s heart and the meaning of one’s life. It is this spark that unites our management team and attracts our talents.

Secondly, spark means enlightening others. We hope that every child who comes to Spark will find their passion for learning and embark on a lifelong journey with us. Every step of the way, we will work to support and celebrate each child’s achievements and growth milestones alongside their parents.

Since the launch of our first foundational learning course in March 2018, we have become a true innovator in China’s K12 AST market by defining and reimagining foundational learning courses.

We firmly believe that foundational learning is the future of education, and we invite you to join.

One generation shall be better than the last

At a 2017 education conference in Atlanta, I was amazed by all of the innovative products and approaches designed to capture children’s interest, especially in math. Upon my return, I began to pay extra attention to my son Rex’s offline mathematical thinking classes. He usually sat in the back of the classroom looking bored and resisted finishing the repetitive exercises in the homework.

When I was a student back in the 90s, I experienced the same struggle with rote learning. I only performed well in subjects that interested me. Tedious homework did little to invite my curiosity, nor did one-size-fits-all lecturing. What I needed then and Rex deserves now is fun and effective learning experience that helps us find our intrinsic motivation and passion.

It is a very traditional belief, yet simple to its most beautiful form, that no matter what, one generation should be better than the last. For our children, no dream is too big, and for us, as parents, no responsibility is too small. We believe our generation must work to make the world a better place, including making education better for my sons and other children in their generation.

Reimagined foundational learning lead to inclusion and equity

We reimagined both the approach and the content of foundational learning. Our approach is personalized, engaging, fun and effective, just as the saying goes “tell me and I’ll forget; show me and I may remember; involve me and I shall learn”. Our content aims to provide students with both foundational capabilities as well as subject knowledge.

Foundational learning is truly the method to achieve inclusion and equity in education. Students, regardless of their background, will experience personalized learning that fits their need. We provide them with the freedom to make independent choices and to chart the path for their own learning journey. Our courseware and big data empower students with the appropriate level of challenges that belong to their zone of proximal development.

Through foundational learning, students experience satisfaction in learning something new and interesting, build self-confidence by taking a step outside of their comfort zone, gain gratification through developing competencies and forming lifelong friendships, and many more. That is the learning experience that parents trust, children adore, and the world could rely on to nurture the next generation.

Today, we are blessed to see more than 300,000 beautiful smiles on our students’ faces through our courses all over the world.

Inspire through technology

Technology is fundamentally transforming almost every industry, education included. However, while we believe technology should play a key role in improving education, we believe it should only be a means to the end, which ultimately is improved learning for all.

Technology works in two ways at Spark: one is to provide our students with the most personalized learning experience and the other is to maximize operational efficiency. Unlike the latter, achieving the former requires both science and art. Technology provides the infrastructure for people including developmental psychologists, pedagogy educators, big data researchers and many other experts to work together to make magic happen.

At Spark, we aim to continue to innovate and evolve so that we are harnessing the most advanced technology to create the most student-centric experience possible.

Every child is a candle of hope

Education has been one of the most important investments for an average family in China and many other countries. It is usually associated with giving: money, time and effort from parents, lecturing and guidance from teachers, and protections and support from society at large.

What is missing from this picture is the valuable contribution from children to us all. Children have the purest belief in the goodness of every person. They possess many characteristics and competencies such as innate curiosity towards every little thing, the ability to love unconditionally and the courage to believe nothing is impossible—these should not fade away with age.

We hope that our students will hold on to the spark that we ignite in them as they grow. The curiosity and imagination that they find through our courses will guide them through life whether rain or shine. We strive to help our students live up to their fullest potential. Each child is a candle of hope. The passion we spark in our students will ripple across their families, communities, and even the whole world.

At Spark, we are devoted to empowering children to find their spark through foundational learning. We know there will be countless challenges ahead, but the smiling faces of our students inspire us to have the grit and confidence to persist.

We took the road less travelled, and yet travel will take us to new roads. We welcome you to join us on our journey.

Mark Luo

Founder, CEO and Chairman

Spark Education Limited

BUSINESS

Mission

Spark passion for learning, ignite lifelong growth.

Vision

To become a global pioneer and industry leader in foundational learning.

Overview

Who We Are

We are a pioneer and innovator in China’s K-12 after-school tutoring, or AST, market, offering foundational learning services, with a current focus on students aged from 3 to 12. According to CIC, we are the first online education company to develop and offer online small-class foundational learning courses on a large scale. As a result of our unique approach to learning, we have become China’s largest online small-class education company in terms of gross billings in 2020 and number of students as of December 31, 2020, according to CIC.

We named our company “Huohua,” which means “Spark” in English, because we aspire to spark students’ passion for learning. Our foundational learning approach is designed to help students not only learn subject knowledge but also develop a comprehensive set of lifelong skills and capabilities, such as creativity, critical thinking and problem solving, in an engaging, interactive environment. This innovative approach is fundamentally different from the exam-oriented rote learning approach that is common in China. There is a large and rapidly increasing demand for foundational learning in China, as more families come to appreciate its benefits for students of all ages. According to CIC, parents of young children today are generally better educated and more cognizant of the importance of a well-rounded education, which, combined with greater spending power, has created a large, rapidly increasing demand for foundational learning. We believe we are fulfilling an important market need that has not been effectively addressed by existing K-12 AST offerings.

We deliver our courses primarily through online small classes with four to eight students per class. According to CIC, online small-class is the most effective format for providing students with an engaging, interactive and personalized learning experience. We currently offer online foundational learning small-class courses to students in three main subjects: mathematical thinking, which is our flagship course, Chinese, and English. We also offer AI-enhanced courses to supplement our offerings. Our business is powered by technology. We have invested extensively in research and development, which supports each and every aspect of our operation and enables us to build a strong brand with high satisfaction among students and parents while in the meantime achieving significant operational efficiency. In terms of NPS, a widely known survey methodology used to measure overall customer satisfaction, we achieved the highest score among China’s online K-12 AST companies, according to CIC.

We have experienced rapid growth within a relatively short period of time. We had 370,530 students as of March 31, 2021, representing a significant increase from 133,902 as of March 31, 2020. Our net revenues increased by 501.0% from RMB195.4 million in 2019 to RMB1,174.4 million (US$179.2 million) in 2020, and increased by 203.3% from RMB149.6 million in the three months ended March 31, 2020 to RMB453.7 million (US$69.2 million) in the three months ended March 31, 2021. Our gross billings almost quadrupled from RMB513.5 million in 2019 to RMB1,908.1 million (US$291.2 million) in 2020, and increased by 142.2% from RMB269.8 million in the three months ended March 31, 2020 to RMB653.5 million (US$99.7 million) in the three months ended March 31, 2021. We recorded a gross profit of RMB322.0 million (US$49.2 million) and a net loss of RMB951.7 million (US$145.3 million) in 2020, as compared to a gross loss of RMB166.5 million and a net loss of RMB771.1 million in 2019. We recorded a gross profit of RMB169.2 million (US$25.8 million) and a net loss of RMB373.7 million (US$57.0 million) in the three months ended March 31, 2021, as compared to a gross loss of RMB0.7 million and a net loss of RMB209.2 million in the three months ended March 31, 2020. For a reconciliation of gross billings to net revenues, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

Challenges Facing China’s K-12 AST Market

We believe China’s K-12 AST market is faced with the following major challenges:

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Limitations of the rote learning approach. The exam-oriented rote learning approach that is common in China relies heavily on memorization and repetitive drills, and is generally one-size-fits-all as it uses test scores as the primary criteria to evaluate students. This approach may inhibit them from developing core skillsets, such as critical thinking, creativity and problem solving.

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Disparity of physical access to quality education resources. The distribution of quality education resources varies widely across different regions in China. Access to quality teachers and K-12 AST services remains limited, especially in less economically developed regions.

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Lack of effective online education products. While there has been a rapid increase in the adoption of online K-12 AST courses, many of the products currently on the market do not provide a high quality student experience or effective learning outcomes. According to CIC, many companies have simply ported an offline learning offering to an online format through live webcasting platforms and online class platforms provided by educational SaaS providers without considering the real needs of students and parents, and have not fully taken advantage of the power of technology to deliver a differentiated, enhanced learning experience. Furthermore, according to CIC, many online K-12 AST companies spend a significant amount of their capital on promotion and advertising activities, rather than investing in developing quality products.

Our Solutions

Dedication to Foundational Learning

We are dedicated to foundational learning as it provides students the foundation for future success. Unlike the one-size-fits-all exam-oriented rote learning model that simply focuses on standardized tests, foundational learning teaches students subject knowledge while also sparking students’ overall interest in learning and helping them develop fundamental capabilities, such as critical thinking, creativity and problem solving, and social competencies, such as self-confidence and teamwork, that they need to excel in school and become well-rounded human beings. In order to deliver the best foundational learning experiences for students, we have invested heavily in technology and pedagogical research. These investments enable us to provide our students with an engaging and effective learning experience that will have a significant impact on their academic and overall development.

An increasing number of parents, particularly those of a younger age demographic who have experienced the frustration of the exam-oriented rote learning approach themselves, are recognizing the power of foundational learning. These young parents want their children to develop a comprehensive set of skills that will benefit them throughout their lives, while also helping them succeed academically. They are also increasingly willing to invest in quality education. We believe this increased demand for foundational learning is just the beginning of a major long-term trend, and that, given our existing leadership and dedicated focus, we are well positioned to capture the tremendous and fast-growing market that it creates.

Focus on Online Small-class

We are China’s largest online small-class education company in terms of gross billings in 2020 and number of students as of December 31, 2020, according to CIC. According to the same source, online small-class is generally defined in China’s K-12 AST industry as an online course delivered live with a class size of anywhere between 2 and 25 students. We distinguish our small-class courses from competing offerings with technology-driven innovations, including animated interactive courseware, multi-dimensional in-class interactions and optimized learning experiences.

According to CIC, the online small-class format is the most effective format for providing students with an engaging, interactive and personalized learning experience. Compared to one-on-one tutoring, the small-class format offers students better opportunities to socialize with their peers and develop intrinsic motivations to learn. In contrast to the large-class format, the small-class format provides students with significantly higher level of personalization and interaction and therefore delivers better learning results. According to a March 2021 survey conducted by CIC, over 75% of the parents interviewed ranked online small-class format as their top choice when choosing online K-12 AST options for their children.

The online small-class format is known for certain inherent operational challenges, including course scheduling and the recruitment, empowerment and retention of a large number of qualified teachers. Through our focused research and development efforts, extensive operational know-how and deep insights from learning data, we have developed the operational sophistication and technologies needed to overcome these challenges and deliver quality online small-class courses at scale.

Commitment to “Back-End Driven” Operating Model

Unlike many of our peers who spend aggressively on student acquisition, we have instead invested extensively in pedagogical research, technology, product development and operational infrastructure—which we collectively refer to as our “back-end”—to drive our long-term success. This “back-end driven” operating model enables us to deliver a better learning experience while maintaining high operational efficiency. Through our investments, we have developed a rich set of technology-enabled, interactive courseware and educational content and have greatly improved our teaching quality in an effort to provide the best possible experiences for our students. As a result, we have built a strong brand with high satisfaction among students and parents, according to CIC, which enables us to boost sales through word-of-mouth referrals and organic traffic and achieve high renewal rates. In addition, our “back-end driven” model improves our operating efficiency and allows us to scale up our course offerings without compromising teaching quality. We support our teachers, tutors and course consultants with proprietary technology-driven operating systems to provide effective teaching, tutoring and services efficiently. We believe our early adoption and relentless focus on this “back-end driven” approach gives us a significant competitive advantage that is hard for our peers to replicate.

Our Technology Platform

Strengths

Pioneer and Innovator of Foundational Learning

We are a pioneer in China’s K-12 AST market by focusing on foundational learning. In doing so, we believe that we are fulfilling a significant unmet demand in China’s K-12 AST market. According to CIC, we are the first online education company to develop and offer online small-class foundational learning courses on a large scale. Our offerings differ significantly from the prevalent exam-oriented rote learning approach. First and foremost, instead of simply centering on standardized tests, we focus on the cultivation of critical learning capabilities and habits as we aim to enable a student to pursue and understand the underlying logics and patterns behind each knowledge area and resolve complex problems creatively. In addition, we endeavor to deliver an engaging, interactive and personalized learning experience. As a result, our students not only gain concrete knowledge they need to succeed academically in schools, but also develop valuable skills and capabilities that will benefit them throughout their lives.

As an industry pioneer, we believe we have a significant first-mover advantage over our competitors. From our early decision to focus on the online small-class format, to our significant investment in our technology and pedagogical research, as well as our emphasis on our “back-end driven” operating model, we strive to design every facet of our operation and service offering to provide the highest-quality foundational learning experiences for our students. These innovations continue to fuel our rapid growth and market adoption and create an entry barrier for other players in the industry.

Industry-Leading Online Small-Class Offerings

We are China’s largest online small-class education company in terms of gross billings in 2020 and number of students as of December 31, 2020, according to CIC. In 2020, we accounted for 15.1% of China’s online small-class market in terms of gross billings, according to the same source.

Since our inception, we have strategically decided to deliver our courses predominantly via the online small-class format. According to CIC, online small-class is the most effective format for providing students with an engaging, interactive and personalized learning experience as well as for delivering foundational learning.

Our focus on technology-driven innovations, pedagogical research and course development is at the core of our offerings. We have created immersive animation-based courseware to bring to life abstract concepts and stimulate students’ curiosity, and have developed sophisticated technologies that facilitate successful student-to-student interactions. We have also developed a smart adaptive learning model to place students into a class of fellow students of similar ability levels and offer them highly personalized education content.

To operate an online small-class model at scale, we have overcome numerous operational challenges and successfully addressed the key entry barriers to this unique model. We have proven capabilities to recruit, empower and retain a sufficient number of qualified teachers to deliver our small-class courses with consistent high teaching quality. We have developed sophisticated systems and algorithms to effectively schedule courses for a large number of students and teachers based on their individual demand and availability, as well as to maximize class attendance and optimize teacher utilization in order to increase our operational efficiency. We believe our focused research and development efforts, extensive operational know-how, and deep insights from learning data are critical components of our competitive strength.

Innovative, State-of-the-Art Pedagogy, Courseware and Educational Content

To optimize the full potential of foundational learning and the online small-class format, we have fielded an expert team consisting of superior pedagogical researchers, engineers, scriptwriters and child psychologists and developed a sophisticated process for turning innovative ideas into high quality courseware and content. Following this process, our experts have developed innovative and technology-driven pedagogy, courseware and digital content by collaborating seamlessly.

In terms of teaching approach, our innovations are demonstrated by the following key elements:

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Fun, engaging, immersive. Igniting students’ curiosity is one of our most important goals. To achieve it, we deliver a fun and immersive learning experience to our students through our engaging animation and storylines, innovative gamification features and rich collection of physical learning kits. Since our inception, we have designed and produced more than 44,000 minutes of animated course content, approximately 450,000 gamified and interactive puzzles and exercises, and more than 640 types of physical learning kits for our students and teachers. Through efficient in-class interactions, our teachers build emotional connections with students, which satisfy students’ psychological and social needs.

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Personalized. We employ technology and strong data analysis capabilities to provide our students with a high degree of personalization. We use carefully designed algorithms to match each student with peers who share a similar level of knowledge, skills and capabilities, then continue to track their progress in real time and adapt our teaching to meet their unique needs dynamically. Based on students’ learning data and feedback, we continuously track and analyze students’ learning progress, generate comprehensive reports for parents and teachers, and recommend personalized learning resources to students. This also enables us to give students a highly self-adaptive learning experience where they can learn at their own pace with content and learning objectives tailored specifically for their needs and preferences.

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Inspiring. Our intention is to inspire our students to be active thinkers and we deliberately structure our course sessions to achieve that goal. We emphasize the development of comprehensive thinking capabilities that enable students to approach problems through a variety of logical, well-thought-out frameworks that they can improve upon over time. In practice, we do so through a set of meticulous progressions. The physical learning kits, images, animations, and games we have created help further inspire active learning as they allow students to visualize complex concepts and better develop logical thinking capabilities.

In terms of education content, we endeavor to make it well structured, diverse, and in depth. We group course sessions that require similar thinking skills and methods into modules. By studying the modules, students can easily grasp the framework with a holistic understanding, instead of focusing on disparate bits of knowledge. To make the learning process fun and engaging, we provide a wide range of instructional content, ranging from graphics to development puzzles and games. Furthermore, to cultivate intellectual curiosity and complex problem solving skills, we develop content that not only covers concrete knowledge, but also the underlying logics and patterns behind them.

We continuously upgrade our offerings to make our students’ learning experiences more engaging and effective by leveraging our strong data capabilities. To this end, we meticulously track and analyze the massive volumes of learning and behavioral data generated from both in class student interactions and after class evaluations and feedback.

As a result of our student-centric approach, our students have outperformed their peers in a number of national and international contests. For instance, in the 2020-2021 U.S. Math League, 76% of our 99 participating students received Certificate of Achievement Top 50%, which were granted to the top 50% of all PRC participants in this competition. To put this into context, more than 40,000 students in the PRC participated in the 2019-2020 U.S. Math League, according to CIC.

High-Quality Teaching at Scale

The ability to provide high-quality teaching is especially critical in a scaled online small-class model. As a result, we must effectively manage our large number of teachers to ensure that all of our students receive consistently high teaching quality. We had 3,803 full-time teachers as of March 31, 2021. We have been able to achieve high quality teaching at scale, due to our focus on integrating technology-driven solutions across the following key aspects of our teaching activities:

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Live Class Delivery. Our advanced proprietary Spark Classroom system and standardized courseware enable our teachers to provide consistent high-quality and personalized learning experiences for our students, regardless of their backgrounds and teaching styles. Our pedagogy, courseware, and digital educational content offer teachers a straightforward roadmap for meeting instructional goals, allowing them to concentrate more on engaging students with a human touch and catering to their individual learning needs and preferences. Teachers can more effectively direct students in our classes as they work through the activities with our courseware, creating an active, engaging learning experience. Furthermore, we provide our teachers with a range of innovative classroom management tools to help them effectively facilitate in-depth in-class discussions and activities.

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Teacher Empowerment. We developed our proprietary SparkleMe teacher empowerment system to nurture the development of our teachers and optimize their effectiveness. It covers all key elements of teacher development, including onboarding, training, course preparation and practice, evaluation and certification. We emphasize practical professional skills, such as classroom management and student engagement, as well as theoretical knowledge, at every level. We’ve also created a proprietary teacher quality assessment system that works in tandem with our course assessment team to perform routine in-class assessments. Our efforts have yielded outstanding results.

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Recruitment and Retention. We built a comprehensive online system for teacher recruitment so that we can provide a sufficient number of qualified teachers for our growing student base. This system also helps us perform our recruitment processes remotely, which, we believe, allows us access to a far wider pool of talent than our competitors. We also use data from SparkleMe to efficiently implement large-scale performance and compensation management, as well as provide career advancement opportunities to capable teachers. Our holistic approach for teacher development, as well as our student-centric values, contribute to a unique and cohesive culture that inspires and attracts teachers, improves teacher retention, and enhances the overall effectiveness of our faculty. This is evidenced by our full-time teachers’ monthly average voluntary attrition rate of 1.2% in 2020, which was significantly lower than the industry average of 6%, according to CIC.

We believe our abilities to recruit, empower and retain teachers and to consistently deliver high teaching quality and an engaging, interactive and personalized learning experience for our students are part of our key competitive advantages and position us well for future growth. As of March 31, 2021, more than 95% of the parents who rated the quality of our courses in the past six months gave us five star ratings, the highest in our rating system.

Operational Digitalization Driven by Cutting-Edge Technology

We have standardized and digitalized our entire operations through proprietary technology infrastructure and systems. This approach enables us to deliver superior experiences to key external and internal stakeholders, increase our overall effectiveness and performance, and constantly improve efficiency through system and process iteration. It also enables us to deliver optimal learning outcomes and high retention rates and overall user satisfaction. We have focused on the following operational priorities:

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Course Scheduling. Course scheduling is crucial to our operational efficiency and overall user experience for students and parents. Since our courses are usually structured with several course sessions each week and fixed schedule, course scheduling can be challenging. We can strike a delicate balance between handling teacher supply and meeting the needs of students and parents through our intelligent course scheduling system. We respond to individual requests from students and parents about class time and teaching style, and plan the course schedule so that teachers can work at full capacity and our classrooms are adequately populated. In this way, we are able to dynamically manage the course scheduling process and maximize our class attendance and increase teacher utilization to optimize our efficiency.

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Teachers. As discussed in the previous strength, our advanced proprietary Spark Classroom system, standardized courseware and robust teacher recruitment, empowerment and retention systems not only ensures high-quality teaching at scale but also optimizes teacher productivity and operational efficiency.

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Tutor. We have created a student-oriented tutoring and service system that allows our tutors to provide personalized services to meet the specific needs of each student and his or her parents. This one-stop online system tracks each student’s entire learning cycle, data, and results. By creating and tracking key tasks for our tutors, the system helps us provide timely and seamless services to our students and parents. Furthermore, the system has a range of functionalities to automatically deliver services directly to students and their parents, which optimizes our service quality and user experience. In terms of NPS, a widely known survey methodology used to measure overall customer satisfaction, we achieved the highest score among China’s online K-12 AST companies, according to CIC.

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Course Consultant. We have custom-built an intelligent Sales CRM system to maximize the conversion of potential leads to enrollments. This system is supported by a set of advanced algorithms that help us allocate our internal resources to tackle these leads in a dynamic and efficient fashion. It also includes online course-related talking points and FAQs and a wide range of intelligent tools and analytics to improve conversion and enhance the customer experience. As a result, we have industry-leading sales productivity, evidenced by the average monthly per person gross billings from new student enrollments of our sales team in 2020, which were more than twice of other online K-12 AST companies, according to CIC.

We believe that our technological and operational sophistication set us apart from our peers and we will continue to scale our business rapidly.

Strong Brand Recognition

We have become a leading well-recognized brand in China’s K-12 AST industry, particularly with the new generation of Chinese parents who recognize the benefit of foundational learning, according to CIC. We have built trust and deep connection with our students and families, and we work relentlessly to deepen this bond by providing them with better and more engaging learning experiences as students continue their lifelong learning journeys. According to a March 2021 survey conducted by CIC of parents looking for foundational learning options for their children, these parents have associated our brand with fun, engaging and interactive learning experiences, consistent high teaching quality, and compelling learning results. In terms of NPS, a widely known survey methodology used to measure overall customer satisfaction, we achieved the highest score among China’s online K-12 AST companies, according to CIC. We have also received numerous industry awards and broad recognition, including the Most Influential Education Institution awarded by China Securities Daily in December 2020. In a report published by the Chinese Academy of Sciences in March 2021, we are ranked the first place in terms of parent satisfaction ratings among small-class AST companies.

We believe we have become the brand of choice among students and families seeking foundational learning services. Strong word-of-mouth referrals and organic traffic allow us to acquire new enrollments at a cost significantly lower than the industry average and achieve one of the industry’s highest student retention rates, according to CIC. In 2020, word-of-mouth referrals and organic traffic generated 77% of new student enrollments, which, according to CIC, is a level significantly higher than our peers.

Visionary, Entrepreneurial and Seasoned Management Team with Diverse Expertise

Our visionary management combines deep knowledge across technology and education with a shared commitment to creating highly engaging learning experiences with technology. Mr. Jian (Mark) Luo, our founder and chief executive officer, is a serial entrepreneur with over 20 years of experience in the technology industry. Prior to founding Huohua, Mr. Luo was the co-founder and chief technology officer at Ganji, a leading Chinese online classifieds and listing platform before it merged with 58.com in 2015. Other senior management team members have extensive experience in education, internet, technology and entrepreneurship, having held senior roles in leading education and technology companies such as Ganji, TAL, Rise Education, Tencent, GE and Lenovo. The management team’s diverse backgrounds, and shared enthusiasm for improving student education have attracted the best talents, experts, and professionals.

Our Strategies

The market for foundational learning services is fast-growing, and we believe we’re still in the early stages of capturing this tremendous opportunity. We plan on executing the following strategies to further our leading position in this market:

Continue to Invest in Our Pedagogy, Courseware and Educational Content

We plan to keep investing in our core competencies, such as content development, courseware design, and pedagogical research. Based on our analysis of the vast learning data generated by our daily operations, we also intend to upgrade and refine our educational content offerings, including interactive courseware and physical learning kits. We anticipate that these investments will allow us to stay ahead of the curve in terms of innovation, allowing us to deliver more engaging, interactive and personalized learning experiences with more compelling learning outcomes than competitors.

Enrich Our Course Offerings

We plan to enrich our course offerings to cover more subjects, age groups and course delivery formats while maintaining our student-centric educational philosophy as the guiding principle for all our offerings. We have successfully expanded from our initial mathematical thinking course to Chinese and English courses and will continue to introduce new subjects. We also plan on expanding our content development team and developing our proprietary pedagogies across new subjects. We intend to design our courses to suit students’ differentiated cognitive patterns and learning needs while generating equally effective learning outcomes. Additionally, we plan to further expand our course offerings, which currently serve students between 3 to 12 years old, to serve additional K-12 age groups. Finally, we may explore other course delivery formats based on the changing needs of our students.

Expand Our Student Base

We will concentrate on expanding our student base by expanding our presence in tier-1 and new tier-1 cities in China. We will also grow into other deeper-tier cities where we believe there is a large and rapidly increasing demand for quality foundational learning services. We believe there is a universal need for foundational learning and a student-centric approach to education; as a result, we intend to extend our global reach and increase our presence and student base.

Further Invest in Technology and Data Capabilities

Technology is at the core of our growth. We endeavor to continuously attract talents. We also plan to further improve our platform with a relentless focus on harnessing the massive learning data and enhancing our AI and technology capabilities. With our unwavering commitment to technology, we aim to achieve better personalization, standardization, and efficiency throughout our operations and service offerings.

Enhance Our Brand Recognition and Awareness

Our brand and reputation are critical to our continued success. We plan to further enhance our brand recognition by continuing to improve our course offerings and deliver a unique, student-centric learning experience. We also plan to continue to reach a broader prospective student and parent population through word-of-mouth referrals and organic traffic.

Courses We Offer

Our online courses currently serve students aged from 3 to 12 and focus on three major subjects: mathematical thinking, Chinese and English. Each of our courses is guided by the same student-centric philosophy of empowering students to develop skills and characters that will bring them lifelong benefits through a fun and engaging learning experience.

Mathematical Thinking

Since we taught the first mathematical thinking course to our students in March 2018, it has grown into our flagship course offering. We offer mathematical thinking courses in both online small-class and AI-enhanced formats. We will continue to enrich our mathematical thinking course offering to cover more age groups.

Drawing upon our deep pedagogical insights, we have developed a unique and mature course system which ensures the quality of our students’ learning experiences and results. In terms of content, we go beyond passively imparting knowledge and focus on teaching our students the core thinking methods and skills. We distilled a massive number of mathematical problems into 20 core thinking methods, such as categorization, induction, graphical representation and substitution, and 12 core thinking skills, such as spatial imagination skills, logical skills and arithmetic skills. We then cultivate our students’ ability to use combinations of such methods and skills to solve different mathematical problems. In this way, we enable our students to become active thinkers and problem-solvers.

The learning model and course structure are another aspect of our current course system. We divide a student’s learning journey into multiple stages, each with a clear set of learning objectives and milestones. This enables us to tailor course content and services to each student’s current ability level and learning needs. Within each stage, we group together mathematical problems that use similar methods or skills into topics, each of which is divided into four course sessions with ascending levels of difficulty.

Chinese

We began to offer Chinese courses in July 2019 and currently offer Chinese courses in both online small-class and AI-enhanced formats. Our Chinese courses are designed to help students build a solid foundation in the humanities and a comprehensive set of Chinese language skills, including reading, writing and communication skills, through the study of a broad range of contents, including pinyin, Chinese characters, Chinese classics and a wide range of Chinese and foreign literature.

We believe Chinese learning is not about passive memorization but rather about active exploration of the rich meanings, culture and history that lie underneath. For example, when we teach students a Chinese poem, students first watch a nicely designed animated video illustrating the historical stories. This approach gives students a vivid understanding of the historical and cultural context behind every piece of literature. To further stimulate students’ interest in the subject, we have also developed original Chinese songs with various cultural themes.

Like the mathematical thinking courses, we help students not only to acquire specific knowledge but also to master the methods and skills that they can apply to new settings. For example, we group Chinese poems and essays that share similar rhetorical techniques into the same course sessions or modules so that students can find connections and patterns among different literature materials and develop essential learning abilities.

English

We began to offer English courses in August 2020 and currently offer these courses in AI-enhanced format. We also plan to launch online small-class English courses in 2021.

Our English courses are designed from the ground up with our students in mind and are informed by multidisciplinary expertise such as cognitive psychology and linguistics. English words, unlike Chinese words, are basically visual representations of sound sequences. It is difficult for a non-English native speaker to begin learning English by memorizing the spelling of each new word without first being familiar with the sound of the word. With this in mind, we design our entry-level English courses to concentrate on listening and communicating rather than reading and writing, which will be covered in more advanced courses. In particular, we have developed English songs that help students learn the language in an effective and enjoyable way. These course designs familiarize students with the sounds of English words so that they can easily establish connections between the sounds and the spellings later on. In this way, our students’ initial interest in learning English will not be dampened by the tedious and repetitive memorization of word spelling.

Other Courses

We also offer other digital courses that are generally shorter in length compared to the mathematical thinking, Chinese and English courses. Besides, we also sell certain of the mathematical thinking and Chinese courses to authorized offline education institutions.

How We Deliver Our Courses and Services

As mentioned above, our courses are primarily delivered in two main formats: online small-class courses and AI-enhanced courses. We choose the most suitable delivery format based on the particular nature of the course subject, content and difficulty level. In order to deliver an effective, engaging and fun learning experience and intelligently track and analyze behavioral and learning data, we have developed a proprietary Spark Classroom system through which our teachers could teach our courses to our students. We also have a dedicated mobile app for parents to stay up-to-date about the learning status of their children.

Online Small-Class Courses

We are China’s largest online small-class education company in terms of gross billings in 2020 and number of students as of December 31, 2020, according to CIC. As a testament to the quality of our online small-class courses, we have an industry-leading course renewal rate, according to CIC.

As of the date of this prospectus, we offer online small-class courses in mathematical thinking and Chinese. These courses are typically around 30 to 40 minutes per course session. Students usually have two course sessions per week and 96 course sessions per year on fixed schedule with the same teacher and same group of classmates. These courses generally have between four and eight students per class. We also pair each student with a dedicated tutor who will provide learning support for students as well as parents. The stability in class schedule, faculty and classmates creates a learning environment that allows our faculty to nurture personal bonds and to better understand the unique needs of each student.

Our online small-class courses deliver a learning experience that is more interactive and engaging than traditional offline classroom learning experience. We have built interactive features into our courseware and student interface to enable real-time interaction and communication among teachers and students. Our courses are designed to give each student sufficient opportunities to speak up and participate in classroom exercises and activities. Teachers can also provide individualized guidance to any particular student through private streaming channels. Our courses also offer students opportunities to interact among themselves, which creates a sense of community and enhances students’ social skills. The pictures below illustrate the key functions and the student interface of our online small-class virtual classroom.

AI-Enhanced Courses

We offer AI-enhanced courses, which are pre-recorded courses with AI capabilities, to simulate live teaching to complement the online small-class courses, addressing students’ diverse learning needs and preferences, especially those who prefer more flexible course schedules. Our AI-enhanced courses are less expensive than online small-class courses and can be viewed on demand.

We offer AI-enhanced courses as standalone products. We currently offer AI-enhanced courses in English, mathematical thinking and Chinese.

Our AI-enhanced courses are pre-recorded by our experienced teachers. Each course is composed of a number of course sessions, each of which lasts around 15 to 35 minutes. We incorporate interactive games, storyline and rewards to stimulate a lively classroom environment. We also tailor the curriculum and courseware to cater to an AI-enhanced course setting.

Our Unique, Student-centric Learning Experiences

Our students’ learning journey consists of the following steps:

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Initial assessment. Our students’ learning journey starts with initial assessments, which help us understand students’ levels of capability and place them into a class of fellow students of similar ability levels.

•	Course scheduling. We then coordinate with parents and students to pick a suitable time so that the students could attend our course sessions on fixed schedule.

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Course sessions. Our students begin to attend the course sessions on fixed schedule. Course sessions are generally composed of warm-up activities, main topics, practice questions and in-class discussions and conclusions.

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After-class exercises and activities. Our tutors follow up with parents and students to remind them to complete the exercises and activities. Students also participate in “Carnivals,” where they answer practice questions and compete for virtual awards in a gamified setting. Tutors also interact with parents after class to provide them with updates regarding their children’s learning status.

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Entry into a higher course level. As our students get close to the finish line of their current course level, our tutor will follow up with their parents to consider enrolling in a higher level course or courses in a different subject.

As our students go through this learning cycle, we deliver them a unique, student-centric learning experience that is defined by the following features:

Personalized Teaching

We believe that every child is different and requires a personalized learning strategy and resources to excel. Our courses are available in different levels of difficulty, typically from level 1 through level 8 despite some variation from subject to subject. Upon enrollment in one of our courses, each student will take placement evaluations. A majority of our students taking levels 1 and 2 of our online small-class courses are kindergarten students aged between 3 to 6, and a majority of our students taking levels 3 or above of our online small-class courses are primary school (grades 1 to 6) students aged between 6 and 12. As of March 31, 2021, among the students of our online small-class courses, approximately 31.7% of them were taking levels 1 and 2 and the remaining 68.3% were taking level 3 or above. We currently do not offer courses for secondary school (grades 7 to 12) students. Within the same course level, we also assign the student to a class of fellow students of similar ability levels. During the course, we continue to offer our students with personalized learning experiences using a unique smart adaptive learning model, which accurately and continuously evaluates students’ grasp of knowledge and skills in a dynamic manner and provides them with the learning resources that suit their needs. We comprehensively analyze students’ learning data to assess students’ ability levels. The assessment process is monitored in a dynamic and continuous manner.

Personalization features can also be found in every detail of our course experience. For instance, we offer practice questions on the same topic with different difficulty levels to students in the same class based on our analysis of their learning data. When students work on exercise questions, the teacher will be able to see each student’s screen laid out on the teacher’s screen. Teachers can use tools embedded in our Spark Classroom system to talk directly and privately with any individual student and provide one-on-one assistance and guidance as needed. Below are screenshots from our courses that illustrate some of the personalization features:

Interactive Learning

Another element of our unique learning experience is the multi-dimensional interactions built into our course system.

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Interaction between students and courseware. We offer immersive, story-based courseware that turns learning into a fun, interactive venture full of animations, characters and games to cultivate interest, imagination and engagement. Each of our courses has a general narrative arc with three main characters: Abby, Benny and Casey. Our talented in-house screenwriters and graphic designers come up with interesting stories and vivid images for each course session so that the storyline develops organically to suit the learning content. When taking our courses, students actively participate in the development of the story by helping their friends, Abby, Benny and Casey, to solve difficult problems. Below are selected screenshots from our courseware:

In addition to the virtual content, we also offer each student comprehensive physical learning kits, which are used along with the courseware for each course session. The physical learning kits include well-designed textbooks, learning mats and flash cards to inspire hands-on learning, enhance understanding of the knowledge and facilitate in-class interactions.

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Interaction between students and teachers. Our system provides teachers with a variety of tools to fully interact with students. For instance, our “private microphone” function allows a teacher to talk privately to a student who needs direct personalized guidance while other students are working on in-class exercises. In addition, we track student-teacher interaction data to help our teachers maintain high quality interactions with each of their students.

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Interaction among students. We believe that learning can hardly be fun or effective without a social component, whose social abilities and needs are fast developing. To facilitate learning and communication among students, our system offers innovative functions such as group competitions and discussions. Through competition and collaboration, our students will have opportunities to learn from both their teammates and rivals. Interactions among students also create a sense of community, which provides further motivation for students’ learning process. Below are selected screenshots from our courses that illustrate the interaction among students:

Personal Bonding

We infuse our students’ learning experiences with personal attention. The fixed schedule, teacher and group of classmates create a stable learning environment that nurtures personal bonding among teachers and students.

Our well-designed courseware not only improves the quality of teaching, but also allows the teachers to focus more on paying personalized attention to each student. Our teachers are much more than supervisors and instructors. They also cultivate students’ interest in learning, inspire them to think and explore, nurture a sense of achievement and help them learn and discover at their own pace. During the selection and training of our new teachers, we evaluate and enhance candidates’ ability to relate to students personally and emphasize the importance of building connections with students.

Learning Results

As a testament to the popularity of the unique learning experiences that we have delivered, according to a March 2021 survey conducted by CIC, we achieved the highest score among China’s online K-12 AST companies in terms of NPS, a widely known survey methodology used to measure overall customer satisfaction. According to the same survey, parents have associated our brand with fun, engaging and interactive learning experiences, consistent and high teaching quality, and compelling learning results.

Through our courses, students find genuine interest in learning, intrinsic motivation to explore and courage to express themselves. Instead of having to force their children to attend our course sessions, many of the parents noticed their children falling in love with our courses and some even asked for more courses. The background storylines in our courses also bring positive behavioral changes to our students. The relatable characters in these stories, like Abby, Benny and Casey, become role models for students and help them establish healthy habits.

Furthermore, our students have outperformed others in a number of national and international contests. For instance, in the 2020-2021 U.S. Math League, 76% of our 99 participating students received Certificate of Achievement Top 50%, which were granted to the top 50% of all PRC participants in this competition. More than 40,000 students participated in the 2019-2020 U.S. Math League.

Pricing and Refund Policy

The tuition fee we charge is calculated on a per-course-package basis. Each course package contains a fixed number of “course units” for a particular subject, which are consumed when the student takes classes with us.

As of the date of this prospectus, the official price for an online small-class course package ranges between RMB850 and RMB5,980 depending on the number of course units and subject of the course. As of the date of this prospectus, the official price for an AI-enhanced course package ranges between RMB699 and RMB2,399 depending on the number of course units and the subject of the course. To further attract prospective students, we offer trial courses for free or at a minimal charge. For details, see “—Sales, Marketing and Branding.”

For online small-class courses and AI-enhanced courses, we offer parents a full and unconditional refund for a certain number of course units. After the expiration of such full-refund period, parents can still receive a pro-rata unconditional refund for the course units that have not been used. In spite of our liberal refund policy, the historical refund rate has been rather low.

Course and Content Development

Our course and content development efforts are guided by our education philosophy of prioritizing the needs of our students and helping them develop lifelong skills and positive characteristics through a fun and engaging learning experience. We develop substantially all of our courseware and educational content in-house, which ensures the quality and originality of our courses. Since our inception, we have designed and produced more than 44,000 minutes of animated course content, approximately 450,000 gamified and interactive puzzles and exercises, and more than 640 types of physical learning kits for our students and teachers. Instead of focusing on marketing, we dedicate a considerable amount of resources into course and content development. Through experience and practice, we have built a deep understanding of cognitive science, developmental psychology and pedagogy, which serves as the foundation of our courses and all other educational content that we develop. The result of our sophisticated course and content development process is a multi-level interactive courseware, which is first of its kind for mathematics in the industry according to CIC and empowers interactions between students and courseware, students and teachers, and among students themselves. The interactive features we built into the courseware go well beyond simple multiple-choice questions and include various other innovative ways to create interactions.

The multidisciplinary nature of the course development process requires seamless collaboration among teams of education experts, scriptwriters, graphic designers and engineers and full integration of their expertise. Over time, we have established a tried and true course development process for turning innovative ideas into courses with standardized quality. In particular, we have developed the capability to turn well-curated collections of knowledge and skills that we want to teach our students into engaging stories with animated videos.

After a course product is launched, we are able to upgrade our offerings and make learning in our courses more relevant and engaging based on actionable insights from the massive volumes of learning and behavioral data. For example, as students interact with our story-based courseware, we analyze their interaction levels and identify the content and approaches that produce the best learning experiences, which helps inform a more effective organization of the curriculum. Iteration processes like this help us constantly improve our course content and our students’ learning experiences and results.

Most of our courseware and course materials are developed in-house. We rely on a combination of copyright and trademark law, trade secret protection and confidentiality agreements with employees to protect our intellectual property rights. For details, see “—Intellectual Property.”

Our Faculty

We have a large full-time faculty dedicated to providing our students with a unique and student-centric learning experience. As of March 31, 2021, our faculty primarily consists of 3,803 full-time teachers and 1,514 full-time tutors operating out of our various regional centers, including Beijing, Wuhan, Xi’an, Chengdu and others, which are among the Chinese cities with the sufficient supply of quality education talents. This large full-time faculty is crucial to our ability to deliver quality small-class courses at scale. To ensure that we have enough qualified teachers and tutors to serve a large number of small classes, we have developed a robust and systematic approach to teacher and tutor recruitment and training. Our efforts not only help us deliver high teaching quality at scale but also create an enjoyable working environment and promising career paths to our teachers, allowing us to continue to attract and retain high-quality teaching talents.

At the beginning of each course, each student will be assigned one teacher and one tutor, who will provide students with seamless education service and support both in and out of classroom. Generally, the teacher is responsible for delivering the course, interacting with students in class and providing feedback on students’ homework, while the tutor is dedicated to offering academic and administrative support to and communicating with students and parents after class. We also help our teachers and tutors to deliver more customized learning services with analysis of the large amount of learning data that we collect for each student. See “—Technology.”

Our Teachers

Our teachers are much more than just supervisors and instructors. They ignite students’ curiosity and guide the students to take initiative in their own learning journey. Over time, we have built an efficient recruitment, training, empowerment and management system that enables us to produce and retain qualified teachers within a relatively short period of time. Our student-centric value, effective teacher training program and mature teacher management programs enable us to keep monthly average voluntary attrition rate as low as 1.2% in 2020, which is critical for ensuring the continuity of our students’ learning experiences. We also have the capability and flexibility to move a substantial portion of our recruitment and training process online. This ensures a stable supply of teachers to address the growing demand for our courses, even during the COVID-19 pandemic.

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Recruitment. In terms of teacher recruitment, we use a rigorous screening and interview process. During this process, we evaluate a variety of skills and qualities of candidates, including basic knowledge of the subject area, ability to express oneself and logical sense. As of March 31, 2021, 99.9% of our teachers have bachelor’s degrees or more advanced degrees.

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Training and Support. Each of our new teachers are required to go through a boot camp program, where they nurture their teaching skills by practicing in real online classroom scenarios. Before teaching each class, we require teachers to go through multiple rounds of preparation, practice and audition. In addition, we also offer virtual training sessions to teachers regarding teaching skills and capabilities regularly.

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Evaluation and Compensation. We have established a comprehensive management system that offers teachers constructive feedback to help them improve their core skills. We have developed a career track for our teachers with a set of career goals. We also have a quality assessment team that regularly sample check our teachers’ course recordings and rate their in-class performance. Our teachers receive base salaries and service fees calculated on a per-course-session basis, both of which are adjusted based on the professional level.

Our Tutors

Our tutors are responsible for providing personalized after-class tutoring service to students and addressing parents’ questions, as well as for course renewals. We have developed a mature recruitment, training and evaluation system to maintain a stable supply of well-trained tutors as we grow together.

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Recruitment. When recruiting for tutors, we evaluate the applicants’ willingness and ability to support our students and their parents. In particular, we look for a genuine passion for education in the applicant’s past academic and career history. As of March 31, 2021, 99.4% of our tutors have bachelor’s degrees or more advanced degrees.

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Training and Support. We offer our tutors an orientation program and regular on-the-job training to enhance their communication and instructional skills and support their personal and professional growth. To improve the quality and efficiency of our tutors’ service, we have developed a one-stop virtual tutoring and service system, which keeps track of students’ learning cycle, data and performance and centralize the various day-to-day tutoring tasks.

•	Evaluation and Compensation. We have created a clear career track for our tutors to advance professionally. Our tutors’ compensation consists of base salary and performance-based bonuses.

Our Students

As a result of our well-established brand and dedication to a student-centric learning experience, we have built a large and fast-growing student base. As of March 31, 2020 and 2021, we had 133,902 and 370,530 students, respectively, with a year-over-year growth rate of 176.7%.

As of March 31, 2021, approximately 62% of our students in mainland China lived in tier-1 and new tier-1 cities. Their parents are generally open to new education philosophies and willing to spend on good educational content for their children. On one hand, their parents want their children to enjoy learning; on the other hand, they have to prepare their children for the test-oriented education environment in China. In addition, we have also attracted a growing base of users located in lower tier Chinese cities and various other regions. Students who live outside mainland China account for approximately 7% of our student base as of March 31, 2021.

Branding, Sales and Marketing

We have built a strong brand around our high-quality course offerings and the high satisfaction among our parents according to CIC. We generate sales leads through referrals and a combination of other channels. Currently, our sales, marketing and the short-term strategic focus of our branding efforts are on tier-1 and new tier-1 cities.

Branding

We have built a beloved and well-known brand driven by our constant dedication to improving the quality of the learning experiences for our students. Our back-end driven business model ensures that we dedicate sufficient resources to strengthening the core capabilities relating to our course development, faculty management and technology infrastructure. This model has proven to be effective in creating and maintaining a strong brand and reputation among our current and prospective users. Our ability to consistently deliver high-quality learning experiences for our students leads to a high satisfaction among our students and their parents, which in turn enhances our brand and reputation.

Channels

Referrals and Organic Traffic

Word-of-mouth referrals by our students and their parents have historically generated a large portion of our new enrollments. The high percentage of new enrollments generated by referrals benefited largely from our brand, reputation, course quality and proven learning experiences and results. In terms of NPS, a widely known survey methodology used to measure overall customer satisfaction, we achieved the highest score among China’s online K-12 AST companies, according to a March 2021 survey conducted by CIC. We offer parents who refer our courses to others rewards in the form of free course units or Spark Coins, which can be redeemed for course units, merchandise and cash vouchers for third-party e-commerce platforms. In 2020, word-of-mouth referrals and organic traffic generated 77% of new student enrollments, which, according to CIC, is significantly higher than our peers.

With our growing student base and increasing brand recognition, we expect to generate more sales leads and new enrollments through word-of-mouth referrals.

Other Channels

In addition to word-of-mouth referrals and organic traffic, we also generate traffic through various other means, such as advertisements on search engines, social media platforms and websites.

Sales Process

Parents of students provide us initially with contact information. Our course consultants promptly contact these parents to offer more information regarding our courses. They also arrange trial course sessions for prospective students and continue to follow up with them to answer questions and provide further information.

Besides new sales leads, we also generate sales through course renewal and cross-sale. Due to our high quality course products and dedicated educational services, we are able to maintain a high level of satisfaction among our students and their parents. With positive user experience and assistance and counseling from our tutors, many parents and students are willing to enter into the next level of the same course or enroll in other courses covering different subject matters.

Our reputation and well-designed sales process are the cornerstones critical to our highly effective sales efforts. According to CIC, the average monthly per person gross billings from new student enrollments of our sales team in 2020 were more than twice of that of other online K-12 AST companies.

Technology

Technology is another cornerstone of our business, driving our course and content development, faculty management, and operational optimization. As of March 31, 2021, we had a team of approximately 1,400 product development and technology professionals, whose expertise include algorithm engineering, big data analytics and infrastructure maintenance. A significant portion of our technology team has previously worked at leading internet and technology companies in China and around the world.

Through innovation and iteration, our technology team has developed a comprehensive set of solutions to the operational challenges presented by our online small-class model. Our proprietary technology platforms drive the quality of our students’ learning experiences and optimize our operational efficiency:

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Spark Classroom. We have developed a Spark Classroom system for teachers to deliver our courses to students. This system offers teachers a variety of interactive functionalities and innovative classroom management tools, which enable effective interactions between students and courseware, students and teachers, and among students.

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Course Scheduling. We have developed a proprietary intelligent course scheduling system to strike a balance between handling teacher supply and meeting the needs of students and parents. The intelligent course scheduling system enables us to respond to individual requests from students and parents about class time, and plan the course schedule so that teachers can work at full capacity and our classrooms are adequately populated. In this way, we are able to dynamically manage the course scheduling process and maximize our class attendance and increase teacher utilization to optimize our efficiency.

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Teacher Empowerment. We developed our proprietary SparkleMe teacher empowerment system to nurture the development of our teachers and optimize their effectiveness. It covers all key elements of teacher development, including onboarding, training, course preparation and practice, evaluation and certification. We’ve also created a proprietary teacher quality assessment system that works in tandem with our course assessment team to perform routine in-class assessments.

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Tutor Management. We have created a student-oriented tutoring and service system that allows our tutors to provide personalized services to meet the specific needs of each student and his or her parents. This one-stop online system tracks each student’s entire learning cycle, data, and results. By creating and tracking key tasks for our tutors, the system helps us provide timely and seamless services to our students and parents. Furthermore, the system has a range of functionalities to automatically deliver services directly to students and their parents, which optimizes our service quality and user experience.

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Sales and Marketing. We have custom-built a marketing system to efficiently acquire leads and an intelligent Sales CRM system to maximize the conversion of potential leads to enrollments. These systems are supported by a set of advanced algorithms that help us allocate our internal resources to tackle these leads in a dynamic and efficient fashion.

Our technology team also powers the following services and functions:

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Big Data Analytics. We track, compile and analyze a large amount of learning data and operational data on a daily basis, enabling us to provide personalized educational services to our users and frequently upgrade our course products and technology.

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Artificial Intelligence. Through development and application of artificial intelligence technology, our systems have the capability to automatically analyze students’ facial expression, behaviors and sounds to enhance classroom management and learning evaluation. Our artificial intelligence algorithm also empowers our content development and recommendation efforts.

•	Live Streaming. We partner with a leading audio and video streaming service provider in China to provide streaming service with low latency for our live courses.

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IT Infrastructure. We partner with leading cloud service providers in China to host our servers. We back up our databases regularly and use an off-site storage mechanism to protect the security of our data. Our technology team monitors the performance of our network infrastructure to promptly respond to potential risks and accidents.

Intellectual Property

We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We own copyrights to the educational content that we have developed in-house. We enter into standard employment agreements with our faculty, course and content development staff and other employees which provide that the intellectual property created by them in connection with their employment with us is our intellectual property.

As of the date of this prospectus, we have registered 53 trademarks with the Trademark Office of the SAMR of the PRC, 49 software copyrights and 18 other copyrights with the PRC State Copyright Bureau, and 34 domain names, which include the registrations of our core trademarks (“火花思维”) and the domain names of our main operating websites.

Despite our efforts to protect ourselves from infringement or misappropriation of our intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual property. In the event of a successful claim of infringement and our failure or inability to develop non-infringing intellectual property or license the infringed or similar intellectual property on a timely basis, our business could be harmed. See “Risk Factors—Risks Related to Our Business—We may from time to time be subject to infringement claims relating to intellectual properties of third parties” and “—If we fail to protect our intellectual property rights, our brand and business may suffer.”

Our Team

We had 8,743 full-time employees as of March 31, 2021, most of whom were located in our headquarters in Beijing and our offices in Wuhan, Xi’an, Chengdu and Shanghai, China.

The following table sets forth the breakdowns of our employees by function as of March 31, 2021:

Function	Number of Employees	Percentages
Teachers, tutors and customer services	5,511	63.0
Sales and marketing	960	11.0
Research and development	1,393	15.9
General and administrative	879	10.1

Total	8,743	100.0

We enter into standard employment contracts with our employees. In addition to salaries and benefits, we provide performance-based bonuses for our employees and commission-based compensation for our sales and marketing force.

Under PRC law, we participate in various employee social security plans that are organized by municipal and provincial governments for our PRC based employees, including pension, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing fund. We are required under PRC law to make contributions from time to time to employee benefit plans for our PRC employees at specified percentages of the salaries, bonuses and certain allowances of such employees, up to a maximum amount specified by the local governments in China.

We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes in the past. None of our employees is represented by labor unions.

Legal Proceedings

From time to time, we may become a party to various legal or administrative proceedings arising from the ordinary course of our business, including actions with respect to intellectual property infringement, infringement of third-party licenses or other rights, breach of contract and labor and employment claims. We are currently not a party to any material legal or administrative proceedings. However, litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

Insurance

We do not maintain any liability insurance or property insurance policies covering students, equipment and facilities for injuries, death or losses due to fire, earthquake, flood or any other disaster. Consistent with customary industry practice in China, we do not maintain business interruption insurance, nor do we maintain key-man life insurance.

Data Privacy and Security

We are committed to protecting the large amount of user data that we track, process, store and use on a daily basis. We limit the types of personal data that our employees and products are allowed to track to only those strictly necessary for our operation. We have implemented advanced two-way data encryption measures to ensure secured transmission of data. We have also established stringent internal authorization protocols to control access to our online database and prevent unauthorized access. All sensitive personal information and key data are encrypted before storage. When our employees download any data to offline storage, our system automatically removes sensitive personal information to protect against any leakage risks in an offline environment. We require additional authorization when any of our user information needs to be disclosed to an external party.

Competition

We operate in the highly competitive online education industry and face intense competition in every aspect of our business, including student enrollment, course and content development, talent recruitment and retention and technology development.

We believe that the principal competitive factors in China’s online education market include the following:

•	brand awareness and reputation;

•	quality of contents and service;

•	student base;

•	pricing of offerings;

•	the development of new offerings;

•	technology infrastructure and AI capabilities; and

•	operational efficiency.

We believe that we are well-positioned to effectively compete on the factors listed above. For a discussion of risks relating to competition, see “Risk Factors—Risks Relating to Our Business and Industry—We face intense competition, which could lead to pricing pressure and loss of market share and materially and adversely affect our business, financial condition and results of operations.”

Facilities

Our current principal executive offices are located at Block A, No.101 Wangjing Lizezhongyuan, Chaoyang District, Beijing, the People’s Republic of China. We maintain offices in Beijing, China with an aggregate of approximately 19,905 square meters. These facilities currently accommodate our management headquarters, as well as most of our sales and marketing, course and educational content development, technology, and general and administrative activities. We also maintain offices in Wuhan and Xi’an, China.

We lease all of the facilities that we currently occupy from independent third parties. We believe that the facilities that we currently lease are adequate to meet our needs for the foreseeable future.

Seasonality

Historically, we have not experienced significant seasonality as we have grown rapidly. However, in the future our business may be affected by factors such as public holidays and school schedules. Therefore, our historical performance may not be indicative of our future operating results. See “Risk Factors—Risk Related to Our Business and Industry—Our results of operations are subject to seasonal fluctuations.”

Corporate Social Responsibility

Inspired by love and technology, we regularly engage in corporate social responsibility initiatives to promote education equality and offer support to those children who have limited access to high-quality educational resources. In cooperation with local authorities, nonprofit organizations, schools and other community leaders, we have donated courses and related materials to students in underdeveloped rural areas. For instance, in October 2019, we collaborated with China Youth Daily to donate 10,000 mathematical thinking course sessions to students in 15 primary schools in underdeveloped rural areas. In October 2020, we also worked with Beijing Donghu Neighborhood Office and Inner Mongolia Zhuozi County Poverty Relief Office to donate more than 10,000 physical learning kits to students in Zhuozi County. In November 2020, we organized a charity initiative in our parent community and raised funds and clothes from more than 3,000 parents for children in Garzê Tibetan Autonomous Prefecture.

REGULATION

We operate our business in China under a legal regime created and made by PRC lawmakers consisting of the National People’s Congress, or the NPC, the country’s highest legislative body, the State Council, the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the Ministry of Education, or the MOE, the Ministry of Industry and Information Technology, or the MIIT, the State Administration for Market Regulation (formerly known as the State Administration for Industry and Commerce), or the SAMR, and the National Press and Publication Administration (formerly known as the State Administration of Press Publication Radio Film and Television). This section summarizes the principal PRC regulations related to our business.

Regulation Relating to Foreign Investment

On March 15, 2019, the NPC promulgated the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The foreign-invested enterprises established prior to the effective of the Foreign Investment Law may keep their corporate forms, among other things, within five years after January 1, 2020. Pursuant to the Foreign Investment Law, “foreign investors” means natural persons, enterprises, or other organizations of a foreign country, “foreign-invested enterprises”, or FIEs, means any enterprise established under PRC law that is wholly or partially invested by foreign investors and “foreign investment” means any foreign investor’s direct or indirect investment in China, including: (i) establishing FIEs in China either individually or jointly with other investors; (ii) obtaining stock shares, stock equity, property shares, other similar interests in Chinese domestic enterprises; (iii) investing in new projects in China either individually or jointly with other investors; and (iv) making investment through other means provided by laws, administrative regulations, or State Council provisions.

The Foreign Investment Law stipulates that China implements the management system of pre-establishment national treatment plus a negative list to foreign investment and the government generally will not expropriate foreign investment, except under special circumstances, in which case it will provide fair and reasonable compensation to foreign investors. Foreign investors are barred from investing in prohibited industries on the negative list and must comply with the specified requirements when investing in restricted industries on that list. When a license is required to enter a certain industry, the foreign investor must apply for one, and the government must treat the application the same as one by a domestic enterprise, except where laws or regulations provide otherwise. In addition, foreign investors or FIEs are required to file information reports and foreign investment shall be subject to the national security review. In addition, the Implementation Rules of the Foreign Investment Law, effective on January 1, 2020, clarifies that the Foreign Investment Law and its implementation rules also apply to investments by FIEs in China.

On December 26, 2019, the Supreme People’s Court of China promulgated the Interpretations on Certain Issues Regarding the Application of Foreign Investment Law, effective on January 1, 2020, pursuant to which “investment contracts” are defined as relevant agreements formed as a result of direct or indirect investments in China by foreign investors, namely, foreign individuals, foreign enterprises or other foreign organizations, including contracts for establishment of foreign investment enterprises, share transfer contracts, equity transfer contracts, contracts for transfer of property or other similar interests, contracts for newly-built projects and etc. Any claim to invalidate an investment contract will be supported by courts if such investment contract is decided to be entered into for purposes of making foreign investments in the “prohibited industries” under the negative list or for purposes of investing in the “restricted industries” without satisfaction of conditions set out in the negative list. On December 30, 2019, the Ministry of Commerce, or the MOFCOM, and the SAMR jointly promulgated the Measures on Reporting of Foreign Investment Information, which became effective on January 1, 2020. Pursuant to the Measures on Reporting of Foreign Investment Information, foreign investors carrying out investment activities in China directly or indirectly shall submit investment information to the commerce administrative authorities.

Regulation Relating to Foreign Investment Restrictions

According to the latest Special Administrative Measures for the Entry of Investment (Negative List), or the Negative List, promulgated by the MOFCOM and the National Development and Reform Commission, or the NDRC, effective on July 23, 2020, the provision of value-added telecommunications services falls in the restricted industries and the percentage of foreign ownership cannot exceed 50% (except for e-commerce, domestic multi-party communication, store-and-forward and call center).

The Regulations on Administration of Foreign-Invested Telecommunications Enterprises, or the FITE Regulations, as last amended on February 6, 2016, are the key regulations for foreign direct investment in telecommunications companies in China. The FITE Regulations stipulates that the foreign investor of a telecommunications enterprise is prohibited from holding more than 50% of the equity interest in an FIE that provides value-added telecommunications services. In addition, the main foreign investor who invests in a value-added telecommunications enterprise in China must demonstrate a positive track record and experience in providing such services. Moreover, foreign investors that meet these qualification requirements that intend to invest in or establish a value-added telecommunications enterprise operating the value-added telecommunications business must obtain approvals from the MIIT and the MOFCOM, or their authorized local counterparts, which retain considerable discretion in granting approvals.

On July 13, 2006, the MIIT, issued the Circular on Strengthening the Administration of Foreign Investment in Value-added Telecommunications Services, which requires that (i) foreign investors can only operate a telecommunications business in China through establishing a telecommunications enterprise with a valid telecommunications business operation license; (ii) domestic license holders are prohibited from leasing, transferring or selling telecommunications business operation licenses to foreign investors in any form, or providing any resource, sites or facilities to foreign investors to facilitate the unlicensed operation of telecommunications business in China; (iii) value-added telecommunications services providers or their shareholders must directly own the domain names and registered trademarks they use in their daily operations; (iv) each value-added telecommunications services provider must have the necessary facilities for its approved business operations and maintain such facilities in the geographic regions covered by its license; and (v) all value-added telecommunications services providers should improve network and information security, enact relevant information safety administration regulations and set up emergency plans to ensure network and information safety. The provincial communications administration bureaus, as local authorities in charge of regulating telecommunications services, may revoke the value-added telecommunications business operation licenses of those who fail to comply with the above requirements or fail to rectify such noncompliance within specified time limits.

Regulation Relating to Value-added Telecommunications Services

On September 25, 2000, the State Council issued the PRC Regulations on Telecommunications, or the Telecommunications Regulations, as last amended on February 6, 2016, to regulate telecommunications activities in China. The Telecommunications Regulations divided the telecommunications services into two categories, namely “infrastructure telecommunications services”

and “value-added telecommunications services.” Pursuant to the Telecommunications Regulations, operators of value-added telecommunications services, or VATS, must first obtain a Value-added Telecommunications Business Operating License, or VATS License, from the MIIT or its provincial level counterparts. On July 3, 2017, the MIIT promulgated the Administrative Measures on Telecommunications Business Operating Licenses, which set forth more specific provisions regarding the types of licenses required to operate VATS, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses.

The Classified Catalog of Telecommunications Services (2015 Version), or the 2015 MIIT Catalog, effective on March 1, 2016 and as amended on June 6, 2019, defines information services as “the information services provided for users through public communications networks or internet by means of information gathering, development, processing and the construction of the information platform.” Moreover, information services continue to be classified as a category of VATS and are clarified to include information release and delivery services, information search and query services, information community platform services, information real-time interactive services, and information protection and processing services under the 2015 MIIT Catalog.

The Administrative Measures on Internet Information Services, or the ICP Measures, promulgated by the PRC State Council and as last amended on January 8, 2011, sets forth more specific rules on the provision of internet information services. According to the ICP Measures, any company that engages in the provision of commercial internet information services must obtain a sub-category VATS License for Internet Information Services, or the ICP License, from the relevant government authorities before providing any commercial internet information services within the PRC. Pursuant to the above-mentioned regulations, “commercial internet information services” generally refer to provision of specific information content, online advertising, web page construction and other online application services through the internet for profit making purpose. According to the ICP Measures, internet information service providers cannot produce, duplicate, publish or disseminate information that (i) is against any fundamental principles set out in the Constitution Law of China; (ii) endangers the national security, leaks the national secrets, incites to overthrow the national power, or undermines the national unity; (iii) damages the national honor or interests; (iv) incites the ethnic hatred and ethnic discrimination or undermines the solidarity among all ethnic groups; (v) undermines the national policies on religions and advocates religious cults and feudal superstition; (vi) disseminates rumors to disrupt the social order and undermines the social stability; (vii) disseminates the obscene materials, advocates gambling, violence, killing and terrorism, or instigates others to commit crimes; (viii) humiliates or defames others or infringes the legitimate rights and interests of others; and (ix) is otherwise prohibited by laws and regulations.

In addition to the Telecommunications Regulations and the other regulations discussed above, the provision of commercial internet information services on mobile internet apps is regulated by the Administrative Provisions on Mobile Internet Applications Information Services, which was promulgated by the Cyberspace Administration of China, or the CAC, on June 28, 2016 and came into effect on August 1, 2016. The providers of mobile internet applications are subject to requirements under these provisions, including acquiring the qualifications and complying with other requirements provided by laws and regulations and being responsible for information security.

Regulation Relating to Private Education

The Education Law of PRC, or the Education Law, sets forth provisions relating to the fundamental education systems of China, including a school system of pre-school education, primary education, secondary education and higher education, a system of nine-year compulsory education and a system of education certificates. The Education Law stipulates that the government formulates plans for the development of education, establishes and operates schools and other types of educational institutions, and in principle, enterprises, institutions, social organizations and individuals are encouraged to operate schools and other types of educational organizations in accordance with PRC laws and regulations.

On December 28, 2002, the Standing Committee of the National People’s Congress, or the SCNPC, promulgated the Law for Promoting Private Education, or the Private Education Law, which was last amended on December 29, 2018. Pursuant to the Private Education Law, sponsors of private schools may choose to establish non-profit or for-profit private schools at their own discretion and the establishment of the private schools must be subject to approvals granted by relevant government authorities and registered with relevant registration authorities.

On April 7, 2021, the State Council promulgated the amended Regulations on the Implementation of the Law for Promoting Private Education of the PRC, or the amended Implementation Regulations of Private Education Law, which will become effective on September 1, 2021. The Amended Implementation Regulations of Private Education Law provide that, among other things, online education activities using internet technology are encouraged by the State and are required to comply with laws and regulations related to internet management. A private school engaging in online education activities using internet technology will be required to obtain an appropriate private school operating permit. It shall also establish and implement internet security management systems and adopt technical security measures. Upon discovery of any information whose release or transmission is prohibited by applicable laws or regulations, the private school shall immediately cease the transmission of that information and take further remedial actions, such as deleting that information, to prevent it from further dissemination. Records pertaining to the event will need to be kept and reported to the appropriate authorities.

Regulation Relating to After-School Tutoring

On February 13, 2018, the MOE, the Ministry of Civil Affairs, the Ministry of Human Resources and Social Security and the SAMR jointly promulgated the Circular on Alleviating After-School Burden on Primary and Secondary School Students and Implementing Inspections on After-School Training Institutions, pursuant to which the government authorities will carry out a series of inspections on after-school training institutions and order those with material potential safety risks to suspend business for self-inspection and rectification and those without proper establishment licenses or school operating permits to apply for relevant qualifications and certificates under the guidance of competent government authorities. Moreover, after-school training institutions must file with the local education authorities and publicly present the classes, courses, target students, class hours and other information relating to their academic training courses (primarily including courses on Chinese and mathematics). After-school training institutions are prohibited from providing academic training services beyond the scope or above the level of school textbooks, or organizing any academic competitions (such as Olympiad competitions) or level tests for students of primary and secondary schools. In addition, primary and secondary schools may not reference the student’s performance in the after-school training institutions as one of admission criteria.

On August 6, 2018, the General Office of the State Council issued the Opinion on the Regulation of the Development of After-School Training Institutions, or State Council Circular 80, which primarily regulates the after-school training institutions targeting students in primary and secondary schools. State Council Circular 80 reiterates prior guidance that after-school training institutions must obtain a private school operating permit, and further requires such institutions to meet certain minimum requirements. For example, after-school training institutions are required to avoid hiring any teachers who are working concurrently in primary or secondary schools, and ensure that teachers tutoring in academic subjects (such as Chinese, mathematics, English, physics, chemistry and biology) have the corresponding teacher qualification licenses. The training content of after-school training institutions cannot exceed the corresponding national curricular standards and training progress shall not be more accelerated than the corresponding progress of local schools. According to State Council Circular 80, after-school training institutions are also required to disclose and file relevant information regarding the institution, including their training content, schedule, targeted students and school timetable to the relevant education authority. Course fees can only be collected for courses in three months or shorter installments. Moreover, State Council Circular 80 requests that competent local authorities formulate relevant local standards for after-school training institutions within their administrative area. If an overseas listed after-school training institution publicizes overseas any periodical report, or any interim report on material adverse effect on its operation, it must concurrently publish the information in Chinese on its official website (or on the disclosure platform for securities exchange information in the absence of an official website). With respect to online education service providers, State Council Circular 80 provides a principle that regulatory authorities of networking, culture, information technology, radio and television industries should cooperate with regulatory authorities of education in supervising online education in their relevant industry.

On June 10, 2020, the General Office of MOE and the General Office of SAMR promulgated the Notice on Issuing the Form of Service Contract for After-school Training Provided to Primary and Secondary School Students, which requires the local competent regulatory authorities to guide the relevant parties to use the form of service contract for after-school training activities provided to primary and secondary school students. The form of service contract covers the obligations and rights of parties involved in the after-school training, including detailed provisions on training fees, refund arrangement and default liabilities.

On October 13, 2020, the General Office of the MOE and the General Office of the SAMR jointly promulgated the Notice on the Centralized Rectification of After-school Tutoring Institutions’ Illegal Acts of Infringing Consumers’ Rights by Using Unfair Standard Terms. The Notice stipulates that local education and market regulation authorities shall increase the efforts for the investigation of after-school tutoring institutions’ illegal acts which infringes consumers’ rights by using unfair standard terms to exempt themselves from liability, increase consumers’ liability and exclude consumers’ legal rights.

The Minors Protection Law issued by the SCNPC on September 4, 1991, was recently amended on October 17, 2020, which took effect on June 1, 2021. According to the amended Minors Protection Law, online education products and services which are targeted at minors shall not include any links to online games or push any advertisements and other information that is irrelevant to teaching. In addition, schools shall not occupy the legal holidays, rest days, winter and summer vacations to organize the students in primary and secondary schools to take remedial lessons collectively to aggravate their burden of study and after-school tutoring service providers may not provide primary school curriculum education to the preschool-aged minors.

The MOE issued the Guiding Opinions on Promoting the Scientific Connection between Kindergarten and Primary School, or the Guiding Opinions, on March 30, 2021, to better prepare young children for schools and ensure smooth transition from kindergartens to primary schools. The Guiding Opinion establishes, among others, the following goals: to avoid excessive emphasis on knowledge-oriented learning approach, to avoid learnings beyond the scope of the school curriculums or ahead of curriculum to establish norms, standards and supervision mechanism for educational and teaching activities in schools and after-school training institutions, and to create scientific connection between curriculums in kindergartens and primary schools. Moreover, the Guiding Opinions further emphasizes that after-school tutoring institutions shall not provide tutoring services to pre-school aged minors in violation of applicable regulations. Relevant education authorities may, at their discretion, impose harsh penalties against and blacklist after-school training institutions for violating applicable regulations, integrate such blacklist into the national credit information sharing platform and take joint disciplinary actions to such training institutions in accordance with relevant regulations.

Regulation Relating to the Online After-School Training and Educational Apps

On November 20, 2018, the General Office of the MOE, the General Office of the SAMR and the General Office of the Ministry of Emergency Management jointly issued the Notice on Improving the Specific Governance and Rectification Mechanisms of After-school Education Institutions, which provides that provincial regulatory authorities of education should be responsible for being filed with the training institutions that use internet technology to provide online training and target primary and secondary school students. Provincial regulatory authorities of education should supervise the online after-school training institutions based on the policies regulating the offline after-school training institutions. In addition, online after-school training institutions are required to file the information of their courses, such as names, contents, target students, syllabi and schedules with the relevant provincial regulatory authorities of education and publish the name, photo, class schedule and certificate number of the teacher qualification license of each teacher on their websites.

The MOE and certain other PRC government authorities jointly promulgated the Implementation Opinions on Regulating Online After-school Training, or the Online After-school Training Opinions, as effective on July 12, 2019. The Online After-school Training Opinions is to regulate academic after-school training involving internet technology provided to students in primary and secondary schools. The Online After-School Training Opinions requires, among others, that online after-school training institutions should file with the competent provincial regulatory authorities of education and such regulatory authorities of education, jointly with other provincial government authorities, should review the filings and qualifications of the online after-school training institutions.

With respect to the filing requirements, the Online After-school Training Opinions provides, among others, that (i) an online after-school training institution should file with the competent provincial regulatory authorities of education after it obtains the ICP License and the grade evaluation report for the graded protection of cybersecurity, and such filing should be completed prior to October 31, 2019 if such online after-school training institution has already conducted online after-school training; (ii) the materials need to be filed by the online after-school training institutions include, among others, the materials related to the institution (such as the information on their ICP Licenses and other relevant licenses), the management systems used for protection of personal information and cybersecurity, the training content and the training personnel; and (iii) the competent provincial regulatory authorities of education should promulgate local implementing rules on filing requirements, which should focus on training institutions, training content and training personnel.

The Online After-school Training Opinions further provides that the competent provincial regulatory authorities of education should, jointly with other provincial government authorities, review the filings and qualifications of the online after-school training institutions, focusing on the following matters: (i) the training content should not include online games or other content or links irrelevant with the training itself, and should not be beyond the scope of relevant national school syllabus. No illegal publications may be published, printed, reproduced or distributed, and no infringement or piracy activities may be conducted during the training. The training content and data should be stored for more than one year, among which the live streaming teaching videos should be stored for more than six months; (ii) each course should not be longer than 40 minutes and should be taken at intervals of not less than 10 minutes, and the training time should not conflict with the teaching time of primary and secondary schools. Each live-streaming course provided to students receiving compulsory education should not end later than 9:00 p.m., and no exercises should be left for primary school students in Grade 1 and Grade 2. The online after-school training platforms should have eye protection and parental supervision functions; (iii) the online after-school training institutions should not hire any teachers who are currently working at primary or secondary schools. Training personnel of academic subjects are required to obtain necessary teacher qualification licenses. The online after-school training institutions’ platforms and course interfaces should present the names, photos and teacher qualification licenses of training personnel, and the learning, working and teaching experiences of foreign training personnel; (iv) with the consent of students and their parents, the online after-school training institutions should verify the identification information of each student, and should not illegally sell or provide such information to third parties. User behavior log must be kept for more than one year; (v) the charge items and standard and refund policy should be specifically presented on the training platforms. The prepaid fees can only be used for education and training purposes, and cannot be used for other investment activities. If the prepaid fees are charged based on the number of classes, the prepaid fees are not allowed to be collected in a lump sum for more than 60 classes. If the prepaid fees are charged based on the length of the learning period, the prepaid fees are not allowed to be collected for a learning period of more than three months; and (vi) the online after-school training institutions with incompliance or issues identified by the competent provincial regulatory authorities of education must complete the rectification, and would be subject to fines, administrative order to suspend operations or other administrative sanctions if they fail to complete the rectification in time.

On August 10, 2019, the MOE, jointly with certain other PRC government authorities, issued the Opinions on Guiding and Regulating the Orderly and Healthy Development of Educational Mobile Apps, or the Opinions on Educational Apps, which requires, among others, mobile Apps that provide services for school teaching and management, student learning and student life, or home-school interactions, with school faculties, students or parents as the main users and with education or learning as the main application scenarios, are educational Apps, which should be filed with competent provincial regulatory authorities for education by the end of 2019. The Opinions on Educational Apps also requires, among others, that (i) each provider of educational Apps should obtain the ICP License or complete the ICP filing and obtain the certificate and the grade evaluation report for graded protection of cybersecurity before the completion of filing; (ii) the educational Apps with main users under the age of 18 should limit the use time of its App, specify the range of suitable ages, and strictly monitor the content in its App; (iii) if any educational App will be introduced as a mandatory App to students in any school, such educational App should be approved by the applicable school through its collective decision-making process and be filed with the competent regulatory authorities for education; and (iv) the educational Apps selected by regulatory authorities for education and schools as the teaching or management tools are not allowed to charge any fees to students or parents or offer any commercial advertisements or games. On November 11, 2019, the MOE issued the Administrative Measures on Filing of Educational Mobile Apps, which requires, among others, that filings of existing educational Apps should be completed prior to January 31, 2020.

On November 27, 2020, the MOE and the Office of the Central Cyberspace Affairs Commission jointly promulgated the Notice on Further Strengthening the Standardized Management of Online Course Platforms for Minors. The Notice emphasizes that local cyberspace authorities and education authorities shall regularly organize screening of the training platforms for minors and take measures such as suspending or removing training platforms or requiring training platforms to rectify within a given time limit. After such rectification is completed, the education authorities will re-review the filings.

On September 29, 2019, Beijing Municipal Education Commission, one of our competent regulatory bodies, issued the trial implementation rules with respect to the filing requirements in relation to the Online After-School Training Opinions, which requires, among others, that online after-school training institutions that (i) are registered or have its ICP filing in Beijing; and (ii) provide online after-school training to students in primary or secondary schools using internet technology on academic subjects such as Chinese, mathematics, English, physics, chemistry, politics, history, geography, biology, etc., to submit filing materials required under the Online After-School Training Opinions via an official filing platform nationwide. On June 1, 2020, Beijing Municipal Education Commission further issued the Notice on the Rectification Work of Online After-school Training, which requires: (i) online after-school training institutions that already submit filing applications to improve its filed materials according to rectification opinions from Beijing Municipal Education Commission; and (ii) online after-school training institutions that apply for filing publicize on their websites, Apps and learning platform a filing content commitment in the form provided by Beijing Municipal Education Commission.

On April 21, 2020, the Ministry of Human Resources and Social Welfare and other government authorities jointly promulgated the Notice of Implementing the Phased Measures of “Taking Certificate after Starting Career” for Certain Occupations under COVID-19, pursuant to which all college graduates who are eligible for the teacher qualification examination and meet the requirements of teacher qualification regarding ideological and political criteria, language skills and physical conditions are allowed to start to engage in the related work of education before obtaining the teacher qualification licenses. The teacher qualification licenses will not be a mandatory precondition for college graduates if they are hired prior to December 31, 2020.

To strengthen the prevention and control of myopia among children and teenagers, the MOE, SAMR and certain other government authorities issued the Comprehensive Implementation Plan for Myopia Control in Children and Teenagers in August 2018, which requires, among others, that the schools (i) shall use electronic products based on the principal of necessity, shall not rely on electronic products for teaching and homework assignment and shall rather assign paper-based homework in principle, and the teaching time using electronic products shall not account for more than 30% in general; (ii) shall strictly implement the learning and development guidelines for children aged 3 to 6, pay attention to the importance of life and play and avoid “primary school” teaching. Further, the MOE promulgated the Guidelines for Prevention and Control of Myopia in Pre-school, Primary School and Secondary School, or the Guidelines, on May 11, 2021 to encourage children, teenagers and their parents to prevent and control myopia scientifically and effectively. The Guidelines encourage, among others, increasing outdoor activities, improving study-rest balance, controlling the use of electronic devices and screen time. Specifically, the Guidelines suggests that (i) children aged from zero to three should not use mobile phones, computers and other electronic devices with screens, and children aged from 3 to 6 should also avoid contacting and using such electronic devices as much as possible; (ii) primary school students should strictly control screen time with electronic products; primary schools shall prudently design and limit the use of online courses and minimize online homework; and parents should work with schools to effectively reduce children’s academic burden and reduce after-school lessons, especially online after-school lessons; and (iii) secondary school students should consciously limit their screen time with electronic products and reduce their use of such electronic products for non-learning purposes.

Regulation Relating to Online Transmission of Audio-Visual Programs

To regulate the provision of audio-visual program services to the public via the internet, including through mobile networks, within the territory of the PRC, the State Administration of Press Publication Radio Film and Television, or the SAPPRFT (currently known as National Radio and Television Administration), and the MIIT jointly promulgated the Administrative Provisions on Internet Audio-Visual Program Service, or the Audio-Visual Program Provisions, on December 20, 2007, which was last amended on August 28, 2015. Under the Audio-Visual Program Provisions, “internet audio-visual program services” is defined as activities of producing, redacting and integrating audio-visual programs, providing them to the general public via the internet, and providing service for other people to upload and transmit audio-visual programs, and providers of internet audio-visual program services are required to obtain a License for Online Transmission of Audio-Visual Programs issued by the SAPPRFT, or complete certain registration procedures with the SAPPRFT. In general, providers of internet audio-visual program services must be either state-owned or state-controlled entities, and the business to be carried out by such providers must satisfy the overall planning and guidance catalog for internet audio-visual program service determined by the SAPPRFT.

On March 10, 2017, the SAPPRFT issued the Provisional Implementation of the Tentative Categories of Internet Audio-Visual Program Services, or the Categories, which revised the previous version issued on March 17, 2010. According to the Categories, there are four categories of internet audio and video programs services which are further divided into seventeen sub-categories. The third sub-category to the second category covers the making and editing of certain specialized audio-visual programs concerning, among other things, educational content, and broadcasting such content to the general public online.

Regulation Relating to Internet Live Streaming Services

On November 4, 2016, the CAC issued the Administrative Regulation on Internet Live Streaming Services, effective from December 1, 2016, according to which, “internet live streaming” is defined as the activities of continuously releasing real-time information to the public based on the internet in forms such as videos, audios, images and texts, and “internet live-streaming service providers” are defined as the operators that provide internet live-streaming platform service. In addition, the internet live-streaming service providers should take various measures during operation of their services, such as examining and verifying the authenticity of the identification information, and file such information for records.

On July 12, 2017, the CAC issued a Notice on Development of the Filing Work for Enterprises Providing Internet Live Streaming Services, which provides that all the companies providing internet live streaming services should file with the local authority since July 15, 2017, otherwise the CAC or its local counterparts may impose administrative sanctions on such companies.

Pursuant to the Circular on Tightening the Administration of Internet Live Streaming Services jointly issued by the MIIT, the Ministry of Culture and Tourism, or the MOCT, and several other government agencies on August 1, 2018, the live streaming services providers are required to file with the local public security authority within 30 days after they commence the service online.

Regulation Relating to Production and Distribution of Radio and Television Programs

The Administrative Measures on the Production and Operation of Radio and Television Programs, or the Radio and TV Programs Measures, promulgated by the SAPPRFT are applicable for establishing institutions that produce and distribute radio and television programs or for the production of radio and television programs like programs with a special topic, column programs, variety shows, animated cartoons, radio plays and television dramas and for activities like transactions and agency transactions of program copyrights. Pursuant to the Radio and TV Programs Measures, any entity that intends to produce or operate radio or television programs must first obtain the Permit for Production and Operation of Radio and TV Programs from the SAPPRFT or its local branches.

Regulation Relating to Internet Culture Activities

The Interim Administrative Provisions on Internet Culture, or the Internet Culture Provisions, which was promulgated by the Ministry of Culture, or MOC (currently known as the MOCT), on February 17, 2011 and last amended on December 15, 2017, requires internet information services providers engaging in commercial “internet culture activities” to obtain an internet culture business operating license from the MOC. “Internet cultural activity” is defined under the Internet Culture Provisions as an act of provision of internet cultural products and related services, which includes (i) the production, duplication, importation, and broadcasting of the internet cultural products; (ii) the online dissemination whereby cultural products are posted on the internet or transmitted via the internet to end-users, such as computers, fixed-line telephones, mobile phones, television sets and games machines, for online users’ browsing, use or downloading; and (iii) the exhibition and competition of the internet cultural products. In addition, “internet cultural products” is defined under the Internet Culture Provisions as cultural products produced, broadcast and disseminated via the internet, which mainly include internet cultural products especially produced for the internet, such as online music entertainment, online games, online shows and plays (programs), online performances, online works of art and online cartoons, and internet cultural products produced from cultural products such as music entertainment, games, shows and plays (programs), performances, works of art, and cartoons through certain techniques and duplicating those to internet for dissemination.

On May 14, 2019, the General Office of MOC promulgated the Notice on Adjusting the Scope of Internet Culture Business Operating License and Further Standardize the Approval Work, which provides that online music, online shows and plays, online performances, online works of art, online cartoons, displays and games are the activities that fall in the scope of internet culture business operating license, and further clarifies that educational live streaming activities are not deemed as online performances.

Regulation Relating to Online Publishing

On February 4, 2016, the State Administration of Press, Publication, Radio, Film and Television, or the SAPPRFT (currently reformed into the State Administration of Press and Publication (National Copyright Bureau) under the Propaganda Department of the Central Committee of the Communist Party of China) and the MIIT jointly issued the Administrative Provisions on Online Publishing Services, or the Online Publishing Provisions, which came into effect on March 10, 2016. Under the Online Publishing Provisions, any entity providing online publishing services shall obtain an Online Publishing Services Permit. “Online publishing services” refer to the provision of online publications to the public through information networks; and “online publications” refer to digital works with publishing features such as having been edited, produced or processed and are available to the public through information networks, including: (i) written works, pictures, maps, games, cartoons, audio/video reading materials and other original digital works containing useful knowledge or ideas in the field of literature, art, science or other fields; (ii) digital works of which the content is identical to that of any published book, newspaper, periodical, audio/video product, electronic publication or the like; (iii) network literature databases or other digital works, derived from any of the aforesaid works by selection, arrangement, collection or other means; and (iv) other types of digital works as may be determined by the SAPPRFT.

Regulation Relating to Internet Information Security and Privacy Protection

The PRC Constitution states that the PRC laws protect the freedom and privacy of communications of citizens and prohibit infringement of such rights. PRC governmental authorities have enacted laws and regulations on internet information security and protection of personal information from any abuse or unauthorized disclosure. The Decisions on Maintaining Internet Security which was enacted by the SCNPC on December 28, 2000 and amended on August 27, 2009, may subject violators to criminal punishment in the PRC for any effort to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. The Ministry of Public Security, or MPS, has promulgated measures that prohibit use of the internet in ways which, among other things, result in a leakage of state secrets or a spread of socially destabilizing content. If an information service provider violates these measures, the MPS and the local security bureaus may revoke its operating license and shut down its websites.

Pursuant to the Decision on Strengthening the Protection of Online Information issued by the SCNPC on December 28, 2012, and the Order for the Protection of Telecommunication and Internet User Personal Information issued by the MIIT on July 16, 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. “Personal information” is defined as information that identifies a citizen, the time or location for his/her use of telecommunication and internet services or involves privacy of any citizen such as his/her birth date, ID card number, and address. An internet information service provider must also keep information collected strictly confidential, and is further prohibited from divulging, tampering or destroying of any such information, or selling or providing such information to other parties. Any violation of the above decision or order may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancelation of filings, closedown of websites or even criminal liabilities.

Pursuant to the Notice of the Supreme People’s Court, the Supreme People’s Procuratorate and the MPS on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens, issued on April 23, 2013, and the Interpretation of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues regarding Legal Application in Criminal Cases Infringing upon the Personal Information of Citizens, which was issued on May 8, 2017 and took effect on June 1, 2017, the following activities may constitute the crime of infringing upon a citizen’s personal information: (i) providing a citizen’s personal information to specified persons or releasing a citizen’s personal information online or through other methods in violation of relevant national provisions; (ii) providing legitimately collected information relating to a citizen to others without such citizen’s consent (unless the information is processed, not traceable to a specific person and not recoverable); (iii) collecting a citizen’s personal information in violation of applicable rules and regulations when performing a duty or providing services; or (iv) collecting a citizen’s personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations.

Pursuant to the Ninth Amendment to the Criminal Law issued by the SCNPC on August 29, 2015, which became effective on November 1, 2015, any person or entity that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders is subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client’s information; (iii) any serious loss of criminal evidence; or (iv) other severe situation, and any individual or entity that (x) sells or provides personal information to others in a way violating the applicable law, or (y) steals or illegally obtain any personal information is subject to criminal penalty in severe situation.

Pursuant to the PRC Cyber Security Law issued by the SCNPC on November 7, 2016, effective as of June 1, 2017, “personal information” refers to all kinds of information recorded by electronic or otherwise that can be used to independently identify or be combined with other information to identify individuals’ personal information, including but not limited to: individuals’ names, dates of birth, ID numbers, biologically identified personal information, addresses and telephone numbers, etc. The PRC Cyber Security Law also provides that: (i) to collect and use personal information, network operators shall follow the principles of legitimacy, rightfulness and necessity, disclose rules of data collection and use, clearly express the purposes, means and scope of collecting and using the information, and obtain the consent of the persons whose data is gathered; (ii) network operators shall neither gather personal information unrelated to the services they provide, nor gather or use personal information in violation of the provisions of laws and administrative regulations or the scopes of consent given by the persons whose data is gathered; and shall dispose of personal information they have saved in accordance with the provisions of laws and administrative regulations and agreements reached with users; and (iii) network operators shall not divulge, tamper with or damage the personal information they have collected, and shall not provide the personal information to others without the consent of the persons whose data is collected. However, if the information has been processed and cannot be recovered and thus it is impossible to match such information with specific persons, such circumstance is an exception.

Pursuant to the Provisions on Internet Security Supervision and Inspection by Public Security Organs, which was promulgated by the MPS on September 15, 2018 and became effective on November 1, 2018, the public security departments are authorized to carry out internet security supervision and inspection of the internet service providers from the following aspects, among others: (i) whether the service providers have completed the recordation formalities for online entities, and filed the basic information on and the changes of the accessing entities and users; (ii) whether they have established and implemented the cybersecurity management system and protocols, and appointed the persons responsible for cybersecurity; (iii) whether the technical measures for recording and retaining users’ registration information and weblog data are in place according to the law; (iv) whether they have taken technical measures to prevent computer viruses, network attacks and network intrusion; (v) whether they have adopted preventive measures to tackle the information that is prohibited to be issued or transmitted by the laws and administrative regulations in the public information services; (vi) whether they provide technical support and assistance as required by laws to public security departments to safeguard national security and prevent and investigate on terrorist activities and criminal activities; and (vii) whether they have fulfilled the obligations of the grade-based cybersecurity protection and other obligations prescribed by the laws and administrative regulations. In particular, public security departments shall also carry out supervision and inspection on whether an internet service provider has taken required measures to manage information published by users, adopted proper measures to handle the published or transmitted information that is prohibited to be published or transmitted, and kept the relevant records.

In addition, the Office of the Central Cyberspace Affairs Commission, the MIIT, the MPS, and the SAMR jointly issued an Announcement of Launching Special Crackdown Against Illegal Collection and Use of Personal Information by Apps on January 23, 2019 to implement special rectification works against mobile Apps that collect and use personal information in violation of applicable laws and regulations, where business operators are prohibited from collecting personal information irrelevant to their services, or forcing users to give authorization in a disguised manner. On November 28, 2019, the National Internet Information Office, the MIIT, the MPS and the SAMR further jointly issued a notice to classify and identify illegal collection and use of personal information.

On August 22, 2019, the Office of the Central Cyberspace Affairs Commission issued the Provisions on the Cyber Protection of Children’s Personal Information, which took effect on October 1, 2019. The Provisions on the Cyber Protection of Children’s Personal Information apply to the collection, storage, use, transfer and disclosure of the personal information of children under the age of 14 via the internet. The Provisions on the Cyber Protection of Children’s Personal Information require that network operators shall establish special rules and user agreements for protection of personal information for children under the age of 14, inform their guardians in a noticeable and clear manner, and shall obtain the consent of their guardians. When obtaining the consent of their guardians, network operators shall explicitly disclose several matters, including, without limitation, the purpose, method and scope of collection, storage, use, transfer and disclosure of such personal information, and methods for correcting and deleting such personal information. Provisions on the Cyber Protection of Children’s Personal Information also require that when collecting, storing, using, transferring and disclosing such personal information, network operators shall comply with certain regulatory requirements, including, without limitation, that network operators shall designate specific personnel to take charge of the protection of such personal information and shall strictly grant information access authorization for their staff to such personal information under the principle of minimal authorization.

According to the Civil Code of China, which became effective on January 1, 2021, a natural person has the right of privacy and the personal information of a natural person will be protected in accordance with law. Information processors may not divulge or tamper with the personal information collected or stored by them and may not illegally provide any natural person’s personal information to others without the consent of such natural person.

Pursuant to the Notice on Promulgation of the Rules on the Scope of Necessary Personal Information for Common Types of Mobile Internet Applications, which was promulgated by the CAC, the MIIT and certain other government authorities on March 12, 2021 and became effective on May 1, 2021, “necessary personal information” refers to the personal information necessary for ensuring the normal operation of an App’s basic functional services, without which the App cannot achieve its basic functional services. For learning and education App, the basic functional services are “online tutoring, online classes, etc.” and the necessary personal information is mobile phone numbers of registered users.

Further, the SAMR promulgated the Measures for the Supervision and Administration of Online Transactions, which became effective from May 1, 2021. The measures require that online transaction operators shall not force customers, whether or not in a disguised manner, to consent to the collection and use of information not directly related to their business activities by means of one-off general authorization, default authorization, bundling with other authorizations, or the suspension of installation and use. Otherwise, such online transaction operator may be subject to fines and consequences under related laws and regulations, including without limitation suspension of business for rectification and revocation of permits and licenses.

Regulation Relating to Publishing

Under the Administrative Provisions on the Publications Market, which was jointly promulgated by the SAPPRFT and the MOFCOM on May 31, 2016 and became effective on June 1, 2016, any enterprise or individual who engages in publishing activities shall obtain a publishing license from SAPPRFT or its local counterpart. Without licensing, such entity or individual may be ordered to cease illegal acts by the competent administrative department of publication and be concurrently subject to fines.

Regulation Relating to Advertising and Promotion

The principal regulations governing advertising businesses in China are the PRC Advertising Law as last amended on October 26, 2018 and the Advertising Administrative Regulations issued on October 26, 1987. These laws, rules and regulations require companies that engage in advertising activities to obtain a business license that explicitly includes advertising in the business scope from the SAMR or its local branches.

Applicable PRC advertising laws, rules and regulations contain certain prohibitions on the content of advertisements in China (including prohibitions on misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest). Education and/or training advertisements shall not contain the following contents: (i) explicit or implicit guarantee for successful enrolment to a higher grade, passing of examination, obtaining of degree qualification or passing certificate, or the effect of education or training; (ii) explicit or implicit expression of participation by the relevant examination body or its personnel, personnel setting examination questions in the education or training; and recommendation and/or endorsement by scientific research institutes, academic institutions, educational organizations, industry associations, professionals or beneficiaries using their name or image.

Advertisers, advertising operators and advertising distributors are required by applicable PRC advertising laws, rules and regulations to ensure that the content of the advertisements they prepare or distribute is true and in compliance with applicable laws, rules and regulations. Violation of these laws, rules and regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the SAMR or its local branches may revoke the violator’s license or permit for advertising business operations. In addition, advertisers, advertising operators or advertising distributors may be subject to civil liability if they infringe the legal rights and interests of third parties, such as infringement of intellectual proprietary rights, unauthorized use of a name or portrait and defamation.

In addition, the Anti-Unfair Competition Law promulgated by the SCNPC, last amended on April 23, 2019 requires that business operators shall not make false or misleading commercial promotion for the performance, functions, quality, sales, user evaluation, accolades etc. as to defraud or mislead customers.

Regulation Relating to Intellectual Property Rights

Copyright and Software Registration

The SCNPC promulgated the PRC Copyright Law in 1990 and last revised it on November 11, 2020, which became effective on June 1, 2021. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the internet software products, audio-visual works and any other intellectual achievements which comply with the characteristics of the works. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. To address the problem of copyright infringement related to the content posted or transmitted over the internet, the National Copyright Administration, or the NCAC, and the MIIT jointly promulgated the Measures for Administrative Protection of Copyright Related to Internet on April 29, 2005, which became effective on May 30, 2005.

On December 20, 2001, the State Council promulgated the Computer Software Protection Regulations which came into effect on January 1, 2002 and was last amended on January 30, 2013. These regulations are formulated for protecting the rights and interests of computer software copyright owners, encouraging the development and application of computer software and promoting the development of software business. In order to further implement the Computer Software Protection Regulations, the NCAC issued the Computer Software Copyright Registration Procedures on February 20, 2002, as amended on May 19, 2004, which applies to software copyright registration, license contract registration and transfer contract registration.

Patents

The SCNPC adopted the Patent Law of the PRC in 1984 and last amended it on October 17, 2020, which became effective on June 1, 2021. A patentable invention, utility model or design must meet three conditions, namely novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant varieties or methods of nuclear transformation and substances obtained by means of nuclear transformation. The Patent Office under the National Intellectual Property Administration is responsible for receiving, examining and approving patent applications. A patent is valid for a twenty-year term for an invention, a ten-year term for a utility model and a fifteen-year term for a design, all starting from the application date. Except under certain specific circumstances provided by law, any third-party user must obtain consent or a proper license from the patent owner to use the patent, otherwise the use will constitute an infringement of the rights of the patent holder.

Trademark

Trademarks are protected by the PRC Trademark Law, which was adopted in 1982, last revised in April 2019 and became effective in November 2019, as well as its implementation rules adopted in 2002 and revised in 2014. The Trademark Office of National Intellectual Property Administration under the SAMR handles trademark registrations and grants a protection term of ten years to registered trademarks which may be renewed for consecutive ten-year periods upon request by the trademark owner. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use. An application for registration of a malicious trademark not for use will be rejected and those who apply for trademark registration maliciously will be given administrative penalties of warnings or fines according to the circumstances; those who file trademark lawsuits maliciously will be punished by the people’s court according to applicable laws.

Domain Name

The Administrative Measures on Internet Domain Names, or the Domain Name Measures, were promulgated by the MIIT on August 24, 2017, and came into effect on November 1, 2017. According to the Domain Name Measures, any party that has domain name root servers, and the institution for operating domain name root servers, the domain name registry and the domain name registrar within the territory of China, shall obtain a permit for this purpose from the MIIT or the communications administration of the local province, autonomous region or municipality directly under the Central Government. The registration of domain names is generally on a “first-apply-first-registration” basis and a domain name applicant will become the domain name holder upon the completion of the application procedure.

On May 28, 2020, the NPC approved the Civil Code of PRC, which took effect on January 1, 2021. Under the Civil Code, if an offender intentionally infringes upon the intellectual property rights of others and the circumstance is severe, the infringed party shall have the right to request for the corresponding punitive compensation.

Regulation Relating to Employment, Social Insurance and Housing Fund

Employment

Pursuant to the PRC Labor Law effective from January 1, 1995 and last amended on December 29, 2018 and the PRC Labor Contract Law effective from January 1, 2008 and amended on December 28, 2012, a written labor contract shall be executed by an employer and an employee when the employment relationship is established, and an employer is under an obligation to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Furthermore, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unlimited term, with certain exceptions. All employers must compensate their employees equal to at least the local minimum wage standards. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with appropriate workplace safety training. In addition, the PRC government has continued to introduce various new labor-related regulations after the PRC Labor Contract Law. Amongst other things, new annual leave requirements mandate that annual leave ranging from 5 to 15 days is available to nearly all employees and further require that the employer compensate an employee for any annual leave days the employee is unable to take in the amount of three times his daily salary, subject to certain exceptions. Moreover, all PRC enterprises are generally required to implement a standard working time system of eight hours a day and forty hours a week, and if the implementation of such standard working time system is not appropriate due to the nature of the job or the characteristics of business operation, the enterprise may implement a flexible working time system or comprehensive working time system after obtaining approvals from the relevant authorities.

Social Insurance

The Law on Social Insurance of the PRC, which was promulgated on October 28, 2010 and amended on December 29, 2018, has established social insurance systems of basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance, and has elaborated in detail the legal obligations and liabilities of employers who do not comply with relevant laws and regulations on social insurance.

According to the Interim Regulations on the Collection and Payment of Social Insurance Premiums, the Regulations on Work Injury Insurance, the Regulations on Unemployment Insurance and the Trial Measures on Employee Maternity Insurance of Enterprises, enterprises in the PRC shall provide benefit plans for their employees, which include basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance. An enterprise must provide social insurance by going through social insurance registration with local social insurance authorities or agencies, and shall pay or withhold relevant social insurance premiums for or on behalf of employees. On July 20, 2018, the General Office of the State Council issued the Plan for Reforming the State and Local Tax Collection and Administration Systems, which stipulated that the State Administration of Taxation, or the SAT, will become solely responsible for collecting social insurance premiums.

Housing Fund

According to the Administrative Regulations on the Administration of Housing Fund, which was promulgated on April 3, 1999 and last amended on March 24, 2019, housing fund paid and deposited both by employee themselves and their unit employer shall be owned by the employees. An employer should undertake registration of payment and deposit of the housing fund in the housing fund management center and open a housing fund account on behalf of its employees in a commissioned bank. Employers should timely pay and deposit housing fund contributions in full amount and late or insufficient payments shall be prohibited.

Regulation Relating to Foreign Exchange

Regulation on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the PRC Foreign Exchange Administration Regulations, or the Foreign Exchange Administration Regulations, which were promulgated by the State Council on January 29, 1996 and last amended on August 5, 2008. Under the Foreign Exchange Administration Regulations, Renminbi is generally freely convertible for payments of current account items, such as trade and service-related foreign exchange transactions and dividend payments, but not freely convertible for capital account items, such as direct investment, loan or investment in securities outside China, unless prior approval of SAFE or its local counterparts has been obtained.

On February 13, 2015, SAFE promulgated the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment, or SAFE Notice 13. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications and conduct the registration.

On March 30, 2015, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, which became effective on June 1, 2015 and was amended on December 30, 2019. According to SAFE Circular 19, the foreign exchange capital of FIEs shall be subject to the Discretionary Foreign Exchange Settlement, which means that the foreign exchange capital in the capital account of an FIE for which the rights and interests of monetary contribution have been confirmed by the local foreign exchange bureau (or the book- entry registration of monetary contribution by the banks) can be settled at the banks based on the actual operational needs of the FIE. The proportion of Discretionary Foreign Exchange Settlement of the foreign exchange capital of an FIE is temporarily set at 100%. The Renminbi converted from the foreign exchange capital will be kept in a designated account and if an FIE needs to make further payment from such account, it still needs to provide supporting documents and proceed with the review process with the banks. Furthermore, SAFE Circular 19 stipulates that the use of capital by FIEs shall follow the principles of authenticity and self-use within the business scope of enterprises. The capital of an FIE and capital in Renminbi obtained by the FIE from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for payments beyond the business scope of the enterprises or payments as prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities unless otherwise provided by the relevant laws and regulations; (iii) directly or indirectly used for issuance of RMB entrusted loans, repayment of inter- enterprise loans (including advances by the third party) or repayment of bank loans that have been transferred to a third party; or (iv) directly or indirectly used for expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

The Circular on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, was promulgated by SAFE on June 9, 2016. Pursuant to SAFE Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides a unified standard for the conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in the PRC. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC Laws, while such converted Renminbi shall not be provided as loans to its non-associated enterprises.

On October 23, 2019, SAFE promulgated the Notice for Further Advancing the Facilitation of Cross-border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment.

Regulation on Foreign Debt

A loan made by a foreign entity as direct or indirect shareholder in an FIE is considered to be foreign debt in China and is regulated by various laws and regulations, including the Regulation of the People’s Republic of China on Foreign Exchange Administration, the Interim Provisions on the Management of Foreign Debts, the Statistical Monitoring of Foreign Debts Tentative Provisions, the Detailed Rules for the Implementation of Provisional Regulations on Statistics and Supervision of Foreign Debt, and the Administrative Measures for Registration of Foreign Debts. Under these rules and regulations, a shareholder loan in the form of foreign debt made to a PRC entity does not require the prior approval of SAFE. However, such foreign debt must be registered with and recorded by SAFE or its local branches within 15 business days after entering into the foreign debt contract. Pursuant to these rules and regulations, the maximum amount of the aggregate of (i) the outstanding balance of foreign debts with a term not longer than one year, and (ii) the accumulated amount of foreign debts with a term longer than one year, of an FIE shall not exceed the difference between its registered total investment and its registered capital, or Total Investment and Registered Capital Balance.

On January 12, 2017, the People’s Bank of China, or PBOC, promulgated the Notice of the People’s Bank of China on Full-coverage Macro-prudent Management of Cross-border Financing, or PBOC Circular 9. PBOC established a cross-broader financing regulation system based on the capital or net assets of the micro main body under macro prudential rules, and the legal entities and financial institutions established in PRC including the branches of foreign banks registered in China but excluding government financing vehicles and real estate enterprise, may carry out cross-border financing of foreign currency in accordance with relevant regulations of such system. PBOC Circular 9 provides that, among other things, the outstanding amount of the foreign currency for the entities in cross-border financing shall be limited to the Upper Limit of the Risk Weighted Balance of such entity, which shall be calculated according to the formula provided in PBOC Circular 9. PBOC Circular 9 also provides that during the one-year period started from January 12, 2017, foreign-invested enterprises may choose one method to carry out cross-broader financing in foreign currency either according to PBOC Circular 9 or according to the Interim Provisions on the Management of Foreign Debts. After the end of such one-year period, the method of foreign-invested enterprises to carry out cross-broader financing in foreign currency will be determined by PBOC and SAFE.

Regulation on Dividend Distribution

The principal regulations governing distribution of dividends of FIEs is the PRC Company Law. Under these laws and regulations, FIEs in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with China accounting standards and regulations. In addition, a PRC company, including FIEs in China, is required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. A PRC company may, at their discretion, allocate a portion of their after-tax profits based on China accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

Regulation on Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE issued the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to regulate foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents (including individuals and entities) for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” refers to direct investment in China by PRC residents through SPVs, namely, establishing FIEs to obtain the ownership, control rights and management rights. The term “control” under SAFE Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by PRC residents in the offshore special purpose vehicles by means of acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. SAFE Circular 37 provides that, before making contribution into an SPV, PRC residents are required to complete foreign exchange registration with SAFE or its local branch. SAFE promulgated the Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, which provides that applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE.

An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the FIE that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant FIE, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

Regulation on Stock Incentive Plans

SAFE promulgated the Circular of the State Administration of Foreign Exchange on Issues concerning the Administration of Foreign Exchange Used for Domestic Individuals’ Participation in Equity Incentive Plans of Companies Listed Overseas, or the Stock Option Rules on February 15, 2012, replacing the previous rules issued by SAFE in March 2007. Under the Stock Option Rules and other relevant rules and regulations, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year and participate in any stock incentive plan of an overseas publicly listed company are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas-listed company, and complete certain other procedures, unless certain exceptions are available. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests.

In addition, the SAT has issued certain circulars concerning employee share options or restricted shares. Under these circulars, the employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of such overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If the employees fail to pay or the PRC subsidiaries fail to withhold their income taxes according to relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities.

Regulation Relating to Taxation

Enterprise Income Tax

On March 16, 2007, the NPC enacted the Enterprise Income Tax Law, which was last amended on December 29, 2018, and on December 6, 2007, the State Council promulgated the Implementing Rules of the Enterprise Income Tax Law, which became effective on January 1, 2008 and was amended on April 23, 2019 (or collectively, the PRC EIT Law). The PRC EIT Law applies a uniform 25% enterprise income tax rate to both FIEs and domestic enterprises, except where tax incentives are granted to special industries and projects. Enterprises qualifying as “High and New Technology Enterprises” are entitled to a preferential 15% enterprise income tax rate rather than the 25% statutory tax rate. The preferential tax treatment continues as long as an enterprise can retain its “High and New Technology Enterprise” status.

Under the PRC EIT Law, an enterprise established outside China with its “de facto management body” located in China is considered a “resident enterprise”, which means it can be treated as a domestic enterprise for enterprise income tax purposes. A non-resident enterprise that does not have an establishment or place of business in China, or has an establishment or place of business in China but the income of which has no actual relationship with such establishment or place of business, shall pay enterprise income tax on its income deriving from inside China at the reduced rate of enterprise income tax of 10% and such income tax shall be subject to withholding at the source, where the payer shall act as the withholding agent. Dividends generated after January 1, 2008 and payable by an FIE in China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential withholding arrangement.

The Notice on Issues Concerning the Determination of Chinese-Controlled Enterprises Registered Overseas as Resident Enterprises on the Basis of Their Bodies of Actual Management, or the SAT Circular 82, provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. According to the SAT

Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

Pursuant to the Arrangement between mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, the withholding tax rate in respect to the payment of dividends by a mainland China enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the mainland China enterprise and certain other conditions are satisfied. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the mainland China resident enterprise; and (iii) it must have directly owned such required percentage in the mainland China resident enterprise throughout the 12 months prior to receiving the dividends.

On February 3, 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers or Assets by Non-PRC Resident Enterprises, or SAT Bulletin 7, which extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. Pursuant to SAT Bulletin 7, where a non-resident enterprise indirectly transfers properties such as equity in PRC resident enterprises without any justifiable business purposes and aiming to avoid the payment of enterprise income tax, such indirect transfer must be reclassified as a direct transfer of equity in PRC resident enterprise. To assess whether an indirect transfer of PRC taxable properties has reasonable commercial purposes, all arrangements related to the indirect transfer must be considered comprehensively and factors set forth in SAT Bulletin 7 must be comprehensively analyzed in light of the actual circumstances. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity securities through a public securities market.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Value-Added Tax

Pursuant to the Provisional Regulations on PRC Value-added Tax and its implementation regulations, unless otherwise specified by relevant laws and regulations, any entity or individual engaged in the sales of goods, provision of processing, repairs and replacement services and importation of goods into China is generally required to pay a value-added tax, or VAT, for revenues generated from sales of products, while qualified input VAT paid on taxable purchase can be offset against such output VAT.

Regulation Relating to M&A and Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-owned Assets Supervision and Administration Commission, the SAT, the SAMR, the China Securities Regulatory Commission, or the CSRC, and SAFE jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rules requires in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise where any of the following situations exist: (i) the transaction involves an important industry in China, (ii) the transaction may affect national economic security, or (iii) the PRC domestic enterprise has a well-known trademark or historical Chinese trade name in China. The M&A Rules, among other things, also require that (i) PRC entities or individuals obtain MOFCOM approval before they establish or control an SPV overseas, provided that they intend to use the SPV to acquire their equity interests in a PRC company at the consideration of newly issued share of the SPV, or Share Swap, and list their equity interests in the PRC company overseas by listing the SPV in an overseas market; (ii) the SPV obtains MOFCOM’s approval before it acquires the equity interests held by the PRC entities or PRC individual in the PRC company by Share Swap; and (iii) the SPV obtains CSRC approval before it lists overseas.

The M&A Rules further requires that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council, are triggered. Moreover, the Anti-Monopoly Law promulgated by the SCNPC requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds be cleared by the MOFCOM before they can be completed.

PRC Anti-Monopoly Law

The Anti-Monopoly Law promulgated by the SCNPC which became effective on August 1, 2008 and the Interim Provisions on the Review of Concentrations of Undertakings promulgated by the SAMR which became effective on December 1, 2020 require that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the SAMR before they can be completed. Where the participation in concentration of undertakings by way of foreign-funded merger and acquisition of domestic enterprises or any other method which involves national security, the examination of concentration of undertakings shall be carried out pursuant to the provisions of this Law and examination of national security shall be carried out pursuant to the relevant provisions of the State.

On February 7, 2021, the Anti-monopoly Commission of the State Council issued the Anti-monopoly Guidelines for the Internet Platform Economy Sector that aims at specifying some of the circumstances under which an activity of internet platforms may be identified as monopolistic act as well as classifying that concentrations involving variable interest entities shall also be subject to anti-monopoly review.

Regulations on Anti Long-Arm Jurisdiction

The MOFCOM issued the Provisions on the List of Unreliable Entities, or the MOFCOM Order No. 4 of 2020, on September 19, 2020. Pursuant to the MOFCOM Order No. 4 of 2020, the working mechanism shall, according to the investigation results and by taking the following factors into comprehensive consideration, decide whether or not to include a foreign entity concerned in the list of unreliable entities, and make an announcement on such inclusion: (i) the extent of damage caused to

China’s sovereignty, security and development interests; (ii) the extent of the damage to the legitimate rights and interests of Chinese enterprises, other organizations or individuals; (iii) whether or not the international economic and trade rules are followed; (iv) other factors that shall be taken into consideration. If a foreign entity is included in the list of unreliable entities, the working mechanism may decide to take one or more of the following measures: (i) restricting or prohibiting the foreign entity from engaging in import or export activities related to China; (ii) restricting or prohibiting the foreign entity’s investment within the territory of China; (iii) restricting or prohibiting the entry of the foreign entity’s relevant personnel or transport vehicles into the territory of China; (iv) restricting or canceling the work permit, stay or residence qualification of the foreign entity’s relevant personnel in China; (v) imposing a fine corresponding to the seriousness of the case against the foreign entity; (vi) Other necessary measures.

On January 9, 2021, the MOFCOM promulgated the Rules on Counteracting Unjustified Extra-Territorial Application of Foreign Legislation and Other Measures, or the MOFCOM Order No. 1 of 2021. Pursuant to the MOFCOM Order No. 1 of 2021, where a citizen, legal person or other organization of China is prohibited or restricted by foreign legislation and other measures from engaging in normal economic, trade and related activities with a third State (or region) or its citizens, legal persons or other organizations, he/she/it shall truthfully report such matters to the competent department of commerce of the State Council within 30 days. The working mechanism will take following factors into overall account when assessing whether there exists unjustified extra-territorial application of foreign legislation and other measures: (i) whether international law or the basic principles of international relations are violated; (ii) potential impact on China’s national sovereignty, security and development interests; (iii) potential impact on the legitimate rights and interests of the citizens, legal persons or other organizations of China; (iv) other factors that shall be taken into account. Upon the working mechanism, it is confirmed that there exists unjustified extra-territorial application of foreign legislation and other measures, and MOFCOM may issue an injunction that the relevant foreign legislation and other measures shall not be accepted, executed, or observed. A citizen, legal person or other organization in China may apply for exemption from compliance with an injunction.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Jian (Mark) Luo	41	Founder, Chairman of the Board, Chief Executive Officer
Wei (Wilson) Li	42	Director, Chief Financial Officer
Zebing Shan	39	Co-founder, Director, Chief Technology Officer
Jia Zhai	38	Director
Hong Wei Jenny Lee	48	Director
Zheng Sun	40	Director
Weiqian Xun	34	Director
Hau Yan Hannah Lee*	47	Director
Boyu Ning*	43	Director
Jing Li	40	Co-founder, Vice President
Qing Ge	37	Vice President
Rui Min	34	Vice President
Jian Zhang	37	Vice President

*

Each of Hau Yan Hannah Lee and Boyu Ning has accepted appointment as a director, which will be immediately effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Jian (Mark) Luo founded Huohua in 2017 and currently serves as chairman of the board and our chief executive officer. Prior to founding Huohua, Mr. Luo was a co-founder and the chief technology officer at Ganji.com., responsible for overseeing the overall information technology and product operation system of Ganji.com. From 2006 to 2008, Mr. Luo served as the deputy general manager at Beijing Kangjian Afu Consulting Service Co., Ltd. From 2004 to 2006, he worked for Microsoft China as a consultant in the consulting department. Prior to that, Mr. Luo served as a research and development engineer at Avanade Asia Pte Ltd, an international business solutions and digital service provider. Mr. Luo received his master’s degree in computer science from National University of Singapore and his bachelor’s degree in computer science and communication engineering from Nanjing University of Science and Technology.

Wei (Wilson) Li has served as our chief financial officer since September 2020. Prior to joining Huohua, Mr. Li was the chief financial officer and partner of OYO Hotels. Between 2014 and 2018, Mr. Li was the chief operating officer and the chief financial officer of CAR Inc. (stock code: 0699). From July 2010 to April 2014, Mr. Li served as the chief financial officer and executive vice president of UniTrust Finance & Leasing Corporation. From January 2007 to July 2010, Mr. Li was the chief financial officer for Global Supply Chain Asia Group in GE Healthcare. From January 2004 to January 2007, Mr. Li was part of the General Electric corporate audit staff based in the United States. From August 2002 to January 2004, Mr. Li worked at GE Healthcare as the head of risk and credit management. From July 2000 to August 2002, Mr Li was the management trainee of Financial Management Program in GE. Mr. Li graduated from Fudan University with a bachelor’s degree in finance.

Zebing Shan co-founded Huohua in 2017 and has served as our chief technology officer since then, and is responsible for overseeing and building our technology and development team. Prior to co-founding Huohua, Mr. Shan worked as a technology director at Ganji.com from 2008 to 2015. He served as a technology director at Beijing Legendsoft International Technology Co., Ltd. from 2003 to 2008. Mr. Shan received his bachelor’s degree in computer science and technology from Beijing Jiaotong University.

Jia Zhai has served as our director since June 2018. Mr. Zhai is a managing director of Sequoia Capital China. Prior to joining Sequoia Capital China, Mr. Zhai worked at Google, focusing on product management and operations. Mr. Zhai received his M.B.A. degree from Marshall School of Business, University of Southern California and his bachelor’s degree in computer science from Beijing University of Posts and Telecommunications.

Hong Wei Jenny Lee has served as our director since July 2019. Ms. Lee has served as the managing partner of GGV Capital since 2005. Prior to that, she had operations and finance work experience at JAFCO Asia from 2002 to 2005, at Morgan Stanley from 2001 to 2002 and at Singapore Technologies Aerospace from 1995 to 1999. Ms. Lee also serves as an independent director of listed companies Agora, Inc, (Nasdaq: API) and SATS Ltd (SGX: S58) and on the boards of various privately held companies. Ms. Lee received her bachelor’s degree in electrical engineering from Cornell University, her master’s degree in engineering from Cornell University, and her M.B.A. degree from Kellogg School of Management at Northwestern University.

Zheng Sun has served as our director since July 2020. Mr. Sun has been working at KKR Asia Limited since 2007, and currently serves as a managing director of the private equity team. Prior to joining KKR, he worked as an analyst at Goldman Sachs from 2006 to 2007. Mr. Sun received his bachelor’s degree in International Economy and Trade and his master’s degree in English Literature from Peking University.

Weiqian Xun has served as our director since September 2020. Mr. Xun served as a director and the general manager at Tencent ABCmouse Education (Shenzhen) Co., Ltd., a company engaged in online English learning. Mr. Xun received his master’s degree from Shanghai Jiao Tong University and his bachelor’s degree in Business Administration from Shanghai Jiao Tong University.

Hau Yan Hannah Lee will serve as our director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Previously, Ms. Lee served as the chief financial officer at Ganji.com, Global Education & Technology Group and The9 Limited. Between 2016 and 2017, Ms. Lee also served as an independent director at AL Group Limited. Ms. Lee received her bachelor’s degree with honors in Accounting from the University of British Columbia. Ms. Lee is also a Certified Public Accountant in the U.S. and a Chartered Professional Accountant in Canada.

Boyu Ning will serve as our director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Previously, Mr. Ning served as the legal representative and the partner in National Investment and Construction Fund Management. Between 2015 and 2021, Mr. Ning also served as a founding partner of Blue Elephant Capital. Mr. Ning received his bachelor’s degree in Science from Peking University.

Jing Li co-founded Huohua in 2017 and has served as our vice president since then, and is responsible for product research and development. Prior to joining Huohua, Mr. Li served as a product director at Ganji.com between 2013 and 2016, as a senior product manager at Tencent Holdings Ltd. between 2010 and 2012, and as a senior engineer at Sogou, Inc. between 2005 and 2010. Mr. Li received his bachelor’s degree in computer science and technology from Northeastern University.

Qing Ge has served as our vice president since 2018, responsible for teacher management. Ms. Ge has over 13 years’ of experience in the education industry. Prior to joining us, she joined TAL in 2007 and held senior management role in teaching and pedagogical research at Mobby.cn, a business unit of TAL between 2011 and 2018. Ms. Ge holds a bachelor’s degree in chemistry from Weinan Normal University.

Rui Min has served as our vice president since 2018, responsible for pedagogical research and development. Mr. Min has over 11 years’ experience in the education industry. Prior to joining us, he joined TAL Education Group (NYSE: TAL) in 2009 and served as the head of pedagogical research at Mobby.cn, a business unit of TAL between 2011 and 2018. Mr. Min received his bachelor’s degree in accounting from Nankai University.

Jian Zhang has served as our vice president and performed other management roles since 2018. He served as the general manager of business department at Lenovo Group Limited from 2005 to 2018. Mr. Zhang holds an EMBA degree from China Europe International Business School and a bachelor’s degree in computer science and technology from Beijing Institute of Technology.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Each of our executive officers is employed for an indefinite term, unless terminated pursuant to the terms of the agreements or as mutually agreed by the parties thereto. We may terminate an executive officer’s employment for cause at any time without advance notice in certain events. We may terminate an executive officer’s employment by giving a prior written notice or by paying certain unpaid compensation. An executive officer may terminate his or her employment at any time by giving a prior written notice.

Each executive officer has agreed to hold, unless expressly consented to by us, at all times during and after the termination of his or her employment agreement, in strict confidence and not to use, any of our confidential information or the confidential information of our customers and suppliers. In addition, each executive officer has agreed to be bound by certain non-competition and non-solicitation restrictions during the term of his or her employment and for two years following the last date of employment.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Board of Directors

Our board of directors will consist of nine directors, including two independent directors, namely Hau Yan Hannah Lee and Boyu Ning, upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 to which this prospectus forms a part. A director is not required to hold any shares in our company to qualify to serve as a director. The Corporate Governance Rules of NASDAQ generally require that a majority of an issuer’s board of directors must consist of independent directors. However, the Corporate Governance Rules of NASDAQ permit foreign private issuers like us to follow “home country practice” in certain corporate governance matters. We rely on this “home country practice” exception and do not have a majority of independent directors serving on our board of directors.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his or her interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he or she is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he/she has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he/she may be interested therein and if he/she does so, his/her vote shall be counted and he/she may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. Our board of directors may exercise all of the powers of our company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service as a director.

Committees of the Board of Directors

We intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee under our board of directors immediately and adopt a charter for each of the three committees upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Hau Yan Hannah Lee, Weiqian Xun and Boyu Ning, and is chaired by Hau Yan Hannah Lee. We have determined that each of Hau Yan Hannah Lee and Boyu Ning satisfies the requirements of Rule 5605(c)(2) of the Listing Rules of the NASDAQ and meets the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Hau Yan Hannah Lee qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•

reviewing and recommending to our board of directors for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

•	approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

•	obtaining a written report from our independent auditor describing matters relating to its independence and quality control procedures;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•

discussing with our independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

•	reviewing and approving all proposed related party transactions, as defined in Item 7 of Form 20-F;

•	reviewing and recommending the financial statements for inclusion within our quarterly earnings releases and to our board of directors for inclusion in our annual reports;

•	discussing the annual audited financial statements with management and the independent registered public accounting firm;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

•	periodically reviewing and reassessing the adequacy of the committee charter;

•	at least annually, approving annual internal audit plans, and undertaking an annual performance evaluation of the internal audit function;

•	overseeing and evaluating the handling of complaints and whistleblowing;

•	meeting separately and periodically with management and the independent registered public accounting firm;

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

•	reporting regularly to the board of directors.

Compensation Committee. Our compensation committee will consist of Hong Wei Jenny Lee, Jian (Mark) Luo and Zheng Sun and is chaired by Hong Wei Jenny Lee. The compensation committee assists the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

•	overseeing the development and implementation of compensation programs in consultation with our management;

•	reviewing and approving, or recommending to the board of directors for its approval, the compensation for our executive officers;

•	periodically reviewing and submitting for board’s approval any changes to incentive compensation or equity plans, programs or other similar arrangements;

•	overseeing our regulatory compliance with respect to compensation matters, including our policies on restrictions on compensation plans and loans to directors and executive officers;

•	periodically reviewing and reassessing the adequacy of the committee charter;

•	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management; and

•	reporting regularly to the board of directors.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Jian (Mark) Luo, Jia Zhai and Hau Yan Hannah Lee, and is chaired by Jian (Mark) Luo. We have determined that Hau Yan Hannah Lee satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the NASDAQ. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The nominating and corporate governance committee is responsible for, among other things:

•	recommending nominees to the board of directors for election or re-election to the board of directors, or for appointment to fill any vacancy on the board of directors;

•	reviewing periodically the current composition of the board of directors with regards to characteristics such as issues of judgment, diversity, age, skills, background and experience;

•	reviewing candidates’ qualifications for membership on the board of directors or a committee of the board of directors based on the criteria approved by the board;

•	making recommendations to the board of directors as to determinations of director independence;

•	reviewing and reassessing the adequacy of the committee charter;

•	reviewing and approving compensation (including equity-based compensation) for our directors; and

•	evaluating the performance and effectiveness of the board of directors as a whole.

Duties and Functions of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to exercise the skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. In accordance with our post-offering amended and restated articles of association, the functions and powers of our board of directors include, among others, (i) convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings, (ii) declaring dividends, (iii) appointing officers and determining their terms of offices and responsibilities, and (iv) approving the transfer of shares of our company, including the registering of such shares in our share register. In addition, in the event of a tie vote, the chairman of our board of directors has, in addition to his personal vote, the right to cast a tie-breaking vote.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. A director may be removed from office by ordinary resolution of shareholders or the affirmative vote of a two-thirds of the directors then in office, except with regard to the removal of the chairman, who may be removed from office by the affirmative vote of all directors or by special resolution of shareholders. A vacancy on the board created by the removal of a director under the previous sentence may be filled by ordinary resolution of shareholders or by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting. A director will be removed from office automatically if, among other things, the director (i) resigns by notice in writing to our company; (ii) dies, becomes bankrupt or makes any arrangement or composition with his or her creditors generally; (iii) is prohibited by any applicable law or stock exchange rules from being a director; (iv) is found to be or becomes of unsound mind; or (v) is removed from office pursuant to any other provision of our post offering amended and restated memorandum and articles of association.

Interested Transactions

A director may, subject to any separate requirement for audit committee approval under applicable law or applicable NASDAQ rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2020, we paid an aggregate of RMB5.4 million (US$0.8 million) of compensation to our executive officers, and we did not pay any compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our PRC subsidiaries and our VIE are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. For equity incentive grants to our directors and executive officers, see “—Equity Incentive Plan.”

Equity Incentive Plan

Amended and Restated 2019 Incentive Compensation Plan

We adopted an employee incentive compensation plan, or the 2019 Plan, in November 2019 and amended the plan in March 2021 and June 2021, respectively. The purpose of the 2019 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to selected employees, directors, and consultants and to promote the success of the Company’s business. Under the 2019 Plan, the maximum aggregate number of Class A ordinary shares we are authorized to issue pursuant to equity awards granted thereunder is 43,198,157 shares; provided that, upon the completion by us of a Qualified IPO (as defined in our currently effective ninth amended and restated shareholders agreement) prior to December 31, 2022, the maximum aggregate number of Class A ordinary shares that we are authorized to issue pursuant to equity awards granted thereunder shall be automatically and immediately increased from 43,198,157 Shares to 48,557,859 Shares. The maximum aggregate number of Class A ordinary shares that may be issued under the 2019 Plan shall be automatically increased by a number equal to up to 3% of the total number of ordinary shares outstanding on the last day of the immediately preceding fiscal year (which number shall be subject to the approval of the board of directors), on the first day of each fiscal year during the term of the 2019 Plan commencing with the fiscal year immediately after the fiscal year during which we complete an initial public offering. As of the date of this prospectus, options to purchase a total of 42,131,429 Class A ordinary shares are outstanding under the 2019 Plan.

The following paragraphs summarize the terms of the 2019 Plan.

Types of Awards. The 2019 Plan permits the awards of options and restricted shares as the administrator may determine.

Plan Administration. The 2019 Plan shall be administrated by the chief executive officer of the Company.

Eligibility. Any employee or consultant of the Company or its affiliates shall be eligible to participate in the 2019 Plan.

Option Agreement. Each grant of an award under the 2019 Plan shall be evidenced by an option agreement between the participant and the Company. Each award shall be subject to all applicable terms and conditions of the 2019 Plan and may be subject to any other terms and conditions that are not inconsistent with the 2019 Plan and that the board of directors deems appropriate for inclusion in an option agreement.

Terms and Conditions of Award. The option agreement shall set forth the provisions, terms, and conditions of each award including, but not limited to, the types of awards, award vesting schedule, number of awards to be granted and the number of shares to be covered by the awards, exercise price, any restrictions or limitations on the award and term of each award.

Amendment, Suspension or Termination of the 2019 Plan. Subject to the restrictions set out in the Company’s memorandum and articles of associations, as such may be amended from time to time, the board of directors may at any time amend or terminate the 2019 Plan, but no amendment or termination shall be made that would materially and adversely affect the rights of any participant under any outstanding award, without his or her consent. In addition, to the extent necessary and desirable to comply with the applicable laws, the Company shall obtain the approval of holders of capital shares with respect to any amendment of the 2019 Plan in such a manner and to such a degree as required.

The following table summarizes, as of the date of this prospectus, the number of Class A ordinary shares under outstanding options, restricted shares and other equity awards that we granted to our directors and executive officers:

	Ordinary Shares Underlying Equity Awards Granted	Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Directors and Executive Officers
Jian (Mark) Luo	3,924,163	0.01	March 2021	March 2041
Wei (Wilson) Li	*	0.01	September 2020 to March 2021	September 2040 to March 2041
Zebing Shan	*	0.01 to 0.05	August 2019 to March 2021	August 2039 to March 2041
Jia Zhai	—	—	—	—
Hong Wei Jenny Lee	—	—	—	—
Zheng Sun	—	—	—	—
Weiqian Xun	—	—	—	—
Hau Yan Hannah Lee**	—	—	—	—
Boyu Ning**	—	—	—	—
Jing Li	3,524,017	0.01 to 0.05	June 2016 to March 2021	June 2036 to March 2041
Qing Ge	*	0.01 to 0.05	March 2018 to October 2020	March 2038 to October 2040
Rui Min	*	0.01 to 0.05	June 2018 to October 2020	June 2038 to October 2040
Jian Zhang	*	0.01 to 0.05	June 2018 to March 2021	June 2038 to March 2041

All directors and executive officers as a group	18,279,416	0.01 to 0.05	June 2016 to March 2021	June 2036 to March 2041

*	The shares held by each of these directors and executive officers represent less than 1% of our total outstanding shares.
**

Each of Hau Yan Hannah Lee and Boyu Ning has accepted appointment as a director, which will be immediately effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

As of the date of this prospectus, our employees other than members of our senior management as a group held options to purchase 23,852,013 Class A ordinary shares, with exercise prices ranging from US$0.01 per share to US$1.50 per share.

For discussions of our accounting policies and estimates for awards granted pursuant to the 2019 Plan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates—Share-based compensation.”

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus, assuming conversion of all of our outstanding Series A, Series B, Series B+, Series C, Series D, Series D+, Series E-1, Series E-2 and Series E-3 preferred shares into Class A ordinary shares on a one-to-one basis, by:

•	each of our directors and executive officers; and

•	each person known to us to beneficially own more than 5% of our ordinary shares.

The calculations in the table below are based on 343,858,475 ordinary shares on an as-converted basis outstanding as of the date of this prospectus and                  ordinary shares outstanding immediately after the completion of this offering, including (i)                  Class A ordinary shares to be sold by us in this offering in the form of ADSs, and (ii)                  Class A ordinary shares re-designated and converted from our outstanding ordinary shares and preferred shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Class A Ordinary Shares Beneficially Owned After This Offering		Class B Ordinary Shares Beneficially Owned After This Offering		Voting Power After This Offering***
	Number	%**	Number	%**	Number	%**	%
Directors and Executive Officers:†
Jian (Mark) Luo(1)	46,788,378	13.6
Zebing Shan(2)	4,730,857	1.4
Jia Zhai(3)	—	—
Hong Wei Jenny Lee(4)	—	—
Zheng Sun(5)	—	—
Weiqian Xun(6)	—	—
Hau Yan Hannah Lee††	—	—
Boyu Ning††	—	—
Wei (Wilson) Li	—	—
Jing Li	*	*
Qing Ge	*	*
Rui Min	*	*
Jian Zhang	*	*
All directors and executive officers as a group	56,833,419	16.3
Principal Shareholders:
Venus Mission Limited(1)	46,788,378	13.6
Investment funds affiliated with Sequoia Capital China(7)	36,172,059	10.5
GGV entities(8)	30,599,270	8.9
IDG entities(9)	29,919,618	8.7
ZETA ASIA HOLDINGS PTE. LTD.(10)	29,153,225	8.5
TBP Sparkling Holdings Limited(11)	25,802,718	7.5
HIKE entities(12)	21,744,322	6.3
Lightspeed China Partners III, L.P.(13)	19,428,440	5.7

Notes:

*	Less than 1% of our total outstanding shares on an as-converted basis.
**

For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) 343,858,475, being the number of ordinary shares on an as-converted basis outstanding as of the date of this prospectus, or                  , being the number of ordinary shares on an as-converted basis outstanding immediately after the completion of this offering, as the case may be, and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days after the date of this prospectus.

***

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our ordinary shares as a single class.

†	Except as indicated otherwise below, the business address of our directors and executive officers is Block A, No. 101 Wangjing Lize Zhongyuan, Chaoyang District, Beijing, People’s Republic of China.
††

Each of Hau Yan Hannah Lee and Boyu Ning has accepted appointment as a director, which will be immediately effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

(1)

Represents 46,135,857 Class B ordinary shares and 652,521 Series B preferred shares held of record by Venus Mission Limited, a company registered in British Virgin Islands wholly owned by Jian (Mark) Luo. The registered address of Venus Mission Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(2)

Includes (i) 4,272,524 Class B ordinary shares held of record by Fun Kingdom Limited, a company registered in British Virgin Islands wholly owned by Zebing Shan, and (ii) 458,333 Class A ordinary shares underlying 458,333 share options granted to Zebing Shan that are exercisable within 60 days after the date of this prospectus. The registered address of Fun Kingdom Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(3)	The business address of Jia Zhai is Room 3606, China Central Place Tower 3,77 Jianguo Road, Beijing, People’s Republic of China.
(4)	The business address of Hong Wei Jenny Lee is Unit 3015, 2 IFC, 8 Century Avenue, Pudong district, Shanghai, People’s Republic of China.
(5)	The business address of Zheng Sun is No. 1701, Unit 3, Building 6, No. 88, East Fourth Ring North Road, Chaoyang District, Beijing, People’s Republic of China.
(6)	The business address of Weiqian Xun is Building A, Tengyun Plaza, No.397 Tianlin Road, Xuhui District, Shanghai, People’s Republic of China.
(7)

Represents (i) 11,122,525 Series B+ preferred shares and 3,402,870 Series C preferred shares held of record by SCC Venture VI Holdco, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands., (ii)11,122,524 Series B+ preferred shares and 3,402,870 Series C preferred shares held of record by Sequoia Capital CV IV Holdco, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands. and (iii) 5,407,647 Series D preferred shares and 1,713,623 Series E-1 preferred shares held of record by SCC Venture VII Holdco, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands. SCC Venture VI Holdco, Ltd. is wholly owned by Sequoia Capital China Venture Fund VI, L.P. The general partner of Sequoia Capital China Venture Fund VI, L.P. is SC China Venture VI Management, L.P., whose general partner is SC China Holding Limited. The sole shareholder of Sequoia Capital CV IV Holdco, Ltd. is Sequoia Capital CV IV Senior Holdco, Ltd. The sole shareholder of Sequoia Capital CV IV Senior Holdco, Ltd. is Sequoia Capital China Venture Fund IV, L.P., the general partner of which is SC China Venture IV Management, L.P., whose general partner is SC China Holding Limited. The sole shareholder of SCC Venture VII Holdco, Ltd. is Sequoia Capital China Venture Fund VII, L.P., whose general partner is SC China Venture VII Management, L.P. The general partner of SC China Venture VII Management, L.P. is SC China Holding Limited. SC China Holding Limited is wholly owned by SNP China Enterprises Limited, which in turn is wholly owned by Mr. Neil Nanpeng Shen. The registered address of SCC Venture VI Holdco, Ltd., Sequoia Capital CV IV Holdco, Ltd. and SCC Venture VII Holdco, Ltd. is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(8)

Represents (i) 2,861,189 Class A ordinary shares, 12,875,350 Series D preferred shares and 1,713,623 Series E-1 preferred shares held of record by GGV VII Investments, L.L.C., a company incorporated under the laws of the Cayman Islands and (ii) 1,144,475 Class A ordinary shares, 5,150,140 Series D preferred shares and 6,854,493 Series E-1 preferred shares held of record by GGV VII Plus Investments, L.L.C., a company incorporated under the laws of the Cayman Islands. GGV VII Investments, L.L.C. and GGV VII Plus Investments, L.L.C. are under control of Jixun Foo, Jenny Lee Hongwei, Jeffrey G. Richards, Glenn B. Solomon, Hans Tung and Eric Xu, who indirectly hold voting and investment power for the foregoing entities. The registered address of

GGV VII Investments, L.L.C. and GGV VII Plus Investments, L.L.C. is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(9)

Represents (i) 11,636,411 Series A preferred shares, 7,888,094 Series B preferred shares, 1,774,821 Series B+ preferred shares, 2,714,980 Series C preferred shares, 1,597,960 Series D preferred shares and 911,476 Series E-1 preferred shares held of record by IDG China Venture Capital Fund IV L.P., a limited partnership organized under the laws of the Cayman Islands and (ii) 1,489,828 Series A preferred shares, 1,009,925 Series B preferred shares, 227,233 Series B+ preferred shares, 347,603 Series C preferred shares, 204,589 Series D preferred shares and 116,698 Series E-1 preferred shares held of record by IDG China IV Investors L.P., a limited partnership organized under the laws of the Cayman Islands. The general partner of IDG China Venture Capital Fund IV L.P. is IDG China Venture Capital Fund IV Associates L.P., a limited partnership organized under the laws of the Cayman Islands. The general partner of IDG China Venture Capital Fund IV Associates L.P. is IDG China Venture Capital Fund GP IV Associates Ltd., a company organized under the laws of the Cayman Islands. The general partner of IDG China IV Investors L.P. is also IDG China Venture Capital Fund GP IV Associates Ltd. The directors of IDG China Venture Capital Fund GP IV Associates Ltd. are Chi Sing Ho and Quan Zhou. The registered offices of IDG China Venture Capital Fund IV L.P. and IDG China IV Investors L.P. is Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

(10)

Represents 12,016,993 Series D preferred shares and 17,136,232 Series E-1 preferred shares held of record by ZETA ASIA HOLDINGS PTE. LTD., a private company limited by shares incorporated in Singapore. ZETA ASIA HOLDINGS PTE. LTD. is managed by Kohlberg Kravis Roberts & Co. L.P., who, directly or indirectly, holds voting and investment power for the foregoing entity. The registered office of ZETA ASIA HOLDINGS PTE. LTD. is 10 Changi Business Park, Central 2 #05-01, Hansapoint, Singapore (486030).

(11)

Represents 25,802,718 Series E-3 preferred shares held of record by TBP Sparkling Holdings Limited, an exempted company with limited liability incorporated under the law of the Cayman Islands. Trustbridge Partners VII, L.P. holds 60% of TBP Sparkling Holdings Limited’s shares. Trustbridge Partners VII, L.P. is a limited partnership organized under the laws of the Cayman Islands. The natural persons who are members of the Investment Committee of Trustbridge Partners VII, L.P., which committee by majority vote has the power to make investment or divestment decisions for Trustbridge Partners VII, L.P., include: 1) LI Shujun, 2) GE Feng, 3) LIN Ning David, 4) GUAN Hongyan, 5) LIANG Xiaodong, and 6) YE Shuhong. The registered office of TBP Sparkling Holdings Limited is Suite #4-210, Govenors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands.

(12)

Represents (i) 2,580,582 Series B preferred shares, 756,332 Series B+ preferred shares, 1,555,598 Series C preferred shares and 600,850 Series D preferred shares held of record by Hike Capital L.P., an exempted limited partnership organized under the laws of the Cayman Islands, (ii) 3,607,628 Series B preferred shares held of record by Spruce Fund L.P., an exempted limited partnership organized under the laws of the Cayman Islands, (iii) 2,322,245 Series B preferred shares held of record by HIKE Helios L.P., an exempted limited partnership organized under the laws of the Cayman Islands, (iv) 5,173,148 Series E-3 preferred shares held of record by Hike Capital II L.P., an exempted limited partnership organized under the laws of the Cayman Islands, (v) 2,580,272 Series E-3 preferred shares held of record by HIKE Hera L.P., an exempted limited partnership organized under the laws of the Cayman Islands and (vi) 2,567,667 Series E-3 preferred shares held of record by Eternal Starship Holdings Limited, a company with limited liability incorporated under the law of British Virgin Islands. The registered office of Hike Capital L.P. and Hike Capital II L.P. is Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands. The registered office of Spruce Fund L.P., HIKE Helios L.P. and HIKE Hera L.P. is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. The registered office of Eternal Starship Holdings Limited is Sertus Chambers, P.O.Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(13)

Represents 935,610 Class A ordinary shares, 9,847,142 Series A preferred shares, 2,966,006 Series B preferred shares, 1,356,948 Series B+ preferred shares, 2,916,746 Series C preferred shares and 1,405,988 Series D preferred shares held of record by Lightspeed China Partners III, L.P., an exempted limited partnership organized under the laws of the Cayman Islands. The general partner of Lightspeed China Partners III, L.P. is Lightspeed China Partners III GP, LLC, a limited partnership organized under the laws of the Cayman Islands. Lightspeed China Partners III GP, LLC is under common control of James Qun Mi and Yan Han, who, directly or indirectly, hold voting and investment power for the foregoing entity. The registered office of Lightspeed China Partners III, L.P. is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

As of the date of this prospectus, none of our ordinary shares or preferred shares are held by record holders in the United States. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital—History of Securities Issuances” for a description of issuances of our ordinary shares and preferred shares that have resulted in significant changes in ownership held by our major shareholders.

RELATED PARTY TRANSACTIONS

Contractual Arrangements

See “Corporate History and Structure” for a description of the contractual arrangements by and among our PRC subsidiary, our VIE and the shareholders of our VIE.

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

Share Incentives

See “Management—Equity Incentive Plan.”

Other Related Party Transactions

In 2018 Mr. Jian (Mark) Luo acted as an intermediary for intra-group transactions between the Company, Beijing Spark Education and Xingengyuan. The cash flows in and out offset each other, and there was no personal benefit for Mr. Jian (Mark) Luo. The outstanding balance of RMB17,350 thousand was settled in early 2019. There were no further transactions or balances with related parties after this date.

	For the Year Ended December 31,
	2019	2020
	RMB	RMB
	(in thousands)
Repayment of amount owed by Mr. Jian (Mark) Luo(a)	17,350	—

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and Companies Act (As Revised) of the Cayman Islands, which we refer to as the “Companies Act” below, and the common law of the Cayman Islands.

As of the date hereof, our authorized share capital consists of US$80,000 divided into 463,897,187 Class A ordinary shares of par value of US$0.0001 each, 50,408,381 Class B ordinary shares of par value of US$0.0001 each, 22,973,381 Series A preferred shares of par value of US$0.0001 each, 30,162,301 Series B preferred shares of par value of US$0.0001 each, 33,367,574 Series B+ preferred shares of par value of US$0.0001 each, 29,167,458 Series C preferred shares of par value of US$0.0001 each, 45,613,502 Series D preferred shares of par value of US$0.0001 each, 8,411,895 Series D+ preferred shares of par value of US$0.0001 each, 43,868,754 Series E-1 preferred shares of par value of US$0.0001 each, 30,845,218 Series E-2 preferred shares of par value of US$0.0001 each and 41,284,349 Series E-3 preferred shares of par value of US$0.0001 each . As of the date of this prospectus, there are 7,755,662 issued and outstanding Class A ordinary shares, 50,408,381 issued and outstanding Class B ordinary shares, 22,973,381 issued and outstanding Series A preferred shares, 30,162,301 issued and outstanding Series B preferred shares, 33,367,574 issued and outstanding Series B+ preferred shares, 29,167,458 issued and outstanding Series C preferred shares, 45,613,502 issued and outstanding Series D preferred shares, 8,411,895 issued and outstanding Series D+ preferred shares, 43,868,754 issued and outstanding Series E-1 preferred shares, 30,845,218 issued and outstanding Series E-2 preferred shares and 41,284,349 issued and outstanding Series E-3 preferred shares.

Immediately prior to the completion of this offering, our authorized share capital will be changed into US$80,000 divided into 800,000,000 shares comprising of (i) 700,000,000 Class A ordinary shares of a par value of US$0.0001 each, (ii) 80,000,000 Class B ordinary shares of a par value of US$0.0001, and (iii) 20,000,000 shares of a par value of US$0.0001 of such class or classes as the board of directors may determine in accordance with our post-offering memorandum and articles of association. Immediately prior to the completion of this offering, all of our issued and outstanding preferred shares will be converted into Class A ordinary shares on a one-for-one basis, and all of our outstanding 50,408,381 ordinary shares beneficially owned by Mr. Jian Luo and Mr. Zebing Shan, will be re-designated as Class B ordinary shares. Following such conversion and re-designation and upon the completion of this offering, we will have              Class A ordinary shares issued and outstanding and 50,408,381 Class B ordinary shares issued and outstanding, assuming the underwriters do not exercise their option to purchase additional ADSs.

The following are summaries of material provisions of our post-offering amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the closing of this offering.

Objects of Our Company

Under our post-offering amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the Cayman Islands law.

Ordinary Shares

General. Immediately prior to the completion of this offering, our authorized share capital is US$80,000 divided into 800,000,000 shares comprising of (i) 700,000,000 Class A ordinary shares of a par value of US$0.0001 each, (ii) 80,000,000 Class B ordinary shares of a par value of US$0.0001, and (iii) 20,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with our post-offering memorandum and articles of association. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of ordinary shares will have the same rights except for voting and conversion rights. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. We may not issue share to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and transfer their ordinary shares.

Conversion. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person which is not an affiliate of such holder, or upon a change of beneficial ownership of any Class B ordinary shares as a result of which any person who is not an affiliate of the holders of such ordinary shares becomes a beneficial owner of such ordinary shares, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares. If a founder (as defined in our post-offering amended and restated memorandum and articles of association) is unable to attend board meetings and manage the business affairs of the Company as a result of death or incapacity solely due to his then physical or mental condition, all class B ordinary shares held by the founder and any of the affiliates of the founder shall be automatically and immediately converted into an equal number of class A ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to our post-offering amended and restated memorandum and articles of association and the Companies Act. Our post-offering amended and restated articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. No dividend may be declared and paid unless our directors determine that, immediately after the payment, we will be able to pay our debts as they become due in the ordinary course of business and we have funds lawfully available for such purpose.

Voting Rights; Meeting of Shareholders. In respect of all matters subject to a shareholders’ vote, holders of ordinary shares shall, at all times, vote on all matters submitted to a vote by the members at any such general meeting. Each Class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall be entitled to 12 votes on all matters subject to the vote at general meetings (including extraordinary general meetings) of our company. Voting at any meeting of shareholders is by a poll and not a show of hands.

A quorum required for a meeting of shareholders consists of shareholders holding a majority of all votes attaching to the issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Listing Rules at the NASDAQ. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of our shareholders may be called by a majority of our board of directors or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the votes attaching to the issued and outstanding shares entitled to vote at general meetings, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our post-offering amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. Advance notice of at least seven (7) business days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering amended and restated memorandum and articles of association.

Transfer of Ordinary Shares. Subject to the restrictions in our post-offering amended and restated memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

•	the shares are free from any lien in favor of the Company; and

•	a fee of such maximum sum as NASDAQ may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of NASDAQ, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for 30 more than days in any year as our board of directors may determine.

Liquidation. On winding up, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors, or are otherwise authorized by our post-offering memorandum and articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of not less than a majority of the issued shares of that class or series or with the sanction of a special resolution at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association, our register of mortgage and charges and any special resolutions passed by our shareholders). However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares. Our post-offering amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares, provided that any class B ordinary share shall be allotted or issued only to a founder or an entity wholly owned by a founder or the founders.

Our post-offering amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our post-offering amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members

Under the Companies Act, we must keep a register of members and there should be entered therein:

•

the names and addresses of our members, together with a statement of the shares held by each member (including the amount paid, or agreed to be considered as paid, on the shares of each member, confirmation of the number and category of shares held by each member, and confirmation of whether each relevant category of shares held by each member carries voting rights under our articles of association, and if so, whether such voting rights are conditional);

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under the Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of the Companies Act to have legal title to the shares as set against its name in the register of members. Upon completion of this offering, we will perform the procedure necessary to immediately update the register of members to record and give effect to the issuance of shares by us to the Depositary (or its nominee) as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name, and in particular, the depositary (or its nominee) will be deemed to be the registered legal holder of the number of shares set out against its name in our register of members, which shall be the shares represented by the ADSs being offered in this offering.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedure, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering amended and restated memorandum and articles of association provide that we shall indemnify our officers and directors and any trustee against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to us may be lodged or deposited for safe custody or for any insufficiency of any security upon which any of our monies may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such director or officer or trustee. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company —a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our post-offering amended and restated articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering amended and restated articles of association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board of directors is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board of directors may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of shareholders or the affirmative vote of a two-thirds of the directors then in office, except with regard to the removal of the chairman, who may be removed from office by the affirmative vote of all directors or by special resolution of the shareholders. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) resigns by notice in writing to our company; (ii) dies, becomes bankrupt or makes any arrangement or composition with his or her creditors generally; (iii) is prohibited by any applicable law or stock exchange rules from being a director; (iv) is found to be or becomes of unsound mind; or (v) is removed from office pursuant to any other provision of our post offering amended and restated memorandum and articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are required to comply with fiduciary duties which they owe to the Company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our post-offering amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Nonresident or Foreign Shareholders. There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of nonresident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

On July 30, 2019, we issued 1,020,861 ordinary shares to Hike Capital L.P. for a consideration of US$1,274,271.78.

On July 30, 2019, we issued 2,861,189 ordinary shares to GGV VII Investments, L.L.C. for a consideration of US$3,571,428.57.

On July 30, 2019, we issued 1,144,475 ordinary shares to GGV VII Plus Investments, L.L.C. for a consideration of US$1,428,571.43.

On March 5, 2020, we issued 2,147,036 ordinary shares to Kun Yu Holding Limited for a consideration of US$2,680,000.

On, July 24, 2020, we issued 3,693,409 Class A ordinary shares to Venus Mission Limited following reclassification from the same number of ordinary shares held by Venus Mission Limited.

On July 24, 2020, we issued 935,610 Class A ordinary shares to Lightspeed China Partners III, L.P. following reclassification from the same number of ordinary shares held by Lightspeed China Partners III, L.P.

On July 24, 2020, we issued 667,352 Class A ordinary shares to GSR Ventures VI (Singapore) PTE. LTD. following reclassification from the same number of ordinary shares held by GSR Ventures VI (Singapore) PTE. LTD.

On July 24, 2020, we issued 2,861,189 Class A ordinary shares to GGV VII Investments, L.L.C. following reclassification from the same number of ordinary shares held by GGV VII Investments, L.L.C.

On July 24, 2020, we issued 1,144,475 Class A ordinary shares to GGV VII Plus Investments, L.L.C. following reclassification from the same number of ordinary shares held by GGV VII Plus Investments, L.L.C.

On July 24, 2020, we issued 2,147,036 Class A ordinary shares to Kun Yu Holding Limited following reclassification from the same number of ordinary shares held by Kun Yu Holding Limited.

On July 24, 2020, we issued 46,135,857 Class B ordinary shares to Venus Mission Limited following reclassification from the same number of ordinary shares held by Venus Mission Limited.

On July 24, 2020, we issued 4,272,524 Class B ordinary shares to Fun Kingdom Limited following reclassification from the same number of ordinary shares held by Fun Kingdom Limited

Preferred Shares

On May 10, 2018, we issued 652,521 Series B preferred shares to Venus Mission Limited for a consideration of US$220,000.00.

On May 10, 2018, we issued 2,966,006 Series B preferred shares to Lightspeed China Partners III, L.P. for a consideration of US$1,000,000.00.

On May 10, 2018, we issued 1,334,703 Series B preferred shares to GSR Ventures VI (Singapore) PTE. LTD. for a consideration of US$450,000.00.

On May 10, 2018, we issued 9,342,920 Series B preferred shares to Hike Capital L.P. for a consideration of US$3,150,000.00.

On May 10, 2018, we issued 7,888,094 Series B preferred shares to IDG China Venture Capital Fund IV L.P. for a consideration of US$2,659,500.00.

On May 10, 2018, we issued 1,009,925 Series B preferred shares to IDG China IV Investors L.P. for a consideration of US$340,500.00.

On May 10, 2018, we issued 5,932,013 Series B preferred shares to ANG YUE GLOBAL LIMITED for a consideration of US$2,000,000.00.

On May 10, 2018, we issued 533,881 Series B preferred shares to Universe Sourcecode Technology Ltd. for a consideration of US$180,000.00.

On June 13, 2018, we issued 1,356,948 Series B+ preferred shares to Lightspeed China Partners III, L.P. for a consideration of US$610,000.00.

On June 13, 2018, we issued 333,676 Series B+ preferred shares to GSR Ventures VI (Singapore) PTE. LTD. for a consideration of US$150,000.00.

On June 13, 2018, we issued 756,332 Series B+ preferred shares to Hike Capital L.P. for a consideration of US$340,000.00.

On June 13, 2018, we issued 1,774,821 Series B+ preferred shares to IDG China Venture Capital Fund IV L.P. for a consideration of US$797,850.00.

On June 13, 2018, we issued 227,233 Series B+ preferred shares to IDG China IV Investors L.P. for a consideration of US$102,150.00.

On June 13, 2018, we issued 11,122,525 Series B+ preferred shares to SCC Venture VI Holdco, Ltd. for a consideration of US$5,000,000.00.

On June 13, 2018, we issued 11,122,524 Series B+ preferred shares to Sequoia Capital CV IV Holdco, Ltd. for a consideration of US$5,000,000.00.

On June 13, 2018, we issued 6,673,515 Series B+ preferred shares to Northern Light Venture Capital V, Ltd. for a consideration of US$3,000,000.00.

On November 12, 2018, we issued 2,916,746 Series C preferred shares to Lightspeed China Partners III, L.P. for a consideration of US$3,000,000.00.

On November 12, 2018, we issued 388,899 Series C preferred shares to GSR Ventures VI (Singapore) PTE. LTD. for a consideration of US$400,000.00.

On November 12, 2018, we issued 1,555,598 Series C preferred shares to Hike Capital L.P. for a consideration of US$1,600,000.00.

On November 12, 2018, we issued 2,714,980 Series C preferred shares to IDG China Venture Capital Fund IV L.P. for a consideration of US$2,792,475.00.

On November 12, 2018, we issued 347,603 Series C preferred shares to IDG China IV Investors L.P. for a consideration of US$357,525.00.

On November 12, 2018, we issued 3,402,870 Series C preferred shares to SCC Venture VI Holdco, Ltd. for a consideration of US$3,500,000.00.

On November 12, 2018, we issued 3,402,870 Series C preferred shares to Sequoia Capital CV IV Holdco, Ltd. for a consideration of US$3,500,000.00.

On November 12, 2018, we issued 7,632,152 Series C preferred shares to Northern Light Venture Capital V, Ltd. for a consideration of US$7,850,000.00.

On November 12, 2018, we issued 6,805,740 Series C preferred shares to Everbay Investment Limited for a consideration of US$7,000,000.00.

On July 30, 2019, we issued 1,405,988 Series D preferred shares to Lightspeed China Partners III, L.P. for a consideration of US$2,340,000.50.

On July 30, 2019, we issued 600,850 Series D preferred shares to Hike Capital L.P. for a consideration of US$1,000,000.00.

On July 30, 2019, we issued 12,875,350 Series D preferred shares to GGV VII Investments, L.L.C. for a consideration of US$21,428,571.43.

On July 30, 2019, we issued 5,150,140 Series D preferred shares to GGV VII Plus Investments for a consideration of US$8,571,428.57.

On July 30, 2019, we issued 1,597,960 Series D preferred shares to IDG China Venture Capital Fund IV L.P. for a consideration of US$2,659,500.00.

On July 30, 2019, we issued 204,589 Series D preferred shares to IDG China IV Investors L.P. for a consideration of US$340,500.00.

On July 30, 2019, we issued 1,802,549 Series D preferred shares to Northern Light Venture Capital V, Ltd. for a consideration of US$3,000,000.00.

On July 30, 2019, we issued 1,502,124 Series D preferred shares to Everbay Investment Limited for a consideration of US$2,500,000.00.

On July 30, 2019, we issued 5,407,647 Series D preferred shares to SCC Venture VII Holdco, Ltd. for a consideration of US$9,000,000.00.

On July 30, 2019, we issued 3,049,312 Series D preferred shares to GSR 2017 Opportunities (Singapore) Pte. Ltd. for a consideration of US$5,075,000.08.

On August 27, 2019, we issued 12,016,993 Series D preferred shares to ZETA ASIA HOLDINGS PTE. LTD. for a consideration of US$20,000,000.00.

On April 14, 2020, we issued 8,411,895 Series D+ preferred shares to COSMIC BLUE INVESTMENTS LIMITED for a consideration of US$20,000,000.00.

On July 24, 2020, we issued 5,140,870 Series E preferred shares to GSR Ventures VI (Singapore) PTE. LTD. for a consideration of US$15,000,000.00.

On July 24, 2020, we issued 1,713,623 Series E preferred shares to GGV VII Investments, L.L.C. for a consideration of US$4,999,999.44.

On July 24, 2020, we issued 6,854,493 Series E preferred shares to GGV VII Plus Investments, L.L.C. for a consideration of US$20,000,000.67.

On July 24, 2020, we issued 911,476 Series E preferred shares to IDG China Venture Capital Fund IV L.P. for a consideration of US$2,659,500.00.

On July 24, 2020, we issued 116,698 Series E preferred shares to IDG China IV Investors L.P. for a consideration of US$340,500.00.

On July 24, 2020, we issued 6,854,493 Series E preferred shares to LFC Investment Hong Kong Limited for a consideration of US$20,000,000.00.

On July 24, 2020, we issued 1,713,623 Series E preferred shares to SCC Venture VII Holdco, Ltd. for a consideration of US$5,000,000.00.

On July 24, 2020, we issued 3,427,246 Series E preferred shares to GSR 2017 Opportunities (Singapore) Pte. Ltd. for a consideration of US$10,000,000.00.

On July 24, 2020, we issued 17,136,232 Series E preferred shares to ZETA ASIA HOLDINGS PTE. LTD. for a consideration of US$50,000,000.00.

On September 22, 2020, we issued 13,708,986 Series E+ preferred shares to Tencent Mobility Limited for a consideration of US$40,000,000.00.

On September 22, 2020, we issued 6,854,493 Series E+ preferred shares to Yuan Inc for a consideration of US$20,000,000.00.

On September 22, 2020, we issued 10,281,739 Series E+ preferred shares to CGI VIII Investments for a consideration of US$30,000,000.00.

On January 20, 2021, we issued 5,140,870 Series E-1 preferred shares to GSR Ventures VI (Singapore) PTE. LTD. following reclassification from the same number of Series E preferred shares held by GSR Ventures VI (Singapore) PTE. LTD.

On January 20, 2021, we issued 1,713,623 Series E-1 preferred shares to GGV VII Investments, L.L.C. following reclassification from the same number of Series E preferred shares held by GGV VII Investments, L.L.C.

On January 20, 2021, we issued 6,854,493 Series E-1 preferred shares to GGV VII Plus Investments, L.L.C. following reclassification from the same number of Series E preferred shares held by GGV VII Plus Investments, L.L.C.

On January 20, 2021, we issued 911,476 Series E-1 preferred shares to IDG China Venture Capital Fund IV L.P. following reclassification from the same number of Series E preferred shares held by IDG China Venture Capital Fund IV L.P.

On January 20, 2021, we issued 116,698 Series E-1 preferred shares to IDG China IV Investors L.P. following reclassification from the same number of Series E preferred shares held by IDG China IV Investors L.P.

On January 20, 2021, we issued 6,854,493 Series E-1 preferred shares to LFC Investment Hong Kong Limited following reclassification from the same number of Series E preferred shares held by LFC Investment Hong Kong Limited.

On January 20, 2021, we issued 1,713,623 Series E-1 preferred shares to SCC Venture VII Holdco, Ltd. following reclassification from the same number of Series E preferred shares held by SCC Venture VII Holdco, Ltd.

On January 20, 2021, we issued 3,427,246 Series E-1 preferred shares to GSR 2017 Opportunities (Singapore) Pte. Ltd. following reclassification from the same number of Series E preferred shares held by GSR 2017 Opportunities (Singapore) Pte. Ltd.

On January 20, 2021, we issued 17,136,232 Series E-1 preferred shares to ZETA ASIA HOLDINGS PTE. LTD. following reclassification from the same number of Series E preferred shares held by ZETA ASIA HOLDINGS PTE. LTD.

On January 20, 2021, we issued 13,708,986 Series E-2 preferred shares to Tencent Mobility Limited following reclassification from the same number of Series E+ preferred shares held by Tencent Mobility Limited.

On January 20, 2021, we issued 6,854,493 Series E-2 preferred shares to Yuan Inc following reclassification from the same number of Series E+ preferred shares held by Yuan Inc.

On January 20, 2021, we issued 10,281,739 Series E-2 preferred shares to CGI VIII Investments following reclassification from the same number of Series E+ preferred shares held by CGI VIII Investments.

On January 20, 2021, we issued 1,687,260 Series E-3 preferred shares to Tencent Mobility Limited for a consideration of US$6,539,079.00.

On January 20, 2021, we issued 25,802,718 Series E-3 preferred shares to TBP Sparkling Holdings Limited for a consideration of US$100,000,000.00.

On January 20, 2021, we issued 5,173,148 Series E-3 preferred shares to Hike Capital II L.P. for a consideration of US$20,048,850.00.

On January 20, 2021, we issued 2,580,272 Series E-3 preferred shares to HIKE Hera L.P. for a consideration of US$10,000,000.00.

On January 20, 2021, we issued 2,580,272 Series E-3 preferred shares to United Strength Delight Limited for a consideration of US$10,000,000.00.

On January 20, 2021, we issued 77,408 Series E-3 preferred shares to Lighthousecap Fello L.P. for a consideration of US$300,000.00.

On January 20, 2021, we issued 815,604 Series E-3 preferred shares to Lighthouse International Growth Fund L.P. for a consideration of US$3,160,921.00.

On February 9, 2021, we issued 2,567,667 Series E-3 preferred shares to Eternal Starship Holdings Limited for a consideration of US$9,951,150.00.

As none of the holders of our Series A preferred shares, Series B preferred shares, Series B+ preferred shares, Series C preferred shares, Series D preferred shares, Series D+ preferred shares, Series E-1 preferred shares, Series E-2 preferred shares and Series E-3 preferred shares were related parties prior to such holders’ initial investment in our securities, the price of the shares of the foregoing classes was determined based on negotiations between us and the investors and were approved by our board of directors. Our Series A preferred shares, Series B preferred shares, Series B+ preferred shares, Series C preferred shares, Series D preferred shares, Series D+ preferred shares, Series E-1 preferred shares, Series E-2 preferred shares and Series E-3 preferred shares will automatically convert into Class A ordinary shares upon the completion of this offering at an initial conversion ratio of one-to-one, adjusted for share splits, share dividends, recapitalizations and similar transactions.

Option and Restricted Share Grants

We have granted options to purchase our Class A ordinary shares and restricted shares to certain of our executive officers and employees. See “Management—Equity Incentive Plan.”

Shareholders Agreement

Our currently effective ninth amended and restated shareholders agreement was entered into on January 20, 2021 by and among us, our shareholders, and certain other parties named therein.

The current shareholders agreement provides for certain special rights, including registration right, right of first refusal, right of co-sale, and drag-along right and contains provisions governing the board of directors and other corporate governance matters. Those special rights (except the registration right as described below), as well as the corporate governance provisions, will terminate upon the completion of this offering.

Registration Rights

Pursuant to the current shareholders agreement, we have granted certain registration rights to our shareholders, provided that no shareholder shall be entitled to exercise any such registration right after the earlier of (i) five years following the consummation of a qualified IPO; (ii) with respect to any holder, the date of the completion of a liquidation event in which such holder receives cash or publicly traded shares for all registrable securities; or (iii) with respect to any holder, when all registrable securities held by such holder could be sold without restriction under Rule 144 of the Securities Act within any ninety (90)-day period. Set forth below is a description of the registration rights granted under the current shareholders agreement.

Demand Registration Rights. At any time or from time to time after the earlier of (i) the fifth (5th) anniversary of the date of the consummation of the purchase and sale of the Series E-3 preferred shares or (ii) the date that is six (6) months after the closing of the IPO, upon a written request from the holders of at least 30% of the registrable securities then outstanding, we shall within 10 business days of the receipt of such written request give written notice of the proposed registration to all other holders and shall, use our best efforts to effect as soon as practicable, the registration under the Securities Act of all registrable securities which the holders request to be registered within 20 days after the receipt of such notice by us, provided, however, that the Company shall not be obligated (i) effect more than one such demand registration within any six month period or (ii) to effect more than two such demand registrations.

If the underwriter advises the holders initiating the registration request pursuant to the demand registration rights in writing that marketing factors require a limitation on the number of shares to be underwritten, then the underwriter may reduce the number of registrable securities that may be included in the underwriting and allocate such number (i) first, to certain investors on a pro rata basis and (ii) then, to other holders of registrable securities on a pro rata basis, provided that (A) no registrable securities shall be excluded unless all other equity securities are excluded from the registration and underwriting and (B) the amount of registrable securities to be included in such registration shall not be reduced below twenty five percent (25%) of shares of registrable securities requested by the holders to be included in such registration.

Piggyback Registration Rights. If we propose to file a registration statement for a public offering of our securities, we must offer holders of our registrable securities an opportunity to include in the registration the registrable securities that the holders have requested to be registered. There shall be no limit on the number of times the holders may request registration of registrable securities pursuant to such piggyback registration rights. If the managing underwriters of any underwritten offering determine in good faith that marketing factors require a limitation on the number of shares to be underwritten, then such managing underwriters may exclude shares (including registrable securities) from the registration and the underwriting, subject to certain limitations.

Form F-3 Registration Rights. In case we receive from any holders of a majority of all registrable securities then outstanding written requests that we effect a registration on Form F-3, we shall, subject to certain limitations, file a registration statement on Form F-3 covering the registrable securities so requested to be registered as soon as practicable after receipt of the request or requests of the holders.

Expenses of Registration. We will bear all registration expenses, except for certain selling expenses, incurred in connection with any demand, piggyback or F-3 registration, subject to certain limitations.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 9/F Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-                when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in,                 Class A ordinary shares that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Class A ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the Class A ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the Class A ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC, which nominee will be the only “holder” of such ADSs for purposes of the deposit agreement and any applicable ADR. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the Class A ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable Class A ordinary shares with the beneficial ownership rights and interests in such Class A ordinary shares being at all times vested with the beneficial owners of the ADSs representing the Class A ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of Class A ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of Class A ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the Class A ordinary shares deposited or modify the ADS-to-Class A ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional Class A ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Class A ordinary share ratio upon a distribution of Class A ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new Class A ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the Class A ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional Class A ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Class A ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary; or

•	It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Class A ordinary shares or rights to subscribe for additional Class A ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Class A Ordinary Shares

The Class A ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Class A ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the Class A ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Class A Ordinary Shares

Upon completion of the offering, the Class A ordinary shares being offered pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the underwriters named in the prospectus.

After the closing of the offer, the depositary may create ADSs on your behalf if you or your broker deposit Class A ordinary shares with the custodian and provide the certifications and documentation required by the deposit agreement. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Class A ordinary shares to the custodian. Your ability to deposit Class A ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the Class A ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of Class A ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The Class A ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such Class A ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the Class A ordinary shares.

•

The Class A ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The Class A ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination, and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Class A ordinary shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying Class A ordinary shares at the custodian’s offices. Your ability to withdraw the Class A ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the Class A ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Class A ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the Class A ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the Class A ordinary shares or ADSs are closed, or (ii) Class A ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Class A ordinary shares represented by your ADSs. The voting rights of holders of Class A ordinary shares are described in the section of this prospectus titled “Description of Share Capital”.

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote (or cause the custodian to vote) the Class A ordinary shares (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

Securities for which no voting instructions have been received will not be voted (except (a) holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the Class A ordinary shares represented by such holders’ ADSs; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which we inform the depositary that (i) we do not wish such proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of Class A ordinary shares may be adversely affected, and (b) as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees

•  Issuance of ADSs (e.g., an issuance of ADS upon a deposit of Class A ordinary shares, upon a change in the ADS(s)-to-Class A ordinary share(s) ratio, or for any other reason), excluding ADS issuances as a result of distributions of Class A ordinary shares

• Up to US$0.05 per ADS issued

• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-Class A ordinary share(s) ratio, or for any other reason)	• Up to US$0.05 per ADS cancelled

• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	• Up to US$0.05 per ADS held

• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	• Up to US$0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	• Up to US$0.05 per ADS held

• ADS Services	• Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary

• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	• Up to US$0.05 per ADS (or fraction thereof) transferred

•  Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).

• Up to US$0.05 per ADS (or fraction thereof) converted

As an ADS holder, you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of Class A ordinary shares on the share register and applicable to transfers of Class A ordinary shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•

the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;

•

the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to Class A ordinary shares, ADSs and ADRs; and

•	the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders [30] days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Class A ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the Class A ordinary shares represented by ADSs and to direct the depositary of such Class A ordinary shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Transmission of Notices, Reports and Proxy Soliciting Material

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	We and the depositary also disclaim any liability for any action or inaction of any clearing or settlement system (and any participant thereof) for the ADSs or deposited securities.

•

The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class A ordinary shares, for the validity or worth of the Class A ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of memorandum and articles of association, as amended and restated from time to time, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association, as amended and restated from time to time, or in any provisions of or governing the securities on deposit.

•

We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Class A ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

•

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the Class A ordinary shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the Class A ordinary shares, and such limitations would most likely not apply to ADS holders who withdraw the Class A ordinary shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the Class A ordinary shares and not under the deposit agreement.

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you. Neither we, nor the depositary nor the custodian shall be liable for your failure to obtain the benefits of credits on the basis of non-U.S. tax paid against your income tax liability, or for any tax consequences that you may incur on account of your ownership of or interest in any ADSs.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Class A ordinary shares (including Class A ordinary shares represented by ADSs) are governed by the laws of the Cayman Islands.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE DEPOSIT AGREEMENT OR THE ADRs, OR THE TRANSACTIONS CONTEMPLATED THEREIN, AGAINST US AND/OR THE DEPOSITARY.

Such waiver of your right to trial by jury would apply to any claim under U.S. federal securities laws. The waiver continues to apply to claims that arise during the period when a holder holds the ADSs, whether the ADS holder purchased the ADSs in this offering or secondary transactions, even if the ADS holder subsequently withdraws the underlying Class A ordinary shares. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of the applicable case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Jurisdiction

We have agreed with the depositary that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, state courts in New York County, New York) shall have exclusive jurisdiction to hear and determine any dispute arising from or relating in any way to the deposit agreement.

The deposit agreement provides that, by holding an ADS or an interest therein, you irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary arising out of or related in any way to the deposit agreement, the ADSs, American depositary receipts or the transactions contemplated thereby or by virtue of ownership thereof, may only be instituted in the United States District Court for the Southern District of New York (or, if the Southern District of New York lacks subject matter jurisdiction over a particular dispute, in the state courts of New York County, New York), and by holding an ADS or an interest therein you irrevocably waive any objection which you may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The deposit agreement also provides that the foregoing agreement and waiver shall survive your ownership of ADSs or interests therein.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have                  ADSs outstanding, representing                  Class A ordinary shares, or approximately         % of our outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while we intend to apply to list the ADSs on NASDAQ we cannot assure you that a regular trading market will develop in the ADSs.

Lock-up Agreements

We, [our directors, executive officers and existing shareholders] have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of [180] days after the date of this prospectus. After the expiration of the [180]-day period, the ordinary shares or ADSs held by our directors, executive officers and our existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

•

1% of the then outstanding ordinary shares of the same class, in the form of ADSs or otherwise, which will equal approximately                 ordinary shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional ADSs; or

•	the average weekly trading volume of our ordinary shares in the form of ADSs or otherwise on NASDAQ during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Registration Rights

Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Description of Share Capital—Registration Rights.”

TAXATION

The following discussion of Cayman Islands, PRC and United States federal income tax consequences of an investment in the ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in the ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Tian Yuan Law Firm, our PRC legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of the ADSs or ordinary shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the ADSs or ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ADSs or ordinary shares, nor will gains derived from the disposal of the ADSs or ordinary shares be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

Under the PRC EIT Law, which became effective on January 1, 2008 and amended on February 24, 2017, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the PRC EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: (a) senior management personnel and departments that are responsible for daily production, operation and management; (b) financial and personnel decision making bodies; (c) key properties, accounting books, company seal, minutes of board meetings and shareholders’ meetings; and (d) half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our company is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For similar reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders (including the ADS holders). In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including the ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are deemed to be a PRC resident enterprise. If any PRC tax were to apply to such dividend income or gains of non-PRC individuals, it would generally apply at a rate of 20% and we will be required to withhold it from dividend payments. These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise.

Provided that our Cayman Islands holding company is not deemed to be a PRC resident enterprise, holders of the ADSs and ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our ordinary shares or ADSs. However, under SAT Bulletin 7 and SAT Bulletin 37, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Bulletin 7 and SAT Bulletin 37, and we may be required to expend valuable resources to comply with SAT Bulletin 7 and SAT Bulletin 37, or to establish that we should not be taxed under these bulletins. See “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders” and “Risk Factors—Risks Related to Doing Business in China—We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.”

Material U.S. Federal Income Tax Considerations

In the opinion of Davis Polk & Wardwell LLP, the following are material U.S. federal income tax consequences to the U.S. Holders described below of the ownership and disposition of our ADSs or the underlying Class A ordinary shares (which are referred to herein as “ordinary shares”), but this discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to own the ADSs or ordinary shares.

This discussion applies only to a U.S. Holder that acquires our ADSs in this offering and holds the ADSs or underlying ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including the alternative minimum tax, the Medicare contribution tax on net investment income and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	dealers or traders in securities that use a mark-to-market method of tax accounting;

•	persons that hold ADSs or ordinary shares as part of a straddle, integrated or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes and their partners or members;

•	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

•	persons that own or are deemed to own ADSs or ordinary shares representing 10% or more of our stock by vote or value; or

•	persons that hold ADSs or ordinary shares in connection with a trade or business outside the United States.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) owns ADSs or ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning ADSs or ordinary shares and their partners should consult their tax advisers as to their particular U.S. federal income tax consequences of owning and disposing of our ADSs or ordinary shares.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the United States and the PRC, or the Treaty, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. This discussion assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

As used herein, a “U.S. Holder” is a person that is for U.S. federal income tax purposes a beneficial owner of the ADSs or ordinary shares and:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, a U.S. Holder that owns our ADSs will be treated as the owner of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying ordinary shares represented by those ADSs.

This discussion does not address the effects of any state, local or non-U.S. tax laws, or any U.S. federal taxes other than income taxes (such as U.S. federal estate or gift tax consequences). U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of ADSs or ordinary shares in their particular circumstances.

Except as described below under “—Passive Foreign Investment Company Rules,” this discussion assumes that we are not, and will not be, a passive foreign investment company, or PFIC, for any taxable year.

Taxation of Distributions

Distributions paid on the ADSs or ordinary shares (including any amounts withheld to reflect PRC withholding taxes, as discussed above under “—People’s Republic of China Taxation”), other than certain pro rata distributions of ADSs or ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be taxable at a favorable rate. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances.

Dividends will be included in a U.S. Holder’s income, in the case of ordinary shares, on the date of the U.S. Holder’s, or in the case of ADSs, the depositary’s, receipt. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the amount received. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends will be treated as foreign-source income for foreign tax credit purposes. As described in “—People’s Republic of China Taxation,” dividends paid by us may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of PRC withholding tax. Subject to applicable limitations, which vary depending upon the U.S. Holder’s circumstances, PRC taxes withheld from dividend payments (at a rate not exceeding any rate applicable under the Treaty) generally will be creditable against a U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a credit, a U.S. Holder may elect to deduct such PRC taxes in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the relevant taxable year.

Sale or Other Taxable Disposition of ADSs or Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss on a sale or other taxable disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized on the sale or disposition and the U.S. Holder’s tax basis in the ADSs or ordinary shares disposed of, in each case as determined in U.S. dollars. The gain or loss will be long-term capital gain or loss if, at the time of the sale or disposition, the U.S. Holder has owned the ADSs or ordinary shares for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are subject to tax rates that are lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

As described in “—People’s Republic of China Taxation,” gains on the sale of ADSs or ordinary shares may be subject to PRC taxes. A U.S. Holder is entitled to use foreign tax credits to offset only the portion of its U.S. federal income tax liability that is attributable to foreign-source income. Because under the Code capital gains of U.S. persons are generally treated as U.S.-source income, this limitation may preclude a U.S. Holder from claiming a credit for all or a portion of any PRC taxes imposed on any such gains. However, U.S. Holders that are eligible for the benefits of the Treaty may be able to elect to treat gains taxable under PRC law as PRC-source and therefore claim foreign tax credits in respect of PRC taxes on such gains. Proposed Treasury regulations, if finalized in their current form, may impose additional restrictions on U.S. Holders’ ability to credit any PRC tax on dispositions. U.S. Holders should consult their tax advisers regarding their eligibility for the benefits of the Treaty and the creditability of any PRC tax on disposition gains in their particular circumstances.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, investment gains and certain rents and royalties. Cash is generally a passive asset for these purposes. The value goodwill is generally treated as an active asset if it is associated with business activities that produce active income.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of the ADSs in this offering, we do not expect to be a PFIC for our current taxable year. However, our PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of our income and assets and the value of our assets from time to time. In particular, the value of our goodwill may be determined, in large part, by reference to the market price of the ADSs, which could be volatile. Therefore, because we hold, and will continue to hold after this offering, a substantial amount of cash, our risk of being or becoming a PFIC will increase if our market capitalization declines. Moreover, it is not entirely clear how the contractual arrangements among us and our VIE will be treated for purposes of the PFIC rules, and we may be or become a PFIC if our VIE is not treated as owned by us for these purposes. Accordingly, there can be no assurance that we will not be a PFIC for our current or any future taxable year.

If we are a PFIC for any taxable year and any entity in which we own or are deemed to own equity interests (including our subsidiaries and VIE) is also a PFIC (any such entity, a “Lower-tier PFIC”), U.S. Holders will be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described in the next paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holder would not receive any proceeds of those distributions or dispositions.

In general, if we are a PFIC for any taxable year during which a U.S. Holder owns our ADSs or ordinary shares, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of its ADSs or ordinary shares will be allocated ratably over the U.S. Holder’s holding period. The amounts allocated to the taxable year of the sale or disposition and to any year before we became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any year on its ADSs or ordinary shares exceeds 125% of the average of the annual distributions on the ADSs or ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, such distributions will be subject to taxation in the same manner. If we are a PFIC for any taxable year during which a U.S. Holder owns ADSs or ordinary shares, we will generally continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder owns the ADSs or ordinary shares, even if we cease to meet the threshold requirements for PFIC status, unless the U.S. Holder makes a timely “deemed sale” election, in which case any gain on the deemed sale will be taxed under the PFIC rules described above.

Alternatively, if we are a PFIC and if the ADSs are “regularly traded” on a “qualified exchange” (as defined in applicable U.S. Treasury regulations), a U.S. Holder could make a mark-to-market election that will result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph. The ADSs will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the ADSs are traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq, where the ADSs are expected to be listed, is a qualified exchange for this purpose. If a U.S. Holder of ADSs makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year to the extent of the net amount of income previously included as a result of the mark-to-market election. If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ADSs will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of ADSs in a taxable year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on ADSs will be treated as discussed under “—Taxation of Distributions” above (but subject to the discussion in the immediately subsequent paragraph). Once made, the election will remain in effect for all taxable years in which we are a PFIC, unless it is revoked with the Internal Revenue Service’s consent, or the ADSs cease to be regularly traded on a qualified exchange. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. In particular, U.S. Holders should consider carefully the impact of a mark-to-market election with respect to their ADSs given that we may have Lower-tier PFICs, and there is no provision of U.S. federal income tax law that permits to apply a mark-to-market treatment with respect to a Lower-tier PFIC the shares of which are not publicly traded.

If we are a PFIC for any taxable year in which we pay a dividend or the preceding taxable year, the favorable tax rate described above with respect to dividends paid to certain non-corporate U.S. Holders will not apply.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If we are a PFIC for any taxable year during which a U.S. Holders owns ADSs or ordinary shares, the U.S. Holder will generally be required to file annual reports with the Internal Revenue Service. U.S. Holders should consult their tax advisers regarding our PFIC status for any taxable year and the potential application of the PFIC rules to their ownership of ADSs or ordinary shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other “exempt recipient” and (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information relating to their ownership of ADSs or ordinary shares, or non-U.S. accounts through which ADSs or ordinary shares are held. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to ADSs and ordinary shares.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table. Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and China International Capital Corporation Hong Kong Securities Limited are the representatives of the underwriters.

Underwriters	Number of ADSs
Credit Suisse Securities (USA) LLC
Citigroup Global Markets Inc.
China International Capital Corporation Hong Kong Securities Limited
Futu Inc.
Tiger Brokers (NZ) Limited

Total

The underwriters are committed to take and pay for all of the ADSs being offered, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional                ADSs from us to cover sales by the underwriters of a greater number of ADSs than the total number set forth in the table above. They may exercise that option for 30 days. If any ADSs are purchased pursuant to this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.

The following tables show the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase                 additional ADSs.

Paid by Us	No Exercise	Full Exercise
Per ADS	US$	US$
Total	US$	US$

ADSs sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to US$                per ADS from the initial public offering price. After the initial offering of the ADSs, the representatives may change the offering price and the other selling terms. The offering of the ADSs by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, NY 10010, United States. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, NY 10013. The address of China International Capital Corporation Hong Kong Securities Limited is 29/F, One International Finance Centre, 1 Harbour View Street, Central Hong Kong.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. China International Capital Corporation Hong Kong Securities Limited is not a broker-dealer registered with the SEC and, to the extent that its conduct may be deemed to involve participation in offers or sales of ADSs in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations.

Tiger Brokers (NZ) Limited is not a broker-dealer registered with the SEC and, to the extent that its conduct may be deemed to involve participation in offers or sales of ADSs in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations.

[We and our officers, directors and all of our shareholders], have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our ordinary shares or ADSs or securities convertible into or exchangeable for ordinary shares or ADSs during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.]

Prior to the offering, there has been no public market for the ADSs. The initial public offering price has been negotiated among the representatives and us. Among the factors to be considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

An application has been made to list the ADSs on the Nasdaq Global Market under the symbol “SPRK”.

In connection with the offering, the underwriters may purchase and sell the ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional ADSs for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to cover the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional ADSs for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the ADSs made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq Global Market, in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately US$                .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

[Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to [●] % of the ADSs offered by this prospectus for sale to certain of our directors, officers, employees, business associates and other persons associated with us. Pursuant to the underwriting agreement, the sales will be made by [●] through the Directed Share Program. If these persons purchase reserved ADSs, it will reduce the number of ADSs available for sale to the general public. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs offered by this prospectus. Any ADSs sold in the Directed Share Program to a party who has entered into a lock-up agreement shall be subject to the provisions of such lock-up agreement.]

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia

This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

(ii)

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act;

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance; and

(b)

you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no ADSs have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of ADSs may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(b)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(c)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(d)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

In relation to the United Kingdom, no ADSs have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the ADSs which has been approved by the Financial Conduct Authority in accordance with the UK Prospectus Regulation, except that it may make an offer to the public in the United Kingdom of any ADSs at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the UK Prospectus Regulation,

provided that no such offer of the ADSs shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

In the United Kingdom, this offering is only addressed to, and is directed only at, “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation, who are also (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

For the purposes of this provision, the expression an “offer to the public” in relation to the ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the this offering and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “UK Prospectus Regulation” means the UK version of Regulation (EU) No 2017/1129 as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.

Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The ADSs and ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Dubai International Finance Center

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus may be distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds; provident funds; insurance companies; banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, each purchasing for their own account; venture capital funds; entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors shall be required to submit written confirmation that they fall within the scope of the Addendum.

Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea

The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the securities has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the securities as principal, if the offer is on terms that the securities may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the securities is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China

This prospectus has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Center Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Switzerland

The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

Taiwan

The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.

United Arab Emirates

This prospectus is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates, or the UAE. The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the UAE.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NASDAQ listing fee, all amounts are estimates. The Company will pay all of the expenses of this offering.

Expenses	Amount
SEC registration fee	US$
Nasdaq listing fee	US$
FINRA filing fee	US$
Printing and engraving expenses	US$
Legal fees and expenses	US$
Accounting fees and expenses	US$
Miscellaneous costs	US$

Total	US$

LEGAL MATTERS

We are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters of U.S. federal securities and New York state law. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Legal matters as to PRC law will be passed upon for us by Tian Yuan Law Firm and for the underwriters by Han Kun Law Offices. Davis Polk & Wardwell LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Tian Yuan Law Firm with respect to matters governed by PRC law. Latham & Watkins LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Spark Education Limited as of December 31, 2020 and 2019, and for the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INDEX TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Interim Condensed Consolidated Balance Sheets as of December 31, 2020 and March 31, 2021	F-56
Unaudited Interim Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three Months Ended March 31, 2020 and 2021	F-59
Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the Three Months Ended March 31, 2020 and 2021	F-60
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2020 and 2021	F-61
Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-62

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Spark Education Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Spark Education Limited and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, of changes in shareholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People’s Republic of China

April 6, 2021

We have served as the Company’s auditor since 2020.

SPARK EDUCATION LIMITED

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data)

	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
			Note 2(e)
ASSETS
Current assets:
Cash and cash equivalents	506,145	1,926,289	294,009
Short-term investments	10,472	32,637	4,981
Inventories, net	2,405	11,633	1,776
Prepaid expenses and other current assets	48,400	115,991	17,704

Total current assets	567,422	2,086,550	318,470

Non-current assets:
Time deposits	—	150,000	22,894
Property and equipment, net	82,167	81,956	12,509
Operating lease right-of-use assets, net	121,440	116,826	17,831
Intangible assets, net	524	3,019	461
Other non-current assets	13,028	23,705	3,618

Total non-current assets	217,159	375,506	57,313

Total assets	784,581	2,462,056	375,783

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable (including amounts of the consolidated variable interest entity (“VIE”) without recourse to the primary beneficiary of RMB2,898 and RMB33,421 as of December 31, 2019 and 2020, respectively)	3,790	33,764	5,153
Deferred revenues (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB410,930 and RMB1,216,756 as of December 31, 2019 and 2020, respectively)	410,930	1,216,756	185,713
Operating lease liabilities due within one year (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB16,786 and RMB21,372 as of December 31, 2019 and 2020, respectively)	51,388	65,833	10,048
Finance lease liabilities due within one year	16,635	13,262	2,024
Accrued expenses and other current liabilities (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB51,422 and RMB180,602 as of December 31, 2019 and 2020, respectively)	180,848	452,812	69,114
Taxes payable (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB5,568 and RMB12,126 as of December 31, 2019 and 2020, respectively)	17,382	33,036	5,042

Total current liabilities	680,973	1,815,463	277,094

Non-current liabilities:
Operating lease liabilities (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB13,319 and RMB9,879 as of December 31, 2019 and 2020, respectively)	61,678	39,354	6,007
Finance lease liabilities	6,694	5,613	857

Total non-current liabilities	68,372	44,967	6,864

Total liabilities	749,345	1,860,430	283,958

Commitments and contingencies (Note 16)

SPARK EDUCATION LIMITED

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(All amounts in thousands, except for share and per share data)

	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
			Note 2(e)
MEZZANINE EQUITY
Series A convertible redeemable preferred shares (US$0.0001 par value; 22,973,381 shares authorized, issued and outstanding with redemption value of US$10,884 and US$11,520 as of December 31, 2019 and 2020; aggregated liquidation value of US$8,400 and US$7,000 as December 31, 2019 and 2020)	56,599	60,057	9,166
Series B convertible redeemable preferred shares (US$0.0001 par value; 30,994,766 shares authorized, issued and outstanding as of December 31, 2019, 30,162,301 shares authorized, issued and outstanding with redemption value of US$15,017 and US$15,468 as of December 31, 2020; aggregated liquidation value of US$12,540 and US$10,169 as December 31, 2019 and 2020)	73,969	76,662	11,701
Series B+ convertible redeemable preferred shares (US$0.0001 par value; 33,367,574 shares authorized, issued and outstanding with redemption value of US$21,440 and US$22,694 as of December 31, 2019 and 2020; aggregated liquidation value of US$18,000 and US$15,000 as December 31, 2019 and 2020)	109,028	115,799	17,674
Series C convertible redeemable preferred shares (US$0.0001 par value; 29,167,458 shares authorized, issued and outstanding with redemption value of US$41,859 and US$44,306 as of December 31, 2019 and 2020; aggregated liquidation value of US$36,000 and US$30,000 as December 31, 2019 and 2020)	217,243	231,108	35,274
Series D convertible redeemable preferred shares (US$0.0001 par value; 45,613,502 shares authorized, issued and outstanding with redemption value of US$101,591 and US$107,530 as of December 31, 2019 and 2020; aggregated liquidation value of US$91,098 and US$75,915 as December 31, 2019 and 2020)	535,182	568,208	86,725
Series D+ convertible redeemable preferred shares (US$0.0001 par value; 8,411,895 shares authorized, issued and outstanding with redemption value of US$27,188 as of December 31, 2020; aggregated liquidation value of US$20,000 as of December 31, 2020)	—	144,717	22,088
Series E-1 convertible redeemable preferred shares (US$0.0001 par value; 43,868,754 shares authorized, issued and outstanding with redemption value of US$171,293 as of December 31, 2020; aggregated liquidation value of US$128,000 as of December 31, 2020)	—	904,495	138,053
Series E-2 convertible redeemable preferred shares (US$0.0001 par value; 30,845,218 shares authorized, issued and outstanding with redemption value of US$119,334 as of December 31, 2020; aggregated liquidation value of US$90,000 as of December 31, 2020)	—	621,268	94,824

Total mezzanine equity	992,021	2,722,314	415,505

SPARK EDUCATION LIMITED

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(All amounts in thousands, except for share and per share data)

	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
			Note 2(e)
SHAREHOLDERS’ DEFICIT
Ordinary shares (US$0.0001 par value; 337,883,319 shares and nil shares authorized, 64,750,255 shares and nil shares issued, 21,640,283 shares and nil shares outstanding as of December 31, 2019 and 2020, respectively)	40	—	—
Class A ordinary shares (US$0.0001 par value; nil shares and 505,181,536 shares authorized, nil shares and 7,755,662 shares issued and outstanding as of December 31, 2019 and 2020, respectively)	—	5	1
Class B ordinary shares (US$0.0001 par value; nil shares and 50,408,381 shares authorized and issued, nil shares and 24,130,672 shares outstanding as of December 31, 2019 and 2020, respectively)	—	33	5
Treasury stock	(28)	(19)	(3)
Additional paid-in capital	14,998	—	—
Accumulated deficit	(978,876)	(2,037,451)	(310,976)
Accumulated other comprehensive income/(loss)	7,081	(83,256)	(12,707)

Total shareholders’ deficit	(956,785)	(2,120,688)	(323,680)

Total liabilities, mezzanine equity and shareholders’ deficit	784,581	2,462,056	375,783

The accompanying notes are an integral part of the consolidated financial statements.

SPARK EDUCATION LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except for share and per share data)

	For the Year Ended December 31,
	2019	2020	2020
	RMB	RMB	US$
			Note 2(e)
Net revenues	195,412	1,174,359	179,242
Cost of revenues	(361,873)	(852,332)	(130,091)

Gross (loss)/profit	(166,461)	322,027	49,151

Operating expenses:
Sales and marketing expenses	(235,769)	(798,356)	(121,853)
Research and development expenses	(239,941)	(327,349)	(49,963)
General and administrative expenses	(128,203)	(177,960)	(27,162)

Total operating expenses	(603,913)	(1,303,665)	(198,978)

Other income	2,163	21,866	3,337

Loss from operations	(768,211)	(959,772)	(146,490)

Interest income	1,953	11,749	1,793
Interest expenses	(926)	(822)	(125)
Others, net	(3,939)	(2,850)	(435)

Loss before income tax expense	(771,123)	(951,695)	(145,257)
Income tax expense	—	—	—

Net loss	(771,123)	(951,695)	(145,257)
Accretion of convertible redeemable preferred shares to redemption value	(40,788)	(100,895)	(15,400)
Deemed dividends due to extinguishment of preferred shares	—	(13,415)	(2,047)

Net loss attributable to ordinary shareholders of Spark Education Limited	(811,911)	(1,066,005)	(162,704)

Weighted average number of ordinary shares used in computing net loss per share
Basic and diluted	24,770,658	29,605,885	29,605,885

Net loss per share attributable to ordinary shareholders
Basic and diluted	(32.78)	(36.01)	(5.50)

Net loss	(771,123)	(951,695)	(145,257)

Other comprehensive income/(loss)
Foreign currency translation adjustments	1,583	(90,337)	(13,788)

Total other comprehensive income/(loss)	1,583	(90,337)	(13,788)

Total comprehensive loss	(769,540)	(1,042,032)	(159,045)
Accretion of convertible redeemable preferred shares to redemption value	(40,788)	(100,895)	(15,400)
Deemed dividends due to extinguishment of preferred shares	—	(13,415)	(2,047)

Comprehensive loss attributable to ordinary shareholders of Spark Education Limited	(810,328)	(1,156,342)	(176,492)

The accompanying notes are an integral part of the consolidated financial statements.

SPARK EDUCATION LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(Amounts in thousands, except for share data)

	Ordinary shares (1)		Treasury stock		Additional paid-in capital	Accumulated other comprehensive income/(loss)	Accumulated deficit	Total shareholders’ deficit
	Shares	Amount	Shares	Amount
		RMB		RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2019	68,304,281	42	(47,805,463)	(30)	16,216	5,498	(184,275)	(162,549)
Net loss	—	—	—	—	—	—	(771,123)	(771,123)
Share-based compensation	—	—	—	—	24,542	—	—	24,542
Accretion of convertible redeemable preferred shares	—	—	—	—	(40,788)	—	—	(40,788)
Repurchase of common shares	—	—	(7,054,976)	(47,984)	—	—	(3,606)	(51,590)
Re-issuance of treasury stock	—	—	5,026,525	28,110	15,028	—	—	43,138
Retirement of treasury stock	(3,554,026)	(2)	3,554,026	19,874	—	—	(19,872)	—
Foreign currency translation adjustments	—	—	—	—	—	1,583	—	1,583
Vesting of Founders’ (2) restricted shares	—	—	9,438,298	6	—	—	—	6
Modification of Founders’ restricted shares	—	—	(6,268,382)	(4)	—	—	—	(4)

Balance as of December 31, 2019	64,750,255	40	(43,109,972)	(28)	14,998	7,081	(978,876)	(956,785)
Net loss	—	—	—	—	—	—	(951,695)	(951,695)
Share-based compensation	—	—	—	—	46,810	—	—	46,810
Accretion of convertible redeemable preferred shares	—	—	—	—	(61,808)	—	(39,087)	(100,895)
Deemed dividend due to extinguishment of preferred shares	—	—	—	—	—	—	(13,415)	(13,415)
Repurchase of common shares	—	—	(2,892,803)	(36,600)	—	—	(17,780)	(54,380)
Retirement of treasury stock	(6,586,212)	(2)	6,586,212	36,600	—	—	(36,598)	—
Foreign currency translation adjustments	—	—	—	—	—	(90,337)	—	(90,337)
Vesting of Founders’ restricted shares	—	—	13,138,854	9	—	—	—	9

Balance as of December 31, 2020	58,164,043	38	(26,277,709)	(19)	—	(83,256)	(2,037,451)	(2,120,688)

(1)	Ordinary shares include Class A ordinary shares and Class B ordinary shares. Please refer to Note 9 for more details.
(2)	“Founders” refers to Mr. Jian Luo and Mr. Zebing Shan.

The accompanying notes are an integral part of the consolidated financial statements.

SPARK EDUCATION LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the Years Ended December 31,
	2019	2020	2020
	RMB	RMB	US$
			Note 2(e)
Cash flows from operating activities:
Net loss	(771,123)	(951,695)	(145,257)
Adjustments to reconcile net loss to net cash (used in)/ provided by operating activities
Depreciation and amortization	30,887	52,124	7,956
Share-based compensation	56,756	46,810	7,145
Provision for expected credit losses	—	222	34
Gain on disposal of property and equipment	(39)	(78)	(12)
Unrealized foreign exchange losses	1,430	3,920	598
Changes in operating assets and liabilities:
Inventories, net	(916)	(9,228)	(1,408)
Prepaid expenses and other current assets	(22,818)	(67,809)	(10,350)
Operating lease right-of-use assets, net	(85,656)	4,614	704
Other non-current assets	(8,001)	(10,677)	(1,630)
Deferred revenues	367,512	805,826	122,993
Accounts payable	3,351	29,974	4,575
Operating lease liabilities	80,243	(7,879)	(1,203)
Taxes payable	6,608	15,654	2,389
Accrued expenses and other current liabilities	112,767	292,581	44,657

Net cash (used in) /provided by operating activities	(228,999)	204,359	31,191

Cash flows from investing activities:
Purchase of property and equipment	(69,076)	(37,475)	(5,720)
Purchases of intangible assets	—	(2,838)	(433)
Purchases of short-term investments	(17,518)	(152,076)	(23,211)
Proceeds from maturities of short-term investments	7,030	128,549	19,620
Purchases of time deposits	—	(320,000)	(48,842)
Proceeds from maturities of time deposits	—	170,000	25,947

Net cash used in investing activities	(79,564)	(213,840)	(32,638)

Cash flows from financing activities:
Repurchase of ordinary shares	(77,658)	(54,380)	(8,300)
Repurchase of Series B convertible redeemable preferred shares	—	(15,649)	(2,389)
Proceeds from issuance of Series D convertible redeemable preferred shares	529,609	—	—
Proceeds from issuance of Series D+ convertible redeemable preferred shares	—	140,804	21,491
Proceeds from issuance of Series E-1 convertible redeemable preferred shares	—	894,831	136,578
Proceeds from issuance of Series E-2 convertible redeemable preferred shares	—	611,346	93,310
Payment of convertible redeemable preferred shares issuance costs	(7,879)	(15,533)	(2,371)
Proceeds from issuance of ordinary shares	43,316	—	—
Principal payments on finance leases	(11,588)	(18,474)	(2,820)

Net cash provided by financing activities	475,800	1,542,945	235,499

Effect of exchange rate changes on cash and cash equivalents	26,726	(113,320)	(17,296)
Net increase in cash and cash equivalents	193,963	1,420,144	216,756
Cash and cash equivalents at beginning of year	312,182	506,145	77,253

Cash and cash equivalents at end of year	506,145	1,926,289	294,009

Supplemental disclosures of cash flow information:
Cash paid for interest expenses	806	900	137
Supplemental schedule of non-cash investing and financing activities:
Finance lease obligations	29,346	16,640	2,540

The accompanying notes are an integral part of the consolidated financial statements.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

1. Principal activities and reorganization

(a) Principal activities

Spark Education Limited (the “Company”), was incorporated under the laws of the Cayman Islands on July 18, 2016 under its original name “Wan Duoduo Limited”. The Company, its subsidiaries, its consolidated variable interest entity (“VIE”) and the VIE’s subsidiaries (collectively the “Group”) are primarily engaged in providing education services in the People’s Republic of China (the “PRC”).

As of December 31, 2020, the Company’s major subsidiaries and consolidated VIE are as follows:

Name(1)	Place and year of incorporation	Percentage of direct or indirect economic ownership	Principal activities
Major Subsidiaries:
Spark Education (Hongkong) Limited	Hong Kong, PRC July 29, 2016	100%	Investment holding
Beijing Spark Education and Technology Co., Ltd. (“Beijing Spark Education”)	Beijing, PRC, December 12, 2016	100%	Technical support and consulting services
Chengdu Spark Education and Technology Co., Ltd.	Chengdu, PRC, June 30, 2020	100%	Education consulting and technical services
Chengdu Juli Education Consulting Co., Ltd.	Chengdu, PRC, October 12, 2020	100%	Education consulting services
Tianjin Spark Education and Technology Co., Ltd.	Tianjin, PRC, February 29, 2020	100%	Education consulting services

VIE:
Beijing Xingengyuan Technology Ltd. (“Xingengyuan”)	Beijing, PRC, June 28, 2016	100%	Education services

(1)	The English names are for identification purposes only (except Spark Education (Hongkong) Limited).

(b) Reorganization

Starting from June 2016, the Group’s business was carried out under Xingengyuan. On January 3, 2017, the Company through its wholly owned subsidiary Beijing Spark Education located in the PRC entered into a series of contractual agreements with Xingengyuan and its shareholders (the “Reorganization”). Through the contractual agreements, the Company has (1) the power to direct the activities that most significantly affect the economic performance of Xingengyuan, and (2) the right to receive the economic benefits of the VIE that could potentially be significant to the VIE. Accordingly, the Company is considered as the primary beneficiary of Xingengyuan. As the shareholdings in the Company and Xingengyuan had the same ownership structure immediately before and after the Reorganization, the transaction was determined to be a recapitalization without economic substance, and was accounted for in a manner similar to a common control transaction. Therefore, the accompanying consolidated financial statements of the Company include the assets, liabilities, revenue, expenses and cash flows of Xingengyuan for all the periods presented and are prepared on a carryover basis as if the corporate structure of the Group after the Reorganization had been in existence throughout the periods presented.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

1. Principal activities and reorganization (Continued)

(b) Reorganization (Continued)

Since that Reorganization, the Company has amended the agreements as the nominee shareholders were adjusted, but other terms have not been substantially changed. As of December 31, 2020, the nominee shareholders of Xingengyuan are Mr. Jian Luo and Mr. Zebing Shan, the Founders of the Company.

(c) VIE arrangements

(i) Summary of the VIE contractual arrangements

Powers of Attorney

Pursuant to the powers of attorney executed by the nominee shareholders of Xingengyuan, each of them irrevocably authorized the Company’s wholly owned subsidiary Beijing Spark Education to act on their respective behalf as exclusive agent and attorney, to the extent permitted by law, with respect to all rights of shareholders concerning all the equity interests held by each of them in Xingengyuan, including but not limited to the right to attend shareholder meetings, exercise all the shareholder’s rights (including but not limited to voting rights and the right to sell, transfer, pledge or dispose of their equity interests held in part or in whole) and to designate and appoint on their respective behalf the president, directors, supervisors, general managers and other senior management members of Xingengyuan.

Exclusive Purchase Option Agreements

Under the exclusive purchase option agreements entered into by Beijing Spark Education, Xingengyuan and each of the nominee shareholders, each of them granted Beijing Spark Education an exclusive and irrevocable option to purchase, or designate a third party to purchase, all or a portion of his respective equity interest in Xingengyuan at the higher amount of RMB0.01 and the lowest price permissible by the then-applicable PRC laws. In addition, without Beijing Spark Education’s prior written consent, the shareholders of Xingengyuan shall not, individually or collectively, make or procure Xingengyuan to engage in any transaction or conduct that has a material adverse effect on the assets, liabilities, operations, equity and other legal rights of Xingengyuan. Without Beijing Spark Education’s prior written consent, Xingengyuan shall not enter into any contract with a price exceeding RMB500, except for contracts in the ordinary course of business. Xingengyuan shall not be dissolved or liquidated without prior written consent by Beijing Spark Education, unless otherwise provided by PRC laws or regulations. Each exclusive purchase option agreement shall remain in effect until all the equity interests in Xingengyuan have been acquired by Beijing Spark Education or its designee.

Exclusive Business Cooperation Agreement

Beijing Spark Education and Xingengyuan entered into an exclusive business cooperation agreement on January 3, 2017.

Pursuant to the exclusive business cooperation agreement, Beijing Spark Education has the exclusive right to provide or designate any third-party to provide, among other things, management consultancy services, software licensing services, technological support and other services to Xingengyuan. In exchange, Xingengyuan pays monthly management fees and service fees to Beijing

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

1. Principal activities and reorganization (Continued)

(c) VIE arrangements (Continued)

(i) Summary of the VIE contractual arrangements (Continued)

Spark Education at an amount determined by Beijing Spark Education and Xingengyuan based on certain factors as specified in the exclusive business cooperation agreement. Without the prior written consent of Beijing Spark Education, Xingengyuan cannot accept similar services provided by, or establish a similar cooperation relationship with, any third-party. Beijing Spark Education has the exclusive ownership of all intellectual property rights created as a result of the performance of this agreement unless otherwise provided by PRC laws or regulations, which remain effective whether or not the agreement is amended or terminated.

The exclusive business cooperation agreement was effective from January 3, 2017 and will continue to be effective unless it is terminated. Beijing Spark Education may terminate the agreement unilaterally if Xingengyuan materially breaches any provisions under the agreement, whereas under no circumstances can Xingengyuan terminate the agreement unless otherwise provided by PRC laws or regulations.

Equity Pledge Agreements

Each of the nominee shareholders entered into an equity pledge agreement with Beijing Spark Education and Xingengyuan. Under such equity pledge agreements, each of them pledged his respective equity interest in Xingengyuan to Beijing Spark Education to secure his and Xingengyuan’s obligations under the exclusive business cooperation agreement, exclusive purchase option agreement, spousal consent letter and power of attorney. Each of the nominee shareholders further agreed to not transfer or pledge his respective equity interest in Xingengyuan without the prior written consent of Beijing Spark Education. Each of the equity pledge agreements will remain binding until the respective pledger and Xingengyuan discharge all their obligations under the above-mentioned agreements.

Spousal Consent Letters

Pursuant to the spousal consent letters executed by the spouses of each of the nominee shareholders, the signing spouses unconditionally and irrevocably agreed that the equity interest in Xingengyuan held by and registered in the name of their spouses be disposed of in accordance with the equity pledge agreements, the exclusive purchase option agreements and the powers of attorney described above, and that their spouses may perform, amend or terminate such agreements without their additional consent.

(ii) Risks in relation to the VIE structure

The Company believes that the contractual arrangements with the VIE and VIE’s shareholders are in compliance with existing PRC laws and regulations and are legally enforceable. However, the contractual arrangements are subject to risks and uncertainties, including:

The VIE and VIE’s shareholders may have or develop interests that conflict with the Group’s interests, which may lead them to pursue opportunities in violation of the aforementioned contractual

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

1. Principal activities and reorganization (Continued)

(c) VIE arrangements (Continued)

(ii) Risks in relation to the VIE structure (Continued)

agreements. If the Company cannot resolve any conflicts of interest or disputes between the Group and the shareholders of the VIE, the Company would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

The VIE and VIE’s shareholders could fail to obtain the proper operating licenses or fail to comply with other regulatory requirements. As a result, the PRC government could impose fines, new requirements or other penalties on the VIE or the Group, mandate a change in ownership structure or operations for the VIE or the Group, restrict the VIE or the Group’s use of financing sources or otherwise restrict the VIE or the Group’s ability to conduct business.

The PRC government may declare the aforementioned contractual arrangements invalid. They may modify the relevant regulations, have a different interpretation of such regulations, or otherwise determine that the Group or the VIE have failed to comply with the legal obligations required to effectuate such contractual arrangements.

If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government may restrict or prohibit the Group’s business and operations in China.

The Group’s ability to conduct its business may be negatively affected if the PRC government were to carry out any of the aforementioned actions. As a result, the Company may not be able to consolidate the VIE and its subsidiaries in the consolidated financial statements as the Company may lose the ability to exert effective control over the VIE and its shareholders, and the Company may lose the ability to receive economic benefits from the VIE.

The Group’s operations and businesses rely on the operations and businesses of its VIE and VIE subsidiaries, which hold certain recognized and unrecognized revenue-producing assets. The recognized revenue-producing assets include a domain name acquired, which is recognized as an intangible asset. Unrecognized revenue-producing assets held by the VIE and its subsidiaries include certain licenses for the provision of content over the Internet, patents, trademarks, copyrights and domain names. The VIE and its subsidiaries also have an assembled workforce, focused primarily on research and development, whose costs are expensed as incurred. The Group’s operations and businesses may be adversely impacted if the Group loses the ability to use assets held by its VIE and VIE subsidiaries.

In accordance with the VIE contractual agreements, the Company has the power to direct the activities of the VIE and can have assets transferred out of the VIE. Therefore, the Company considers that there are no assets in the VIE that can be used only to settle obligations of the VIE, except for the registered capital of the VIE amounting to approximately RMB7,309 and RMB8,309 as of December 31, 2019 and 2020, respectively. As the VIE is incorporated as a limited liability company under the PRC Company Law, creditors do not have recourse to the general credit of the Company for the liabilities of the VIE. There is currently no contractual arrangement that would require the Company

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

1. Principal activities and reorganization (Continued)

(c) VIE arrangements (Continued)

(ii) Risks in relation to the VIE structure (Continued)

to provide additional financial support to the VIE. As the Group is conducting certain businesses in the PRC through the VIE, the Company may provide additional financial support on a discretionary basis in the future, which could expose the Company to further losses.

The following financial information of Xingengyuan, the Company’s VIE, and its subsidiaries after the elimination of inter-company transactions and balances as of December 31, 2019 and 2020 and for the years ended December 31, 2019 and 2020 was included in the accompanying consolidated financial statements:

	As of December 31,
	2019	2020
	RMB	RMB
Assets
Cash and cash equivalents	99,272	129,875
Inventories, net	1,342	10,202
Prepaid expenses and other current assets	34,438	88,378
Amounts due from inter-company entities*	62,654	667,152

Total current assets	197,706	895,607

Time deposits	—	50,000
Property and equipment, net	8,077	9,643
Operating lease right-of-use assets, net	34,515	37,083
Intangible assets, net	524	1,974
Other non-current assets	3,151	6,557

Total non-current assets	46,267	105,257

Total assets	243,973	1,000,864

Liabilities
Accounts payable	2,898	33,421
Deferred revenues	410,930	1,216,756
Operating lease liabilities due within one year	16,786	21,372
Accrued expenses and other current liabilities	51,422	180,602
Taxes payable	5,568	12,126
Amounts due to inter-company entities*	8,067	80,327

Total current liabilities	495,671	1,544,604

Operating lease liabilities	13,319	9,879

Total non-current liabilities	13,319	9,879

Total liabilities	508,990	1,554,483

*	All inter-company balances have been eliminated upon consolidation.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

1. Principal activities and reorganization (Continued)

(c) VIE arrangements (Continued)

(ii) Risks in relation to the VIE structure (Continued)

	For the year ended December 31,
	2019	2020
	RMB	RMB
Net revenues*	201,144	1,208,413
Net loss**	(190,389)	(302,595)

*

Net revenues of the VIE for the years ended December 31, 2019 and 2020 include RMB5,732 and RMB34,953 net revenues from inter-company entities, respectively, which have been eliminated upon consolidation.

**

Net loss of the VIE for the years ended December 31, 2019 and 2020 include RMB162,405 and RMB829,509 net loss resulted from transactions with inter-company entities, respectively, which have been eliminated upon consolidation.

	For the year ended December 31,
	2019	2020
	RMB	RMB
Net cash provided by operating activities	100,863	88,726
Net cash used in investing activities	(7,208)	(58,123)

Net increase in cash and cash equivalents	93,655	30,603

Liquidity

The Group incurred a net loss of RMB771,123 and RMB951,695 for the years ended December 31, 2019 and 2020, respectively. Accumulated deficit was RMB978,876 and RMB2,037,451 as of December 31, 2019 and 2020, respectively. As of December 31, 2019 and 2020, the Group was in a net current liability position of RMB113,551 and a net current asset position of RMB271,087, respectively. The Group assesses its liquidity by its ability to generate cash from operating activities.

The Group’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenues while enhancing the efficiency of operations, as well as generating operational cash flows and continuing to gain support from outside sources of financing. Based on the aforementioned considerations, the management is of the opinion that the Group has sufficient funds for sustainable operations and there is no substantial doubt about the Group’s ability to continue as going concern within one year after the consolidated financial statements are issued. The Group’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies

(a) Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and on a going concern basis. Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

(b) Principles of consolidation

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of the board of directors, or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity’s economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

All inter-company balances and transactions within the Group have been eliminated upon consolidation.

(c) Use of estimates

The preparation of the Group’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the balance sheet date and reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes.

Significant accounting estimates include, but are not limited to, the standalone selling price for each distinct performance obligation, the fair value of promotion services received from parents, impairment of long-lived assets, the valuation allowance of deferred tax assets, determination of the fair value of ordinary shares and convertible redeemable preferred shares, as well as the valuation and recognition of share-based compensation expenses. Actual results could differ from those estimates and such differences may be material to the consolidated financial statements.

(d) Functional currency and foreign currency translation

The Group uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company and its subsidiary incorporated in Hong Kong is United States dollars (“US$” or “USD”). The functional currency of the PRC entities in the Group is RMB.

In the consolidated financial statements, the financial information of the Company has been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(d) Functional currency and foreign currency translation (Continued)

losses are translated using the average rate for the period. Translation adjustments are reported as foreign currency translation adjustments and are shown as a component of other comprehensive income/(loss) in the consolidated statements of operations and comprehensive loss.

Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Net gains and losses resulting from foreign exchange transactions are included in others, net in the consolidated statements of operations and comprehensive loss.

(e) Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of operations and comprehensive loss and consolidated statements of cash flows from RMB into USD as of and for the year ended December 31, 2020 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.5518 representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 31, 2021. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into USD at that rate on March 31, 2021, or at any other rate.

(f) Fair value measurements

Fair value reflects the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The Group applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation techniques are observable or unobservable. The hierarchy is as follows:

Level 1—Valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

Level 2—Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level 2 valuation techniques.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(f) Fair value measurements (Continued)

Level 3—Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect the Group’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Accounting guidance also describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

(g) Cash and cash equivalents

The Group considers all highly liquid investments, which are unrestricted as to withdrawal or use, with original maturities of three months or less as cash equivalents. As of December 31, 2019 and 2020, the Group had total balances of RMB8,697 and RMB25,807, respectively, held in accounts managed by WeChat Pay, Alipay and UnionPay from the collection of tuition fees, which have been classified as cash and cash equivalents on the consolidated balance sheets.

(h) Time deposits

Time deposits in non-current assets represent demand deposits placed with banks with original maturities of more than one year. Interest earned is recorded as interest income in the consolidated statements of operations and comprehensive loss during the periods.

(i) Short-term investments

Short-term investments are investments in financial instruments with variable interest rates. These financial instruments have original maturity dates within 12 months. In accordance with ASC 825, Financial Instruments, the Group elected to adopt the fair value option at the date of initial recognition and carried these investments at fair value. Changes in the fair value are reflected in the consolidated statements of operations and comprehensive loss as interest income.

(j) Expected credit losses

In 2016, the FASB issued ASC Topic 326, which amends previously issued guidance regarding the impairment of financial instruments by creating an impairment model that is based on expected losses. The Group early adopted this guidance on January 1, 2019, and the adoption did not have a material impact on its consolidated financial statements.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(j) Expected credit losses (Continued)

The Group’s other receivables classified as prepaid expenses and other current assets and other non-current assets are within the scope of ASC Topic 326. The Group has identified the relevant risk characteristics of its other receivables which include aging, size, nature of the receivables, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the historical credit loss experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. Additionally, external data and macroeconomic factors are also considered.

No significant allowance was made for other receivables for the years ended December 31, 2019 and December 31, 2020.

(k) Inventories, net

Inventories, net, consisting of learning kits used in the delivery of online courses, are stated at the lower of cost and net realizable value. Cost of inventory is determined using the first-in-first-out cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged goods. Write downs are recorded in cost of revenues in the consolidated statements of operations and comprehensive loss.

(l) Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range as follows:

Servers, office and other equipment	3 years
Finance leased computers	The shorter of the useful life or term of the lease
Leasehold improvements	The shorter of the useful life or term of the lease

Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of operations and comprehensive loss.

(m) Intangible assets, net

Intangible assets are carried at cost, less accumulated amortization and impairment, if any. Amortization of finite-lived intangible assets is computed using the straight-line method over the estimated useful lives, which is as follows:

Useful lives
Software licenses	5 years

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(n) Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will affect the future use of the assets) indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment charge was recognized for the years ended December 31, 2019 and 2020.

(o) Leases

The Group accounts for leases in accordance with ASC 842, Leases (“ASC 842”), which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. The Group adopted ASC 842 on January 1, 2019, along with all subsequent ASU clarifications and improvements that are applicable to the Group, to each lease that existed in the periods presented in the financial statements, using the modified retrospective transition method and used the commencement date of the leases as the date of initial application. Consequently, financial information and the disclosures required under ASC 842 are provided for dates and periods presented in the consolidated financial statements. The Company elected not to apply the recognition requirements of ASC 842 for short-term leases. The Company also elected not to separate non-lease components from lease components, therefore, it will account for a lease component and the non-lease components as a single lease component when there is only one vendor in the lease contract.

The Group recognized lease liabilities at the present value of the future lease payments at the lease commencement date. Right-of-use assets are recognized as the amount of lease prepayments and the lease liabilities, adjusted for lease incentives received. Because most of the Group’s leases do not provide an implicit rate of return, the Group uses the Group’s incremental borrowing rate based on the information available at adoption date or lease commencement date in determining the present value of lease payments.

The Group includes operating leases and finance leases related to substantially all the Group’s lease arrangements in the consolidated balance sheets. Operating leases are primarily for offices and are included in operating lease right-of-use assets, net, operating lease liabilities due within one year and operating lease liabilities. Finance lease are primarily for computers and are included in property and equipment, net, finance lease liabilities due within one year and finance lease liabilities. For operating leases, the lease cost is recognized on a straight-line basis over the lease term. For finance cost, the lease cost is recognized as depreciation and interest; depreciation on a straight-line basis over the lease term and interest using the effective interest method.

(p) Revenue recognition

The Group adopted ASC 606 “Revenue from Contracts with Customers” for all periods presented. According to ASC 606, revenues from contracts with customers are recognized when control of the

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(p) Revenue recognition (Continued)

promised goods or services is transferred to the Group’s customers, for an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services.

The Group mainly provides online education services in two formats: online small-class courses and AI-enhanced courses to students.

The Group is responsible for course design, teacher sourcing and training, development and maintenance of its online platform and systems, and is the party primarily responsible for fulfilling the promise to provide services to customers, and it has full discretion in establishing the prices for the services provided to customers. Therefore, the Group is the principal for providing the online education services to the customers and recognizes revenue on a gross basis.

Online small-class courses

The Group started offering online small-class courses in March 2018. Customers purchase online small-class courses by subscribing to prepaid packages directly from the Group or through authorized distribution agents. Each course package contains a fixed number of course units, which are consumed when the student takes course sessions. Tuition fees are generally collected in advance and are initially recorded as deferred revenues. The online small-class courses packages typically contain between 20 to 60 course units that students can consume to take course sessions, delivered by a teacher online and live. Students are assigned to a class based on their age and ability, and will stay with the same group of fellow students and teacher throughout the course. Each class has a pre-determined time schedule, usually two sessions every week. The students can take courses on personal computers, tablets or mobile devices, and interact with teachers and with each other during the courses. Each course session is a separately identifiable performance obligation as customers can benefit from each session on its own.

Starting from July 2019, students were given unlimited access to view recordings of completed sessions (“the playback function”) on the Group’s mobile apps. The recorded content cannot be downloaded but there is no limit on the number of times it can be viewed. No other interactions or activities are provided during the playback period. The playback function is not featured prominently in the Group’s marketing materials, and from a customer’s perspective they focus more on the interaction during live courses rather than the playback function. Based on historical data, only a very small portion of recorded sessions were replayed by customers. Given the limited prominence and usage of this function over the eighteen-month period since this function was launched, the Group concluded that the playback function is an immaterial promise in the context of the contract.

Upon the successful purchase of online small-class course packages, customers are rewarded with a certain number of free course units or Spark Coins, the latter which can be redeemed for course units, branded merchandise, or cash vouchers for third-party e-commerce platforms. Spark Coins provide a material right to the customer and give rise to a separate performance obligation.

The transaction price for an online small-class course package is allocated to each performance obligation at the contract inception based on the standalone selling price of each performance obligation. The standalone selling price of Spark Coins is not directly observable. When estimating the

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(p) Revenue recognition (Continued)

standalone selling price of the Spark Coins, the Group considers the standalone selling price of the services and goods that can be redeemed using the Spark Coins, and the likelihood that the Spark Coins will be redeemed.

Revenues generated from providing online small-class course services are recognized proportionately as each course session is delivered.

When Spark Coins are redeemed for online small-class course units, revenue is recognized when the course units are consumed and related course sessions are delivered. If Spark Coins are redeemed for branded merchandise such as school bags and toys sold on the Group’s mobile apps, the Group concluded that it is the principal in the arrangement and revenue is recognized when the products are delivered to the student. If Spark Coins are redeemed for cash vouchers for third-party e-commerce platforms, the Group concluded that it is the agent in the arrangement. Therefore, the Group recognizes revenue for the net fee retained in exchange for cash vouchers for third-party e-commerce platforms, when the customer obtains a code for the virtual cash voucher, and the Group transfers the obligation to the third party e-commerce platforms, and no longer has a stand-ready obligation in the arrangement.

Students can also earn free online small-class course units or Spark Coins by completing tasks such as submitting homework and assessments on time and participating in research activities. These free online small-class course units and Spark Coins are accounted for as contract modifications. The modification is not a separate contract, but the remaining sessions in the packages are distinct from the sessions taken or Spark Coins redeemed and consumed before the modification. Therefore, this contract modification is effectively treated as the termination of the original contract and the creation of a new contract. The unrecognized transaction price from the original contract is allocated to the remaining performance obligations after the modification, including any unsatisfied performance obligations from the original contract.

AI-enhanced courses

In July 2019, the Group introduced AI-enhanced course packages. Students can access AI-enhanced courses on personal computers, tablets or mobile devices through the student app developed by the Group. Each AI-enhanced course is unlocked according to a pre-determined schedule, twice a week in 2019 and four times a week in 2020. Each session is a separately identifiable performance obligation as students can benefit from each session on its own.

Customers purchase AI-enhanced courses by subscribing to prepaid packages directly from the Group or through authorized distribution agents. Tuition fees for AI-enhanced courses are generally collected in advance and are initially recorded as deferred revenues.

Students can access the pre-recorded courses for an unlimited number of times within a 3-year period starting from the date the course is unlocked. The Group considers the average length of period from the date a course is unlocked until the date a course is last visited, to arrive at the best estimates for the length of the period during which the students are receiving the Group’s online education services through AI-enhanced courses (the “learning period”). The Group recognizes revenue from each course of the AI-enhanced course packages ratably over the estimated average learning period.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(p) Revenue recognition (Continued)

Course materials

The Group also provides students with course materials, i.e. physical learning kits for both online small-class courses and AI-enhanced courses. These learning kits are delivered to students prior to the start of online small-class courses or before the first session is unlocked, and are used during the courses to enhance the learning experience. The learning kits are not considered a distinct performance obligation as students cannot benefit from the learning kits on their own. Instead, the costs of learning kits are considered a cost to fulfil the online small-class courses services and AI-enhanced courses, and therefore are capitalized and recognized as an asset in prepaid expenses and other current assets, and amortized in a pattern consistent with the pattern of the transfer of the online small-class courses services and AI-enhanced courses services.

The balance and movement of the Group’s contract fulfilment costs for the periods presented are as follows:

	As of December 31, 2018	Addition	Amortization	As of December 31, 2019	Addition	Amortization	As of December 31, 2020
Deferred cost for learning kits	—	30,789	(23,912)	6,877	87,827	(75,159)	19,545

Promotion incentives

In order to encourage parents to promote the Group’s course packages, customers can also earn free course units or Spark Coins by sharing posters that recommend the Group’s online courses on certain social media platforms (the “promotion program”) and can earn free online small-class course units by successfully referring new customers for online small-class courses (the “referral program”). A substantial majority of the Spark Coins are redeemed for online small-class course units provided by the Group. The Group determined that the exchange of Spark Coins/free online small-class course units in return for the customers posting on certain social media platforms and new customer referrals is a nonmonetary exchange of the Group’s services for a distinct and substantive promotion service from the customers. Accordingly, the Group recognizes sales and marketing expenses and deferred revenues upon the sharing of the posters or successful referrals. Revenues are recognized using the same pattern as stated in the online small-class courses section.

Revenue from such exchange is measured based on the value of the promotion service provided by the customers. The Group considered the amount that the customer could have redeemed the Spark Coins they received as part of the exchange for cash vouchers to be the most appropriate value of the promotion service from the customer. This effective cash-out value is similar to the cash amount that the Group is willing to pay for the promotion service. The Group also made reference to other similar promotion services where applicable. Where free online small-class course units were provided for referrals then they were valued on the same basis as if the equivalent number of Spark Coins needed for one online small-class course unit had been rewarded instead.

The values attributed to promotion services received from parents in exchange for Spark Coins and online small-class course units are RMB61,194 and RMB142,859 for the years ended

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(p) Revenue recognition (Continued)

December 31, 2019 and 2020, respectively, which are recorded as sales and marketing expenses. The Group recorded the same amounts as additions to deferred revenues in the same period. The Group recognized revenue of RMB17,284 and RMB65,648 as a result of the nonmonetary transaction described above for the years ended December 31, 2019 and 2020 respectively.

Practical expedients

The Group has used the following practical expedients as allowed under ASC 606:

(i)

The effect of a significant financing component has not been adjusted for in contracts where the Group expects, at contract inception date, that the period between when the Group transfers a promised good or service to the customer and when the customer pays for that good or service will be one year or less.

(ii)

The Group elected to expense the incremental costs of obtaining a contract with a customer as incurred when the expected amortization period is one year or less. There are no incremental costs of obtaining a contract with a customer with expected amortization period over 1 year that require capitalization.

(iii)

The Group also elected to exclude from the measurement of the transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by the Group from a customer.

Contract liability

Contract liability is related to the payments received by the Group in advance from customers representing the Group’s obligations to transfer goods or services to customers. Contract prices are generally collected in advance and recorded as deferred revenues. For online small-class courses and AI-enhanced courses, the Group offers customers a full and unconditional refund within the first three course sessions and first eight course sessions, respectively. After the expiration of such full refund period, customers can still receive a pro-rata unconditional refund for the sessions that have not been used. The contract liability does not include any amount that may be refunded in the future if a customer withdraws from any remaining undelivered lessons. Refund liability is estimated based on historical refund data and the length of the remaining period for which customers are eligible for a refund for each contract still unfulfilled at the end of each reporting period. Given the Group provides customers with the option to redeem Spark Coins for cash vouchers to be used on third-party e-commerce platforms, of which the Group is not the principal, contract liability does not include amounts that may be used to redeem the cash vouchers on the third-party e-commerce platforms in the future. Cash voucher liability is estimated based on the historical redemption ratio.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(p) Revenue recognition (Continued)

The following table provides information about the Group’s contract liabilities arising from contracts with customers. The increase in contract liabilities primarily resulted from the Group’s organic business growth.

	As of December 31,
	2019	2020
	RMB	RMB
Contract liability	379,188	1,112,091
Future output VAT associated with contract liability	22,751	66,726
Refund liability	8,536	35,530
Cash voucher liability	455	2,409

Deferred revenues	410,930	1,216,756

The additions to the contract liability balance were primarily due to cash and noncash consideration received in advance of delivering performance obligations, while the reductions to the contract liability balance were primarily due to the recognition of revenues upon fulfillment of performance obligations.

The opening balance of contract liability as of January 1, 2019 was RMB39,296. RMB28,302 of revenue recognized in the year ended December 31, 2019 was included in the contract liability balance as of January 1, 2019. RMB365,682 of revenue recognized in year ended December 31, 2020 was included in the contract liability balance as of January 1, 2020. No revenue was recognized for the years ended December 31, 2019 and 2020 from performance obligations satisfied (or partially satisfied) in previous periods.

As of December 31, 2019 and 2020, the aggregate amount of the transaction price allocated to unsatisfied performance obligations is RMB379,188 and RMB1,112,091. The Group expects to recognize substantially all this balance as revenue over the next 12 months, and the remainder thereafter.

Revenue Disaggregation

The following table presents the Group’s net revenues disaggregated by revenue sources:

	For the Year Ended December 31,
	2019	2020
	RMB	RMB
Online small-class courses	193,863	1,123,243
AI-enhanced courses and others	1,549	51,116

Total net revenues	195,412	1,174,359

(q) Cost of revenues

Cost of revenues mainly consists of salaries, welfare and service fees for teachers and tutors, course materials, bandwidth costs, warehousing and other direct costs of providing these services.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(r) Sales and marketing expenses

Sales and marketing expenses mainly consist of (i) marketing and promotional expenses, including the cost of branding activities, the promotion program and the referral program, and (ii) salaries and benefits, office rental expenses, depreciation and amortization of property and equipment related to the Group’s sales and marketing team. The Group expenses all advertising costs as incurred. For the years ended December 31, 2019 and 2020, advertising expenses were RMB71,201 and RMB386,059, respectively.

(s) Research and development expenses

Research and development expenses primarily consist of (i) salaries and benefits for research and development personnel, and (ii) office rental, general expenses and depreciation expenses associated with the research and development activities. The Group’s research and development activities primarily consist of the development and enhancement of the Group’s pedagogy, products, applications and platforms.

For internal use software, the Group expenses all costs incurred for the preliminary project stage and post implementation-operation stage of development, and costs associated with the repair or maintenance of the existing platforms. The amount of the Group’s research and development expenses that qualify to be capitalized during the periods presented was immaterial, and as a result all development costs incurred for development of internal used software have been expensed as incurred.

(t) Share-based compensation

The Group grants options to its employees with service conditions attached. Such compensation is classified as equity awards and measured at the grant date based on the fair value of the awards, which is in accordance with ASC 718, Compensation-Stock Compensation.

Options granted to employees with service condition periods only are classified as equity awards and are measured at the grant date based on the fair value of the awards. The compensation expense is recognized using the straight-line method over the requisite service period, and the Group elects to account for forfeitures when they occur. The share-based compensation expenses have been categorized as either cost of revenues, sales and marketing expenses, research and development expenses or general and administrative expenses depending on the nature of the role performed by grantees.

The Group adopts the binomial option pricing model to determine the fair value of stock options. The determination of the fair value is affected by the share price as well as assumptions regarding a number of complex and subjective variables, including the expected share price volatility, actual and projected employee share option exercise behavior, risk-free interest rates and expected dividends. The fair value of the ordinary shares is assessed using the income approach/discounted cash flow method, with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(t) Share-based compensation (Continued)

Restricted shares

On January 3, 2017, in Series A Preferred Shares financing, Founders entered into Share Restriction Agreements (“SRA”) with the Company. According to the agreements, all the shares then held by them became restricted and would be vested in periods of 48 months, with vesting commencement date on June 28, 2016. In the event the Founders ceases to be a full-time employee of the Group entities for any reason, the related founder shall sell to the Company, and the Company shall repurchase from the founder, all of the restricted shares (not vested shares) at a price of US$0.0001 per share. These escrowed share arrangements are considered compensatory and equivalent to a reverse stock split followed by the grant of restricted stocks. Accordingly, the Company recognizes compensation cost based on the fair value of the shares at the grant date and recognize that cost over the requisite service period. The unvested restricted shares are deemed as treasury stocks.

On June 13, 2018, in Series B+ Preferred Shares financing, another SRA was entered into among the same parties with the same term and condition, except for the effective date, the effective date was changed to November 1, 2017. Upon the modification, the Company would recognize the unrecognized compensation cost over modified requisite service period. Other than the shares treated as modification, the remaining shares that are subject to restriction as of Jun 13, 2018, were treated as new grants.

On July 30, 2019, in Series D Preferred Shares financing, another SRA was entered into among the same parties with the same term and condition, except for the vesting schedule. The vesting schedule was changed to 25% of the Restricted Shares be vested on effective date, that is July 30, 2019, and 75% in equal annual installments over the three (3)-year period after the effectively date. On April 14, 2020, the vesting condition of Mr. Jian Luo is changed as 9,923,687 vested on July 30, 2019 and the remaining in equal annual installments over the three (3)-year period after July 30, 2019. The modification on July 30, 2019 and April 14, 2020 are treated in the same way as the modification on June 13, 2018.

(u) Employee social security and welfare benefits

Full-time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and the VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. Employee social security and welfare benefits included as expenses in the consolidated statements of operations and comprehensive loss amounted to RMB168,572 and RMB239,379 for the years ended December 31, 2019 and 2020, respectively. The total balances of employee welfare benefits, including the accruals for estimated underpaid amounts, were approximately RMB91,917 and RMB192,761 as of December 31, 2019 and 2020 respectively.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(v) Taxation

Income taxes

Current income taxes are provided based on income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are provided using the liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of operations and comprehensive loss in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all the deferred tax assets will not be realized.

Uncertain tax positions

In order to assess uncertain tax positions, the Group applies a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not, that the position will be sustained, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Group recognizes interest and penalties, if any, under accrued expenses and other current liabilities on its consolidated balance sheets and under other expenses in its consolidated statements of operations and comprehensive loss. The Group did not have any significant unrecognized uncertain tax positions as of December 31, 2019 and 2020 nor did the Group recognize any related interest and penalties.

(w) Net loss per share

Net loss per share is computed in accordance with ASC 260, “Earnings per Share”. In the event the Group has net income available for distribution, net income is allocated between ordinary shares and other participating securities based on their participating rights. Net losses are not allocated to other participating securities as they are not obligated to share the losses based on their contractual terms. Basic net loss per share is computed by dividing the net loss attributable to ordinary shareholders, after considering the accretion of convertible redeemable preferred shares to redemption value and deemed dividends due to extinguishment of preferred shares, by the weighted average number of ordinary shares outstanding during the year. Diluted net loss per share is computed using the weighted average number of ordinary shares and potential ordinary shares outstanding during the period under the treasury stock method. Potential ordinary shares include options to purchase ordinary shares and preferred shares, unless they were anti-dilutive. The computation of diluted net loss per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect (i.e. an increase in earnings per share or a decrease in loss per share) on the net loss per share.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(x) Comprehensive loss

Comprehensive loss is defined to include all changes in equity/(deficit) of the Group during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Comprehensive loss includes net loss and foreign currency translation adjustments of the Group.

(y) Segment reporting

Operating segments are defined as components of an enterprise engaging in businesses activities for which separate financial information is available that is regularly evaluated by the Group’s chief operating decision maker in deciding how to allocate resources and assess performance. The Group’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results including revenue, gross profit and operating profit at a consolidated level only. The Group does not distinguish between markets for the purpose of making decisions about resources allocation and performance assessment. Hence, the Group has only one operating segment. The Group operates business mainly on the internet, so it also has overseas customers. For the years ended December 31, 2019 and 2020, total net revenues generated from China were RMB195,208 and RMB1,126,521, and total net revenues generated from overseas were RMB204 and RMB47,838, respectively.

(z) Government subsidy

As part of the Chinese government’s effort to ease the burden of businesses affected by the coronavirus (COVID-19), the Ministry of Human Resources and Social Security, the Ministry of Finance and the State Taxation Administration temporarily reduced and exempted employer obligations for social security contributions from February 2020. The impact of the coronavirus policies on welfare expenses was RMB46,015 for the year ended December 31, 2020, reducing the welfare expenses in the cost of revenues, sales and marketing expenses, research and development expenses and general and administrative expenses.

In addition, the Ministry of Finance and the State Taxation Administration jointly announced on February 6, 2020 that paying output value-added tax (“VAT”) related to specific consumer services could be waived, effective from January 2020. Companies with eligible revenues can voluntarily elect to take advantage of this policy, which is valid until March 31, 2021. In connection with this election, the allowable offset of input VAT is suspended, reducing the benefit to the Group to the net amount that it would ordinarily remit to the authorities. The favorable impact of this relief policy was nil and RMB11,120, for the years ended December 31, 2019 and 2020, respectively. And it has been recognized as a government subsidy in other income in the consolidated statements of operations and comprehensive loss.

On September 30, 2019, Ministry of Finance and the State Taxation Administration announced that from October 1, 2019 to December 31, 2021, a taxpayer engaging in the provision of consumer services is allowed to credit the amount of input VAT deductible in the current period plus 15% thereof against the amount of taxes payable. The impact of the policy of additional value-added tax credit for the income generated by consumer services provided by enterprises was RMB808 and RMB5,673 for

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(z) Government subsidy (Continued)

the years ended December 31, 2019 and 2020 respectively. And it has been recognized as a government subsidy in other income in the consolidated statements of operations and comprehensive loss.

(aa) Recently adopted accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments”. The guidance replaced the incurred loss impairment methodology with an expected credit loss model for which an entity recognizes an allowance based on the estimate of expected credit losses. For public companies, the amendments were effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal year. Early adoption is permitted. The Group early adopted this guidance on January 1, 2019, and the adoption did not have a material impact on its consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting to simplify the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. Under the guidance, the measurement of equity-classified nonemployee awards will be fixed at the grant date, which may lower cost and reduce volatility in the income statement. The guidance was effective for public business entities in annual periods beginning after December 15, 2018, and interim periods within those years. The Group adopted such pronouncement on January 1, 2019. The adoption did not have a material impact to the Group’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which was effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted from the date of issuance. The Group elected to early adopt this guidance on January 1, 2019, and the adoption did not have a material impact on its consolidated financial statements.

(ab) Recently issued accounting pronouncements not yet adopted

In December 2019, the FASB issued ASU No. 2019-12-Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The guidance eliminates certain exceptions related to the approach for intra-period tax allocations, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes and enacted changes in tax laws or rates, and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. For public business entities, the

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(ab) Recently issued accounting pronouncements not yet adopted (Continued)

amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The impact of this standard to the Group’s consolidated financial statements is immaterial.

3. Concentration and Risks

(a) Credit and concentration risk

Financial instruments that potentially expose the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, short-term investments and time deposits. As of December 31, 2019 and 2020, substantially all the Group’s cash and cash equivalents, short-term investments and time deposits were held in major financial institutions located in Mainland China and Hong Kong, which management considered to be of high credit quality.

(b) Major customers and suppliers

There were no customers whose revenues individually represented greater than 10% of the net revenues of the Group for the years ended December 31, 2019 and 2020.

Also, there were no suppliers that individually represented greater than 10% of the cost of revenues of the Group for the years ended December 31, 2019 and 2020.

(c) Concentration of foreign currency risks

For the years ended December 31, 2019 and 2020, most of the Group’s revenues were received in RMB. As of December 31, 2019 and 2020, the Group’s cash and cash equivalents, short-term investments and time deposits balances denominated in RMB were RMB142,644 and RMB566,359 respectively, accounting for 28% and 27% of the Group’s total cash and cash equivalents, short-term investments and time deposits balances.

RMB is not freely convertible into foreign currencies. The value of the RMB is affected by changes in central government policies and international economic and political developments. In PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by companies in China must be processed through the PBOC or other PRC foreign exchange regulatory bodies and requires certain supporting documentation in order to affect the remittance.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

4. Prepaid expenses and other current assets

	As of December 31,
	2019	2020
	RMB	RMB
Prepayments for value-added tax	18,736	25,916
Deferred cost of learning kits	6,877	19,545
Receivables from third-party payment platforms	3,893	29,883
Prepayments for promotion fees	196	21,938
Deposits	1,447	4,622
Others	17,251	14,087

Total	48,400	115,991

5. Property and Equipment, Net

	As of December 31,
	2019	2020
	RMB	RMB
Leasehold improvements	74,883	101,946
Finance leased computers	34,217	38,168
Servers, office and other equipment	4,463	6,457

Total	113,563	146,571
Less: accumulated depreciation	(31,396)	(64,615)

Net book value	82,167	81,956

Depreciation expenses recognized for the years ended December 31, 2019 and 2020 were RMB30,712 and RMB 51,782, respectively.

6. Taxation

(a) Value-added tax (“VAT”)

The Group’s services are subject to VAT at the rate of 3% for small-scale-VAT-payer entities or at the rate of 6% for general-VAT-payer entities in accordance with relevant PRC tax rules.

(b) Income tax

Composition of income tax

The Group did not have any current or deferred income tax expense for the years ended December 31, 2019 and 2020.

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. Additionally, upon payments of dividends by the Company in the Cayman Islands to their shareholders, no Cayman Islands withholding tax will be imposed. No provision for income taxes in Cayman Islands has been made as the Company had no taxable income for the years ended December 31, 2019 and 2020.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

6. Taxation (Continued)

(b) Income tax (Continued)

Hong Kong

The subsidiary incorporated in Hong Kong was subject to Hong Kong profits tax at a rate of 16.5% for taxable income earned in Hong Kong before April 1, 2018. Starting from the financial year commencing on April 1, 2018, the two-tiered profits tax regime took effect, under which the tax rate is 8.25% for assessable profits on the first HK$2 million and 16.5% for any assessable profits in excess of HK$2 million. Payments of dividends to its shareholders are not subject to withholding tax in Hong Kong. No provision for Hong Kong profits tax was made as the Group had no estimated assessable profit that was subject to Hong Kong profits tax for the years ended December 31, 2019 and 2020.

PRC

Under the PRC Enterprise Income Tax Law (“EIT Law”), the standard enterprise income tax rate is 25%. Entities qualifying as High and New Technology Enterprises (“HNTE”) qualify for a preferential tax rate of 15% subject to a requirement that they re-apply for HNTE status every three years.

Xingengyuan initially qualified as a HNTE in 2018, and is subject to a preferential tax rate of 15% from 2018 to 2021. As of December 31, 2020, Xingengyuan was in an accumulative loss position.

All other PRC incorporated entities of the Group were subject to a 25% income tax rate for all the periods presented and were in an accumulative loss position.

According to relevant laws and regulations promulgated by the State Administration of Tax of the PRC effective from 2008 onwards, enterprises engaging in R&D activities are entitled to claim 175% of their qualified research and development expenses so incurred as tax deductible expenses when determining their assessable profits for the year (‘Super Deduction’). The additional deduction of 75% of qualified research and development expenses can only be claimed directly in the annual EIT filing and subject to the approval from the relevant tax authorities.

The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law merely define the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, the Group does not believe that it is likely that its entities registered outside of the PRC should be considered as resident enterprises for PRC tax purposes. However, due to limited guidance and implementation history of the EIT Law, there is uncertainty as to the application of the EIT Law. Should the Company be treated as a resident enterprise for PRC tax purposes, the Company will be subject to PRC income tax on worldwide income at a uniform tax rate of 25%.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

6. Taxation (Continued)

(b) Income tax (Continued)

The following table presents a reconciliation of the differences between the statutory income tax rate and the Group’s effective income tax rate for the years ended December 31, 2019 and 2020:

	For the Year Ended December 31,
	2019	2020
	%	%
Statutory income tax rate	25%	25%
Permanent differences	(1%)	1%
Effect of preferential tax treatments	(2%)	(3%)
Effect on tax rates in different tax jurisdictions	(2%)	(1%)
Change in valuation allowance	(20%)	(22%)

Effective income tax rate	—	—

(c) Deferred tax assets

The following table presents the tax impact of net operating tax losses and significant temporary differences that give rise to the deferred tax assets and valuation allowance as of December 31, 2019 and 2020:

	As of December 31,
	2019	2020
	RMB	RMB
Deferred tax assets
Net operating tax losses carried forward	176,971	371,822
Advertising and promotion expenses in excess of deduction limits	3,798	15,846
Expense accruals	6,585	17,458
Less: valuation allowance	(187,354)	(405,126)

Total deferred tax assets, net	—	—

The following table sets forth the movement of the valuation allowances for deferred tax assets for the periods presented:

	For the Year Ended December 31,
	2019	2020
	RMB	RMB
Balance as of January 1,	30,437	187,354
Change of valuation allowance	156,917	217,772

Balance as of December 31,	187,354	405,126

The tax losses of the Group expire over different time intervals depending on the local jurisdiction. Certain entity’s expiration periods for tax losses have been extended from five years to ten years in

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

6. Taxation (Continued)

(c) Deferred tax assets (Continued)

2020 due to new tax legislation. As of December 31, 2020, certain entities of the Group had net operating tax losses carried forward, which if not utilized, will expire as follows:

RMB
Loss expiring in 2021	—
Loss expiring in 2022	11,588
Loss expiring in 2023	64,942
Loss expiring in 2024	520,410
Loss expiring in 2025 and thereafter	1,034,188

1,631,128

(d) Withholding income tax

The EIT Law imposes a withholding income tax of 10% on dividends distributed by a foreign-invested enterprise (“FIE”) to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Such withholding income tax was exempted under the previous EIT Law, which was effective before January 1, 2008. The Cayman Islands, where the Company is incorporated, does not have such a tax treaty with China. According to the arrangement between Mainland China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by a FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate that may be lowered to 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). The State Administration of Taxation (“SAT”) further promulgated Circular 601 on October 27, 2009, which provides that tax treaty benefits will be denied to “conduit” or shell companies without business substance and that a beneficial ownership analysis will be used based on a “substance-over-form” principle to determine whether or not to grant the tax treaty benefits.

As of December 31, 2019, and 2020, the Group did not record any withholding income tax as the PRC entities were still in an accumulated deficit position.

7. Taxes Payable

The following is a summary of taxes payable as of December 31, 2019 and 2020:

	As of December 31,
	2019	2020
	RMB	RMB
Withholding individual income taxes for employees	16,869	27,257
VAT payable	513	5,055
Others	—	724

Total	17,382	33,036

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

8. Accrued expenses and other current liabilities

	As of December 31,
	2019	2020
	RMB	RMB
Salary, welfare and service fees payable	167,325	353,465
Accrued marketing expenses	6,111	75,169
Accrued professional fees	1,345	6,158
Accrued administrative expenses	3,717	9,648
Others	2,350	8,372

Total	180,848	452,812

9. Ordinary Shares

The Company was incorporated in the Cayman Islands on July 18, 2016. Upon its incorporation, 64,420,000 ordinary shares were issued at a par value of US$0.0001 per share, including 56,045,400 ordinary shares issued to the Founders, and 8,374,600 ordinary shares issued to 6 angel investors. In January 2017, 5,218,984 ordinary shares were issued and held by one of Founders, which were reserved for the future exercise of 5,218,984 options granted to certain employees of the Group.

In May 2018, the Company repurchased 1,334,703 ordinary shares from one of the Founders for cash consideration of RMB2,859. Concurrently, the Company issued Series B Preferred Shares to one of the Series B Preferred Share subscribers for the same consideration of RMB2,859. This transaction was effectively a transfer between the founder and the Series B Preferred Share subscriber for which the Company did not receive any proceeds. The difference between the fair value and par value of the ordinary shares, which was RMB1,010, was allocated to the accumulated deficit; and the difference between the repurchase price and the fair value of the ordinary shares, which was RMB1,858, was accounted for as a compensation expense to the founder.

In July 2019, the Company repurchased 7,374,470 ordinary shares from the Founders for cash consideration of RMB73,571, including RMB16,509 for 1,525,575 ordinary shares held by one of the Founders and reserved for the future exercise of vested options. Concurrently, the Company issued 3,554,026 Series D Preferred Shares to Series D Preferred Share subscribers for cash consideration of RMB40,719 and issued 3,820,444 ordinary shares to ordinary share subscribers for cash consideration of RMB32,839. This was effectively a transfer between the Founders and either the Series D Preferred Shares subscribers or the new ordinary share subscribers, for which the Company did not receive any proceeds. When accounting for the repurchase, the difference between the fair value and par value of the ordinary shares, which was RMB19,872, was allocated to the accumulated deficit; and the difference between the repurchase consideration and the fair value of the ordinary shares, which was RMB32,214, was accounted for as a compensation expense to the Founders.

In July 2019, the Company also repurchased 1,206,081 ordinary shares from two shareholders, for total consideration of RMB10,367. Concurrently, the Company issued ordinary shares to unrelated shareholders, and received consideration of RMB10,367. This was effectively a transfer between the selling and buying ordinary shareholders for which the Company did not receive any proceeds. Neither the seller nor the buyer were officers or employees of the Company. When accounting for the repurchase, the difference between the repurchase price and the fair value of the ordinary shares,

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

9. Ordinary Shares (Continued)

which was RMB3,606, was accounted for as a deemed dividend and allocated to the accumulated deficit, and the difference between the issuance price and the fair value of the ordinary shares, which was RMB3,606, was recorded as additional paid-in capital.

In July 2020, the Company repurchased 2,892,803 ordinary shares from two ordinary shareholders, for total consideration of RMB54,309. Concurrently, the Company issued Series E-1 preferred shares to one of the Series E-1 preferred share subscribers and received consideration of RMB 54,309. This was effectively a transfer between the selling ordinary shareholders and the Series E-1 preferred shares subscribers for which the Company received no proceeds. Neither the selling ordinary shareholders nor the Series E-1 preferred shares subscribers were officers or employees of the Company. When accounting for the repurchase, the difference between the fair value and par value of the ordinary shares, which was RMB36,598, was allocated to the accumulated deficit; and the difference between the repurchase price and the fair value of the ordinary shares, which was RMB17,780, was accounted for as deemed dividend to the selling ordinary shareholders and allocated to the accumulated deficit.

Other transactions involving ordinary shares occurred amongst the ordinary shareholders, mainly 3,693,615 ordinary shares transferred from certain angel investors to one of the Founders in April 2018, and 2,147,036 ordinary shares transferred from one of the Founders to certain investors in March 2020, which did not impact the Group’s consolidated financial statements.

Concurrent with the issuance of Series E-1 convertible redeemable preferred shares in July 2020, the Company re-designated 50,408,381 ordinary shares held by the Founders as Class B ordinary shares. The 3,693,409 ordinary shares held by one of the Founders for future exercise of options granted to certain employees, and ordinary shares held by all other shareholders were re-designated into Class A ordinary shares. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for the conversion and voting rights. Each Class A Ordinary Share is entitled to one vote, and each Class B Ordinary Share is entitled to eight votes. Class B ordinary shares are convertible into Class A ordinary shares at any time, at the Class B ordinary shareholder’s sole discretion.

Concurrently with each round of preferred shares financing, the Founders entered into share restriction agreements (“SRAs”) with the Company and the preferred shares investors. According to the SRAs, certain ordinary shares held by the Founders by then became restricted and were to be vested over certain periods. Such arrangements were considered compensatory in nature and equivalent to a reverse stock split followed by the grant of restricted stock, the restricted ordinary shares are not considered outstanding from accounting perspective until they become vested. As of December 31, 2019 and 2020, 39,416,563 and 26,277,709 ordinary shares held by the Founders were still restricted and subject to future vesting. For details of the SRAs please see Note 11.

Also, as of December 31, 2019, one of the Founders still held 3,693,409 ordinary shares issued which were reserved for the future exercise of certain options granted to employees. These ordinary shares were not considered outstanding from an accounting perspective. In September 2020, these 3,693,409 ordinary shares were surrendered to the Company.

As of December 31, 2019, 337,883,319 ordinary shares were authorized, and 64,750,255 ordinary shares were issued, and 21,640,283 ordinary shares were outstanding.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

9. Ordinary Shares (Continued)

As of December 31, 2020, 505,181,536 Class A ordinary shares and 50,408,381 Class B ordinary shares were authorized, 7,755,662 Class A ordinary shares and 50,408,381 Class B ordinary shares were issued, and 7,755,662 Class A ordinary shares and 24,130,672 Class B ordinary shares were outstanding.

10. Convertible Redeemable Preferred Shares

The following table summarizes the issuances of convertible redeemable preferred shares up to December 31, 2020:

Series	Issuance Date	Shares Issued	Issue Price per Share	Aggregated issuance price
A	January 3, 2017	22,973,381	US$ 0.30	US$ 7,000
B	May 10, 2018	30,994,766	US$ 0.34	US$ 10,450
B+	June 13, 2018	33,367,574	US$ 0.45	US$ 15,000
C	November 12, 2018	29,167,458	US$ 1.03	US$ 30,000
D	July 30, 2019	45,613,502	US$ 1.66	US$ 75,915
D+	April 14, 2020	8,411,895	US$ 2.38	US$ 20,000
E-1	July 21, 2020	43,868,754	US$ 2.92	US$ 128,000
E-2	September 22, 2020	30,845,218	US$ 2.92	US$ 90,000

The key terms of the preferred shares are as follows:

Conversion Rights

Preferred shares of the Company are convertible to Class A ordinary shares at any time at the option of the holders, and would automatically be converted into Class A ordinary Shares: 1) upon a qualified IPO (“QIPO”); or 2) upon the written consent of the holders of a majority of the outstanding preferred shares of each class with respect to conversion of each class.

The initial conversion ratio of preferred shares to ordinary shares shall be 1:1, and shall be subject to adjustment and readjustment from time to time for share splits and combinations, ordinary share (on an as converted basis) dividends and distributions, reorganizations, mergers, consolidations, reclassifications, exchanges, substitutions, and dilutive issuance.

Redemption Rights

The Company shall redeem, at the option of any holder of outstanding preferred shares, all or any part of the outstanding preferred shares held by the requesting holder, upon the following redemption events: (i) the Company’s failure to complete a QIPO within five (5) years after the date of the Series E-1 preferred shares issuance closing , or (ii) any occurrence of a material breach or any material change of the relevant laws or the occurrence of any other factors, which has resulted or is likely to result in the Company’s inability to control and consolidate the financial statements of any of the PRC subsidiaries or VIE. Each preferred share shall be redeemable at the option of such preferred shareholder, out of funds legally available therefor by the Company.

The preferred shares’ redemption price shall be equal to the respective preferred shares’ issue price compounded with an interest rate of 6% per annum, plus all declared but unpaid dividends

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

10. Convertible Redeemable Preferred Shares (Continued)

Redemption Rights (Continued)

thereon up to the date of redemption, proportionally adjusted for any share splits, share dividends, share combinations, recapitalizations or the like.

Upon redemption, Series E-2 and Series E-1 Preferred Shares shall rank senior to Series D+ Preferred Shares, Series D+ Preferred Shares shall rank senior to Series D Preferred Shares, Series D Preferred Shares shall rank senior to Series C Preferred Shares, Series C Preferred Shares shall rank senior to Series B+ Preferred Shares, Series B+ Preferred Shares shall rank senior to Series B Preferred Shares, Series B Preferred Shares shall rank senior to Series A Preferred Shares.

Insufficient funds for redemption

If the Company’s assets or funds which are legally available on the date that any redemption payment is due are insufficient to pay in full all redemption payments, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption amounts due on such date on the preferred shares in proportion to the full amounts to which the holders to which such amounts due would otherwise be respectively entitled, and the Company shall execute and deliver to each holder a promissory note for the full amount of the redemption payment due but not paid to such holder.

Liquidation preference

Upon any deemed liquidation event, including as defined below, prior to and in preference to any distribution of any of the assets of the Company to the ordinary shareholders, the preferred shareholders shall be entitled to receive:

•

an amount equal to 100% of the relevant applicable original preferred share issue price (as adjusted), plus all dividends accrued but unpaid with respect thereto each series of preferred shares then held by such holder; and

•

if the assets of the Company available for distribution to shareholders shall be insufficient to pay the preferred shareholders, the preferred shareholders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

A ‘Deemed Liquidation Event’ shall be deemed to be any change of control event such as a liquidation, dissolution or winding up, merger and acquisition, reorganization of the Company, a sale, transfer, lease or other disposition of all or substantially all of the assets of any entities in the Group, or the exclusive, irrevocable licensing of all or substantially all of intellectual property of any entities in the Group to a third party.

Terms regarding the liquidation preference were modified during the issuance of Series E-1 preferred shares, whereby the calculation of the liquidation payment was changed from 120% of the original issuance price to 100%. All other liquidation preference terms remained unchanged.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

10. Convertible Redeemable Preferred Shares (Continued)

Dividend Rights

Shareholders of the preferred shares shall be entitled to receive, on an annual basis, preferential, non-cumulative dividends or distributions at the rate equal to six percent (6%) of the adjusted original preferred share issue price, payable in cash when and as such cash becomes legally available therefore; provided that such dividends or distributions shall be payable only when, as, and if declared by the Company’s Board of Directors.

After receiving the dividends pursuant to the above, the holders of the preferred shares shall also be entitled to participate pro rata in any dividends or distributions set out or paid in any fiscal year to the holders of ordinary shares on an as-converted basis.

Voting Rights

All holders of preferred shares shall be entitled to such number of votes as equals the whole number of ordinary shares into which such holder’s collective preferred shares are then held, on an as-if converted basis.

Ordinary shares were divided into Class A and Class B ordinary shares concurrently with the issuance of Series E-1 preferred shares. Holders of Class A and Class B ordinary shares shall have 1 vote and 8 votes, respectively, for each share they held. All preferred shares are convertible into Class A ordinary shares.

(1) Accounting for preferred shares

The Company has classified the preferred shares in the mezzanine equity of the consolidated balance sheets because they were redeemable at the holders’ option upon the occurrence of Deemed Liquidation Events and certain events outside the Company’s control. The issuance of the preferred shares is recognized at the respective issue price at the date of issuance, net of issuance costs.

When assessing the accounting for the embedded features, including the conversion features, redemption features and liquidation features of preferred shares, the Company first determined the host contract of the preferred shares is more akin to debt-like, given the preferred shareholders have potential creditors’ rights in the event that there are insufficient funds available upon redemption, along with other debt-like features including the redemption rights.

The equity-like conversion feature is considered not clearly and closely related to the debt host, but the conversion feature also does not meet the definition of a derivative instrument, since the contractual terms do not permit net settlement of the conversion features. Therefore, the conversion feature is not bifurcated and accounted for separately. For the redemption feature, as it would not result in any substantial premium or discount, nor would it accelerate the repayment of the contractual principal amount, it is assessed to be clearly and closely related to the debt host, and therefore shall not be bifurcated and accounted for separately. The liquidation preference, on the other hand, may result in a substantial premium and could accelerate the repayment of the principal upon occurrence of contingent redemption events. Hence, the liquidation preference is considered not clearly and closely related to the debt host and should be bifurcated and accounted for separately. The Company assessed the fair value of the derivative liability arising from the liquidation preference and concluded

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

10. Convertible Redeemable Preferred Shares (Continued)

(1) Accounting for preferred shares (Continued)

that the fair value of the bifurcated liquidation feature was insignificant initially and as of December 31, 2019 and 2020.

The Company also determined that the conversion prices were higher than the estimated fair values of the ordinary shares on the issuance dates of each series of preferred shares and as such that there was no beneficial conversion feature embedded in the issuance of the preferred shares.

The Company recognized accretion to the respective redemption value of the preferred shares over the period starting from issuance date to the fifth (5th) anniversary of Series E-1 preferred shares issuance date, which is July 21, 2025. using the effective interest method. The accretions are recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit. The Company recognized accretion of the preferred shares amounted to RMB40,788 and RMB100,895 for the year ended December 31, 2019 and 2020, respectively.

(2) Accounting for Modifications

As mentioned above, concurrently with the issuance of Series E-1 preferred shares, the liquidation payment calculation for all preferred shares issued prior to Series E-1 preferred shares was changed from 120% to 100% of the original issuance price of the respective preferred shares. The Company evaluated the change in accordance with its accounting policy and concluded that this is a modification, rather than an extinguishment of preferred shares, since the fair value before and after the modification is not substantially different. The modification of liquidation payment resulted in a value transfer from preferred shareholders to ordinary shareholders. This modification should be analogizing to the share-based payment model. Under that model, modifications that result in a decrease in the fair value of an equity-classified share-based payment award are not recognized. By analogizing to the share-based payment model, this modification, that result in a decrease in the fair value of preferred shares of RMB9,151, was not be recognized.

(3) Accounting for the Extinguishment of preferred shares related to a Series B Investor

In July 2020, concurrent with the issuance of Series E-1 preferred shares, the Company repurchased 832,465 Series B preferred shares from an investor for consideration of RMB15,629. The Company assessed and concluded that the reduction of shares is an extinguishment of mezzanine equity. A loss of RMB13,415, which was the difference between the repurchase price and the carrying value of preferred shares upon the repurchase date, was recorded in accumulated deficit.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

10. Convertible Redeemable Preferred Shares (Continued)

The Company’s preferred shares activities for the year ended December 31, 2019 and 2020 are summarized as below:

	Series A		Series B		Series B+		Series C		Series D		Series D+		Series E-1		Series E-2		Total
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
		RMB		RMB		RMB		RMB		RMB		RMB		RMB		RMB		RMB
Balance as of January 1, 2019	22,973,381	53,319	30,994,766	69,444	33,367,574	102,602	29,167,458	204,138	—	—	—	—	—	—	—	—	116,503,179	429,503
Issuance of Series D Preferred Shares	—	—	—	—	—	—	—	—	45,613,502	521,730	—	—	—	—	—	—	45,613,502	521,730
Accretion of preferred share redemption value	—	3,280	—	4,525	—	6,426	—	13,105	—	13,452	—	—	—	—	—	—	—	40,788

Balance as of December 31, 2019	22,973,381	56,599	30,994,766	73,969	33,367,574	109,028	29,167,458	217,243	45,613,502	535,182	—	—	—	—	—	—	162,116,681	992,021
Issuance of Series D+ Preferred Shares	—	—	—	—	—	—	—	—	—	—	8,411,895	138,758	—	—	—	—	8,411,895	138,758
Issuance of Series E-1 Preferred Shares	—	—	—	—	—	—	—	—	—	—	—	—	43,868,754	881,344	—	—	43,868,754	881,344
Issuance of Series E-2 Preferred Shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—	30,845,218	611,346	30,845,218	611,346
Accretion of preferred share redemption value	—	3,458	—	4,743	—	6,771	—	13,865	—	33,026	—	5,959	—	23,151	—	9,922	—	100,895
Repurchase of Series B	—	—	(832,465)	(2,050)	—	—	—	—	—	—	—	—	—	—	—	—	(832,465)	(2,050)

Balance as of December 31, 2020	22,973,381	60,057	30,162,301	76,662	33,367,574	115,799	29,167,458	231,108	45,613,502	568,208	8,411,895	144,717	43,868,754	904,495	30,845,218	621,268	244,410,083	2,722,314

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

11. Share-based Compensation

Share-based compensation expenses recognized during the years presented are as follows:

	For the Year Ended December 31,
	2019	2020
	RMB	RMB
Share-based compensation expenses
Related to Incentive Compensation Plan	6,561	23,841
Related to Founders’ Restricted shares	17,981	22,969
Related to repurchase of Founders’ ordinary shares and certain vested options of employees	32,214	—

Total	56,756	46,810

Table below shows the summary of share-based compensation expenses:

	For the Year Ended December 31,
	2019	2020
	RMB	RMB
Cost of revenues	774	1,873
Sales and marketing expenses	1,150	3,338
Research and development expenses	3,318	10,761
General and administrative expenses	51,514	30,838

Total	56,756	46,810

(a) Incentive Compensation Plan

2019 Incentive Compensation Plan

On November 14, 2019, the Group adopted the 2019 Incentive Compensation Plan (the “2019 Plan”), whereby the maximum aggregate number of ordinary shares that may be issued under the 2019 Plan is 29,183,325 Shares, 3,693,409 of which were issued to and held by one of the Founders, and 25,489,916 of which have been reserved for issuance in the future.

In September 2020, the 3,693,409 ordinary shares held by one of the Founders were surrendered to the Company and removed from the number of shares reserved for issuance under the 2019 Plan. Concurrently, the Company increased the number of the ordinary shares reserved from 25,489,916 to 32,861,206 with a new reservation of 7,371,290 ordinary shares for issuance under the 2019 Plan.

Any stock option granted under the 2019 Plan shall be subject to a four-year vesting schedule pursuant to which twenty-five percent of such option shall vest on the one year anniversary of the vesting commencement date, with the remaining seventy-five percent to vest in equal semi-annually installments over the next three years.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

11. Share-based Compensation (Continued)

(a) Incentive Compensation Plan (Continued)

The following table presents a summary of the Company’s options activities for the years ended December 31, 2019 and 2020:

	Number of options	Weighted average exercise price per share	Weighted average remaining contractual life	Weighted Average Fair value		Aggregate Intrinsic Value
		US$	Years	US$	RMB	US$	RMB
Outstanding as of January 1, 2019	14,271,367	0.0300	18.55	0.1192	0.8207	6,355	43,756
Granted	7,310,460	0.1584		0.5617	3.9388
Exercised	—	—		—	—
Forfeited	(303,104)	0.1049		0.1425	0.9991

Outstanding as of December 31, 2019	21,278,723	0.0730	18.19	0.2709	1.8996	16,794	117,773

Granted	14,405,053	0.2898		1.8817	12.3101
Exercised	—	—		—	—
Forfeited	(1,286,304)	0.6170		0.8203	5.3666

Outstanding as of December 31, 2020	34,397,472	0.1435	18.19	0.9249	6.0508	80,106	524,069

Vested and exercisable as of December 31, 2019	8,525,398	0.0191	16.26	0.0722	0.4726	20,915	146,673
Vested and exercisable as of December 31, 2020	13,723,329	0.0430	15.92	0.1834	1.2001	33,338	218,104

The Group recognizes share-based compensation expenses in its consolidated statements of operations and comprehensive loss based on awards ultimately expected to vest after considering actual forfeitures.

As of December 31, 2020, total unrecognized compensation expenses of the Group’s employees related to unvested awards were 179,873 and are expected to be recognized through the remaining vesting period of each grant. As of December 31, 2020, the weighted average remaining vesting period was 3.09 years.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

11. Share-based Compensation (Continued)

(a) Incentive Compensation Plan (Continued)

Valuation

The Company uses a binomial option pricing model to determine the fair value of the options. The fair value of each option granted for the years ended December 31, 2019 and 2020 is estimated on the date of grant using the following assumptions:

For the Year Ended December 31,
	2019	2020
Expected volatility	51.2%-53.0%	53.6%-58.0%
Expected dividends yield	—	—
Risk-free interest rate	1.9%-2.1%	0.6%-0.9%
Expected term (in years)	19.8-20.2	19.8-20.0
Exercise multiple	2.2-2.8	2.2-2.8
Fair value of underlying ordinary share (US$)	0.50-0.86	1.15-2.47
Expected forfeiture rate (post-vesting)	—	—

In order to determine the fair value of the Company’s ordinary shares, the Company first determined its equity value and then allocated the equity value to each element of its capital structure (preferred shares and ordinary shares) using the hybrid method, comprising of the probability-weighted expected return method and the option pricing method. In determining its equity value, the Company used the discounted cash flow (DCF) method of the income approach as the primary valuation approach, and to cross-check the reasonableness of results derived under the income approach by the market approach. The DCF analysis is performed using the projected cash flows developed by the Company based on its best estimates as of the valuation date. The determination of fair value requires complex and subjective judgments to be made regarding projected financial and operating results, unique business risks, the liquidity of shares and operating history and prospects at the time of valuation. The major assumptions are discount rate used in the DCF analysis and discount for lack of marketability (DLOM). The discount rates applied in the DCF analysis are based on the weighted average cost of capital (WACC) determined after considering factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systematic risk factors; while the DLOM was estimated based on the Finnery Average-Strike put options model. Under this option-pricing method, which assumed that the put option is struck at the average price of the stock before the privately held shares can be sold, the cost of the put option was considered as a basis to determine the DLOM.

The expected volatility at each option valuation date was estimated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable peer companies with a time horizon close to the expected expiry of the term of the options. The Company has never declared or paid any cash dividends on its capital stock, and the Company does not anticipate any dividend payments in the foreseeable future. Expected term is the contract life of the options. The Company estimated the risk-free interest rate based on the yield to maturity of U.S. treasury bonds denominated in USD at the option valuation date.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

11. Share-based Compensation (Continued)

(a) Incentive Compensation Plan (Continued)

Option Modifications

In December 2020, a portion of the share options granted under Incentive Option Plan were exercised early, and the resulting ordinary shares were transferred to trusts with the original option grantees as beneficiaries. The trusts will distribute the ordinary shares to those beneficiaries in installments based on the vesting requirements under the original option agreements. Although these trust arrangements caused a modification of the terms of these share options, the modification was not considered substantive. Accordingly, no incremental fair value related to these ordinary shares resulted from the modification, and the remaining share-based compensation expense for these ordinary shares continued to be recognized over the original remaining vesting period.

(b) Founders’ Restricted Shares

On January 3, 2017, as part of the Series A Preferred Shares financing, the Founders each entered into a share restriction agreement (collectively the “Share Restriction Agreements”, or “SRAs”) with the Company. According to the SRAs, 56,045,400 shares then held by founders became restricted (the “Restricted Shares”) and will be vested in equal installments over the 48-month period after June 28, 2016 (the “Effective Date”). In the event one or both of the Founders ceases to be a full-time employee of the Group entities for any reason, the related founder shall sell to the Company, and the Company shall repurchase from the founder, all of that founder’s restricted shares (that are not vested) at a price of US$0.0001 per share. These escrowed share arrangements are considered compensatory and equivalent to a reverse stock split followed by the grant of restricted stock. Accordingly, the Company recognizes compensation cost based on the fair value of the shares at the grant date and recognizes that cost over the requisite service period.

On June 13, 2018, as part of the Series B+ Preferred Shares financing, another SRA was entered into among the same parties with the same terms and conditions, except for the Effective date, which was changed to November 1, 2017. Upon the modification, 23 out of 48 installments (representing 26,855,085 shares) of the original award had vested, and 25 out of 48 installments (representing 29,190,315 shares) of the original award, were yet to vest. After the modification, 8,517,294 shares remained as vested and 49,887,018 shares were subject to further vesting. Therefore, the 29,190,315 shares to be vested were treated as a modification and 20,696,703 shares were treated as a new grant. Since the awards are classified as equity and the modification is probable to probable, and there was no modification of terms affecting the estimate of fair value, therefore, there is no incremental value resulting from the modification. Upon the modification, the Company recognized the unrecognized compensation cost over the modified requisite service period. Other than the shares treated as modification, the remaining 20,696,703 shares that were subject to restriction as of June 13, 2018, were treated as a new grant.

On July 30, 2019, as part of the Series D Preferred Shares financing, another SRA was entered into among the same parties with the same terms and conditions, except for the vesting schedule. The vesting schedule was changed to 25% of the Restricted Shares be vested on the Effective date, which was changed to July 30, 2019, and 75% would be vested in equal annual installments over the three (3)-year period after the Effective date.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

11. Share-based Compensation (Continued)

(b) Founders’ Restricted Shares (Continued)

On April 14, 2020, the vesting conditions of Mr. Jian Luo’s SRA were changed such that 9,923,687 shares were vested as at July 30, 2019 and the remaining were to vest in equal annual installments over the three (3)-year period starting from July 30, 2019.

All SRAs shall terminate upon the closing of a QIPO.

The modification on July 30, 2019 and April 14, 2020 are treated in the same manner as described above for the modification on June 13, 2018 being that the awards are classified as equity, the modification is probable to probable, and there was no modification of terms affecting the estimate of fair value.

Related share-based compensation expense of RMB17,981 and RMB22,969 were recorded for the year ended December 31, 2019 and 2020.

As of December 31, 2020, total unrecognized compensation expenses of the Restricted shares to founders, were RMB36,367 and are expected to be recognized through the remaining vesting period of each grant. As of December 31, 2020, the remaining vesting period was 1.5 years.

(c) Repurchase of Founders’ ordinary shares

Concurrently with the issuance of the Company’s Series B preferred shares and Series D preferred shares, the Company repurchased a certain number of the Founders’ ordinary shares, and ordinary shares held by one of Founders but reserved for future exercise of employees’ vested options. The excess of the repurchase consideration over the fair value of the ordinary shares was recorded as share-based compensation expenses. For details please see Note 9.

12. Net Loss per Share

Basic and diluted net loss per share have been calculated in accordance with ASC 260- “Earnings Per Share” for the years ended December 31, 2019 and 2020:

	For the Year Ended December 31,
	2019	2020
	RMB	RMB
Numerator:
Net loss	(771,123)	(951,695)
Accretion of convertible redeemable preferred shares to redemption value	(40,788)	(100,895)
Deemed dividends due to extinguishment of preferred shares	—	(13,415)

Net loss attributable to ordinary shareholders of the Company	(811,911)	(1,066,005)

Denominator:
Weighted average number of ordinary shares outstanding, basic	24,770,658	29,605,885
Weighted average number of ordinary shares outstanding, diluted	24,770,658	29,605,885
Net loss per share, basic	(32.78)	(36.01)
Net loss per share, diluted	(32.78)	(36.01)

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

12. Net Loss per Share (Continued)

Basic and diluted net loss per share are computed using the weighted average number of ordinary shares outstanding during the period, including 1,436,655 and 3,696,414 weighted average vested options with little consideration of exercise price for the year ended December 31, 2019 and December 31, 2020.

For the years ended December 31, 2019 and 2020, the Company had potential ordinary shares, including preferred shares, share options granted and restricted shares. The following ordinary share equivalents were excluded from the computation of diluted net loss per ordinary share for the periods presented because including them would have had an anti-dilutive effect:

	For the Year Ended December 31,
	2019	2020
Preferred shares—weighted average	135,748,328	196,080,160
Share options—weighted average	878,973	4,502,447
Restricted shares—weighted average	12,932,624	3,259,606

13. Financial Instruments

Recurring

The following table sets forth the financial instruments measured or disclosed at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2019 and 2020:

	Fair Value Measurements
	Total	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31, 2019
Short-term investments	10,472	—	10,472	—

Total	10,472	—	10,472	—

	Fair Value Measurements
	Total	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31, 2020
Short-term investments	32,637	—	32,637	—

Total	32,637	—	32,637	—

Non-Recurring

As of December 31, 2019 and 2020, the Group had no financial assets or financial liabilities that were measured at fair value on a non-recurring basis.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

13. Financial Instruments (Continued)

Assets and liabilities not measured at fair value but fair value disclosure is required

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, time deposits, other receivables, accounts payable, deferred revenues, accrued expenses and other current liabilities, finance lease liabilities of which the carrying values approximate their fair value.

14. Leases

Operating Leases

Leases are classified as operating leases or finance leases in accordance with ASC842. The Group has operating leases for office space and finance leases for office computers that the Group utilizes under lease arrangements. For operating leases with terms greater than 12 months, the Group records the related assets and lease liability at the present value of lease payments over the terms. Certain leases include rental escalation clauses, renewal options and/or termination options, which are factored into the Group’s determination of lease payments when appropriate.

The components of operating lease cost for the year ended December 31, 2019 and 2020 were as follows:

	For the Year Ended December 31,
	2019	2020
	RMB	RMB
Operating lease cost	39,483	55,376
Lease cost for leases with terms less than one year	197	618

Total lease cost	39,680	55,994

Supplemental cash flow information related to operating leases was as follows:

	For the Year Ended December 31,
	2019	2020
	RMB	RMB
Cash paid for amounts included in the measurement of operating lease liabilities	33,957	53,120
Right-of-use assets obtained in exchange for operating lease liabilities	109,973	62,249

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

14. Leases (Continued)

Operating Leases (Continued)

Maturities of operating lease liabilities are as follows:

As of December 31,
2020
RMB
2021	69,105
2022	29,403
2023	12,617
2024	581
2025 and thereafter	—

Total undiscounted lease payments	111,706
Less: imputed interest	6,519

Total lease liabilities	105,187

The following table provides a summary of the Group’s operating lease terms and discount rates:

	As of December 31,
	2019	2020
	RMB	RMB
Weighted average remaining lease term (years)	2.71	2.08
Weighted average discount rate (percentage)	4.75%	4.75%

Finance Leases

The components of finance lease cost for the year ended December 31, 2019 and 2020 were as follows:

	For the Year Ended December 31,
	2019	2020
	RMB	RMB
Depreciation of property and equipment	12,856	18,641
Interest on the lease liabilities arising from finance leases	926	825

Total lease cost	13,782	19,466

Supplemental cash flow information related to finance leases was as follows:

	For the Year Ended December 31,
	2019	2020
	RMB	RMB
Repayments of the principal portion of the lease liabilities	11,588	18,474
Interest on the lease liabilities	806	900

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

14. Leases (Continued)

Finance Leases (Continued)

Maturities of finance lease liabilities are as follows:

As of December 31,
2020
RMB
2021	13,758
2022	5,694
2023	11
2024	—
2025 and thereafter	—

Total undiscounted lease payments	19,463
Less: imputed interest	588

Total lease liabilities	18,875

The following table provides a summary of the Group’s finance lease terms and discount rates:

	As of December 31,
	2019	2020
	RMB	RMB
Weighted average remaining lease term(years)	1.38	1.33
Weighted average discount rate(percentage)	4.75%	4.75%

15. Related Party Transactions

Major transaction amounts with related parties were as follows:

	For the Year Ended December 31,
	2019	2020
	RMB	RMB
Repayment of amount owed by Mr. Jian Luo (a)	17,350	—

(a)

In 2018 Mr. Jian Luo acted as an intermediary for intra-group transactions between the Company, Beijing Spark Education and Xingengyuan. The cash flows in and out offset each other, and there was no personal benefit for Mr. Jian Luo. The outstanding balance of RMB17,350 was settled in early 2019. There were no further transactions or balances with related parties after this date.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

16. Commitments and Contingencies

(a) Commitments

Products and services purchase commitments

Purchase commitments mainly included minimum commitments for non-cancellable advertising service contracts and inventory purchase contracts. Purchase commitments as of December 31, 2020 were as follows

	Total	Less than One Year	Over One Year
	RMB	RMB	RMB
Purchase commitments	43,063	43,063	—

Total	43,063	43,063	—

Operating lease commitments

As of December 31, 2020, operating lease commitments contracted but not yet reflected in the consolidated financial statements amounted to RMB34, all of which will fall due within one year.

b) Litigation

From time to time, the Group is involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, management does not believe that the ultimate outcome of any unresolved matters, individually and in the aggregate, is reasonably possible to have a material adverse effect on the Group’s financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and the Group’s view of these matters may change in the future. The Group records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Group reviews the need for any such liability on a regular basis. The Group has not recorded any material liabilities in this regard as of December 31, 2019 and 2020.

17. Subsequent Events

In January, 2021, the Company issued 38,716,682 Series E-3 convertible redeemable preference shares with an issuance price of US$3.8756 per share for total cash consideration of US$150,000.

A Warrant was issued pursuant to the Series E-3 Share Subscription Agreement dated January 20, 2021 and entered into by the Company and one investor (the “Holder”). The Holder is entitled to purchase from the Company 2,567,667 Series E-3 shares of the Company with a par value of US$0.0001 per share (the “Warrant Shares”) for an exercise price of US$3.8756 and the aggregate purchase price of the Warrant Shares shall be US$10 million. In February 2021, the Holder exercised its right for all the Warrant Shares.

In March 2021, the Company adjusted the number of Class A Ordinary Shares reserved for future issuance under the 2019 Plan to 43,198,157 shares and to 48,557,859 shares upon the completion of a Qualified IPO prior to December 31, 2022.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

17. Subsequent Events (Continued)

The Group has performed an evaluation of subsequent events through April 6, 2021, which is the date the consolidated financial statements are available to be issued, no other material events or transactions needing recognition or disclosure were found.

18. Restricted Net Assets

Relevant PRC laws and regulations permit payments of dividends by the Group’s entities incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the Group’s entities in the PRC are required to annually appropriate 10% of their net after-tax income to the statutory general reserve fund prior to payment of any dividends, unless such reserve funds have reached 50% of their respective registered capital. As a result of these and other restrictions under PRC laws and regulations, the Company’s subsidiaries, the VIE and VIE’s subsidiaries incorporated in the PRC are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances, which restricted portion amounted to RMB178,139 as of December 31, 2020. Except for the above, there is no other restriction on the use of proceeds generated by the Company’s subsidiaries, the VIE and VIE’s subsidiaries to satisfy any obligations of the Company.

19. Parent Company Only Condensed Financial Information

The Company performed a test on the restricted net assets of its consolidated subsidiaries and VIE in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial information for the Company only.

The subsidiaries did not pay any dividend to the Company for the years presented. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted. The footnote disclosures contain supplemental information relating to the operations of the Company, as such, these statements are not the general-purpose financial statements of the reporting entity and should be read in conjunction with the notes to the consolidated financial statements of the Company.

The Company did not have significant capital and other commitments or guarantees as of December 31, 2020.

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

19. Parent Company Only Condensed Financial Information (Continued)

Condensed Balance Sheets

	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
			Note 2(e)
ASSETS
Cash and cash equivalents	33,133	760,530	116,079
Amounts due from inter-company entities	534,769	1,048,789	160,076

Total current assets	567,902	1,809,319	276,155

Total assets	567,902	1,809,319	276,155

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
LIABILITIES
Deficit of investments in subsidiaries and VIE	491,957	1,165,632	177,910
Amounts due to inter-company entities	32,146	30,615	4,673
Accrued expenses and other current liabilities	60	3,493	533
Taxes payable	8,503	7,953	1,214

Total current liabilities	532,666	1,207,693	184,330

Total liabilities	532,666	1,207,693	184,330

MEZZANINE EQUITY	992,021	2,722,314	415,505

SHAREHOLDERS’ DEFICIT
Ordinary shares	40	38	6
Treasury stock	(28)	(19)	(3)
Additional paid-in capital	14,998	—	—
Accumulated deficit	(978,876)	(2,037,451)	(310,976)
Accumulated other comprehensive income/(loss)	7,081	(83,256)	(12,707)

Total shareholders’ deficit	(956,785)	(2,120,688)	(323,680)

Total liabilities, mezzanine equity and shareholders’ deficit	567,902	1,809,319	276,155

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

19. Parent Company Only Condensed Financial Information (Continued)

Condensed Statements of Operations and Comprehensive Loss

	For the Year Ended December 31,
	2019	2020	2020
	RMB	RMB	US$
Operating expenses
General and administrative expenses	(50,195)	(26,754)	(4,083)

Total operating expenses	(50,195)	(26,754)	(4,083)

Loss from operations	(50,195)	(26,754)	(4,083)
Interest expenses and other expenses, net	(1)	—	—
Share of loss of subsidiaries and VIE	(720,927)	(924,941)	(141,174)

Loss before income tax expense	(771,123)	(951,695)	(145,257)
Income tax expense	—	—	—

Net loss	(771,123)	(951,695)	145,257)
Accretion of convertible redeemable preferred shares to redemption value	(40,788)	(100,895)	(15,400)
Deemed dividends due to extinguishment of preferred shares	—	(13,415)	(2,047)

Net loss attributable to ordinary shareholders of the Company	(811,911)	(1,066,005)	(162,704)

Net loss	(771,123)	(951,695)	(145,257)

Other comprehensive income/(loss):
Foreign currency translation adjustments	1,583	(90,337)	(13,788)

Total other comprehensive income/(loss)	1,583	(90,337)	(13,788)

Total comprehensive loss, net of tax	(769,540)	(1,042,032)	(159,045)
Accretion of convertible redeemable preferred shares to redemption value	(40,788)	(100,895)	(15,400)
Deemed dividends due to extinguishment of preferred shares	—	(13,415)	(2,047)

Total comprehensive loss attributable to ordinary shareholders of the Company	(810,328)	(1,156,342)	(176,492)

SPARK EDUCATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

19. Parent Company Only Condensed Financial Information (Continued)

Condensed Statements of Cash Flows

	For the Year Ended December 31,
	2019	2020	2020
	RMB	RMB	US$
Cash flows from operating activities:
Net cash provided by/(used in) operating activities	7,179	(103,369)	(15,777)

Cash flows from investing activities:
Capital injection to a subsidiary	(146,468)	(172,192)	(26,282)
Loan made to a subsidiary	(519,837)	(514,020)	(78,455)

Net cash used in investing activities	(666,305)	(686,212)	(104,737)

Cash flows from financing activities:
Repurchase of ordinary shares	(77,658)	(54,380)	(8,300)
Proceeds from issuance of ordinary shares	43,316	—	—
Proceeds from issuance of convertible redeemable preferred shares, net of issuance cost	521,730	1,631,448	249,008
Repurchase of Series B shares convertible redeemable preferred shares	—	(15,649)	(2,389)

Net cash provided by financing activities	487,388	1,561,419	238,319

Effects of exchange rate changes on cash and cash equivalents	1,438	(44,441)	(6,783)

Net (decrease)/increase in cash and cash equivalents	(170,300)	727,397	111,022

Cash and cash equivalents at beginning of the year	203,433	33,133	5,057

Cash and cash equivalents at end of the year	33,133	760,530	116,079

SPARK EDUCATION LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data)

	As of
	December 31,	March 31,
	2020	2021
	RMB	RMB	US$
			Note 2(e)
ASSETS
Current assets:
Cash and cash equivalents	1,926,289	2,542,140	388,006
Short-term investments	32,637	348,279	53,158
Inventories, net	11,633	14,432	2,203
Prepaid expenses and other current assets	115,991	113,087	17,261

Total current assets	2,086,550	3,017,938	460,628

Non-current assets:
Time deposits	150,000	170,000	25,947
Property and equipment, net	81,956	95,357	14,554
Operating lease right-of-use assets, net	116,826	115,515	17,631
Intangible assets, net	3,019	3,118	476
Other non-current assets	23,705	15,639	2,387

Total non-current assets	375,506	399,629	60,995

Total assets	2,462,056	3,417,567	521,623

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable (including amounts of the consolidated variable interest entity (“VIE”) without recourse to the primary beneficiary of RMB33,421 and RMB24,717 as of December 31, 2020 and March 31, 2021, respectively)	33,764	27,674	4,224
Deferred revenues (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB1,216,756 and RMB1,422,142 as of December 31, 2020 and March 31, 2021, respectively)	1,216,756	1,423,142	217,214
Operating lease liabilities due within one year (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB21,372 and RMB21,708 as of December 31, 2020 and March 31, 2021, respectively)	65,833	68,201	10,409
Finance lease liabilities due within one year	13,262	13,336	2,035
Accrued expenses and other current liabilities (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB180,602 and RMB176,577 as of December 31, 2020 and March 31, 2021, respectively)	452,812	507,144	77,406
Taxes payable (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB12,126 and RMB14,207 as of December 31, 2020 and March 31, 2021, respectively)	33,036	35,509	5,420

Total current liabilities	1,815,463	2,075,006	316,708

SPARK EDUCATION LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

(All amounts in thousands, except for share and per share data)

	As of
	December 31,	March 31,
	2020	2021
	RMB	RMB	US$
			Note 2(e)
Non-current liabilities:
Operating lease liabilities (including amounts of the consolidated VIE without recourse to the primary beneficiary of RMB9,879 and RMB10,122 as of December 31, 2020 and March 31, 2021, respectively)	39,354	38,722	5,910
Finance lease liabilities	5,613	5,943	907

Total non-current liabilities	44,967	44,665	6,817

Total liabilities	1,860,430	2,119,671	323,525

Commitments and contingencies (Note 13)
MEZZANINE EQUITY
Series A convertible redeemable preferred shares (US$0.0001 par value; 22,973,381 shares authorized, issued and outstanding with redemption value of US$11,520 as of December 31, 2020 and March 31, 2021; aggregated liquidation value of US$7,000 as December 31, 2020 and March 31, 2021)	60,057	60,922	9,298
Series B convertible redeemable preferred shares (US$0.0001 par value; 30,162,301 shares authorized, issued and outstanding with redemption value of US$15,468 as of December 31, 2020 and March 31, 2021; aggregated liquidation value of US$10,169 as December 31, 2020 and March 31, 2021)	76,662	77,830	11,879
Series B+ convertible redeemable preferred shares (US$0.0001 par value; 33,367,574 shares authorized, issued and outstanding with redemption value of US$22,694 as of December 31, 2020 and March 31, 2021; aggregated liquidation value of US$15,000 as December 31, 2020 and March 31, 2021)	115,799	117,491	17,933
Series C convertible redeemable preferred shares (US$0.0001 par value; 29,167,458 shares authorized, issued and outstanding with redemption value of US$44,306 as of December 31, 2020 and March 31, 2021; aggregated liquidation value of US$30,000 as December 31, 2020 and March 31, 2021)	231,108	234,587	35,805
Series D convertible redeemable preferred shares (US$0.0001 par value; 45,613,502 shares authorized, issued and outstanding with redemption value of US$107,530 as of December 31, 2020 and March 31, 2021; aggregated liquidation value of US$75,915 as December 31, 2020 and March 31, 2021)	568,208	576,481	87,988

SPARK EDUCATION LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

(All amounts in thousands, except for share and per share data)

	As of
	December 31,	March 31,
	2020	2021
	RMB	RMB	US$
			Note 2(e)
Series D+ convertible redeemable preferred shares (US$0.0001 par value; 8,411,895 shares authorized, issued and outstanding with redemption value of US$27,188 as of December 31, 2020 and March 31, 2021; aggregated liquidation value of US$20,000 as of December 31, 2020 and March 31, 2021)	144,717	146,817	22,409
Series E-1 convertible redeemable preferred shares (US$0.0001 par value; 43,868,754 shares authorized, issued and outstanding with redemption value of US$171,293 as of December 31, 2020 and March 31, 2021; aggregated liquidation value of US$128,000 as of December 31, 2020 and March 31, 2021)	904,495	917,766	140,078
Series E-2 convertible redeemable preferred shares (US$0.0001 par value; 30,845,218 shares authorized, issued and outstanding with redemption value of US$119,334 as of December 31, 2020 and March 31, 2021; aggregated liquidation value of US$90,000 as of December 31, 2020 and March 31, 2021)	621,268	630,165	96,182
Series E-3 convertible redeemable preferred shares (US$0.0001 par value; 41,284,349 shares authorized, issued and outstanding with redemption value of US$207,962 as of March 31, 2021; aggregated liquidation value of US$160,000 as of March 31, 2021)	—	1,038,687	158,535

Total mezzanine equity	2,722,314	3,800,746	580,107

SHAREHOLDERS’ DEFICIT
Class A ordinary shares (US$0.0001 par value; 505,181,536 and 463,897,187 shares authorized, 7,755,662 shares issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	5	5	1
Class B ordinary shares (US$0.0001 par value; 50,408,381 shares authorized and issued, 24,130,672 shares outstanding as of December 31, 2020 and March 31, 2021, respectively)	33	33	5
Treasury stock	(19)	(19)	(3)
Accumulated deficit	(2,037,451)	(2,443,630)	(372,970)
Accumulated other comprehensive loss	(83,256)	(59,239)	(9,042)

Total shareholders’ deficit	(2,120,688)	(2,502,850)	(382,009)

Total liabilities, mezzanine equity and shareholders’ deficit	2,462,056	3,417,567	521,623

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

SPARK EDUCATION LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except for share and per share data)

	For the Three Months Ended March 31,
	2020	2021	2021
	RMB	RMB	US$
			Note 2(e)
Net revenues	149,644	453,661	69,242
Cost of revenues	(150,340)	(284,509)	(43,425)

Gross (loss)/profit	(696)	169,152	25,817

Operating expenses:
Sales and marketing expenses	(112,940)	(342,552)	(52,284)
Research and development expenses	(69,083)	(143,533)	(21,907)
General and administrative expenses	(34,378)	(72,442)	(11,057)

Total operating expenses	(216,401)	(558,527)	(85,248)

Other income	7,154	11,530	1,760

Loss from operations	(209,943)	(377,845)	(57,671)
Interest income	1,246	3,259	499
Interest expenses	(241)	(187)	(29)
Others, net	(305)	1,064	162

Loss before income tax expense	(209,243)	(373,709)	(57,039)
Income tax expense	—	—	—

Net loss	(209,243)	(373,709)	(57,039)
Accretion of convertible redeemable preferred shares to redemption value	(15,858)	(51,929)	(7,925)

Net loss attributable to ordinary shareholders of Spark Education Limited	(225,101)	(425,638)	(64,964)

Weighted average number of ordinary shares used in computing net loss per share
Basic and diluted	24,475,239	37,153,734	37,153,734
Net loss per share attributable to ordinary shareholders
Basic and diluted	(9.20)	(11.46)	(1.75)
Net loss	(209,243)	(373,709)	(57,039)

Other comprehensive income
Foreign currency translation adjustments	2,678	24,017	3,665

Total other comprehensive income	2,678	24,017	3,665

Total comprehensive loss	(206,565)	(349,692)	(53,374)
Accretion of convertible redeemable preferred shares to redemption value	(15,858)	(51,929)	(7,925)

Comprehensive loss attributable to ordinary shareholders of Spark Education Limited	(222,423)	(401,621)	(61,299)

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

SPARK EDUCATION LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(Amounts in thousands, except for share data)

	Ordinary shares		Treasury stock		Additional paid-in capital	Accumulated other comprehensive income/(loss)	Accumulated deficit	Total shareholders’ deficit
	Shares	Amount	Shares	Amount
		RMB		RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2020	64,750,255	40	(43,109,972)	(28)	14,998	7,081	(978,876)	(956,785)
Net loss	—	—	—	—	—	—	(209,243)	(209,243)
Share-based compensation	—	—	—	—	9,105	—	—	9,105
Accretion of convertible redeemable preferred shares	—	—	—	—	(15,858)	—	—	(15,858)
Foreign currency translation adjustments	—	—	—	—	—	2,678	—	2,678

Balance as of March 31, 2020	64,750,255	40	(43,109,972)	(28)	8,245	9,759	(1,188,119)	(1,170,103)

Balance as of January 1, 2021	58,164,043	38	(26,277,709)	(19)	—	(83,256)	(2,037,451)	(2,120,688)
Net loss	—	—	—	—	—	—	(373,709)	(373,709)
Share-based compensation	—	—	—	—	19,459	—	—	19,459
Accretion of convertible redeemable preferred shares	—	—	—	—	(19,459)	—	(32,470)	(51,929)
Foreign currency translation adjustments	—	—	—	—	—	24,017	—	24,017

Balance as of March 31, 2021	58,164,043	38	(26,277,709)	(19)	—	(59,239)	(2,443,630)	(2,502,850)

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

SPARK EDUCATION LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the Three Months Ended March 31,
	2020	2021	2021
	RMB	RMB	US$
			Note 2(e)
Cash flows from operating activities:
Net loss	(209,243)	(373,709)	(57,039)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	12,361	15,367	2,345
Share-based compensation	9,105	19,459	2,970
Loss from disposal of property and equipment	23	133	20
Unrealized foreign exchange losses/(gains)	1,169	(1,635)	(250)
Changes in operating assets and liabilities:
Inventories, net	(5,724)	(2,799)	(427)
Prepaid expenses and other current assets	(15,344)	2,903	443
Operating lease right-of-use assets, net	12,411	1,311	200
Other non-current assets	1,959	3,735	570
Deferred revenues	149,222	206,386	31,501
Accounts payable	11,300	(6,090)	(930)
Operating lease liabilities	(8,808)	1,736	265
Taxes payable	2,320	2,473	377
Accrued expenses and other current liabilities	29,396	55,117	8,414

Net cash used in operating activities	(9,853)	(75,613)	(11,541)

Cash flows from investing activities:
Purchase of property and equipment	(737)	(18,583)	(2,836)
Purchases of intangible assets	(290)	(318)	(49)
Purchases of short-term investments	—	(452,444)	(69,056)
Proceeds from maturities of short-term investments	10,331	136,997	20,910
Purchases of time deposits	(30,000)	(20,000)	(3,053)

Net cash used in investing activities	(20,696)	(354,348)	(54,084)

Cash flows from financing activities:
Proceeds from issuance of Series E-3 convertible redeemable preferred shares	—	1,035,466	158,043
Payment of convertible redeemable preferred shares issuance costs	—	(8,962)	(1,368)
Principal payments on finance leases	(4,157)	(5,033)	(768)

Net cash (used in)/provided by financing activities	(4,157)	1,021,471	155,907

Effect of exchange rate changes on cash and cash equivalents	2,694	24,341	3,715
Net (decrease)/increase in cash and cash equivalents	(32,012)	615,851	93,997
Cash and cash equivalents at beginning of the period	506,145	1,926,289	294,009

Cash and cash equivalents at end of the period	474,133	2,542,140	388,006

Supplemental disclosures of cash flow information:
Cash paid for interest expenses	244	214	33
Supplemental schedule of non-cash investing and financing activities:
Finance lease obligations	1,039	5,977	912

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

1. Principal activities and reorganization

(a) Principal activities

Spark Education Limited (the “Company”), was incorporated under the laws of the Cayman Islands on July 18, 2016 under its original name “Wan Duoduo Limited”. The Company, its subsidiaries, its consolidated variable interest entity (“VIE”) and the VIE’s subsidiaries (collectively the “Group”) are primarily engaged in providing education services in the People’s Republic of China (the “PRC”).

As of March 31, 2021, the Company’s major subsidiaries and consolidated VIE are as follows:

Name(1)	Place and year of incorporation	Percentage of direct or indirect economic ownership	Principal activities
Major Subsidiaries:
Spark Education (Hongkong) Limited	Hong Kong, PRC July 29, 2016	100%	Investment holding
Beijing Spark Education and Technology Co., Ltd. (“Beijing Spark Education”)	Beijing, PRC, December 12, 2016	100%	Technical support and consulting services
Chengdu Spark Education and Technology Co., Ltd.	Chengdu, PRC, June 30, 2020	100%	Education consulting and technical services
Chengdu Juli Education Consulting Co., Ltd.	Chengdu, PRC, October 12, 2020	100%	Education consulting services
Tianjin Spark Education and Technology Co., Ltd.	Tianjin, PRC, February 29, 2020	100%	Education consulting services
Wuhan Spark Education and Technology Co., Ltd.	Wuhan, PRC, January 28, 2021	100%	Education consulting services
VIE:
Beijing Xingengyuan Technology Ltd. (“Xingengyuan”)	Beijing, PRC, June 28, 2016	100%	Education services

(1)	The English names are for identification purposes only (except Spark Education (Hongkong) Limited).

(b) Reorganization

Starting from June 2016, the Group’s business was carried out under Xingengyuan. On January 3, 2017, the Company through its wholly owned subsidiary Beijing Spark Education located in the PRC entered into a series of contractual agreements with Xingengyuan and its shareholders (the “Reorganization”). Through the contractual agreements, the Company has (1) the power to direct the activities that most significantly affect the economic performance of Xingengyuan, and (2) the right to receive the economic benefits of the VIE that could potentially be significant to the VIE. Accordingly, the Company is considered as the primary beneficiary of Xingengyuan. As the shareholdings in the Company and Xingengyuan had the same ownership structure immediately before and after the Reorganization, the transaction was determined to be a recapitalization without economic substance and was accounted for in a manner similar to a common control transaction. Therefore, the accompanying unaudited interim condensed consolidated financial statements of the Company include the assets, liabilities, revenue, expenses and cash flows of Xingengyuan for all the periods presented

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

1. Principal activities and reorganization (Continued)

(b) Reorganization (Continued)

and are prepared on a carryover basis as if the corporate structure of the Group after the Reorganization had been in existence throughout the periods presented.

Since that Reorganization, the Company has amended the agreements as the nominee shareholders were adjusted, but other terms have not been substantially changed. As of March 31, 2021, the nominee shareholders of Xingengyuan are Mr. Jian Luo and Mr. Zebing Shan, the Founders of the Company.

(c) VIE arrangements

(i) Summary of the VIE contractual arrangements

Powers of Attorney

Pursuant to the powers of attorney executed by the nominee shareholders of Xingengyuan, each of them irrevocably authorized the Company’s wholly owned subsidiary Beijing Spark Education to act on their respective behalf as exclusive agent and attorney, to the extent permitted by law, with respect to all rights of shareholders concerning all the equity interests held by each of them in Xingengyuan, including but not limited to the right to attend shareholder meetings, exercise all the shareholder’s rights (including but not limited to voting rights and the right to sell, transfer, pledge or dispose of their equity interests held in part or in whole) and to designate and appoint on their respective behalf the president, directors, supervisors, general managers and other senior management members of Xingengyuan.

Exclusive Purchase Option Agreements

Under the exclusive purchase option agreements entered into by Beijing Spark Education, Xingengyuan and each of the nominee shareholders, each of them granted Beijing Spark Education an exclusive and irrevocable option to purchase, or designate a third party to purchase, all or a portion of his respective equity interest in Xingengyuan at the higher amount of RMB0.01 and the lowest price permissible by the then-applicable PRC laws. In addition, without Beijing Spark Education’s prior written consent, the shareholders of Xingengyuan shall not, individually or collectively, make or procure Xingengyuan to engage in any transaction or conduct that has a material adverse effect on the assets, liabilities, operations, equity and other legal rights of Xingengyuan. Without Beijing Spark Education’s prior written consent, Xingengyuan shall not enter into any contract with a price exceeding RMB500, except for contracts in the ordinary course of business. Xingengyuan shall not be dissolved or liquidated without prior written consent by Beijing Spark Education, unless otherwise provided by PRC laws or regulations. Each exclusive purchase option agreement shall remain in effect until all the equity interests in Xingengyuan have been acquired by Beijing Spark Education or its designee.

Exclusive Business Cooperation Agreement

Beijing Spark Education and Xingengyuan entered into an exclusive business cooperation agreement on January 3, 2017.

Pursuant to the exclusive business cooperation agreement, Beijing Spark Education has the exclusive right to provide or designate any third-party to provide, among other things, management

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

1. Principal activities and reorganization (Continued)

(c) VIE arrangements (Continued)

(i) Summary of the VIE contractual arrangements (Continued)

consultancy services, software licensing services, technological support and other services to Xingengyuan. In exchange, Xingengyuan pays monthly management fees and service fees to Beijing Spark Education at an amount determined by Beijing Spark Education and Xingengyuan based on certain factors as specified in the exclusive business cooperation agreement. Without the prior written consent of Beijing Spark Education, Xingengyuan cannot accept similar services provided by, or establish a similar cooperation relationship with, any third-party. Beijing Spark Education has the exclusive ownership of all intellectual property rights created as a result of the performance of this agreement unless otherwise provided by PRC laws or regulations, which remain effective whether or not the agreement is amended or terminated.

The exclusive business cooperation agreement was effective from January 3, 2017 and will continue to be effective unless it is terminated. Beijing Spark Education may terminate the agreement unilaterally if Xingengyuan materially breaches any provisions under the agreement, whereas under no circumstances can Xingengyuan terminate the agreement unless otherwise provided by PRC laws or regulations.

Equity Pledge Agreements

Each of the nominee shareholders entered into an equity pledge agreement with Beijing Spark Education and Xingengyuan. Under such equity pledge agreements, each of them pledged his respective equity interest in Xingengyuan to Beijing Spark Education to secure his and Xingengyuan’s obligations under the exclusive business cooperation agreement, exclusive purchase option agreement, spousal consent letter and power of attorney. Each of the nominee shareholders further agreed to not transfer or pledge his respective equity interest in Xingengyuan without the prior written consent of Beijing Spark Education. Each of the equity pledge agreements will remain binding until the respective pledger and Xingengyuan discharge all their obligations under the above-mentioned agreements.

Spousal Consent Letters

Pursuant to the spousal consent letters executed by the spouses of each of the nominee shareholders, the signing spouses unconditionally and irrevocably agreed that the equity interest in Xingengyuan held by and registered in the name of their spouses be disposed of in accordance with the equity pledge agreements, the exclusive purchase option agreements and the powers of attorney described above, and that their spouses may perform, amend or terminate such agreements without their additional consent.

(ii) Risks in relation to the VIE structure

The Company believes that the contractual arrangements with the VIE and VIE’s shareholders are in compliance with existing PRC laws and regulations and are legally enforceable. However, the contractual arrangements are subject to risks and uncertainties, including:

The VIE and VIE’s shareholders may have or develop interests that conflict with the Group’s interests, which may lead them to pursue opportunities in violation of the aforementioned contractual

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

1. Principal activities and reorganization (Continued)

(c) VIE arrangements (Continued)

(ii) Risks in relation to the VIE structure (Continued)

agreements. If the Company cannot resolve any conflicts of interest or disputes between the Group and the shareholders of the VIE, the Company would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

The VIE and VIE’s shareholders could fail to obtain the proper operating licenses or fail to comply with other regulatory requirements. As a result, the PRC government could impose fines, new requirements or other penalties on the VIE or the Group, mandate a change in ownership structure or operations for the VIE or the Group, restrict the VIE or the Group’s use of financing sources or otherwise restrict the VIE or the Group’s ability to conduct business.

The PRC government may declare the aforementioned contractual arrangements invalid. They may modify the relevant regulations, have a different interpretation of such regulations, or otherwise determine that the Group or the VIE have failed to comply with the legal obligations required to effectuate such contractual arrangements.

If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government may restrict or prohibit the Group’s business and operations in China.

The Group’s ability to conduct its business may be negatively affected if the PRC government were to carry out any of the aforementioned actions. As a result, the Company may not be able to consolidate the VIE and its subsidiaries in the unaudited interim condensed consolidated financial statements as the Company may lose the ability to exert effective control over the VIE and its shareholders, and the Company may lose the ability to receive economic benefits from the VIE.

The Group’s operations and businesses rely on the operations and businesses of its VIE and VIE subsidiaries, which hold certain recognized and unrecognized revenue-producing assets. The recognized revenue-producing assets include a domain name acquired, which is recognized as an intangible asset. Unrecognized revenue-producing assets held by the VIE and its subsidiaries include certain licenses for the provision of content over the Internet, patents, trademarks, copyrights and domain names. The VIE and its subsidiaries also have an assembled workforce, focused primarily on research and development, whose costs are expensed as incurred. The Group’s operations and businesses may be adversely impacted if the Group loses the ability to use assets held by its VIE and VIE subsidiaries.

In accordance with the VIE contractual agreements, the Company has the power to direct the activities of the VIE and can have assets transferred out of the VIE. Therefore, the Company considers that there are no assets in the VIE that can be used only to settle obligations of the VIE, except for the registered capital of the VIE amounting to approximately RMB8,309 and RMB 8,309 as of December 31, 2020 and March 31, 2021, respectively. As the VIE is incorporated as a limited liability company under the PRC Company Law, creditors do not have recourse to the general credit of the Company for the liabilities of the VIE. There is currently no contractual arrangement that would require

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

1. Principal activities and reorganization (Continued)

(c) VIE arrangements (Continued)

(ii) Risks in relation to the VIE structure (Continued)

the Company to provide additional financial support to the VIE. As the Group is conducting certain businesses in the PRC through the VIE, the Company may provide additional financial support on a discretionary basis in the future, which could expose the Company to further losses.

The following financial information of Xingengyuan, the Company’s VIE, and its subsidiaries after the elimination of inter-company transactions and balances as of December 31, 2020 and March 31, 2021 and for the three months ended March 31, 2020 and 2021 was included in the accompanying unaudited interim condensed consolidated financial statements:

	As of
	December 31, 2020	March 31, 2021
	RMB	RMB
Assets
Cash and cash equivalents	129,875	222,130
Inventories, net	10,202	13,712
Prepaid expenses and other current assets	88,378	90,527
Amounts due from inter-company entities*	667,152	765,692

Total current assets	895,607	1,092,061

Time deposits	50,000	70,000
Property and equipment, net	9,643	14,187
Operating lease right-of-use assets, net	37,083	35,566
Intangible assets, net	1,974	1,847
Other non-current assets	6,557	4,915

Total non-current assets	105,257	126,515

Total assets	1,000,864	1,218,576

Liabilities
Accounts payable	33,421	24,717
Deferred revenues	1,216,756	1,422,142
Operating lease liabilities due within one year	21,372	21,708
Accrued expenses and other current liabilities	180,602	176,577
Taxes payable	12,126	14,207
Amounts due to inter-company entities*	80,327	44,359

Total current liabilities	1,544,604	1,703,710

Operating lease liabilities	9,879	10,122

Total non-current liabilities	9,879	10,122

Total liabilities	1,554,483	1,713,832

*	All inter-company balances have been eliminated upon consolidation.

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

1. Principal activities and reorganization (Continued)

(c) VIE arrangements (Continued)

(ii) Risks in relation to the VIE structure (Continued)

	For the Three Months Ended March 31,
	2020	2021
	RMB	RMB
Net revenues*	149,644	485,923
Net Profit**	39,798	51,582

*

Net revenues of the VIE for the three months ended March 31, 2020 and 2021 include nil and RMB38,334 net revenues from inter-company entities, respectively, which have been eliminated upon consolidation.

**

Net profit of the VIE for the three months ended March 31, 2020 and 2021 include nil and RMB119,100 net loss resulted from transactions with inter-company entities, respectively, which have been eliminated upon consolidation.

	For the Three Months Ended March 31,
	2020	2021
	RMB	RMB
Net cash provided by operating activities	35,744	118,812
Net cash used in investing activities	(34,295)	(26,557)

Net increase in cash and cash equivalents	1,449	92,255

2. Summary of Significant Accounting Policies

(a) Basis of presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared on a going concern basis in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Certain information and note disclosures normally included in our annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments as necessary for the fair statement of the Group’s financial position, results of operations and cash flows as of March 31, 2021 and for the three months ended March 31, 2020 and 2021. The unaudited interim condensed consolidated balance sheet at December 31, 2020 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by U.S. GAAP. The unaudited interim condensed consolidated financial statements and related disclosures have been prepared with the presumption that users of the unaudited interim condensed consolidated financial statements have read or have access to the audited consolidated financial statements for the preceding fiscal years. Accordingly, these financial statements should be read in conjunction with the audited consolidated financial statements and related footnotes for the years ended December 31, 2019 and 2020. Results for the three months ended March 31, 2021 are not necessarily indicative of the results expected for the full fiscal year or for any future period.

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(b) Principles of consolidation

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of the board of directors, or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity’s economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

All inter-company balances and transactions within the Group have been eliminated upon consolidation.

(c) Use of estimates

The preparation of the Group’s unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the balance sheet date and reported revenues and expenses during the reported periods in the unaudited interim condensed consolidated financial statements and accompanying notes.

Significant accounting estimates include, but are not limited to, the standalone selling price for each distinct performance obligation, the fair value of promotion services received from parents, impairment of long-lived assets, the valuation allowance of deferred tax assets, determination of the fair value of ordinary shares and convertible redeemable preferred shares, as well as the valuation and recognition of share-based compensation expenses. Actual results could differ from those estimates and such differences may be material to the unaudited interim condensed consolidated financial statements.

(d) Functional currency and foreign currency translation

The Group uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company and its subsidiary incorporated in Hong Kong is United States dollars (“US$” or “USD”). The functional currency of the PRC entities in the Group is RMB.

In the unaudited interim condensed consolidated financial statements, the financial information of the Company has been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period. Translation adjustments are reported as foreign currency translation adjustments and are shown as a component of other comprehensive income in the unaudited interim condensed consolidated statements of operations and comprehensive loss.

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(d) Functional currency and foreign currency translation (Continued)

Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Net gains and losses resulting from foreign exchange transactions are included in others, net in the unaudited interim condensed consolidated statements of operations and comprehensive loss.

(e) Convenience translation

Translations of balances in the unaudited interim condensed consolidated balance sheets, unaudited interim condensed consolidated statements of operations and comprehensive loss and unaudited interim condensed consolidated statements of cash flows from RMB into USD as of and for the three months ended March 31, 2021 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.5518 representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 31, 2021. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into USD at that rate on March 31, 2021, or at any other rate.

(f) Expected credit losses

The Group’s other receivables classified as prepaid expenses and other current assets and other non-current assets are within the scope of ASC Topic 326. The Group has identified the relevant risk characteristics of its other receivables which include aging, size, nature of the receivables, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the historical credit loss experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. Additionally, external data and macroeconomic factors are also considered.

No significant allowance was made for other receivables for the three months ended March 31, 2020 and 2021.

(g) Leases

The Group accounts for leases in accordance with ASC 842, Leases (“ASC 842”), which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. The Group adopted ASC 842 on January 1, 2019, along with all subsequent ASU clarifications and improvements that are applicable to the Group, to each lease that existed in the periods presented in the financial statements, using the modified retrospective transition method and used the commencement date of the leases as the date of initial application. Consequently, financial information and the disclosures required under ASC 842 are provided for dates and periods presented in the unaudited interim condensed consolidated financial statements. The Company elected not to apply the recognition requirements of ASC 842 for short-term leases. The Company also elected not to separate non-lease components from lease components, therefore, it will account for a lease component and the non-lease components as a single lease component when there is only one vendor in the lease contract.

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(g) Leases (Continued)

The Group recognized lease liabilities at the present value of the future lease payments at the lease commencement date. Right-of-use assets are recognized as the amount of lease prepayments and the lease liabilities, adjusted for lease incentives received. Because most of the Group’s leases do not provide an implicit rate of return, the Group uses the Group’s incremental borrowing rate based on the information available at adoption date or lease commencement date in determining the present value of lease payments.

The Group includes operating leases and finance leases related to substantially all the Group’s lease arrangements in the unaudited interim condensed consolidated balance sheets. Operating leases are primarily for offices and are included in operating lease right-of-use assets, net, operating lease liabilities due within one year and operating lease liabilities. Finance lease are primarily for computers and are included in property and equipment, net, finance lease liabilities due within one year and finance lease liabilities. For operating leases, the lease cost is recognized on a straight-line basis over the lease term. For finance cost, the lease cost is recognized as depreciation and interest; depreciation on a straight-line basis over the lease term and interest using the effective interest method.

(h) Revenue recognition

The Group adopted ASC 606 “Revenue from Contracts with Customers” for all periods presented. According to ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to the Group’s customers, for an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services.

The Group mainly provides online education services in two formats: online small-class courses and AI-enhanced courses to students.

Revenue Disaggregation

The following table presents the Group’s net revenues disaggregated by revenue sources:

	For the Three Months Ended March 31,
	2020	2021
	RMB	RMB
Online small-class courses	146,086	418,634
AI-enhanced courses and others	3,558	35,027

Total net revenues	149,644	453,661

Course materials

The Group provides students with course materials, i.e. physical learning kits for both online small-class courses and AI-enhanced courses. These learning kits are delivered to students prior to the start of online small-class courses or before the first session is unlocked and are used during the courses to

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(h) Revenue recognition (Continued)

enhance the learning experience. The learning kits are not considered a distinct performance obligation as students cannot benefit from the learning kits on their own. Instead, the costs of learning kits are considered a cost to fulfil the online small-class courses services and AI-enhanced courses, and therefore are capitalized and recognized as an asset in prepaid expenses and other current assets, and amortized in a pattern consistent with the pattern of the transfer of the online small-class courses services and AI-enhanced courses services.

The balance and movement of the Group’s contract fulfilment costs for the periods presented are as follows:

	As of January 1, 2020	Addition	Amortization	As of March 31, 2020
Deferred cost for learning kits	6,877	18,344	(10,738)	14,483

	As of January 1, 2021	Addition	Amortization	As of March 31, 2021
Deferred cost for learning kits	19,545	27,011	(17,409)	29,147

Promotion incentives

In order to encourage parents to promote the Group’s course packages, customers can also earn free course units or Spark Coins by sharing posters that recommend the Group’s online courses on certain social media platforms (the “promotion program”) and can earn free online small-class course units by successfully referring new customers for online small-class courses (the “referral program”). A substantial majority of the Spark Coins are redeemed for online small-class course units provided by the Group. The Group determined that the exchange of Spark Coins/free online small-class course units in return for the customers posting on certain social media platforms and new customer referrals is a nonmonetary exchange of the Group’s services for a distinct and substantive promotion service from the customers. Accordingly, the Group recognizes sales and marketing expenses and deferred revenues upon the sharing of the posters or successful referrals. Revenues are recognized using the same pattern as stated in the online small-class courses section.

Revenue from such exchange is measured based on the value of the promotion service provided by the customers. The Group considered the amount that the customer could have redeemed the Spark Coins they received as part of the exchange for cash vouchers to be the most appropriate value of the promotion service from the customer. This effective cash-out value is similar to the cash amount that the Group is willing to pay for the promotion service. The Group also made reference to other similar promotion services where applicable. Where free online small-class course units were provided for referrals then they were valued on the same basis as if the equivalent number of Spark Coins needed for one online small-class course unit had been rewarded instead.

The values attributed to promotion services received from parents in exchange for Spark Coins and online small-class course units are RMB38,074 and RMB34,143 for the three months ended March 31, 2020 and 2021, respectively, which are recorded as sales and marketing expenses. The Group recorded the same amounts as additions to deferred revenues in the same period. The Group recognized revenue of RMB11,446 and RMB18,149 as a result of the nonmonetary transaction described above for the three months ended March 31, 2020 and 2021 respectively.

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(h) Revenue recognition (Continued)

Contract liability

Contract liability is related to the payments received by the Group in advance from customers representing the Group’s obligations to transfer goods or services to customers. Contract prices are generally collected in advance and recorded as deferred revenues. For online small-class courses and AI-enhanced courses, the Group offers customers a full and unconditional refund within the first three course sessions and first eight course sessions, respectively. After the expiration of such full refund period, customers can still receive a pro-rata unconditional refund for the sessions that have not been used. The contract liability does not include any amount that may be refunded in the future if a customer withdraws from any remaining undelivered lessons. Refund liability is estimated based on historical refund data and the length of the remaining period for which customers are eligible for a refund for each contract still unfulfilled at the end of each reporting period. Given the Group provides customers with the option to redeem Spark Coins for cash vouchers to be used on third-party e-commerce platforms, of which the Group is not the principal, contract liability does not include amounts that may be used to redeem the cash vouchers on the third-party e-commerce platforms in the future. Cash voucher liability is estimated based on the historical redemption ratio.

The following table provides information about the Group’s contract liabilities arising from contracts with customers. The increase in contract liabilities primarily resulted from the Group’s organic business growth.

	As of
	December 31, 2020	March 31, 2021
	RMB	RMB
Contract liability	1,112,091	1,304,180
Future output VAT associated with contract liability	66,726	78,251
Refund liability	35,530	39,484
Cash voucher liability	2,409	1,227

Deferred revenues	1,216,756	1,423,142

The additions to the contract liability balance were primarily due to cash and noncash consideration received in advance of delivering performance obligations, while the reductions to the contract liability balance were primarily due to the recognition of revenues upon fulfillment of performance obligations.

RMB118,758 of revenue recognized for the three months ended March 31, 2020 was included in the contract liability balance as of January 1, 2020. RMB393,294 of revenue recognized for three months ended March 31, 2021 was included in the contract liability balance as of January 1, 2021. No revenue was recognized for the three months ended March 31, 2020 and 2021 from performance obligations satisfied (or partially satisfied) in previous periods.

As of December 31, 2020 and March 31, 2021, the aggregate amount of the transaction price allocated to unsatisfied performance obligations is RMB1,112,091 and RMB1,304,180. The Group expects to recognize substantially all this balance as revenue over the next 12 months, and the remainder thereafter.

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(i) Employee social security and welfare benefits

Full-time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and the VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. Employee social security and welfare benefits included as expenses in the unaudited interim condensed consolidated statements of operations and comprehensive loss amounted to RMB68,982 and RMB107,017 for the three months ended March 31, 2020 and 2021, respectively. The total balances of employee welfare benefits, including the accruals for estimated underpaid amounts, were approximately RMB192,761 and RMB242,814 as of December 31, 2020 and March 31, 2021 respectively.

(j) Segment reporting

Operating segments are defined as components of an enterprise engaging in businesses activities for which separate financial information is available that is regularly evaluated by the Group’s chief operating decision maker in deciding how to allocate resources and assess performance. The Group’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews unaudited interim condensed consolidated results including revenue, gross profit and operating profit at the unaudited interim condensed consolidated level only. The Group does not distinguish between markets for the purpose of making decisions about resources allocation and performance assessment. Hence, the Group has only one operating segment. The Group operates business mainly on the internet, so it also has overseas customers. For the three months ended March 31, 2020 and 2021, total net revenues generated from China were RMB149,339 and RMB434,720, and total net revenues generated from overseas were RMB305 and RMB18,941, respectively.

(k) Government subsidy

As part of the Chinese government’s effort to ease the burden of businesses affected by the coronavirus (COVID-19), the Ministry of Human Resources and Social Security, the Ministry of Finance and the State Taxation Administration temporarily reduced and exempted employer obligations for social security contributions from February 2020. The impact of the coronavirus policies on welfare expenses were RMB6,267 for the three months ended March 31, 2020, reducing the welfare expenses in the cost of revenues, sales and marketing expenses, research and development expenses and general and administrative expenses. This measure was ceased by the Chinese government as of December 31, 2020.

In addition, the Ministry of Finance and the State Taxation Administration jointly announced on February 6, 2020 that paying output value-added tax (“VAT”) related to specific consumer services could be waived, effective from January 2020. Companies with eligible revenues can voluntarily elect to take advantage of this policy, which is valid until March 31, 2021. In connection with this election, the allowable offset of input VAT is suspended, reducing the benefit to the Group to the net amount that it would ordinarily remit to the authorities. The favorable impact of this relief policy was RMB6,871 and

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies (Continued)

(k) Government subsidy (Continued)

nil, for the three months ended March 31, 2020 and 2021, respectively. And it has been recognized as a government subsidy in other income in the unaudited interim condensed consolidated statements of operations and comprehensive loss.

On September 30, 2019, Ministry of Finance and the State Taxation Administration announced that from October 1, 2019 to December 31, 2021, a taxpayer engaging in the provision of consumer services is allowed to credit the amount of input VAT deductible in the current period plus 15% thereof against the amount of taxes payable. The impact of the policy of additional value-added tax credit for the income generated by consumer services provided by enterprises was RMB283 and RMB11,490 for the three months ended March 31, 2020 and 2021 respectively. And it has been recognized as a government subsidy in other income in the unaudited interim condensed consolidated statements of operations and comprehensive loss.

3. Concentration and Risks

(a) Credit and concentration risk

Financial instruments that potentially expose the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, short-term investments and time deposits. As of December 31, 2020 and March 31, 2021, substantially all the Group’s cash and cash equivalents, short-term investments and time deposits were held in major financial institutions located in Mainland China and Hong Kong, which management considered to be of high credit quality.

(b) Major customers and suppliers

There were no customers whose revenues individually represented greater than 10% of the net revenues of the Group for the three months ended March 31, 2020 and 2021.

Also, there were no suppliers that individually represented greater than 10% of the cost of revenues of the Group for the three months ended March 31, 2020 and 2021.

(c) Concentration of foreign currency risks

For the three months ended March 31, 2020 and 2021, most of the Group’s revenues were received in RMB. As of December 31, 2020 and March 31, 2021, the Group’s cash and cash equivalents, short-term investments and time deposits balances denominated in RMB were RMB566,359 and RMB526,444 respectively, accounting for 27% and 17% of the Group’s total cash and cash equivalents, short-term investments, and time deposits balances. The majority of cash and cash equivalents, short-term investments, and time deposits balances as of December 31, 2020 and March 31, 2021 were denominated in USD, since this was the currency of the consideration received from financing activities.

RMB is not freely convertible into foreign currencies. The value of the RMB is affected by changes in central government policies and international economic and political developments. In PRC, certain

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

3. Concentration and Risks (Continued)

(c) Concentration of foreign currency risks (Continued)

foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by companies in China must be processed through the PBOC or other PRC foreign exchange regulatory bodies and requires certain supporting documentation in order to affect the remittance.

4. Prepaid Expenses and Other Current Assets

	As of
	December 31, 2020	March 31, 2021
	RMB	RMB
Receivables from third-party payment platforms	29,883	11,037
Prepayments for value-added tax	25,916	20,808
Prepayments for promotion fees	21,938	24,655
Deferred cost of learning kits	19,545	29,147
Deposits	4,622	5,964
Tuition fees receivable from cooperative agencies	3,193	5,904
Others	10,894	15,572

Total	115,991	113,087

5. Property and Equipment, Net

	As of
	December 31, 2020	March 31, 2021
	RMB	RMB
Leasehold improvements	101,946	122,615
Finance leased computers	38,168	37,246
Servers, office and other equipment	6,457	15,329

Total	146,571	175,190
Less: accumulated depreciation	(64,615)	(79,833)

Net book value	81,956	95,357

Depreciation expenses recognized for the three months ended March 31, 2020 and 2021 were RMB 12,310 and RMB 15,148, respectively.

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

6. Taxes Payable

The following is a summary of taxes payable as of December 31, 2020 and March 31, 2021:

	As of
	December 31, 2020	March 31, 2021
	RMB	RMB
Withholding individual income taxes for employees	27,257	35,421
VAT payable	5,055	—
Others	724	88

Total	33,036	35,509

7. Accrued Expenses and Other Current Liabilities

	As of
	December 31, 2020	March 31, 2021
	RMB	RMB
Salary, welfare and service fees payable	353,465	369,370
Accrued marketing expenses	75,169	107,911
Accrued professional fees	6,158	5,602
Accrued administrative expenses	9,648	11,514
Others	8,372	12,747

Total	452,812	507,144

8. Convertible Redeemable Preferred Shares

The following table summarizes the issuances of convertible redeemable preferred shares up to March 31, 2021:

Series	Issuance Date	Shares Issued	Issue Price per Share		Aggregated Issuance Price
A	January 3, 2017	22,973,381	US$	0.30	US$	7,000
B	May 10, 2018	30,994,766	US$	0.34	US$	10,450
B+	June 13, 2018	33,367,574	US$	0.45	US$	15,000
C	November 12, 2018	29,167,458	US$	1.03	US$	30,000
D	July 30, 2019	45,613,502	US$	1.66	US$	75,915
D+	April 14, 2020	8,411,895	US$	2.38	US$	20,000
E-1	July 21, 2020	43,868,754	US$	2.92	US$	128,000
E-2	September 22, 2020	30,845,218	US$	2.92	US$	90,000
E-3	January 20, 2021	38,716,682	US$	3.88	US$	150,049
E-3	February 9, 2021	2,567,667	US$	3.88	US$	9,951

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

8. Convertible Redeemable Preferred Shares (Continued)

The key terms of the preferred shares are as follows:

Conversion Rights

Preferred shares of the Company are convertible to Class A ordinary shares at any time at the option of the holders, and would automatically be converted into Class A ordinary Shares: 1) upon a qualified IPO (“QIPO”); or 2) upon the written consent of the holders of a majority of the outstanding preferred shares of each class with respect to conversion of each class.

The initial conversion ratio of preferred shares to ordinary shares shall be 1:1, and shall be subject to adjustment and readjustment from time to time for share splits and combinations, ordinary share (on an as converted basis) dividends and distributions, reorganizations, mergers, consolidations, reclassifications, exchanges, substitutions, and dilutive issuance.

Redemption Rights

The Company shall redeem, at the option of any holder of outstanding preferred shares, all or any part of the outstanding preferred shares held by the requesting holder, upon the following redemption events: (i) the Company’s failure to complete a QIPO within five (5) years after the date of the Series E-1 preferred shares issuance closing , or (ii) any occurrence of a material breach or any material change of the relevant laws or the occurrence of any other factors, which has resulted or is likely to result in the Company’s inability to control and consolidate the financial statements of any of the PRC subsidiaries or VIE. Each preferred share shall be redeemable at the option of such preferred shareholder, out of funds legally available therefor by the Company.

The preferred shares’ redemption price shall be equal to the respective preferred shares’ issue price compounded with an interest rate of 6% per annum, plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for any share splits, share dividends, share combinations, recapitalizations or the like.

Upon redemption, Series E-3 shall rank senior to Series E-2 and Series E-1 Preferred Shares, Series E-2 and Series E-1 Preferred Shares shall rank senior to Series D+ Preferred Shares, Series D+ Preferred Shares shall rank senior to Series D Preferred Shares, Series D Preferred Shares shall rank senior to Series C Preferred Shares, Series C Preferred Shares shall rank senior to Series B+ Preferred Shares, Series B+ Preferred Shares shall rank senior to Series B Preferred Shares, Series B Preferred Shares shall rank senior to Series A Preferred Shares.

Insufficient funds for redemption

If the Company’s assets or funds which are legally available on the date that any redemption payment is due are insufficient to pay in full all redemption payments, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption amounts due on such date on the preferred shares in proportion to the full amounts to which the holders to which such amounts due would otherwise be respectively entitled, and the Company shall execute and deliver to each holder a promissory note for the full amount of the redemption payment due but not paid to such holder.

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

8. Convertible Redeemable Preferred Shares (Continued)

Liquidation preference

Upon any deemed liquidation event, including as defined below, prior to and in preference to any distribution of any of the assets of the Company to the ordinary shareholders, the preferred shareholders shall be entitled to receive:

•

an amount equal to 100% of the relevant applicable original preferred share issue price (as adjusted), plus all dividends accrued but unpaid with respect thereto each series of preferred shares then held by such holder; and

•

if the assets of the Company available for distribution to shareholders shall be insufficient to pay the preferred shareholders, the preferred shareholders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

A ‘Deemed Liquidation Event’ shall be deemed to be any change of control event such as a liquidation, dissolution or winding up, merger and acquisition, reorganization of the Company, a sale, transfer, lease or other disposition of all or substantially all of the assets of any entities in the Group, or the exclusive, irrevocable licensing of all or substantially all of intellectual property of any entities in the Group to a third party.

Terms regarding the liquidation preference were modified during the issuance of Series E-1 preferred shares, whereby the calculation of the liquidation payment was changed from 120% of the original issuance price to 100%. All other liquidation preference terms remained unchanged.

Dividend Rights

Shareholders of the preferred shares shall be entitled to receive, on an annual basis, preferential, non-cumulative dividends or distributions at the rate equal to six percent (6%) of the adjusted original preferred share issue price, payable in cash when and as such cash becomes legally available therefore; provided that such dividends or distributions shall be payable only when, as, and if declared by the Company’s Board of Directors.

After receiving the dividends pursuant to the above, the holders of the preferred shares shall also be entitled to participate pro rata in any dividends or distributions set out or paid in any fiscal year to the holders of ordinary shares on an as-converted basis.

Voting Rights

All holders of preferred shares shall be entitled to such number of votes as equals the whole number of ordinary shares into which such holder’s collective preferred shares are then held, on an as-if converted basis.

Ordinary shares were divided into Class A and Class B ordinary shares concurrently with the issuance of Series E-1 preferred shares. Holders of Class A and Class B ordinary shares shall have 1 vote and 8 votes, respectively, for each share they held. All preferred shares are convertible into Class A ordinary shares.

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

8. Convertible Redeemable Preferred Shares (Continued)

Warrant

Together with the Series E-3 preferred shares issuance on January 20, 2021, a warrant was issued pursuant to the Series E-3 Share Subscription Agreement and entered into by the Company and one of Series E-3 investors (the “Warrant Holder”). The Warrant Holder is entitled to purchase from the Company 2,567,667 Series E-3 shares of the Company with a par value of US$0.0001 per share for an exercise price of US$3.8756, equal to issuance price of Series E-3 preferred shares to other investors. This warrant was exercisable at the option of the Warrant Holder in whole (but not in part) within 30 business days since the issuance date of Series E-3 preferred shares. Upon the date that this warrant is duly exercised, the Warrant Holder shall adopt the Shareholders’ Agreement with the same force and effect in the capacity as a “Series E-3 Investor”. The warrant was exercised on February 9, 2021.

The warrant was determined to be a freestanding liability instrument and was recorded at fair value upon initial recognition. The Company determined the fair value of the warrant based on an option pricing model. Considering that the warrant was at the money, where the exercise price equals to the issuance price of Series E-3 preferred shares, the term of the warrant was relatively short, the fair value of the warrant at the issuance date was immaterial. And since the warrant was exercised within 30 days of the issuance date, subsequent changes in the warrant’s fair value until its exercise is immaterial.

(1) Accounting for preferred shares

The Company has classified the preferred shares in the mezzanine equity of the unaudited condensed consolidated balance sheets because they were redeemable at the holders’ option upon the occurrence of Deemed Liquidation Events and certain events outside the Company’s control. The issuance of the preferred shares is recognized at the respective issue price at the date of issuance, net of issuance costs.

When assessing the accounting for the embedded features, including the conversion features, redemption features and liquidation features of preferred shares, the Company first determined the host contract of the preferred shares is more akin to debt-like, given the preferred shareholders have potential creditors’ rights in the event that there are insufficient funds available upon redemption, along with other debt-like features including the redemption rights.

The equity-like conversion feature is considered not clearly and closely related to the debt host, but the conversion feature also does not meet the definition of a derivative instrument, since the contractual terms do not permit net settlement of the conversion features. Therefore, the conversion feature is not bifurcated and accounted for separately. For the redemption feature, as it would not result in any substantial premium or discount, nor would it accelerate the repayment of the contractual principal amount, it is assessed to be clearly and closely related to the debt host, and therefore shall not be bifurcated and accounted for separately. The liquidation preference, on the other hand, may result in a substantial premium and could accelerate the repayment of the principal upon occurrence of contingent redemption events. Hence, the liquidation preference is considered not clearly and closely related to the debt host and should be bifurcated and accounted for separately. The Company assessed the fair value of the derivative liability arising from the liquidation preference and concluded that the fair value of the bifurcated liquidation feature was insignificant initially and as of December 31, 2020 and March 31, 2021.

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

8. Convertible Redeemable Preferred Shares (Continued)

(1) Accounting for preferred shares (Continued)

The Company also determined that the conversion prices were higher than the estimated fair values of the ordinary shares on the issuance dates of each series of preferred shares and as such that there was no beneficial conversion feature embedded in the issuance of the preferred shares.

The Company recognized accretion to the respective redemption value of the preferred shares over the period starting from issuance date to the fifth (5th) anniversary of Series E-1 preferred shares issuance date, which is July 21, 2025, using the effective interest method. The accretions are recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit. The Company recognized accretion of the preferred shares amounted to RMB15,858 and RMB51,929 for the three months ended March 31, 2020 and 2021, respectively.

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

8. Convertible Redeemable Preferred Shares (Continued)

(1) Accounting for preferred shares (Continued)

The Company’s preferred shares activities for the three months ended March 31, 2020 and 2021 are summarized as below:

	Series A		Series B		Series B+		Series C		Series D		Series D+		Series E-1		Series E-2		Series E-3		Total
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
		RMB		RMB		RMB		RMB		RMB		RMB		RMB		RMB		RMB		RMB
Balance as of January 1, 2020	22,973,381	56,599	30,994,766	73,969	33,367,574	109,028	29,167,458	217,243	45,613,502	535,182	—	—	—	—	—	—	—	—	162,116,681	992,021
Accretion of preferred share redemption value	—	877	—	1,229	—	1,735	—	3,553	—	8,464	—	—	—	—	—	—	—	—	—	15,858

Balance as of March 31, 2020	22,973,381	57,476	30,994,766	75,198	33,367,574	110,763	29,167,458	220,796	45,613,502	543,646	—	—	—	—	—	—	—	—	162,116,681	1,007,879

Balance as of January 1, 2021	22,973,381	60,057	30,162,301	76,662	33,367,574	115,799	29,167,458	231,108	45,613,502	568,208	8,411,895	144,717	43,868,754	904,495	30,845,218	621,268	—	—	244,410,083	2,722,314
Issuance of Series E-3 Preferred Shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	41,284,349	1,026,503	41,284,349	1,026,503
Accretion of preferred share redemption value	—	865	—	1,168	—	1,692	—	3,479	—	8,273	—	2,100	—	13,271	—	8,897	—	12,184	—	51,929

Balance as of March 31, 2021	22,973,381	60,922	30,162,301	77,830	33,367,574	117,491	29,167,458	234,587	45,613,502	576,481	8,411,895	146,817	43,868,754	917,766	30,845,218	630,165	41,284,349	1,038,687	285,694,432	3,800,746

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

9. Share-based Compensation

Share-based compensation expenses recognized during the three months presented are as follows:

	For the Three Months Ended March 31,
	2020	2021
	RMB	RMB
Share-based compensation expenses
Related to Incentive Compensation Plan	3,363	14,066
Related to Founders’ Restricted shares	5,742	5,393

Total	9,105	19,459

Table below shows the summary of share-based compensation expenses:

	For the Three Months Ended March 31,
	2020	2021
	RMB	RMB
Cost of revenues	267	819
Sales and marketing expenses	380	1,632
Research and development expenses	1,769	5,164
General and administrative expenses	6,689	11,844

Total	9,105	19,459

(a) Incentive Compensation Plan

2019 Incentive Compensation Plan

On November 14, 2019, the Group adopted the 2019 Incentive Compensation Plan (the “2019 Plan”), whereby the maximum aggregate number of ordinary shares that may be issued under the 2019 Plan is 29,183,325 Shares, 3,693,409 of which were issued to and held by one of the Founders, and 25,489,916 of which have been reserved for issuance in the future.

In September 2020, the 3,693,409 ordinary shares held by one of the Founders were surrendered to the Company and removed from the number of shares reserved for issuance under the 2019 Plan. Concurrently, the Company increased the number of the ordinary shares reserved from 25,489,916 to 32,861,206 with a new reservation of 7,371,290 ordinary shares for issuance under the 2019 Plan.

In March 2021, the Company increased the number of Class A Ordinary Shares reserved for future issuance under the 2019 Plan to 43,198,157 shares and to 48,557,859 shares upon the completion of a Qualified IPO prior to December 31, 2022.

Any stock option granted under the 2019 Plan shall be subject to a four-year vesting schedule pursuant to which twenty-five percent of such option shall vest on the one year anniversary of the vesting commencement date, with the remaining seventy-five percent to vest in equal semi-annually installments over the next three years.

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

9. Share-based Compensation (Continued)

(a) Incentive Compensation Plan (Continued)

The following table presents a summary of the Company’s options activities for the three months ended March 31, 2020 and 2021:

	Number of options	Weighted average exercise price per share	Weighted average remaining contractual life	Weighted Average Fair value		Aggregate Intrinsic Value
		US$	Years	US$	RMB	US$	RMB
Outstanding as of January 1, 2020	21,278,723	0.0730	18.19	0.2709	1.8996	16,794	117,773
Granted	2,646,378	0.4147		0.9152	6.4262
Exercised	—	—		—	—
Forfeited	(152,500)	0.3115		0.3671	2.5776

Outstanding as of March 31, 2020	23,772,601	0.1095	18.19	0.3420	2.4013	24,769	173,918

Outstanding as of January 1, 2021	34,397,472	0.1435	18.19	0.9249	6.0508	80,106	524,069
Granted	1,493,500	0.5890		3.4473	22.4390
Exercised	—	—		—	—
Forfeited	(188,917)	0.7929		0.8551	5.5660

Outstanding as of March 31, 2021	35,702,055	0.1587	18.03	1.0308	6.7096	139,471	907,840

Vested and exercisable as of March 31, 2020	9,808,316	0.0256	16.10	0.0956	0.6713	11,042	77,533
Vested and exercisable as of March 31, 2021	15,183,221	0.0618	15.84	0.2272	1.4787	60,784	395,653

The Group recognizes share-based compensation expenses in its unaudited interim condensed consolidated statements of operations and comprehensive loss based on awards ultimately expected to vest after considering actual forfeitures.

As of March 31, 2021, total unrecognized compensation expenses of the Group’s employees related to unvested awards were RMB201,124 and are expected to be recognized through the remaining vesting period of each grant. As of March 31, 2021, the weighted average remaining vesting period was 2.98 years.

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

9. Share-based Compensation (Continued)

(b) Founders’ Restricted Shares

As of March 31, 2021, total unrecognized compensation expenses of the Restricted shares to Founders, were RMB30,625 and are expected to be recognized through the remaining vesting period of each grant. As of March 31, 2021, the remaining vesting period was 1.25 years.

10. Net Loss per Share

Basic and diluted net loss per share have been calculated in accordance with ASC 260- “Earnings Per Share” for the three months ended March 31, 2020 and 2021:

	For the Three Months Ended March 31,
	2020	2021
	RMB	RMB
Numerator:
Net loss	(209,243)	(373,709)
Accretion of convertible redeemable preferred shares to redemption value	(15,858)	(51,929)

Net loss attributable to ordinary shareholders of the Company	(225,101)	(425,638)

Denominator:
Weighted average number of ordinary shares outstanding, basic	24,475,239	37,153,734
Weighted average number of ordinary shares outstanding, diluted	24,475,239	37,153,734
Net loss per share, basic	(9.20)	(11.46)
Net loss per share, diluted	(9.20)	(11.46)

Basic and diluted net loss per share are computed using the weighted average number of ordinary shares outstanding during the period, including 2,834,956 and 5,267,400 weighted average vested options with little consideration of exercise price for the three months ended March 31, 2020 and 2021.

For the three months ended March 31, 2020 and 2021, the Company had potential ordinary shares, including preferred shares, share options granted and restricted shares. The following ordinary share equivalents were excluded from the computation of diluted net loss per ordinary share for the periods presented because including them would have had an anti-dilutive effect:

	For the Three Months Ended March 31,
	2020	2021
Preferred shares—weighted average	162,116,681	276,303,915
Share options—weighted average	15,726,752	25,088,956
Restricted shares—weighted average	31,705,770	24,938,928

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

11. Financial Instruments

Recurring

The following table sets forth the financial instruments measured or disclosed at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2020 and March 31, 2021:

	Fair Value Measurements
	Total	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31, 2020
Short-term investments	32,637	—	32,637	—

Total	32,637	—	32,637	—

	Fair Value Measurements
	Total	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of March 31, 2021
Short-term investments	348,279	—	348,279	—

Total	348,279	—	348,279	—

Non-Recurring

As of December 31, 2020 and March 31, 2021, the Group had no financial assets or financial liabilities that were measured at fair value on a non-recurring basis.

Assets and liabilities not measured at fair value but fair value disclosure is required

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, time deposits, other receivables, accounts payable, deferred revenues, accrued expenses and other current liabilities, finance lease liabilities of which the carrying values approximate their fair value.

12. Leases

Operating Leases

Leases are classified as operating leases or finance leases in accordance with ASC842. The Group has operating leases for office space and finance leases for office computers that the Group utilizes under lease arrangements. For operating leases with terms greater than 12 months, the Group records the related assets and lease liability at the present value of lease payments over the terms. Certain leases include rental escalation clauses, renewal options and/or termination options, which are factored into the Group’s determination of lease payments when appropriate.

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

12. Leases

Operating Leases (Continued)

The components of operating lease cost for the three months ended March 31, 2020 and 2021 were as follows:

	For the Three Months Ended March 31,
	2020	2021
	RMB	RMB
Operating lease cost	13,341	18,258
Lease cost for leases with terms less than one year	76	586

Total lease cost	13,417	18,844

Supplemental cash flow information related to operating leases was as follows:

	For the Three Months Ended March 31,
	2020	2021
	RMB	RMB
Cash paid for amounts included in the measurement of operating lease liabilities	10,070	13,913
Right-of-use assets obtained in exchange for operating lease liabilities	—	14,450

Maturities of operating lease liabilities are as follows:

As of March 31,
2021
RMB
The remainder of 2021	58,880
2022	35,393
2023	17,958
2024	1,047
2025 and thereafter	—

Total undiscounted lease payments	113,278
Less: imputed interest	6,355

Total lease liabilities	106,923

The following table provides a summary of the Group’s operating lease terms and discount rates:

	As of
	December 31, 2020	March 31, 2021
	RMB	RMB
Weighted average remaining lease term (years)	2.08	2.08
Weighted average discount rate (percentage)	4.75%	4.75%

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

12. Leases

Finance Leases

The components of finance lease cost for the three months ended March 31, 2020 and 2021 were as follows:

	For the Three Months Ended March 31,
	2020	2021
	RMB	RMB
Depreciation of property and equipment	4,229	4,855
Interest on the lease liabilities arising from finance leases	244	214

Total lease cost	4,473	5,069

Supplemental cash flow information related to finance leases was as follows:

	For the Three Months Ended March 31,
	2020	2021
	RMB	RMB
Repayments of the principal portion of the lease liabilities	4,157	5,033
Interest on the lease liabilities	244	214

Maturities of finance lease liabilities are as follows:

As of March 31,
2021
RMB
The remainder of 2021	11,132
2022	8,185
2023	583
2024	1
2025 and thereafter	—

Total undiscounted lease payments	19,901
Less: imputed interest	622

Total lease liabilities	19,279

The following table provides a summary of the Group’s finance lease terms and discount rates:

	As of
	December 31, 2020	March 31, 2021
	RMB	RMB
Weighted average remaining lease term(years)	1.33	1.40
Weighted average discount rate(percentage)	4.75%	4.75%

SPARK EDUCATION LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for share and per share data)

13. Commitments and Contingencies

(a) Commitments

Products and services purchase commitments

Purchase commitments mainly included minimum commitments for non-cancellable advertising service contracts and inventory purchase contracts. Purchase commitments as of March 31, 2021 were as follows:

	Total	Less than One Year	Over One Year
	RMB	RMB	RMB
Purchase commitments	51,247	51,247	—

Total	51,247	51,247	—

Operating lease commitments

As of March 31, 2021, there are no operating lease commitments contracted but not yet reflected in the unaudited interim condensed consolidated financial statements.

b) Litigation

From time to time, the Group is involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, management does not believe that the ultimate outcome of any unresolved matters, individually and in the aggregate, is reasonably possible to have a material adverse effect on the Group’s financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and the Group’s view of these matters may change in the future. The Group records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Group reviews the need for any such liability on a regular basis. The Group has not recorded any material liabilities in this regard as of March 31, 2021.

14. Subsequent Events

The Group has performed an evaluation of subsequent events through May 12, 2021, which is the date the interim condensed consolidated financial statements are available to be issued, no material events or transactions needing recognition or disclosure were found.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Under our post-offering memorandum and articles of association, which will become effective immediately prior to the completion of this offering, to the fullest extent permissible under Cayman Islands law our directors, officers and any trustee shall be indemnified against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to us may be lodged or deposited for safe custody or for any insufficiency of any security upon which any of our monies may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such director or officer or trustee.

Pursuant to the form of indemnification agreements to be filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

The Underwriting Agreement, the form of which to be filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities (including options to acquire our ordinary shares) without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering and/or Rule 701 of the Securities Act. None of the transactions involved an underwriter.

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration

Ordinary Shares

Hike Capital L.P.	July 30, 2019	1,020,861	US$1,274,271.78

GGV VII Investments, L.L.C.	July 30, 2019	2,861,189	US$3,571,428.57

GGV VII Plus Investments, L.L.C.	July 30, 2019	1,144,475	US$1,428,571.43

Kun Yu Holding Limited	March 5, 2020	2,147,036	US$2,680,000

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration

Class A Ordinary Shares

Venus Mission Limited	July 24, 2020	3,693,409	Reclassified from the same number of ordinary shares held by Venus Mission Limited

Lightspeed China Partners III, L.P.	July 24, 2020	935,610	Reclassified from the same number of ordinary shares held by Lightspeed China Partners III, L.P.

GSR Ventures VI (Singapore) PTE. LTD.	July 24, 2020	667,352	Reclassified from the same number of ordinary shares held by GSR Ventures VI (Singapore) PTE. LTD.

GGV VII Investments, L.L.C.	July 24, 2020	2,861,189	Reclassified from the same number of ordinary shares held by GGV VII Investments, L.L.C.

GGV VII Plus Investments, L.L.C.	July 24, 2020	1,144,475	Reclassified from the same number of ordinary shares held by GGV VII Plus Investments, L.L.C.

Kun Yu Holding Limited	July 24, 2020	2,147,036	Reclassified from the same number of ordinary shares held by Kun Yu Holding Limited

Class B Ordinary Shares

Venus Mission Limited	July 24, 2020	46,135,857	Reclassified from the same number of ordinary shares held by Venus Mission Limited

Fun Kingdom Limited	July 24, 2020	4,272,524	Reclassified from the same number of ordinary shares held by Fun Kingdom Limited

Series B Preferred Shares

Venus Mission Limited	May 10, 2018	652,521	US$220,000

Lightspeed China Partners III, L.P.	May 10, 2018	2,966,006	US$1,000,000

GSR Ventures VI (Singapore) PTE. LTD.	May 10, 2018	1,334,703	US$450,000

Hike Capital L.P.	May 10, 2018	9,342,920	US$3,150,000

IDG China Venture Capital Fund IV L.P.	May 10, 2018	7,888,094	US$2,659,500

IDG China IV Investors L.P.	May 10, 2018	1,009,925	US$340,500

ANG YUE GLOBAL LIMITED	May 10, 2018	5,932,013	US$2,000,000

Universe Sourcecode Technology Ltd.	May 10, 2018	533,881	US$180,000

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration

Series B+ Preferred Shares

Lightspeed China Partners III, L.P.	June 13, 2018	1,356,948	US$610,000.00

GSR Ventures VI (Singapore) PTE. LTD.	June 13, 2018	333,676	US$150,000.00

Hike Capital L.P.	June 13, 2018	756,332	US$340,000.00

IDG China Venture Capital Fund IV L.P.	June 13, 2018	1,774,821	US$797,850

IDG China IV Investors L.P.	June 13, 2018	227,233	US$102,150

SCC Venture VI Holdco, Ltd.	June 13, 2018	11,122,525	US$5,000,000.00

Sequoia Capital CV IV Holdco, Ltd.	June 13, 2018	11,122,524	US$5,000,000.00

Northern Light Venture Capital V, Ltd.	June 13, 2018	6,673,515	US$3,000,000.00

Series C Preferred Shares

Lightspeed China Partners III, L.P.	November 12, 2018	2,916,746	US$3,000,000.00

GSR Ventures VI (Singapore) PTE. LTD.	November 12, 2018	388,899	US$400,000.00

Hike Capital L.P.	November 12, 2018	1,555,598	US$1,600,000.00

IDG China Venture Capital Fund IV L.P.	November 12, 2018	2,714,980	US$2,792,475.00

IDG China IV Investors L.P.	November 12, 2018	347,603	US$357,525

SCC Venture VI Holdco, Ltd.	November 12, 2018	3,402,870	US$3,500,000.00

Sequoia Capital CV IV Holdco, Ltd.	November 12, 2018	3,402,870	US$3,500,000.00

Northern Light Venture Capital V, Ltd.	November 12, 2018	7,632,152	US$7,850,000.00

Everbay Investment Limited	November 12, 2018	6,805,740	US$7,000,000.00

Series D Preferred Shares

Lightspeed China Partners III, L.P.	July 30, 2019	1,405,988	US$2,340,000.50

Hike Capital L.P.	July 30, 2019	600,850	US$1,000,000.00

GGV VII Investments, L.L.C.	July 30, 2019	12,875,350	US$21,428,571.43

GGV VII Plus Investments	July 30, 2019	5,150,140	US$8,571,428.57

IDG China Venture Capital Fund IV L.P.	July 30, 2019	1,597,960	US$2,659,500.00

IDG China IV Investors L.P.	July 30, 2019	204,589	US$340,500.00

Northern Light Venture Capital V, Ltd.	July 30, 2019	1,802,549	US$3,000,000.00

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration

Everbay Investment Limited	July 30, 2019	1,502,124	US$2,500,000.00

SCC Venture VII Holdco, Ltd.	July 30, 2019	5,407,647	US$9,000,000.00

GSR 2017 Opportunities (Singapore) Pte. Ltd.	July 30, 2019	3,049,312	US$5,075,000.08

ZETA ASIA HOLDINGS PTE. LTD.	August 27, 2019	12,016,993	US$20,000,000.00

Series D+ Preferred Shares

COSMIC BLUE INVESTMENTS LIMITED	April 14, 2020	8,411,895	US$20,000,000.00

Series E Preferred Shares

GSR Ventures VI (Singapore) PTE. LTD.	July 24, 2020	5,140,870	US$15,000,000.00

GGV VII Investments, L.L.C.	July 24, 2020	1,713,623	US$4,999,999.44

GGV VII Plus Investments, L.L.C.	July 24, 2020	6,854,493	US$20,000,000.67

IDG China Venture Capital Fund IV L.P.	July 24, 2020	911,476	US$2,659,500.00

IDG China IV Investors L.P.	July 24, 2020	116,698	US$340,500.00

LFC Investment Hong Kong Limited	July 24, 2020	6,854,493	US$20,000,000.00

SCC Venture VII Holdco, Ltd.	July 24, 2020	1,713,623	US$5,000,000.00

GSR 2017 Opportunities (Singapore) Pte. Ltd.	July 24, 2020	3,427,246	US$10,000,000.00

ZETA ASIA HOLDINGS PTE. LTD.	July 24, 2020	17,136,232	US$50,000,000.00

Series E+ Preferred Shares

Tencent Mobility Limited	September 22, 2020	13,708,986	US$40,000,000.00

Yuan Inc	September 22, 2020	6,854,493	US$20,000,000.00

CGI VIII Investments	September 22, 2020	10,281,739	US$30,000,000.00

Series E-1 Preferred Shares

GSR Ventures VI (Singapore) PTE. LTD.	January 20, 2021	5,140,870	Reclassified from the same number of Series E Preferred Shares held by GSR Ventures VI (Singapore) PTE. LTD.

GGV VII Investments, L.L.C.	January 20, 2021	1,713,623	Reclassified from the same number of Series E Preferred Shares held by GGV VII Investments, L.L.C.

GGV VII Plus Investments, L.L.C.	January 20, 2021	6,854,493	Reclassified from the same number of Series E Preferred Shares held by GGV VII Plus Investments, L.L.C.

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration

IDG China Venture Capital Fund IV L.P.	January 20, 2021	911,476	Reclassified from the same number of Series E Preferred Shares held by IDG China Venture Capital Fund IV L.P.

IDG China IV Investors L.P.	January 20, 2021	116,698	Reclassified from the same number of Series E Preferred Shares held by IDG China IV Investors L.P.

LFC Investment Hong Kong Limited	January 20, 2021	6,854,493	Reclassified from the same number of Series E Preferred Shares held by LFC Investment Hong Kong Limited

SCC Venture VII Holdco, Ltd.	January 20, 2021	1,713,623	Reclassified from the same number of Series E Preferred Shares held by SCC Venture VII Holdco, Ltd.

GSR 2017 Opportunities (Singapore) Pte. Ltd.	January 20, 2021	3,427,246	Reclassified from the same number of Series E Preferred Shares held by GSR 2017 Opportunities (Singapore) Pte. Ltd.

ZETA ASIA HOLDINGS PTE. LTD.	January 20, 2021	17,136,232	Reclassified from the same number of Series E Preferred Shares held by ZETA ASIA HOLDINGS PTE. LTD.

Series E-2 Preferred Shares

Tencent Mobility Limited	January 20, 2021	13,708,986	Reclassified from the same number of Series E+ Preferred Shares held by Tencent Mobility Limited

Yuan Inc	January 20, 2021	6,854,493	Reclassified from the same number of Series E+ Preferred Shares held by Yuan Inc

CGI VIII Investments	January 20, 2021	10,281,739	Reclassified from the same number of Series E+ Preferred Shares held by CGI VIII Investments

Series E-3 Preferred Shares

Tencent Mobility Limited	January 20, 2021	1,687,260	US$6,539,079.00

TBP Sparkling Holdings Limited	January 20, 2021	25,802,718	US$100,000,000.00

Hike Capital II L.P.	January 20, 2021	5,173,148	US$20,048,850.00

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration

HIKE Hera L.P.	January 20, 2021	2,580,272	US$10,000,000.00

United Strength Delight Limited	January 20, 2021	2,580,272	US$10,000,000.00

Lighthousecap Fello L.P.	January 20, 2021	77,408	US$300,000.00

Lighthouse International Growth Fund L.P.	January 20, 2021	815,604	US$3,160,921.00

Eternal Starship Holdings Limited	February 9, 2021	2,567,667	US$9,951,150.00

Share-based Awards

Certain executive officers and employees	Between January 15, 2018 to March 31, 2021	Option to purchase 42,106,814 ordinary shares	Past and future services provided by these individuals to us

Item 8.	Exhibits and Financial Statement Schedules

(a) Exhibits:

See Exhibit Index beginning on page II-8 for a complete list of all exhibits filed as part of this registration, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements and the notes thereto.

Item 9.	Undertakings

The undersigned hereby undertakes:

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SPARK EDUCATION LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement

3.1†	Eleventh Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Form of Twelfth Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering

4.1*	Form of Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Ordinary Shares

4.3*	Form of Deposit Agreement between the Registrant, the depositary and holders of the American Depositary Shares

5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered

8.1	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Island tax matters (included in Exhibit 5.1)

8.2	Opinion of Tian Yuan Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)

8.3	Form of tax opinion of Davis Polk & Wardwell LLP regarding certain U.S. tax matters

10.1†	The Amended and Restated 2019 Incentive Compensation Plan

10.2†	Form of Indemnification Agreement with each of the Registrant’s directors and executive officers

10.3†	Form of Employment Agreement between the Registrant and an executive officer of the Registrant

10.4†(1)	Shareholders’ Agreement relating to Spark Education Limited by and among the Registrant and certain shareholders of the Registrant named therein amended and restated as of January 20, 2021

10.5†	Share Subscription Agreement concerning Ordinary Shares and Series D Shares in the Registrant, dated July 30, 2019

10.6†	Share Subscription Agreement concerning Series D Shares in the Registrant, dated August 15, 2019

10.7†	Share Subscription Agreement concerning Series E Shares in Spark Education Limited, dated July 21, 2020

10.8†	Exclusive Business Cooperation Agreement dated January 3, 2017 among Beijing Spark Education and Technology Co., Ltd. (formerly known as Wan Le Duo Network Technology (Beijing) Co., Ltd.) and Beijing Xingengyuan Technology Development Co., Ltd.

10.9†	Power of Attorney dated July 24, 2020 executed by Jian Luo

10.10†	Power of Attorney dated November 12, 2018 executed by Zebing Shan

10.11†	Exclusive Purchase Option Agreement dated July 24, 2020 among Jian Luo, Beijing Spark Education and Technology Co., Ltd. and Beijing Xingengyuan Technology Development Co., Ltd.

Exhibit Number	Description of Document

10.12†	Exclusive Purchase Option Agreement dated November 12, 2018 among Zebing Shan, Beijing Spark Education and Technology Co., Ltd. and Beijing Xingengyuan Technology Development Co., Ltd.

10.13†	Equity Pledge Agreement dated February 24, 2021 among Jian Luo, Beijing Spark Education and Technology Co., Ltd. and Beijing Xingengyuan Technology Development Co., Ltd.

10.14†	Equity Pledge Agreement dated November 12, 2018 among Zebing Shan, Beijing Spark Education and Technology Co., Ltd. and Beijing Xingengyuan Technology Development Co., Ltd.

10.15†	Spousal Consent dated July 24, 2020 executed by the spouse of Jian Luo

10.16†	Spousal Consent dated November 12, 2018 executed by the spouse of Zebing Shan

21.1†	Principal Subsidiaries and Variable Interest Entity of the Registrant

23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP, Independent Registered Public Accounting Firm

23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3	Consent of Tian Yuan Law Firm (included in Exhibit 99.2)

24.1†	Powers of Attorney (included on signature page)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2	Opinion of Tian Yuan Law Firm regarding certain PRC law matters

99.3†	Consent of CIC

99.4†	Consent of Hau Yan Hannah Lee

99.5†	Consent of Boyu Ning

*	To be filed by amendment.
†	Previously filed.
(1)

Portions of this exhibit have been omitted in reliance of the revised Item 601 of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted portions upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, the People’s Republic of China, on July 1, 2021.

Spark Education Limited

By:	/s/ Jian (Mark) Luo
Name: Jian (Mark) Luo
Title: Chairman of the Board, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jian (Mark) Luo and Wei (Wilson) Li and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on July 1, 2021 in the capacities indicated:

Signature	Title

/s/ Jian (Mark) Luo	Director (principal executive officer)
Jian (Mark) Luo

*	Director (principal financial officer and principal accounting officer)
Wei (Wilson) Li

*	Director
Zebing Shan

*	Director
Jia Zhai

*
Hong Wei Jenny Lee	Director

Signature	Title

*
Zheng Sun	Director

*
Weiqian Xun	Director

*By:	/s/ Jian (Mark) Luo
Name: Jian (Mark) Luo
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Spark Education Limited, has signed this registration statement or amendment thereto in New York on July 1, 2021.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President